As filed with the Securities and Exchange Commission on April 10, 2015

Registration No. 333-203167

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mitel Networks Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	3661	98-0621254
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

350 Legget Drive

Ottawa, Ontario

Canada K2K 2W7

(613) 592-2122

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Mitel (Delaware) Inc.

7500 W. Boston Street

Chandler, AZ

(480) 961-9000

Attention: Greg Hiscock, Esq.

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

Copies to:

Adam M. Givertz, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373- 3224	Alan Bickerstaff, Esq. Andrews Kurth LLP 111 Congress Avenue, Suite 1700 Austin, TX 78701 (512) 320-9200	William H. Aaronson, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction (or waiver when permissible) of the conditions to the Offer described hereunder.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS OFFER TO EXCHANGE IS NOT COMPLETE AND MAY BE CHANGED OR AMENDED. WE MAY NOT COMPLETE THIS OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS OFFER TO EXCHANGE IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Offer to Exchange

Each Outstanding Share of Common Stock

of

Mavenir Systems, Inc.

for

$11.08 in cash and 0.675 of a common share of Mitel Networks Corporation subject to the election and proration procedures described in this offer to exchange and the related letter of election and transmittal,

by

Roadster Subsidiary Corporation,

an Indirect, Wholly Owned Subsidiary of

MITEL NETWORKS CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 28, 2015 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON

APRIL 28, 2015), UNLESS THE OFFER IS EXTENDED.

Roadster Subsidiary Corporation, or “Purchaser,” an indirect, wholly owned subsidiary of Mitel Networks Corporation, or “Mitel,” “we,” “us” or “our,” hereby offers, upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of election and transmittal, to exchange for each issued and outstanding share of common stock of Mavenir Systems, Inc., or “Mavenir,” at the election of the holder, or the “Offer,” either:

•	an amount of cash, or the “Cash Consideration,” equal to (a) $11.08 plus (b) the value of 0.675 times the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer; or

•	a number of Mitel common shares, or the “Share Consideration,” equal in value to the Cash Consideration (based on the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer;

in each case, without interest and less any applicable withholding taxes and subject to the automatic adjustment and proration procedures. As a result of proration and because the value of both the Cash Consideration and the Share Consideration will fluctuate with the market price of Mitel common shares, Mavenir stockholders will not know the amount of cash or Mitel common shares they will receive in the Offer until after consummation of the Offer.

Mitel will announce the Cash Consideration and the Share Consideration by issuing a press release no later than 9:00 a.m., New York City time, on the trading day prior to the expiration date of the Offer. For example, Mitel will announce, by issuing a press release no later than 9:00 a.m., New York City time, on April 27, 2015, the Cash Consideration and the Share Consideration that will apply if the Offer expires at 12:00 midnight, New York City time, on April 28, 2015 (one minute after 11:59 p.m., New York City time, on April 28, 2015). If the Offer is extended, Mitel will recalculate this information based on the later expiration date of the Offer and announce the new amounts in a similar manner. If you have questions about the Offer or the Merger, please contact our information agent, Georgeson Inc., by calling (866) 628-6021 (toll-free).

Holders of Mavenir common stock who do not make a valid election will receive for each of their shares of Mavenir common stock, which we refer to as a “No Election Share,” cash, Mitel common shares or some combination of cash and Mitel common shares based on the amount of cash and Mitel common shares remaining after giving effect to all elections.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 28, 2015, and amended as of April 10, 2015, among Mitel, Purchaser and Mavenir, as it may be amended in accordance with its terms, or the “merger agreement.” Mavenir’s board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Mavenir’s stockholders, (2) adopted, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement and (3) resolved to recommend that Mavenir’s stockholders accept the

Offer and tender their shares to Purchaser pursuant to the Offer. The factors considered by Mavenir’s board of directors in making the determinations and the recommendation described above are set forth in Mavenir’s solicitation/recommendation statement on Schedule 14D-9, or the “Schedule 14D-9,” which has been filed with the Securities and Exchange Commission, or the “SEC,” and is being mailed to Mavenir stockholders together with this offer to exchange. Mavenir stockholders are encouraged to review carefully the Schedule 14D-9, together with this offer to exchange.

The Offer is conditioned on there being validly tendered and not validly withdrawn prior to the expiration of the Offer a number of shares of Mavenir common stock that equals at least a majority of fully-diluted shares of Mavenir common stock then outstanding, calculated as described in this offer to exchange, and satisfaction of the other conditions described in the section entitled “The Offer—Conditions to the Offer,” beginning on page 68 of this offer to exchange.

Mitel common shares are traded on the NASDAQ Global Market under the symbol “MITL” and the Toronto Stock Exchange under the symbol “MNW.” Mavenir common stock is traded on the New York Stock Exchange under the symbol “MVNR.” You are encouraged to obtain current market quotations for Mitel common shares and Mavenir common stock in connection with your decision whether to tender your shares of Mavenir common stock. Please carefully review the entire offer to exchange, including the merger agreement attached as Annex A to this offer to exchange.

Following consummation of the Offer, on the terms and subject to the conditions set forth in the merger agreement, Purchaser will merge with and into Mavenir with Mavenir surviving as an indirect, wholly owned subsidiary of Mitel, or the “Merger.” At the effective time of the Merger, each outstanding share of Mavenir common stock not tendered and accepted pursuant to the Offer (other than shares of Mavenir common stock owned directly or indirectly by Mavenir, Mitel or Purchaser, or any of their respective subsidiaries, or shares of Mavenir common stock as to which appraisal rights have been perfected in accordance with the General Corporation Law of the State of Delaware, or the “DGCL”) will be cancelled and converted into the right to receive the same consideration as a No Election Share. No fractional Mitel common shares will be issued in the Merger, and holders of Mavenir common stock will receive cash in lieu of any fractional Mitel common shares.

The Merger will entitle Mavenir stockholders to appraisal rights under the DGCL. To exercise appraisal rights, a Mavenir stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled “The Offer—Appraisal Rights,” beginning on page 80 of this offer to exchange.

We are not asking you for a proxy and you are requested not to send us a proxy. Any request for proxies, if required, will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to throughout this offer to exchange as the “Exchange Act.”

As of March 20, 2015, 13,158,224 shares of Mavenir common stock, or approximately 45% of the total shares of Mavenir common stock outstanding, are subject to tender support agreements. Under the terms of the tender support agreements, each executing stockholder has agreed, among other things, to tender all of its shares of Mavenir common stock now held or hereafter acquired in the Offer. For more details, see the section entitled “Other Agreements Related to the Transaction—Tender Support Agreements,” beginning on page 127 of this offer to exchange.

If, after the consummation of the Offer, we beneficially own at least 90% of the shares of Mavenir common stock outstanding or if we exercise the top-up option to reach such threshold, we may effect the Merger without the approval of the Mavenir stockholders, as permitted under Delaware law, subject to appraisal rights to the extent applicable under the DGCL. We are required to exercise the top-up option if: (a) the number of shares of Mavenir common stock owned by Mitel or Purchaser immediately following the consummation of the Offer do not constitute at least one share more than 90% of the shares of Mavenir common stock then-outstanding on a fully-diluted basis; and (b) the exercise of the top-up option in accordance with the merger agreement will not violate applicable law. We hope to consummate the Offer by the end of the day on April 29, 2015, the business day after the initial expiration date. We expect to complete the Merger on the same day as we consummate the Offer (following the exercise of the top-up option, if necessary) or, if Mavenir stockholder approval is required, shortly after such approval is obtained. Because consummation of the Offer and the Merger is subject to various conditions, Mitel and Mavenir cannot predict the exact timing of consummation of the Offer or the Merger or whether the Offer or the Merger will be completed at all. See the sections entitled “The Offer—Exchange of Shares of Mavenir Common Stock”, “The Offer—The Top-Up Option” and “The Offer—Conditions to the Offer,” beginning on pages 62, 65 and 68, respectively, of this offer to exchange.

See the section entitled “Risk Factors,” beginning on page 40 of this offer to exchange, for a description of certain factors that you should consider in connection with the Offer, as well as related matters described in this offer to exchange.

Mitel has not authorized any person to provide any information or to make any representation in connection with the Offer other than the information contained or incorporated by reference in this offer to exchange, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Mitel.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offer to exchange. Any representation to the contrary is a criminal offense.

The date of this offer to exchange is April 10, 2015.

iv

ANNEXES

Annex A	Agreement and Plan of Merger and Amendment to Agreement and Plan of Merger
Annex B	Form of Tender Support Agreement
Annex C	Form of Shareholder Lock-Up Agreement
Annex D	Section 262 of the General Corporation Law of the State of Delaware
Annex E	Information Concerning Directors and Executive Officers of Mitel and Purchaser

v

ADDITIONAL INFORMATION

This offer to exchange incorporates by reference important business and financial information about Mitel and Mavenir that is contained in documents filed with the SEC but that are not included in or delivered with this offer to exchange. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See the section entitled “Where You Can Find Additional Information,” beginning on page 149 of this offer to exchange.

You may also obtain copies of these documents, without charge, upon written or oral request to our information agent, Georgeson Inc., by writing to 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 or by calling (866) 628-6021 (toll-free). To obtain timely delivery of copies of these documents, you should request them no later than five (5) business days prior to the expiration of the Offer. UNLESS THE OFFER IS EXTENDED, THE LATEST YOU SHOULD REQUEST COPIES OF THESE DOCUMENTS IS APRIL 21, 2015.

You should rely only on the information contained in or incorporated by reference into this offer to exchange, together with the Schedule 14D-9 that has been mailed to you with this offer to exchange, in deciding whether to tender your shares of Mavenir common stock in the Offer.

No one has been authorized to provide you with information or make any representation on behalf of Mitel that is different from or in addition to the information contained in and incorporated by reference into this offer to exchange, the letter of election and transmittal and the Schedule 14D-9, and if provided or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in or incorporated by reference into this offer to exchange is accurate as of any date other than the date of this offer to exchange.

The Offer is being made solely by this offer to exchange and the related letter of election and transmittal and is being made to holders of all outstanding shares of Mavenir common stock. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with that state statute, the Offer will not be made to the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

vi

QUESTIONS AND ANSWERS REGARDING THE OFFER

The following are some of the questions you, as a Mavenir stockholder, may have about the Offer and the Merger and our answers to those questions. The information in these questions and answers is not meant to be a substitute for the information contained in the remainder of this offer to exchange and the related letter of election and transmittal and may not include all of the information about the Offer and the Merger that is important to you. Accordingly, the information in these questions and answers is not complete and is qualified in its entirety by the more detailed descriptions and explanations contained in this offer to exchange and in the letter of election and transmittal. We urge you to carefully read the remainder of this offer to exchange and the letter of election and transmittal before making any decisions as to your shares of Mavenir common stock.

Q:	WHAT IS MITEL PROPOSING?

A:	Mitel, through Purchaser, proposes to acquire all outstanding shares of Mavenir common stock. We have entered into a merger agreement with Mavenir, pursuant to which we are offering, through Purchaser, our indirect, wholly owned subsidiary, to exchange for each outstanding share of Mavenir common stock, the Cash Consideration or the Share Consideration, in each case subject to adjustment and proration pursuant to the provisions of the merger agreement.

If the Offer is consummated, Purchaser will merge with and into Mavenir. We expect to be able to cause the Merger without the approval of Mavenir’s stockholders. As a result of the Offer and the Merger, Mavenir will become an indirect, wholly owned subsidiary of Mitel.

For a more complete description of the Offer and the Merger, please see the sections entitled “The Offer” and “The Merger Agreement—The Merger,” beginning on pages 62 and 108, respectively, of this offer to exchange.

Q:	WHAT WILL I RECEIVE FOR MY SHARES OF MAVENIR COMMON STOCK?

A:	Mitel is offering to exchange, for each of the issued and outstanding shares of Mavenir common stock validly tendered and not validly withdrawn, at the election of the holder:

•	the Cash Consideration set forth on the cover page of this offer to exchange; or

•	the Share Consideration set forth on the cover page of this offer to exchange;

in each case, without interest and less any applicable withholding taxes and subject to the automatic adjustment and proration procedures set forth in the merger agreement and described in “The Offer—Elections, Prorations and Other Adjustments” to ensure that the aggregate amount of cash paid by Mitel in the Offer and the Merger does not exceed a certain amount of cash, or the “Cash Available,” and the aggregate number of Mitel common shares issued by Mitel in the Offer and the Merger does not exceed a certain number, or the “Shares Available.” We refer to an election to receive the Cash Consideration as a “Cash Election” and an election to receive the Share Consideration as a “Share Election.”

The Cash Consideration and the Share Consideration both have an implied value per share of Mavenir common stock equal to (1) $11.08 plus (2) 0.675 of a Mitel common share, in each case based on the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer. The actual value of the Cash Consideration and the Share Consideration will increase if the price of Mitel common shares increases and will decrease if the price of Mitel common shares decreases.

Mitel will announce the Cash Consideration and the Share Consideration by issuing a press release no later than 9:00 a.m., New York City time, on the trading day prior to the expiration date of the Offer. For example, Mitel will announce, by issuing a press release no later than 9:00 a.m., New York City time, on

April 27, 2015, the Cash Consideration and the Share Consideration that will apply if the Offer expires at 12:00 midnight, New York City time, on April 28, 2015 (one minute after 11:59 p.m., New York City time, on April 28, 2015). If the Offer is extended, Mitel will recalculate this information based on the later expiration date of the Offer and announce the new amounts in a similar manner. If you have questions about the Offer or the Merger, please contact our information agent, Georgeson Inc., by calling (866) 628-6021 (toll-free).

Mavenir stockholders who validly tender their shares of Mavenir common stock in the Offer but who do not make an election will receive, for each such No Election Share:

•	the Share Consideration, if the total number of Cash Elections would require cash payments in excess of the Cash Available;

•	the Cash Consideration, if the total number of Share Elections would require issuing a number of Mitel common shares in excess of the Shares Available; or

•	a combination of cash and Mitel common shares based on the amount of cash and Mitel common shares remaining after giving effect to all elections.

Please see the section entitled “The Offer—Elections, Prorations and Other Adjustments,” beginning on page 63 of this offer to exchange, for more details.

Please also see “If I decide not to tender, how will this affect the Offer and my shares of Mavenir common stock?” on page 7 of this offer to exchange for information on certain consequences if you decide not to tender your shares of Mavenir common stock.

No fractional Mitel common shares will be issued in the Offer or the Merger. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and sold on the NASDAQ Global Market and the net proceeds of such sale distributed pro rata to the holders of Mavenir common stock entitled to them promptly following our acceptance of shares of Mavenir common stock for exchange in the Offer and the consummation of the Merger, as applicable.

Q:	WHAT IS THE MARKET VALUE OF MY SHARES OF MAVENIR COMMON STOCK AS OF A RECENT DATE?

A:	The closing price of a share of Mavenir common stock on the New York Stock Exchange on April 9, 2015 was $18.18.

Q:	WHAT IS THE MARKET VALUE OF A COMMON SHARE OF MITEL AS OF A RECENT DATE?

A:	The closing price of a Mitel common share on the NASDAQ Global Market on April 9, 2015 was $10.59.

Q:	WHAT IS THE TOTAL CONSIDERATION WORTH?

A:	Based on the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to April 10, 2015 or $10.2328, the implied value of both the Cash Consideration and the Share Consideration per share of Mavenir common stock as of such date would equal $17.99, and the Cash Consideration would equal $17.99 and the Share Consideration would equal 1.7581 Mitel common shares.

The average of the volume weighted average price of Mitel common shares used in the above calculation is for purposes of illustration only. The price of Mitel common shares fluctuates and may be higher or lower than the price assumed in this example at the time shares of Mavenir common stock are exchanged pursuant to the Offer. As a result of proration and because the value of both the Cash Consideration and the Share Consideration will fluctuate with the market price of Mitel common shares, Mavenir stockholders will not know the amount of cash or Mitel common shares they will receive in the Offer until after consummation of the Offer. Mavenir stockholders are encouraged to obtain current market quotations for Mitel common shares and shares of Mavenir common stock prior to making any decision with respect to the Offer. Whether a Mavenir stockholder elects to receive the Cash Consideration or the Share Consideration, the value of the consideration that such stockholder receives will be approximately equivalent. Please see the section entitled “The Offer—Elections, Prorations and Other Adjustments,” beginning on page 63 of this offer to exchange, for more details.

Q:	HOW AND WHEN WILL YOU NOTIFY ME OF THE VALUE OF THE CASH CONSIDERATION AND THE SHARE CONSIDERATION?

A:	Mitel will announce the Cash Consideration and the Share Consideration by issuing a press release no later than 9:00 a.m., New York City time, on the trading day prior to the expiration date of the Offer. For example, Mitel will announce, by issuing a press release no later than 9:00 a.m., New York City time, on April 27, 2015, the Cash Consideration and the Share Consideration that will apply if the Offer expires at 12:00 midnight, New York City time, on April 28, 2015 (one minute after 11:59 p.m., New York City time, on April 28, 2015). If the Offer is extended, Mitel will recalculate this information based on the later expiration date of the Offer and announce the new amounts in a similar manner. If you have questions about the Offer or the Merger, please contact our information agent, Georgeson Inc., by calling (866) 628-6021 (toll-free).

Q:	WHEN AND HOW WILL I RECEIVE THE CONSIDERATION IN EXCHANGE FOR MY TENDERED SHARES OF MAVENIR COMMON STOCK?

A:	Mitel will exchange all validly tendered and not validly withdrawn shares of Mavenir common stock promptly after the expiration date of the Offer, as further described below, subject to the terms hereof and the satisfaction or, where permissible, waiver of the conditions to the Offer, as set forth in the section entitled “The Offer—Conditions to the Offer,” beginning on page 68 of this offer to exchange. Mitel will deliver the consideration for your validly tendered and not validly withdrawn shares of Mavenir common stock by depositing the consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving and distributing the consideration offered in the Offer, or the “offer consideration,” from Mitel and transmitting such consideration to you. In all cases, an exchange of validly tendered and not validly withdrawn shares of Mavenir common stock will be made only after timely receipt by the exchange agent of certificates for such shares of Mavenir common stock (or of a confirmation of a book-entry of such shares of Mavenir common stock as set forth in the section entitled “The Offer—Procedure for Tendering Shares,” beginning on page 71 of this offer to exchange) and a properly completed and duly executed letter of election and transmittal (or agent’s message) and any other required documents.

Q:	HOW DOES MITEL PLAN TO FINANCE THE OFFER AND THE MERGER?

A:	Mitel intends to finance the Offer and the Merger through a combination of (1) cash on hand and (2) borrowings under a debt commitment for up to $700 million described in this offer to exchange. Through the combination of these two sources, Mitel will have sufficient funds to complete the transactions contemplated by the Offer and the Merger. See the section entitled “Source and Amount of Funds,” beginning on page 81 and “Risk Factors—Risks Relating to the Offer and the Merger—If Mitel is unable to obtain sufficient financing, the acquisition of Mavenir by Mitel will not be completed” on page 41 of this offer to exchange.

Q:	IS CONSUMMATION OF THE OFFER AND THE MERGER SUBJECT TO MITEL OBTAINING FINANCING?

A:	The Offer is not subject to a financing condition; however, if we do not consummate the Offer because financing is not available and certain other conditions are met, either we or Mavenir may terminate the merger agreement, and in either case we would be required to pay Mavenir the reverse termination fee described in “The Merger Agreement—Termination of the Merger Agreement—Reverse Termination Fee,” beginning on page 125 of this offer to exchange.

Q:	WHY ARE MITEL AND MAVENIR PROPOSING THE OFFER AND THE MERGER?

A:	Mitel and Mavenir believe that combining the strengths of the two companies is in the best interests of both companies and their respective stockholders. Please see the section entitled “Background and Reasons for the Offer and the Merger,” beginning on page 50 of this offer to exchange, for numerous factors considered by the boards of directors of each of Mitel and Mavenir in reaching the determination to enter into the merger agreement.

Q:	DOES MAVENIR’S BOARD OF DIRECTORS SUPPORT THE OFFER AND THE MERGER?

A:	Yes. The members of the Mavenir board of directors, at a meeting duly called and held on February 28, 2015, voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, including the Offer and the Merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the Offer and the Merger, are fair to, and in the best interests of, Mavenir’s stockholders. The Mavenir board of directors voted unanimously to approve and adopt the merger agreement, declared its advisability and recommended that Mavenir’s stockholders accept the Offer and tender their shares in the Offer and, to the extent required to consummate the Merger, approve the merger agreement. We refer to this recommendation as the “Mavenir board recommendation.” Information about the Mavenir board recommendation is more fully set forth in the Schedule 14D-9, which is being mailed to Mavenir’s stockholders together with this offer to exchange.

Q:	WHAT ARE SOME OF THE OTHER FACTORS I SHOULD CONSIDER IN DECIDING WHETHER TO TENDER MY SHARES OF MAVENIR COMMON STOCK?

A:	In addition to the factors described elsewhere in this offer to exchange, you should consider the following:

•	as a Mitel shareholder, your interest in the performance and prospects of the Mavenir business would only be indirect and in proportion to your share ownership in Mitel. Additionally, the value of Mitel common shares will be impacted by the performance of Mitel as a whole, which will include the performance of Mitel’s existing businesses in addition to the Mavenir business. Consequently, you will not realize the same financial benefits of future appreciation in the value of the Mavenir business, if any, that you might realize if the Offer and the Merger were not completed and you remained a Mavenir stockholder;

•	the failure of the combined company to meet the challenges involved in integrating the operations of Mitel and Mavenir successfully or to otherwise realize any of the anticipated benefits of the Offer and the Merger could seriously harm the results of operations of the combined company; and

•	the exchange of Mavenir common stock for the offer consideration (including for the portion, if any, of the offer consideration you receive in the form of Mitel common shares) will be taxable for U.S. federal income tax purposes to Mavenir stockholders.

We describe various factors Mavenir stockholders should consider in deciding whether to tender their shares in the Offer in the sections entitled “Risk Factors” and “Background and Reasons for the Offer and the Merger—Other Factors You Should Consider,” beginning on pages 40 and 56, respectively, of this offer to exchange.

Q:	DO I HAVE TO PAY ANY BROKERAGE FEES OR COMMISSIONS?

A:	If you are the record owner of your shares of Mavenir common stock and you tender your shares of Mavenir common stock in the Offer, you will not incur any brokerage fees or commissions. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult with your broker or other nominee to determine whether any charges will apply.

Q:	WHAT PERCENTAGE OF MITEL COMMON SHARES WILL MAVENIR STOCKHOLDERS OWN AFTER THE OFFER AND THE MERGER?

A:	If we obtain all of the outstanding shares of Mavenir common stock pursuant to the Offer and the Merger, former stockholders of Mavenir will own approximately 16% of the outstanding Mitel common shares based upon the number of outstanding Mitel common shares and outstanding shares of Mavenir common stock on March 20, 2015, disregarding stock options and common shares that may be issued by Mitel or Mavenir pursuant to an employee stock plan.

Q:	WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE ACCEPTANCE OF SHARES OF MAVENIR COMMON STOCK IN THE OFFER?

A:	Mitel’s obligation to accept shares of Mavenir common stock for exchange is subject to several conditions, including:

•	the valid tender, without valid withdrawal, of a number of shares of Mavenir common stock that equals at least a majority of the outstanding shares of Mavenir common stock, on a fully-diluted basis (which assumes conversion or exercise of all Mavenir derivative securities regardless of the conversion or exercise price, or other terms and conditions thereof), which we refer to as the “minimum condition”;

•	the registration statement of which this offer to exchange is a part having been declared effective by the SEC and not subject to any stop order threatened or initiated with respect to the Offer;

•	no injunction or any other governmental order preventing the consummation of the Offer or the Merger being in place;

•	the completion of the marketing period with respect to the debt financing, as further described below; and

•	the merger agreement not having been validly terminated.

These and other conditions to the Offer are discussed in this offer to exchange in the section entitled “The Offer—Conditions to the Offer,” beginning on page 68 of this offer to exchange.

Q:	HOW LONG WILL IT TAKE TO CONSUMMATE THE OFFER AND THE MERGER?

A:	The Offer is scheduled to expire at 12:00 midnight, New York City time, on April 28, 2015 (one minute after 11:59 p.m., New York City Time, on April 28, 2015), or the “initial expiration date.” We hope to consummate the Offer by the end of the day on April 29, 2015, the business day after the initial expiration date. However, we may decide, or be required, to extend the Offer if certain conditions to the Offer have not been satisfied by the initial expiration date. All references to the “expiration of the Offer” or the “expiration date of the Offer” mean the expiration of the Offer, as extended.

We expect to complete the Merger on the same day as we consummate the Offer or, if Mavenir stockholder approval is required, shortly after such approval is obtained. Because consummation of the Offer and the Merger is subject to various conditions, Mitel and Mavenir cannot predict the exact timing of consummation of the Offer or the Merger or whether the Offer or the Merger will be completed at all.

Q:	UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER BEYOND THE INITIAL EXPIRATION DATE?

A:	We are permitted to or required to extend the Offer from time to time as follows:

•	if, as of the scheduled expiration date, any condition to the Offer is not satisfied or, where permissible, waived by Mitel and Purchaser, then we may, in our discretion (and without the consent of Mavenir), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, or such other number of business days as Mitel and Mavenir may agree, to permit such condition to the Offer to be satisfied;

•	we must extend the Offer from time to time for:

•	any period required by law or any interpretation or position of the SEC, the New York Stock Exchange, the NASDAQ Global Market or the Toronto Stock Exchange;

•	periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any antitrust law shall have expired or been terminated; and

•	periods of up to ten (10) business days per extension if, as of the scheduled expiration date, the minimum condition has not been satisfied;

•	if on any scheduled expiration date, Mitel shall not have received the debt financing and Mitel, acting reasonably and in good faith, shall have determined that the debt financing will not be received at or prior to the time at which payment for validly tendered shares of Mavenir common stock is required to be made under the merger agreement, we must extend the Offer, on one or more occasions, for an additional period of up to five (5) business days per extension (or such longer period as Mitel and Mavenir may mutually agree) until July 28, 2015, or the “Outside Date,” to permit Mitel to receive the debt financing; and

•	if, as of the scheduled expiration date, any condition to the Offer is not satisfied and, where permissible, has not been waived, at the request of Mavenir, we must extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such condition to be satisfied.

In addition to our rights and obligations to extend the Offer as set forth above, Mavenir may terminate the merger agreement if the marketing period with respect to the debt financing has ended, Mavenir has irrevocably notified Mitel in writing that (x) all of the conditions to the Offer have been satisfied or irrevocably waived and the conditions to the Merger are capable of being satisfied following the consummation of the Offer, and (y) Mavenir is ready, willing and able to consummate the Offer; and Purchaser fails to consummate the Offer within three (3) business days following delivery of such written notice from Mavenir . In this case, the reverse termination fee of $35,750,000 described in “The Merger Agreement—Termination of the Merger Agreement—Reverse Termination Fee,” beginning on page 125 of this offer to exchange, would be payable by Mitel to Mavenir unless Purchaser’s failure to consummate the Offer is attributable to a breach of any covenant or obligation of Mavenir contained in the merger agreement.

Q:	HOW DO I PARTICIPATE IN THE OFFER?

A:	You are urged to read this entire offer to exchange carefully and to consider how the Offer and the Merger affects you. Then, if you wish to tender your shares of Mavenir common stock, you should do the following:

•	If you hold your shares in your own name, complete and sign the enclosed letter of election and transmittal according to its instructions and return it with your share certificates to Computershare Trust Company N.A., the exchange agent for the Offer, or the “exchange agent,” at one of its addresses on the back cover of this offer to exchange which are:

By Mail: Computershare Trust Company N.A. c/o Voluntary Corporate Actions P.O, Box 43011 Providence, RI 02940-3011	By Overnight Mail: Computershare Trust Company N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

•	If you hold your shares in “street name” through a broker or nominee, ask your broker or nominee to tender your shares of Mavenir common stock.

For more information about the procedures for tendering your shares, timing of the Offer, extensions of the Offer period and your rights to withdraw your shares from the Offer before the expiration of the Offer, please refer to the section entitled “The Offer,” beginning on page 62 of this offer to exchange.

Q:	DO I HAVE TO VOTE TO APPROVE THE OFFER OR THE MERGER?

A:	Because we are extending the Offer directly to Mavenir stockholders, Mavenir stockholders are not being asked to vote to approve the Offer, but adoption of the merger agreement by Mavenir stockholders may be required following the successful consummation of the Offer. If we own 90% or more of the outstanding common stock of Mavenir following consummation of the Offer or if we exercise the top-up option, as further described below, to reach the 90% threshold, the Merger can be accomplished without any vote or action by written consent of Mavenir stockholders under applicable Delaware law.

Q:	IF I DECIDE NOT TO TENDER, HOW WILL THIS AFFECT THE OFFER AND MY SHARES OF MAVENIR COMMON STOCK?

A:	We will not acquire any shares of Mavenir common stock in the Offer if the minimum condition is not satisfied. Your failure to tender your shares of Mavenir common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares of Mavenir common stock to be able to reach the minimum condition and consummate the Offer.

The Offer is the first step in our acquisition of Mavenir and is intended to facilitate the acquisition of all outstanding shares of Mavenir common stock. After consummation of the Offer, we will cause Purchaser to complete the Merger. The purpose of the Merger will be to acquire all outstanding shares of Mavenir common stock not exchanged in the Offer. At the effective time, each outstanding share of Mavenir common stock not tendered and accepted pursuant to the Offer (other than shares of Mavenir common stock owned directly or indirectly by Mavenir, Mitel or Purchaser, or any of their respective subsidiaries, or shares of Mavenir common stock as to which appraisal rights have been perfected in accordance with the DGCL) will be cancelled and converted into the right to receive the same consideration as a No Election Share.

If the Merger takes place, except for your right to an appraisal of your shares of Mavenir common stock to the extent applicable under the DGCL, the only difference to you between tendering your shares of Mavenir common stock in the Offer and not tendering your shares of Mavenir common stock is that you will receive your consideration earlier (and you may make an election to receive the Cash Consideration or the Share Consideration, subject to proration) if you tender your shares of Mavenir common stock in the Offer. An earlier tender of your shares of Mavenir common stock may also help to ensure the satisfaction of the minimum condition and the consummation of the Offer and the Merger.

Q:	ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

A:	No dissenters’ or appraisal rights are available in connection with the Offer. However, in connection with the Merger, Mavenir stockholders who have not tendered their shares of Mavenir common stock in the Offer will have rights under the DGCL to demand appraisal of their shares of Mavenir common stock. Mavenir stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive, in lieu of the consideration we are offering to exchange and pay for each share of Mavenir common stock in the Merger, a cash payment equal to the “fair value” of their shares of Mavenir common stock, as determined by a Delaware court. This fair value may be more or less than or the same as the value of the consideration that we are offering to exchange and pay for each of your shares in the Offer and the Merger.

Q:	CAN I WITHDRAW SHARES THAT I PREVIOUSLY TENDERED IN YOUR OFFER? IF SO, UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

A:	Yes. You can withdraw any of the shares of Mavenir common stock that you previously tendered in our Offer at any time until the expiration of the Offer, as it may be extended. Once we accept your tendered shares for exchange upon expiration of the Offer, however, you will no longer be able to withdraw them.

Q:	HOW MAY I CHANGE MY ELECTION TO TENDER?

A:	An election to tender is irrevocable, except that shares of Mavenir common stock tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. After a valid withdrawal, shares of Mavenir common stock may be retendered with another election by submitting to the exchange agent a completed replacement of the letter of election and transmittal (and any other documents required by the Offer for properly tendering shares of Mavenir common stock) prior to the expiration of the Offer.

Q:	WHAT IS THE “TOP-UP OPTION” AND WHEN WILL IT BE EXERCISED?

A:	Under the merger agreement, if the minimum condition is satisfied and we consummate the Offer but own less than 90% of the shares of Mavenir common stock outstanding on a fully-diluted basis (which assumes conversion or exercise of all Mavenir derivative securities regardless of the conversion or exercise price or other terms and conditions thereof), we will exercise the option, which we refer to as the “top-up option,” to purchase from Mavenir additional shares of Mavenir common stock, subject to certain limitations, equal to the lesser of: (1) the number of shares of Mavenir common stock that, when added to the number of shares of Mavenir common stock already owned by Mitel or Purchaser at the time of exercise of the top-up option, constitutes at least one share more than 90% of the shares of Mavenir common stock outstanding on a fully-diluted basis (which assumes conversion or exercise of all Mavenir derivative securities regardless of the conversion or exercise price or other terms and conditions thereof) after the shares subject to the top-up option are issued; or (2) the aggregate number of shares of Mavenir common stock that Mavenir is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the top-up option.

We are required to exercise the top-up option if: (1) the number of shares of Mavenir common stock owned by Mitel or Purchaser immediately following the consummation of the Offer do not constitute at least one share more than 90% of the shares of Mavenir common stock then-outstanding on a fully-diluted basis; and (2) the exercise of the top-up option in accordance with the merger agreement will not violate applicable law.

The aggregate purchase price payable for the shares of Mavenir common stock being purchased pursuant to the top-up option is determined by multiplying the number of such shares by the Cash Consideration. If we exercise the top-up option, we will pay in cash an amount equal to the aggregate par value of the shares of Mavenir common stock to be purchased pursuant to the top-up option, and execute and deliver a full recourse promissory note for the remainder of the purchase price, to mature on the first anniversary date of its delivery and bearing interest at the “prime rate,” payable in arrears at maturity. In no event will the top-up option be exercisable for a number of shares of Mavenir common stock in excess of Mavenir’s then authorized and unissued shares of common stock. Based on the number of shares of Mavenir common stock outstanding on March 20, 2015, on a fully-diluted basis, the satisfaction of the minimum condition will be sufficient, together with the exercise of the top-up option, to enable us to effect a short-form merger promptly following the expiration of the Offer and acceptance of the shares by us pursuant to the Offer.

Q:	WHAT WILL HAPPEN TO MAVENIR’S OUTSTANDING STOCK OPTIONS IN THE MERGER?

A:

The Offer is made only for shares of Mavenir common stock and is not made for any stock options to purchase shares of Mavenir common stock. If you hold one or more vested Mavenir stock options, you may exercise your option(s) in accordance with Mavenir’s normal exercise procedures, and then tender the shares of Mavenir common stock issued on exercise of your vested option(s) in the Offer.

At the effective time:

•	each outstanding Mavenir stock option that is vested and for which the Cash Consideration exceeds the exercise price per share of Mavenir common stock, shall be cancelled and the holder will be entitled to receive an amount in cash equal to the product of (1) the excess of the Cash Consideration over the exercise price per share of the Mavenir common stock underlying such stock option and (2) the number of shares of Mavenir common stock underlying such stock option; and

•	each Mavenir stock option that is vested and has an exercise price equal to or greater than the Cash Consideration and each Mavenir stock option that is unvested shall be converted into an option, which we refer to as an “Adjusted Option,” to acquire the number of Mitel common shares equal to the product of (1) the number of shares of Mavenir common stock underlying such stock option times (2) the Cash Consideration divided by the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per Mitel common share subject to any such Adjusted Option will be an amount equal to the quotient of (1) the exercise price per share of Mavenir common stock underlying such stock option divided by (2) the Cash Consideration divided by the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer, with any fractional cents rounded up to the next whole cent.

Q:	HAVE ANY STOCKHOLDERS OF MAVENIR ALREADY AGREED TO TENDER THEIR SHARES IN YOUR OFFER?

A:	Yes. As an inducement to Mitel to enter into the merger agreement, on February 28, 2015, each of North Bridge Venture Partners V-A, L.P., North Bridge Venture Partners V-B L.P., North Bridge Venture Partners VI, L.P., Austin Ventures VIII, L.P., Alloy Ventures 2005, L.P. and August Capital V Special Opportunities, L.P., in each case, solely in its capacity as a stockholder of Mavenir, entered into a tender support agreement with Mitel and Purchaser, or a “tender support agreement.” Under the terms of the tender support agreements, each executing stockholder has agreed, among other things, to tender all of its shares of Mavenir common stock now held or hereafter acquired in the Offer. In the event the Mavenir board of directors changes or withdraws the Mavenir board recommendation due to an intervening event (as described below) and the merger agreement is not terminated in accordance with its terms, only 50% of the shares of common stock subject to the tender support agreements will be required to be tendered in the Offer. As of March 20, 2015, 13,158,224 shares of Mavenir common stock, or approximately 45% of the total shares of Mavenir common stock outstanding, are subject to tender support agreements. For more details, see the section entitled “Other Agreements Related to the Transaction—Tender Support Agreements,” beginning on page 127 of this offer to exchange.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HAVING MY SHARES OF MAVENIR COMMON STOCK ACCEPTED FOR EXCHANGE IN THE OFFER OR CONVERTED IN THE MERGER?

A:

The exchange of shares of Mavenir common stock in the Offer and the conversion of shares of Mavenir common stock in the Merger will be taxable for U.S. federal income tax purposes. In general, each Mavenir stockholder will be required to recognize gain or loss with respect to each share of Mavenir common stock surrendered in the Offer (or converted in the Merger) in an amount equal to the difference between (1) the sum of any cash received (including cash received in lieu of a fractional Mitel common share) and the fair market value of any Mitel common shares received, and (2) the adjusted tax basis of the shares of Mavenir common stock surrendered in exchange (or converted in the Merger) for such cash and/or Mitel common shares.

You should carefully read the discussion in the section entitled “The Offer—Material U.S. Federal Income Tax Consequences,” beginning on page 74 of this offer to exchange. Tax matters are very complicated and the tax consequences to you of the Offer and the Merger will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of participating in the Offer or of the Merger.

Q:	ARE THERE ANY UNIQUE CANADIAN TAX CONSIDERATIONS THAT I SHOULD BE AWARE OF IN OBTAINING SHARES OF A CANADIAN COMPANY?

A:	Yes. A holder of Mitel common shares who is a non-resident of Canada will not be subject to Canadian tax on the disposition of such shares unless such shares are “taxable Canadian property” to such non-resident of Canada holder. Any dividends paid in respect of the Mitel common shares to persons who are non-residents of Canada will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. See the section entitled “The Offer—Material Canadian Federal Income Tax Consequences,” beginning on page 78 of this offer to exchange.

Q:	DO THE STATEMENTS ON THE COVER PAGE THAT THE INFORMATION IN THIS OFFER TO EXCHANGE MAY CHANGE AND THAT THE REGISTRATION STATEMENT FILED WITH THE SEC IS NOT YET EFFECTIVE MEAN THAT THE OFFER HAS NOT YET COMMENCED?

A:	No. As permitted under SEC rules, we may commence the Offer without the registration statement, of which this offer to exchange is a part, having been declared effective by the SEC. We cannot, however, consummate the Offer and accept for exchange any shares of Mavenir common stock tendered in the Offer until the registration statement is declared effective by the SEC and the other conditions to the Offer have been satisfied or, where permissible, waived. The Offer will commence when we first mail this offer to exchange and the related letter of election and transmittal to Mavenir’s stockholders.

Q:	IS MITEL’S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

A:	Yes. Unless you elect to receive only Cash Consideration and your election is not prorated, shares of Mavenir common stock accepted in the Offer will be exchanged for Mitel common shares and, therefore, you should consider Mitel’s financial condition before you decide to become a Mitel shareholder by accepting the Offer. You should also consider the effect that the proposed combination with Mavenir may have on Mitel’s financial condition. In considering Mitel’s financial condition, you should review the documents incorporated by reference in this offer to exchange, as well as the unaudited pro forma condensed combined financial information set forth under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 84 of this offer to exchange, because they contain detailed business, financial and other information about Mitel.

Q:	ARE THERE ANY REGULATORY CLEARANCES OR APPROVALS REQUIRED TO CONSUMMATE THE OFFER AND THE MERGER?

A:

Yes. Our acceptance of the validly tendered and not validly withdrawn shares of Mavenir common stock in the Offer and the consummation of the Offer and the Merger is subject to the expiration or termination of the waiting period under the HSR Act and any foreign antitrust or competition-related legal requirements, including the receipt of evidence of clearance of the Offer and the Merger from the German Federal Cartel Office, or the “Bundeskartellamt,” in the manner prescribed by the German Act Against Restraints of

Competition of 1958, or the “German ARC.” Early termination of the waiting period with respect to the Offer and the Merger under the HSR Act was granted by the FTC on March 24, 2015. The Offer and the Merger received clearance under the German ARC on March 23, 2015. In addition, the SEC must declare the registration statement, of which this offer to exchange is a part, effective, the Mitel common shares to be issued in the Offer and the Merger must have been approved for listing on the NASDAQ Global Market and the Toronto Stock Exchange, subject to official notice of issuance, and a certificate of merger under the DGCL must be filed with respect to the Merger. See the section entitled “Certain Legal Matters—Regulatory Approvals,” beginning on page 96 of this offer to exchange.

Q:	ARE THERE ANY RISKS RELATED TO THE PROPOSED TRANSACTION OR ANY RISKS RELATED TO OWNING MITEL COMMON SHARES THAT I SHOULD CONSIDER IN DECIDING WHETHER TO PARTICIPATE IN THE OFFER?

A:	Yes. You should carefully review the section entitled “Risk Factors,” beginning on page 40 of this offer to exchange.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT MITEL AND MAVENIR?

A:	You can find more information about Mitel and Mavenir as described in the section entitled “Where You Can Find Additional Information,” beginning on page 149 of this offer to exchange.

Q:	WHOM SHOULD I CONTACT IF I HAVE MORE QUESTIONS ABOUT THE TRANSACTION?

A:	If you have questions about the transaction, please contact our information agent, Georgeson Inc., by writing to 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 or by calling (866) 628-6021 (toll-free).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this offer to exchange are forward-looking statements. These include statements using the words “believe,” “target,” “outlook,” “may,” “will,” “should,” “could,” “estimate,” “continue,” “expect,” “intend,” “plan,” “predict,” “potential,” “project” and “anticipate,” and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel, or persons acting on its behalf, are expressly qualified in their entirety by this “Cautionary Statement Regarding Forward-Looking Statements.” Undue reliance should not be placed on forward-looking statements. In addition, material risks that could cause actual results to differ from forward-looking statements include:

•	the inherent uncertainty associated with financial or other projections;

•	the risks relating to the integration of Mavenir and the ability to recognize the anticipated benefits from the acquisition of Mavenir;

•	the ability to obtain required regulatory approvals for the Offer and the Merger, the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the expected benefits of the acquisition of Mavenir;

•	the risk that the conditions to the Offer or the Merger are not satisfied on a timely basis or at all and the failure of the Offer or the Merger to close for any other reason;

•	risks relating to the value of the Mitel common shares to be issued in connection with the Offer and the Merger and the consideration to be received by Mavenir stockholders in connection with the Offer and the Merger;

•	the anticipated size of the markets and continued demand for Mitel and Mavenir products and the impact of competitive products and pricing that could result from the announcement of the acquisition of Mavenir;

•	access to available financing on a timely basis and on reasonable terms, including the refinancing of Mitel’s debt to partially fund the cash portion of the consideration in connection with the Offer and the Merger;

•	Mitel’s ability to achieve or sustain profitability in the future since its acquisition of Aastra Technologies Limited, or “Aastra”;

•	fluctuations in quarterly and annual revenues and operating results;

•	fluctuations in foreign exchange rates;

•	current and ongoing global economic instability, political unrest and related sanctions;

•	intense competition;

•	reliance on channel partners for a significant component of sales;

•	dependence upon a small number of outside contract manufacturers to manufacture products; and

•	Mitel’s ability to implement and achieve its business strategies successfully.

Additional risks are described in the section entitled “Risk Factors,” beginning on page 40 of this offer to exchange. Forward-looking statements speak only as of the date they are made. Except as required by law, Mitel does not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

SUMMARY

This brief summary highlights selected information from this offer to exchange. It does not contain all of the information that is important to Mavenir stockholders. Mavenir stockholders are urged to read carefully the entire offer to exchange and the other documents referred to and incorporated by reference in this offer to exchange to fully understand the Offer and the Merger. In particular, Mavenir stockholders should read the documents attached to this offer to exchange, including the merger agreement, which is attached as Annex A. For a guide as to where you can obtain more information on Mitel and Mavenir, see the section entitled “Where You Can Find Additional Information,” beginning on page 149 of this offer to exchange.

Information About the Companies (Page 129)

Mitel

Mitel is a Canadian corporation and a global provider of business communications and collaboration software, services and solutions that address the needs of businesses of any size, from the smallest company to the largest enterprise. Our vision and mission is to become the premier business communications and collaboration company by delivering solutions that enable our customers to communicate, collaborate, and conduct business—anywhere, over any medium, with the device of their choice. With more than four decades of technical innovation and business development, Mitel is an industry and market leader, powering more than two billion business connections every day and generating over $1 billion in annual revenue.

Mitel’s principal executive office is located at 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7, and its telephone number at that location is (613) 592-2122.

Additional information concerning Mitel is included in the Mitel reports incorporated by reference in this offer to exchange. See the section entitled “Where You Can Find Additional Information,” beginning on page 149 of this offer to exchange.

Purchaser

Purchaser is a Delaware corporation incorporated on February 27, 2015. Purchaser is an indirect, wholly owned subsidiary of Mitel that was formed to facilitate the transactions contemplated by the Offer. Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the Offer. For purposes of this offer to exchange, Purchaser’s principal executive office is located at 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7, and its telephone number at that location is (613) 592-2122.

Mavenir

Mavenir is a leading provider of software-based telecommunications networking solutions that enable mobile service providers to deliver Internet Protocol (IP)-based voice, video, rich communications and enhanced messaging services to their subscribers globally. Mavenir’s solutions deliver Rich Communication Services (RCS), which enable enhanced mobile communications, such as group text messaging, multi-party voice or video calling and live video streaming as well as the exchange of files or images, over existing 2G and 3G networks as well as next generation 4G Long Term Evolution (LTE) networks. Mavenir’s solutions also deliver voice and data services over LTE and wireless (Wi-Fi) networks.

Mavenir was originally formed as a Texas limited liability company in April 2005, converted to a Texas corporation in August 2005 and changed its jurisdiction of incorporation to Delaware in March 2006. Mavenir’s principal executive office is located at 1700 International Parkway, Suite 200, Richardson, TX 75081 and its telephone number at that location is (469) 916-4393.

Additional information concerning Mavenir is included in the Mavenir reports incorporated by reference in this offer to exchange. See the section entitled “Where You Can Find Additional Information,” beginning on page 149 of this offer to exchange.

The Offer (Page 62)

Mitel is offering to exchange, for each of the issued and outstanding shares of Mavenir common stock, at the election of the holder:

•	the Cash Consideration set forth on the cover page of this offer to exchange; or

•	the Share Consideration set forth on the cover page of this offer to exchange,

in each case, without interest and less any applicable withholding taxes and subject to the automatic adjustment and proration procedures set forth in the merger agreement and described below in “—Elections and Proration” to ensure that the aggregate amount of cash paid by Mitel in the Offer and the Merger does not exceed the Cash Available, and the aggregate number of Mitel common shares issued by Mitel in the Offer and the Merger does not exceed the Shares Available.

The Cash Consideration and the Share Consideration both have an implied value per share of Mavenir common stock equal to (1) $11.08 plus (2) 0.675 of a Mitel common share, in each case based on the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer. The actual value of the Cash Consideration and the Share Consideration will increase if the price of Mitel common shares increases and will decrease if the price of Mitel common shares decreases.

Mavenir stockholders who tender their shares of Mavenir common stock in the Offer but who do not make an election will receive, in respect of each such No Election Share:

•	the Share Consideration, if the number of Cash Elections would require cash payments in excess of the Cash Available;

•	the Cash Consideration, if the number of Share Elections would require issuing a number of Mitel common shares in excess of the Shares Available; or

•	a combination of cash and Mitel common shares based on the amount of cash and Mitel common shares remaining after giving effect to all elections.

No fractional Mitel common shares will be issued in the Offer. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and sold on the NASDAQ Global Market and the net proceeds of such sale distributed pro rata to the holders of Mavenir common stock entitled to them promptly following our acceptance of shares of Mavenir common stock for exchange in the Offer.

The Merger (Page 108)

Following consummation of the Offer, on the terms and subject to the conditions set forth in the merger agreement, Purchaser will merge with and into Mavenir with Mavenir surviving as an indirect, wholly owned subsidiary of Mitel. At the effective time, each outstanding share of Mavenir common stock not tendered and accepted pursuant to the Offer (other than shares of Mavenir common stock owned directly or indirectly by Mavenir, Mitel or Purchaser, or any of their respective subsidiaries, or shares of Mavenir common stock as to which appraisal rights have been perfected in accordance with the DGCL) will be cancelled and converted into the right to receive the same consideration as a No Election Share.

No fractional Mitel common shares will be issued in the Merger. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and sold on the NASDAQ Global Market and the net proceeds of such sale distributed pro rata to the holders of Mavenir common stock entitled to them as soon as practicable following the effective time.

The Merger will entitle Mavenir stockholders to appraisal rights under the DGCL. To exercise appraisal rights, a Mavenir stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled “The Offer—Appraisal Rights,” beginning on page 80 of this offer to exchange.

If, after the consummation of the Offer, we beneficially own at least 90% of the shares of Mavenir common stock outstanding or if we exercise our top-up option to purchase additional shares directly from Mavenir to reach such threshold, we may cause the Merger without the approval of the Mavenir stockholders, as permitted under the DGCL, subject to appraisal rights to the extent applicable under the DGCL. If, on the other hand, we beneficially own more than 50%, but less than 90%, of the outstanding shares of Mavenir common stock, the top-up option is unavailable because its exercise would violate applicable law and we are unable to obtain beneficial ownership of at least 90% of the shares of Mavenir common stock through one or more subsequent offering periods described below under “—Subsequent Offering Period,” a meeting of Mavenir stockholders and the affirmative vote of at least a majority of the shares of Mavenir common stock outstanding on the record date for such meeting will be needed to complete the Merger. If the conditions to the Offer are satisfied or, where permissible, waived, Mitel will have sufficient votes to adopt the merger agreement without the need for any other Mavenir stockholders to vote in favor of such adoption.

If we obtain all of the outstanding shares of Mavenir common stock pursuant to the Offer and the Merger, former stockholders of Mavenir would own approximately 16% of the outstanding Mitel common shares based upon the number of outstanding Mitel common shares and the outstanding shares of Mavenir common stock on March 20, 2015, disregarding stock options and shares of common stock that may be issued by Mitel or Mavenir pursuant to an employee stock plan.

Elections and Proration (Page 63)

Holders of Mavenir common stock are entitled to make a Cash Election or Share Election with respect to each of their shares of Mavenir common stock, it being understood that such holders may make a Cash Election with respect to some of their shares of Mavenir common stock and a Share Election with respect to other shares of Mavenir common stock.

The Cash Elections and Share Elections will be subject to the automatic adjustment and proration procedures set forth in the merger agreement. If necessary, the Cash Elections and the Share Elections will be prorated such that the aggregate amount of cash paid by Mitel in the Offer and the Merger does not exceed the Cash Available and the aggregate number of Mitel common shares issued by Mitel in the Offer and the Merger does not exceed the Shares Available.

The Cash Available equals $11.08 times the number of shares of Mavenir common stock outstanding as of the time the shares of Mavenir common stock are accepted for payment pursuant to the Offer. As of March 20, 2015, the Cash Available was approximately $322.2 million. Cash Available will not change except as described in the next paragraph or to the extent that the number of outstanding shares of Mavenir common stock changes.

The Shares Available equals 0.675 Mitel common shares times the number of shares of Mavenir common stock outstanding as of the time the shares of Mavenir common stock are accepted for payment pursuant to the Offer; provided, however, the number of Mitel common shares issued pursuant to the Offer and Merger, including Mitel common shares underlying Adjusted Options, shall not exceed 24.9% of Mitel common shares outstanding as of such time. If the price of Mitel common shares decreases significantly, the number of Adjusted Options will increase such that the Shares Available may be limited as described in the preceding sentence, in which case the aggregate value of the Shares Available will decrease and the Cash Available will increase by an equivalent value. As of March 20, 2015, the Shares Available was approximately 19.6 million Mitel common shares.

Based on Cash Available of approximately $322.2 million and Shares Available of approximately 19.6 million Mitel common shares (and assuming that the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer is $10.00), Mavenir stockholders may choose Cash Elections with respect to a maximum of approximately 62.1% of the issued and outstanding shares of Mavenir common stock and Share Elections with respect to a maximum of approximately 37.9% of the issued and outstanding shares of Mavenir common stock before such elections become subject to the automatic adjustment and proration procedures set forth in the merger agreement.

Based on the above assumptions, the Cash Consideration would be $17.83 in cash and the Share Consideration would be 1.783 Mitel common shares.

Assuming Mavenir stockholders tender 100% of their shares of Mavenir common stock pursuant to the Offer (and assuming that the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer is $10.00):

•	if 10% of the shares of Mavenir common stock are subject to Cash Elections and 90% are subject to Share Elections, shares subject to Cash Elections would be exchanged for $17.83 in cash and shares subject to Share Elections, as a result of proration, would be exchanged for $10.33 in cash and 0.750 Mitel common shares;

•	if 50% of the shares of Mavenir common stock are subject to Cash Elections and 50% are subject to Share Elections, shares subject to Cash Elections would be exchanged for $17.83 in cash and shares subject to Share Elections, as a result of proration, would be exchanged for $4.33 in cash and 1.350 Mitel common shares;

•	if 90% of the shares of Mavenir common stock are subject to Cash Elections and 10% are subject to Share Elections, shares subject to Cash Elections, as a result of proration, would be exchanged for $12.31 in cash and 0.552 Mitel common shares and shares subject to Share Elections would be exchanged for 1.783 Mitel common shares;

•	if 100% of the shares of Mavenir common stock are subject to Cash Elections, shares, as a result of proration, would be exchanged for $11.08 in cash and 0.675 Mitel common shares; and

•	if 100% of the shares of Mavenir common stock are subject to Share Elections, shares, as a result of proration, would be exchanged for $11.08 in cash and 0.675 Mitel common shares;

in each case, without interest and less any applicable withholding taxes. The assumption used in the examples above that the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share for the time period described above is $10.00 is used for illustrative purposes only and for the simplicity of calculation and is neither a reflection of historical prices nor an indication of future prices at which Mitel common shares may trade. The closing price of a Mitel common share on the NASDAQ Global Market on April 9, 2015 was $10.59.

No fractional Mitel common shares will be issued in the Offer. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and sold on the NASDAQ Global Market and the net proceeds of such sale distributed pro rata to the holders of Mavenir common stock entitled to them promptly following our acceptance of shares of Mavenir common stock for exchange in the Offer.

Holders of No Election Shares will be allocated whatever form of offer consideration is remaining (or a share of each form of offer consideration as explained further in the section entitled “The Offer—Elections, Prorations and Other Adjustments” beginning on page 63 of this offer to exchange if neither is oversubscribed), after taking into account the preferences of the tendering stockholders who made valid elections, such that the aggregate amount of cash paid by Mitel in the Offer and the Merger does not exceed the Cash Available and the aggregate number of Mitel common shares issued by Mitel in the Offer and the Merger does not exceed the Shares Available.

Exchange of Shares of Mavenir Common Stock (Page 62)

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Mitel will accept for exchange promptly after the expiration of the Offer all shares of Mavenir common stock validly tendered and not validly withdrawn.

Expiration of the Offer (Page 66)

The Offer is scheduled to expire at 12:00 midnight, New York City time, on April 28, 2015 (one minute after 11:59 p.m., New York City Time, on April 28, 2015), unless we extend the period of the Offer. All references to the expiration of the Offer mean the expiration of the Offer, as extended.

Conditions to the Offer (Page 68)

The Offer is subject to a number of conditions, and Mitel will not be required to accept any validly tendered and not validly withdrawn shares of Mavenir common stock for exchange if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the Offer. These conditions provide, among other things, that:

•	the minimum condition must have been satisfied;

•	the representations and warranties of Mavenir contained in the merger agreement must be accurate as of the expiration of the Offer (except to the extent such representations and warranties are made as of a specific earlier date, in which case as of such earlier date), subject to applicable materiality qualifiers (if any);

•	Mavenir must have complied with or performed in all material respects all of its covenants and agreements in the merger agreement that it is required to comply with or perform at or prior to the expiration of the Offer;

•	since February 28, 2015, there shall not have been any material adverse effect (as defined below) on Mavenir the effect of which is continuing;

•	any waiting period applicable to the Offer or the Merger under any applicable foreign anti-trust law must have expired or been terminated, and any consent required under any applicable foreign anti-trust law in connection with the Offer or the Merger must have been obtained and must be in full force and effect;

•

no order (whether temporary, preliminary or permanent) preventing the acquisition of or payment for shares of Mavenir common stock pursuant to the Offer or preventing consummation of the Merger or any of the other transactions contemplated by the merger agreement or the tender support agreements shall have been issued by any court of competent jurisdiction or other governmental authority and remain in effect, and there shall not be any law enacted or applicable to the Offer or the Merger that makes the acquisition of or payment for shares of Mavenir common stock pursuant to the Offer, or the consummation of the Merger, illegal or violative of any law;

•	the registration statement of which this offer to exchange is a part must have been declared effective by the SEC and not subject to any stop order threatened or initiated against Mitel with respect to the Offer;

•	the marketing period with respect to the debt financing must have been completed;

•	the Mitel common shares to be issued in the Offer and the Merger must have been approved for listing on the NASDAQ Global Market and the Toronto Stock Exchange, subject to official notice of issuance; and

•	the merger agreement must not have been validly terminated.

Except for the minimum condition and the conditions described in the 5th, 6th, 7th, 9th and 10th bullets above, the foregoing conditions may be waived by Mitel and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Mitel and Purchaser, so long as such waiver does not adversely affect holders of Mavenir common stock.

Extension, Termination and Amendment (Page 66)

We are permitted to or required to extend the Offer from time to time as follows:

•	if, as of the scheduled expiration date, any condition to the Offer is not satisfied or, where permissible, waived by Mitel and Purchaser, then we may, in our discretion (and without the consent of Mavenir), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, or such other number of business days as Mitel and Mavenir may agree, to permit such condition to the Offer to be satisfied;

•	we must extend the Offer from time to time for:

•	any period required by law or any interpretation or position of the SEC, the New York Stock Exchange, the NASDAQ Global Market or the Toronto Stock Exchange;

•	periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any antitrust law shall have expired or been terminated; and

•	periods of up to ten (10) business days per extension if, as of the scheduled expiration date, the minimum condition has not been satisfied;

•	if on any scheduled expiration date, Mitel shall not have received the debt financing and Mitel, acting reasonably and in good faith, shall have determined that the debt financing will not be received at or prior to the time at which payment for validly tendered shares of Mavenir common stock is required to be made hereunder, we must extend the Offer, on one or more occasions, for an additional period of up to five (5) business days per extension (or such longer period as Mitel and Mavenir may mutually agree) until the Outside Date to permit Mitel to receive the debt financing; and

•	if, as of the scheduled expiration date, any condition to the Offer is not satisfied and has not been waived, at the request of Mavenir, we must extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such condition to be satisfied.

In addition, we expressly reserve the right, but shall not be obligated to, increase the Cash Consideration or Share Consideration, waive any conditions to the Offer (subject to the limitations provided in the merger agreement, which are described herein) and make any other changes to the terms and conditions of the Offer, except that we cannot change, amend or waive certain terms of the Offer without Mavenir’s consent, as described in more detail under “The Offer—Extension, Termination and Amendment” beginning on page 66 of this offer to exchange.

In the event the merger agreement is terminated in accordance with its terms prior to the acceptance of any shares of Mavenir common stock for exchange pursuant to the Offer, we will promptly terminate the Offer without accepting any shares that were previously tendered.

Subsequent Offering Period (Page 68)

We are obligated to provide a subsequent offering period of three (3) business days (and we may elect to provide one or more extensions thereof) after the acceptance of shares of Mavenir common stock in accordance with Rule 14d-11 under the Exchange Act if we determine that exercising the top-up option would violate applicable law. This is the only circumstance under which a subsequent offering period will be provided. If we provide a subsequent offering period, we will first consummate the exchange with respect to the shares validly tendered and not validly withdrawn in the initial offering period. You will not have the right to withdraw any shares of Mavenir common stock that you tender in the subsequent offering period. If we provide a subsequent offering period, we will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

Procedure for Tendering Shares (Page 71)

To validly tender your shares of Mavenir common stock that you hold in your own name pursuant to the Offer, you must properly complete and duly execute the enclosed letter of election and transmittal, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents. Before the expiration of the Offer, the exchange agent must receive such documents and the stock certificates for tendered shares of Mavenir common stock at one of its addresses set forth on the back cover of this offer to exchange. Alternatively, those shares of Mavenir common stock must be tendered pursuant to the procedures for book-entry transfer set forth in the section entitled “The Offer—Procedure for Tendering Shares,” beginning on page 71 of this offer to exchange, and a confirmation of receipt of the tender received, which confirmation we refer to below as a “book-entry confirmation,” in each case before the expiration of the Offer. If you hold your shares in “street name” through a broker or nominee, you must ask your broker or nominee to tender your shares of Mavenir common stock.

Guaranteed Delivery (Page 71)

If you wish to tender shares of Mavenir common stock pursuant to the Offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration of the Offer or cannot complete the procedure for book-entry transfer on a timely basis, your shares of Mavenir common stock may nevertheless be validly tendered, if you comply with the guaranteed delivery procedures as set forth in the section entitled “The Offer—Guaranteed Delivery,” beginning on page 71 of this offer to exchange.

Withdrawal Rights (Page 72)

You may withdraw any shares of Mavenir common stock that you previously tendered into the Offer at any time before the expiration of the Offer by following the procedures described in the section entitled “The Offer—Withdrawal Rights,” on page 72 of this offer to exchange, provided that you will not have the right to withdraw any shares of Mavenir common stock that you tender in a subsequent offering period as described in the section entitled “The Offer—Subsequent Offering Period,” beginning on page 68 of this offer to exchange.

Effect of a Tender of Shares (Page 73)

By executing a letter of election and transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Mavenir common stock tendered and accepted for exchange by us. That appointment is effective if and when, and only to the extent that, we accept the shares of Mavenir common stock for exchange pursuant to the Offer. We will determine questions as to the validity, form or eligibility, including time of receipt, and acceptance for exchange of any tender of shares of Mavenir common stock, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of Mavenir common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful.

Delivery of Mitel Common Shares and Cash (Page 73)

Subject to the satisfaction or, where permissible, waiver of the conditions to the Offer as of the expiration of the Offer, we will accept for exchange shares of Mavenir common stock validly tendered and not validly withdrawn promptly after the expiration of the Offer and will exchange such shares of Mavenir common stock for the offer consideration and cash in lieu of fractional shares. In all cases, the exchange of shares of Mavenir common stock tendered and accepted for exchange pursuant to the Offer will be made only if the exchange agent timely receives:

•	certificates for those shares of Mavenir common stock, or a timely confirmation of a book-entry transfer of those shares of Mavenir common stock in the exchange agent’s account at DTC, and a properly completed and duly executed letter of election and transmittal or a duly executed copy thereof, and any other required documents; or

•	a timely confirmation of a book-entry transfer of those shares of Mavenir common stock in the exchange agent’s account at DTC, together with an “agent’s message” as described under the section entitled “The Offer—Procedure for Tendering Shares,” beginning on page 71 of this offer to exchange.

Material U.S. Federal Income Tax Consequences (Page 74)

The exchange of shares of Mavenir common stock for cash and/or Mitel common shares in the Offer and the conversion of the Mavenir common stock in the Merger will be taxable to Mavenir stockholders for U.S. federal income tax purposes. In general, each Mavenir stockholder will be required to recognize gain or loss with respect to each share of Mavenir common stock surrendered in the Offer or converted in the Merger in an amount equal to the difference between (i) the sum of any cash received (including cash received in lieu of a fractional share of Mitel common shares) and the fair market value of any Mitel common shares received, and (ii) the adjusted tax basis of the shares of Mavenir common stock surrendered in exchange (or converted in the Merger) for such cash and/or Mitel common shares. Mavenir stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the Offer and the Merger to them.

Appraisal Rights (Page 80)

Mavenir stockholders are not entitled to appraisal rights in connection with the Offer. However, the Merger will entitle Mavenir stockholders to appraisal rights under Section 262 of the DGCL. To exercise appraisal rights, a Mavenir stockholder must strictly comply with Section 262 of the DGCL, including not tendering his or her shares in the Offer, not submitting a letter of election and transmittal in connection with the Offer and not voting in favor of (or consenting to) the Merger.

You are urged to read Section 262 of the DGCL, which is attached as Annex D to this offer to exchange.

The Merger Agreement (Page 103) and the Merger (Page 108)

After consummation of the Offer, Mitel will cause Purchaser to complete the merger with and into Mavenir, with Mavenir continuing as the surviving corporation.

No Solicitation (Page 115)

Except as expressly permitted by the merger agreement, Mavenir agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiry or the making or submission of any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, an acquisition proposal (as described below); (ii) subject to the fiduciary exception described under the section entitled “The Merger Agreement—Covenants—Fiduciary Exception,” beginning on page 118 of this offer to exchange, approve or recommend, or publicly propose to approve or recommend, an acquisition proposal; (iii) subject to the fiduciary exception described under the section entitled “The Merger Agreement—Covenants—Fiduciary Exception,” beginning on page 118 of this offer to exchange, approve or recommend, or publicly propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding, in each case, relating to an acquisition proposal (other than a confidentiality agreement in connection with an acquisition proposal) or a superior proposal (as described below); (iv) enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal; or (v) agree to do any of the foregoing actions.

Under the terms of the merger agreement, Mavenir agreed to, and agreed to cause its subsidiaries to and request that its representatives, immediately cease any communications, discussions or negotiations with any person that may have been ongoing with respect to an acquisition proposal. Mavenir agreed to promptly (and in any event within 24 hours) advise Mitel in writing of any inquiries, proposals or offers with respect to an acquisition proposal that are received by, any nonpublic information with regard to such acquisition proposal that is requested from, or any discussions or negotiations sought to be initiated regarding such acquisition proposal with, Mavenir or its representatives.

Prior to the time Mavenir common stock is accepted pursuant to the Offer, following the receipt of a bona fide written acquisition proposal that the Mavenir board of directors determines in good faith, after consultation with Mavenir’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a superior proposal and that was unsolicited and made after February 28, 2015 in circumstances not otherwise involving a breach of the merger agreement, Mavenir may, in response to such acquisition proposal, furnish information with respect to Mavenir to the person making such acquisition proposal and engage in discussions or negotiations with such person regarding such acquisition proposal, except that (1) prior to furnishing, or causing to be furnished, any such nonpublic information relating to Mavenir, Mavenir must enter into a confidentiality agreement with the person making the acquisition proposal on terms as prescribed in the merger agreement, and (2) promptly (but in any event within 24 hours) following the furnishing of any such nonpublic information to such person, Mavenir furnishes such nonpublic information to Mitel (to the extent such nonpublic information has not been previously furnished to Mitel or its representatives).

No Adverse Recommendation Change (Page 117)

Subject to certain exceptions described below, Mavenir, the Mavenir board of directors and any committee of the Mavenir board of directors may not effect an adverse recommendation change (as described below).

Notwithstanding the foregoing, prior to the time Mavenir common stock is accepted pursuant to the Offer, the Mavenir board of directors may, subject to the provisions described in the following paragraphs, make an adverse recommendation change if (and only if) (i) a written acquisition proposal that was not solicited in violation of the merger agreement is made to Mavenir by a third party and such acquisition proposal is not withdrawn or an intervening event (as described below) occurs; (ii) in the case of an acquisition proposal, the Mavenir board of directors concludes in good faith, after consultation with Mavenir’s outside legal counsel and outside financial advisors, that such acquisition proposal constitutes a superior proposal; and (iii) the Mavenir board of directors concludes in good faith, after consultation with Mavenir’s outside legal counsel, that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties owed by the Mavenir board of directors to the Mavenir stockholders under applicable law.

Prior to making any adverse recommendation change and/or authorizing Mavenir to enter into an alternative acquisition agreement, the Mavenir board of directors must provide Mitel four (4) business days’ prior written notice of any intention to take such action, during which time the Mavenir board of directors and its representatives must negotiate in good faith with Mitel (to the extent Mitel desires to negotiate) regarding any revisions to the merger agreement proposed by Mitel in response to the superior proposal or intervening event. If, after the four (4) business day period, the Mavenir board of directors conclude in good faith, after consultation with outside financial advisors and outside legal counsel (taking into account any adjustment or modification of the terms of the merger agreement proposed and irrevocably committed to in writing by Mitel), that (i) the acquisition proposal continues to be a superior proposal, or the intervening event continues to warrant an adverse recommendation change, as applicable, and (ii) failure to make such adverse recommendation change would be inconsistent with the fiduciary duties owed by the Mavenir board of directors to the Mavenir stockholders under applicable law, then Mavenir may make an adverse recommendation change.

In the event of any material amendment or modification to any superior proposal and no later than 24 hours after such change, Mavenir must satisfy the notice requirement described above with a new written notice to Mitel and the negotiation requirements described above (except that the four (4) business day notice period will instead be the longer of two (2) business days and the period then remaining under the current four (4) business day notice period). In the event there is an adverse recommendation change made in compliance with the merger agreement with respect to a superior proposal, Mavenir may only enter into an alternative acquisition agreement with respect to such superior proposal by concurrently terminating the merger agreement and paying Mitel the $20,625,000 termination fee.

Termination of the Merger Agreement (Page 123)

The merger agreement may be terminated at any time prior to the effective time:

•	by mutual written agreement of Mitel and Mavenir;

•	by either Mitel or Mavenir if any court or governmental authority of competent jurisdiction has issued a final and non-appealable order, decree or ruling or has taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting the acquisition or acceptance for payment of, or payment for, shares of Mavenir common stock pursuant to the Offer or the Merger, or (ii) making the acquisition of or payment for shares of Mavenir common stock pursuant to the Offer, or the consummation of the Merger, illegal;

•	by either Mitel or Mavenir if the Offer has expired without the acceptance for payment of shares of Mavenir common stock pursuant to the Offer; provided, that neither party may terminate if such terminating party breached any provision of the merger agreement resulting in the failure of the acceptance for payment of and payment for the shares of Mavenir common stock pursuant to the Offer;

•	by either Mitel or Mavenir if the consummation of the Offer has not occurred on or prior to the Outside Date, provided, that neither party may terminate if such terminating party breached any provision of the merger agreement resulting in the failure of the consummation of the Offer to have occurred by such time;

•	by either Mitel or Mavenir if at any time prior to the consummation of the Offer, the other party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement such that either of the conditions to the Offer relating to such party’s representations, warranties, covenants or agreements, as applicable, would not be satisfied and (i) either such breach is not capable of cure by the earlier of thirty (30) days or the Outside Date, (ii) such breach is curable within the specified time-period, but such other party does not continuously exercise reasonable best efforts to cure such breach, or (iii) such breach is curable within the specified time-period, but the specified time-period has expired, provided, that at the time of such termination, the terminating party is not in material breach of any of any of its representations, warranties, covenants or agreements under the merger agreement;

•	by Mavenir if there occurs after February 28, 2015 a material adverse effect on Mitel the effect of which is continuing;

•	by Mitel if prior to the consummation of the Offer, Mavenir, Mavenir’s board of directors or any committee thereof has effected an adverse recommendation change;

•	by Mavenir if (i) the marketing period has ended, (ii) Mavenir has irrevocably notified Mitel in writing that (x) all of the conditions to the Offer have been satisfied or irrevocably waived and the conditions to the Merger are capable of being satisfied following the consummation of the Offer, and (y) Mavenir is ready, willing and able to consummate the Offer, and (iii) Purchaser fails to irrevocably accept for payment and pay for the shares of Mavenir common stock pursuant to the merger agreement within three (3) business days following delivery of such written notice from Mavenir; or

•	by Mavenir, if prior to the consummation of the Offer, (i) Mavenir’s board of directors authorizes Mavenir to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement that did not result from a breach of the merger agreement, (ii) substantially concurrent with the termination of the merger agreement, Mavenir enters into an alternative acquisition agreement with respect to such superior proposal, and (iii) Mavenir, prior to or concurrently with such termination, pays a termination fee of $20,625,000 to Mitel.

Termination Fee (Page 125)

Mavenir will pay Mitel a termination fee of $20,625,000 if the merger agreement is terminated in certain circumstances involving an acquisition proposal, an alternative acquisition agreement or an adverse recommendation change.

Reverse Termination Fee (Page 125)

Mitel will pay Mavenir a reverse termination fee of $35,750,000 if the merger agreement is terminated in certain circumstances involving a failure to obtain the debt financing.

Mavenir Board of Directors (Page 107)

The merger agreement provides that, no later than three (3) business days prior to the acceptance for exchange of shares of Mavenir common stock pursuant to the Offer, each incumbent director of the Mavenir board of directors will deliver to Mitel his or her resignation to be effective as of the effective time or sooner. At any time after the acceptance for exchange of shares of Mavenir common stock pursuant to the Offer, we will be entitled to designate a number of directors on the board of directors of Mavenir so that at least a majority of such directors are Mitel designees. This enables us to control the Mavenir board of directors after consummation of the Offer. However, if Mitel’s director designees constitute a majority of the Mavenir board of directors prior to the consummation of the Merger, certain actions, such as an amendment to the merger agreement by Mavenir or a waiver of any of Mavenir’s rights pursuant to the merger agreement, in each case that would reasonably be expected to have an adverse effect on Mavenir’s stockholders, will require the concurrence of a majority of the independent directors on Mavenir’s board of directors.

Source and Amount of Funds (Page 81)

We estimate that the total amount of funds necessary to purchase all of the shares of Mavenir common stock in the Offer and the Merger and to complete the related transactions, including the payment of fees and expenses in connection with the Offer and the Merger, will be approximately $610 million (which amount represents the cash required to fund the aggregate Cash Consideration and the estimated value of Mitel common shares to be issued for the aggregate Share Consideration, assuming a value of Mitel common shares of $10.59 per share (the closing price of a Mitel common share on the NASDAQ Global Market on April 9, 2015), plus estimated fees and expenses). We expect to fund these payments with cash on hand and other funds available, including through the debt financing pursuant to debt commitments from the lenders in an aggregate principal amount of $700 million.

On February 28, 2015, we entered into the debt commitment letter with the lenders pursuant to which, in connection with the Offer and the Merger, the lenders committed to provide a $650 million senior secured first lien term loan facility and a $50 million senior secured first lien revolving credit facility. The facilities are expected to be used to (i) finance a portion of the aggregate Cash Consideration required to purchase shares of Mavenir common stock pursuant to the merger agreement, (ii) finance the cash-out of outstanding vested and in-the-money stock options of Mavenir pursuant to the merger agreement, (iii) refinance existing indebtedness of Mitel, (iv) pay fees and expenses in connection with the Offer and the other transactions, and (v) after the closing of the Merger, with respect to the revolving facility, address working capital and general corporate purposes of Mitel and its subsidiaries. The obligations of the lenders to make the facilities available to Mitel are subject to certain conditions including, but not limited to, the execution and delivery of mutually acceptable definitive loan documents, which are expected to contain customary representations, warranties, covenants and events of default, consummation of the Offer, the Merger and the other transactions contemplated by the merger agreement prior to or concurrently with the borrowings under the facilities, the absence of the occurrence of a Material Adverse Effect (as defined in the debt commitment letter) and a Target Material Adverse Effect (as defined in the debt commitment letter) in relation to each of Mitel and Mavenir, respectively, the accuracy of certain representations and warranties in relation to each of Mitel and Mavenir, and the lenders (or certain affiliates thereof) having been provided a specified period to syndicate the facilities with assistance by Mitel and Mavenir as set forth in the debt commitment letter. For a more detailed description of the debt commitment letter and the facilities, please see the section entitled “Source and Amount of Funds,” beginning on page 81 of this offer to exchange.

Regulatory Approvals (Page 96)

Our acceptance of the validly tendered and not validly withdrawn shares of Mavenir common stock in the Offer and the consummation of the Offer and the Merger is subject to the expiration or termination of the waiting period under the HSR Act and any foreign antitrust or competition-related legal requirements, including the receipt of evidence of clearance of the Offer and the Merger from the Bundeskartellamt in the manner prescribed by the German ARC. Early termination of the waiting period with respect to the Offer and the Merger under the HSR Act was granted by the FTC on March 24, 2015. The Offer and the Merger received clearance under the German ARC on March 23, 2015. In addition, the SEC must declare the registration statement, of which this offer to exchange is a part, effective, the Mitel common shares to be issued in the Offer and the Merger must have been approved for listing on the NASDAQ Global Market and the Toronto Stock Exchange, subject to official notice of issuance, and a certificate of merger under the DGCL must be filed with respect to the Merger. See the section entitled “Certain Legal Matters—Regulatory Approvals,” beginning on page 96 of this offer to exchange.

Certain Effects of the Offer (Page 99)

Accounting Treatment (Page 100)

The proposed combination with Mavenir would be accounted for under the acquisition method of accounting under generally accepted accounting principles in the United States, or “GAAP,” with Mitel being the accounting acquirer.

Ownership of Mitel After the Offer and the Merger

Mitel estimates that, if all shares of Mavenir common stock are exchanged pursuant to the Offer and the Merger, former Mavenir stockholders will own, in the aggregate, approximately 16% of the outstanding Mitel common shares based upon the number of outstanding Mitel common shares and outstanding shares of Mavenir common stock on March 20, 2015, disregarding stock options and common shares that may be issued by Mitel or Mavenir pursuant to an employee stock plan.

Interests of Certain Persons in the Offer and the Merger (Page 101)

Mavenir’s executive officers and directors have interests in the Offer and the Merger that are different from, or are in addition to, those of other stockholders, which are set forth in the Schedule 14D-9 that is being mailed to Mavenir stockholders together with this offer to exchange. These interests include the treatment of stock options held by executive officers and directors, the potential for “double trigger” severance pay and benefits if the executive officers are terminated involuntarily without cause or resign for good reason generally within 24 months after the consummation of the Offer and the indemnification of executive officers and directors of Mavenir against certain liabilities. In addition, Mitel has proposed to grant restricted stock units to certain of Mavenir’s executive officers as an incentive for continued retention of these individuals, as described in the section entitled “Item 3. Past Contacts, Transactions, Negotiations and Agreements—(c) Arrangements among Mitel, Purchaser and Certain Executive Officers and Directors of Mavenir” in the Schedule 14D-9.

The boards of directors of Mavenir and Mitel were aware of these interests and considered them, among other matters, when they approved the Offer, the Merger and the merger agreement.

As of the date of this offer to exchange, Mitel does not beneficially own any shares of Mavenir common stock.

Comparison of Rights of Holders of Mitel Common Shares and Mavenir Common Stock (Page 130)

Mavenir is a Delaware corporation organized under the DGCL. Mitel is a Canadian corporation organized under the Canada Business Corporations Act, or the “CBCA.” As a result of the Offer and the Merger, Mavenir’s stockholders will become shareholders of Mitel, and rights as shareholders will be governed by the CBCA and Mitel’s articles of amalgamation and by-law. There are differences between the DGCL and the certificate of incorporation and bylaws of Mavenir, on the one hand, and the CBCA and the articles of amalgamation and by-law of Mitel, on the other hand. See the section entitled “Comparison of Rights of Holders of Mitel Common Shares and Mavenir Common Stock,” beginning on page 130 of this offer to exchange.

Comparative Per Share Market Price and Dividend Information (Page 37)

On February 27, 2015 (the last trading day preceding the public announcement of the entry into the merger agreement), Mitel common shares closed at $10.16 per share on the NASDAQ Global Market and shares of Mavenir common stock closed at $14.57 per share on the New York Stock Exchange. On April 9, 2015, (the most recent practicable date), Mitel common shares closed at $10.59 per share on the NASDAQ Global Market and shares of Mavenir common stock closed at $18.18 per share on the New York Stock Exchange.

Mitel has never paid any cash dividends on its common shares and does not anticipate paying any cash dividends on its common shares in the foreseeable future.

Questions about the Offer and the Merger

If you have any questions about the Offer or the Merger or if you need additional copies of this offer to exchange, you should contact our information agent, Georgeson Inc.:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free: (866) 628-6021

SUMMARY SELECTED HISTORICAL FINANCIAL DATA

Mitel Summary Selected Historical Consolidated Financial Data

The following table sets forth certain consolidated financial data of Mitel. The consolidated statement of operations data for the year ended December 31, 2014, the eight months ended December 31, 2013 and the years ended April 30, 2013 and 2012, and the selected consolidated balance sheet data as of December 31, 2014 and 2013 are derived from, and are qualified by reference to, the audited consolidated financial statements included in Mitel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this offer to exchange. The consolidated statements of operations data for the years ended April 30, 2011 and 2010, and the consolidated balance sheet data as of April 30, 2013, 2012, 2011 and 2010 are derived from audited consolidated financial statements, which are not incorporated by reference into this offer to exchange. You should read this summary selected financial data together with Mitel’s “Management Discussion and Analysis of Financial Condition and Results of Operations” and Mitel’s historical consolidated financial statements and notes thereto. The historical results are not necessarily indicative of results to be expected in the future.

	Year Ended December 31, 2014	Eight Months Ended December 31, 2013	Year Ended April 30,
			2013	2012	2011	2010
	(in millions, except per share data)
Consolidated Statement of Operations Data
Revenues	$1,104.0	$357.3	$576.9	$611.8	$589.3	$599.1
Cost of revenues	513.9	153.3	256.3	282.4	281.9	288.6

Gross margin	590.1	204.0	320.6	329.4	307.4	310.5

Expenses:
Selling, general and administrative	344.7	132.1	198.7	200.6	190.5	181.4
Research and development	118.3	38.3	55.7	58.6	61.3	57.6
Special charges and restructuring costs	72.7	14.6	20.3	17.1	15.5	5.2
Amortization of acquisition-related intangible assets	53.4	16.5	22.3	22.3	22.3	22.2
Loss (gain) on litigation settlement	—	—	1.5	1.5	1.0	(5.5)

	589.1	201.5	298.5	300.1	290.6	260.9

Operating income	1.0	2.5	22.1	29.3	16.8	49.6
Interest expense	(21.0)	(17.1)	(19.7)	(18.8)	(20.0)	(29.8)
Debt and warrant retirement costs	(16.2)	(0.6)	(2.6)	—	(0.6)	(1.0)
Fair value adjustment on derivative instruments	—	—	—	—	1.0	7.4
Other income (expense), net	6.0	(0.4)	1.3	(0.7)	0.8	0.9
Income tax recovery	22.9	10.1	8.8	39.4	88.4	9.0

Net income (loss) from continuing operations	(7.3)	(5.5)	9.9	49.2	86.4	36.1
Net income (loss) from discontinued operations	—	—	(3.7)	0.6	1.7	1.1

Net income (loss)	$(7.3)	$(5.5)	$6.2	$49.8	$88.1	$37.2

	Year Ended December 31, 2014	Eight Months Ended December 31, 2013	Year Ended April 30,
			2013	2012	2011	2010
	(in millions, except per share data)
Net income (loss) attributable to common shareholders (1)	$(7.3)	$(5.5)	$6.2	$49.8	$88.1	$(107.3)
Net income (loss) per common share—Basic:
Net income (loss) per share from continuing operations	$(0.08)	$(0.10)	$0.19	$0.92	$1.63	$(7.37)
Net income (loss) per share from discontinued operations	$—	$—	$(0.07)	$0.01	$0.03	$0.07
Net income (loss) per common share	$(0.08)	$(0.10)	$0.12	$0.93	$1.66	$(7.30)
Net income (loss) per common share—Diluted:
Net income (loss) per share from continuing operations	$(0.08)	$(0.10)	$0.18	$0.88	$1.54	$(7.37)
Net income (loss) per share from discontinued operations	$—	$—	$(0.07)	$0.01	$0.03	$0.07
Net income (loss) per common share	$(0.08)	$(0.10)	$0.11	$0.89	$1.57	$(7.30)

	Year Ended December 31, 2014	Eight Months Ended December 31, 2013	Year Ended April 30,
			2013	2012	2011	2010
	(in millions, except per share data and ratio)
Other Financial Data
Adjusted EBITDA (2):
Adjusted EBITDA	$166.9	$46.2	$83.7	$88.0	$76.1	$89.8
Ratio of earnings to fixed charges (3)	—	—	1.1x
Consolidated Balance Sheet Data
Cash and cash equivalents	$111.3	$40.2	$69.0	$78.7	$73.9	$76.6
Total assets	$1,278.8	$620.5	$656.4	$687.2	$672.2	$641.0
Total debt, including capital leases	$316.8	$269.5	$288.1	$311.8	$323.3	$349.8
Common shares	$1,216.3	$814.9	$810.4	$809.4	$805.5	$802.8
Warrants	$39.1	$39.1	$39.1	$55.6	$55.6	$55.6
Total shareholders’ equity (deficiency)	$447.8	$118.4	$84.0	$89.8	$49.5	$(54.9)

(1)	Net loss attributable to common shareholders for fiscal 2010 includes the effect of then-outstanding preferred shares.

(2)	Adjusted EBITDA, a non-GAAP measure:
(3)	For purposes of the ratio of earnings to fixed charges, earnings consists of earnings (loss) from continuing operations, before taxes and interest expense; and fixed charges consists of interest expense. For the year ended December 31, 2014, the deficiency was $30.2 million and for the eight months ended December 31, 2013, the deficiency was $15.6 million.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for each of the periods indicated:

	Year Ended December 31, 2014	Eight Months Ended December 31, 2013	Year Ended April 30,
			2013	2012	2011	2010
	(in millions)
Net income (loss)	$(7.3)	$(5.5)	$6.2	$49.8	$88.1	$37.2
Net loss (income) from discontinued operations	—	—	3.7	(0.6)	(1.7)	(1.1)

Net income (loss) from continuing operations	(7.3)	(5.5)	9.9	49.2	86.4	36.1
Adjustments:
Interest expense	21.0	17.1	19.7	18.8	20.0	29.8
Income tax recovery	(22.9)	(10.1)	(8.8)	(39.4)	(88.4)	(9.0)
Amortization and depreciation	75.9	25.5	35.8	33.4	34.0	34.4
Foreign exchange loss (gain)	(3.9)	0.5	(0.2)	1.5	0.7	0.3
Special charges and restructuring costs	72.7	14.6	20.3	17.1	15.5	5.2
Stock-based compensation	6.1	3.1	4.2	4.8	4.7	3.3
Debt and warrant retirement costs	16.2	0.6	2.6	—	0.6	1.0
Acquisition accounting for deferred revenue	9.1	—	—	—	—	—
Loss (gain) on litigation settlement	—	—	1.5	1.5	1.0	(5.5)
Fair value adjustment on derivative instruments	—	—	—	—	(1.0)	(7.4)
Other	—	0.4	—	—	—	—

Adjusted EBITDA from continuing operations	166.9	46.2	85.0	86.9	73.5	88.2
Adjusted EBITDA from discontinued operations (1)	—	—	(1.3)	1.1	2.6	1.6

Adjusted EBITDA	$166.9	$46.2	$83.7	$88.0	$76.1	$89.8

(1)	The reconciliation of net income from discontinued operations to Adjusted EBITDA from discontinued operations for the years ended April 30, 2013 through April 30, 2010 consists of an adjustment for income tax expense (recovery) of ($0.5) million, $0.5 million, $0.9 million and $0.5 million, respectively. The reconciliation of net loss from discontinued operations to Adjusted EBITDA from discontinued operations for the year ended April 30, 2013 consists of special charges and restructuring costs of $1.6 million, non-cash impairment of goodwill of $1.9 million and income tax recovery of $1.1 million.

Mitel defines Adjusted EBITDA as net income (loss), adjusted for the items as noted in the above tables. Adjusted EBITDA is not a measure calculated in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Mitel prepares Adjusted EBITDA to eliminate the impact of items that it does not consider indicative of its core operating performance. You are encouraged to evaluate these adjustments and the reasons Mitel considers them appropriate, as well as the material limitations of non-GAAP measures and the manner in which Mitel compensates for those limitations.

Mitel uses Adjusted EBITDA:

•	as a measure of operating performance;

•	for planning purposes, including the preparation of its annual operating budget;

•	to allocate resources to enhance the financial performance of its business; and

•	in communications with its board of directors concerning its financial performance.

Mitel believes that the use of Adjusted EBITDA provides consistency and facilitates period to period comparisons, and may facilitate comparisons with other companies in Mitel’s industry, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Mitel believes Adjusted EBITDA may also be useful to investors in evaluating its operating performance because securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies. Mitel’s investor and analyst presentations also include Adjusted EBITDA. However, you are also cautioned that other companies in Mitel’s industry may calculate Adjusted EBITDA or similarly titled measures differently than Mitel does, which limits the usefulness of Adjusted EBITDA as a comparative measure.

Moreover, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA and similar non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of Mitel’s results of operations as reported under GAAP.

Some of the limitations of Adjusted EBITDA are that it does not reflect:

•	cash requirements for interest expense;

•	cash requirements for income taxes;

•	foreign exchange gains or losses;

•	cash payments made in connection with litigation settlements;

•	significant cash payments made in connection with special charges and restructuring costs;

•	employee stock-based compensation; and

•	cash requirements for the replacement of assets that have been depreciated or amortized.

Mitel compensates for the inherent limitations associated with using Adjusted EBITDA through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net income (loss).

Mavenir Summary Selected Historical Consolidated Financial Data

The following table sets forth certain consolidated financial data of Mavenir. The selected consolidated statement of operations data for the years ended December 31, 2014, 2013, and 2012, and the selected consolidated balance sheet data as of December 31, 2014 and 2013 were derived from the consolidated financial statements included in Mavenir’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this offer to exchange. The selected consolidated statement of operations data for the years ended December 31, 2011 and 2010 and the selected consolidated balance sheet data as of December 31, 2012, 2011 and 2010 are derived from Mavenir’s audited consolidated financial statements, which are not incorporated by reference into this offer to exchange. You should read this summary selected financial data together with Mavenir’s “Management Discussion and Analysis of Financial Condition and Results of Operations” and Mavenir’s historical consolidated financial statements and notes thereto. The historical results are not necessarily indicative of results to be expected in the future.

	December 31,
	2014 (4)	2013	2012	2011 (2)(3)	2010
				(as adjusted)
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Total revenue	$129,795	$101,308	$73,840	$48,184	$8,251
Cost of revenue	58,849	45,173	30,459	30,784	5,103

Gross profit	70,946	56,135	43,381	17,400	3,148
Total operating expenses	88,018	63,843	57,944	37,905	13,324

Operating loss	(17,072)	(7,708)	(14,563)	(20,505)	(10,176)
Net interest expense	1,966	3,185	383	61	108
Loss on early extinguishment of debt	1,783	—	—	—	—
Foreign exchange loss (gain)	4,699	1,901	(529)	1,182	(21)

Loss before income tax expense	(25,520)	(12,794)	(14,417)	(21,748)	(10,263)
Income tax expense	516	2,496	1,152	1,330	131

Net loss	$(26,036)	$(15,290)	$(15,569)	$(23,078)	$(10,394)

Net loss per share attributable to common shareholders (basic and diluted)	$(1.00)	$(3.57)	$(12.09)	$(19.96)	$(9.42)
Weighted average common shares outstanding (basic and diluted)	25,988	4,278	1,288	1,156	1,104
As adjusted net loss per share (1)	$(1.00)	$(0.82)	$(0.88)	$(1.31)	$(0.80)
As adjusted weighted-average shares outstanding used to compute net loss per share (1)	25,988	18,537	17,740	17,608	13,001

(1)	As adjusted amounts give effect to the automatic conversion of all outstanding shares of Mavenir’s redeemable convertible preferred stock into 16,452,467 shares of Mavenir common stock at the beginning of all periods presented.
(2)	On May 27, 2011, Mavenir acquired all of the outstanding capital stock of Airwide Solutions, Inc., or “Airwide.” The results of operations and financial condition of Airwide are included from the acquisition date of May 27, 2011.
(3)	Total revenue for the year ended December 31, 2011 has been decreased by $1.3 million, from the previously reported amount of $49.5 million, to recognize the fair value ascribed to performance-based warrants issued to a channel partner in 2008. These warrants were earned in 2011, upon achievement of the performance milestone, and exercised in April of 2014. As a result of this adjustment, accumulated deficit increased by $1.3 million, with an offsetting increase in additional-paid-in capital of $1.3 million, as of December 31, 2011, 2012 and 2013.

(4)	On November 21, 2014, Mavenir acquired Stoke, Inc., or “Stoke.” The results of operations and financial condition of Stoke are included from the acquisition date of November 21, 2014.

	December 31,
	2014	2013 (1)	2012 (1)	2011 (1)	2010 (1)
				(as adjusted)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$54,699	$38,930	$7,402	$19,466	$5,425
Working capital	72,798	58,179	16,281	18,781	5,812
Total assets	139,521	106,599	60,481	60,387	16,797
Long-term debt, net of current portion	21,797	23,423	14,700	—	—
Total liabilities	72,798	62,568	48,718	34,131	9,682
Total liabilities and shareholders’ equity	139,521	106,599	60,481	60,387	16,797

(1)	Total revenue for the year ended December 31, 2011 has been decreased by $1.3 million, from the previously reported amount of $49.5 million, to recognize the fair value ascribed to performance-based warrants issued to a channel partner in 2008. These warrants were earned in 2011, upon achievement of the performance milestone, and exercised in April of 2014. As a result of this adjustment, accumulated deficit increased by $1.3 million, with an offsetting increase in additional-paid-in capital of $1.3 million, as of December 31, 2011, 2012 and 2013.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table presents selected unaudited pro forma condensed combined financial information about Mitel’s consolidated balance sheet and statement of operations, after giving effect to the Offer, the Merger and the debt incurrence (as defined below). The information under “Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data” in the table below assumes the Offer, the Merger and the debt incurrence had been consummated as of January 1, 2014. It also assumes that Mitel’s acquisition of Aastra, which was completed on January 31, 2014, had occurred on January 1, 2014. The information under “Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below assumes the Offer, the Merger and the debt incurrence had been consummated on December 31, 2014. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Mitel considered the acquirer of Mavenir. See the section entitled “Certain Effects of the Offer—Accounting Treatment,” beginning on page 100 of this offer to exchange.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The information presented below should be read in conjunction with the historical consolidated financial statements of Mitel and Mavenir, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial statements of Mitel and Mavenir, including the related notes, appearing elsewhere in this offer to exchange. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 84 of this offer to exchange. The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred had the Offer and the Merger been completed on the dates indicated or of results that may occur in the future.

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data:

Year Ended December 31, 2014 (in millions, except per share amounts and ratio)
Revenues	$1,265.8
Cost of revenues	593.1

Gross margin	672.7

Expenses:
Selling, general and administrative	415.2
Research and development	154.6
Special charges and restructuring costs	88.5
Amortization of acquisition-related intangible assets	78.2

736.5

Operating income (loss)	(63.8)
Interest expense	(40.2)
Debt retirement costs	(18.0)
Other income (expense)	0.3

Loss before income taxes	(121.7)
Income tax recovery (expense)	37.8

Net loss	$(83.9)

Net loss per share (basic and diluted)	$(0.71)
Weighted-average number of common shares outstanding (basic and diluted)	118.9
Ratio of earnings to fixed charges (1)	—

(1)	For purposes of the ratio of earnings to fixed charges, earnings consists of earnings (loss) from continuing operations, before taxes and interest expense; and fixed charges consists of interest expense. The deficiency was $121.7 million.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data:

As at December 31, 2014 (in millions)
Cash and cash equivalents	$71.7
Total assets	1,937.3
Long-term debt	644.8
Shareholders’ equity	$634.4

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

Set forth below are the Mitel and Mavenir historical and pro forma amounts per common share for basic and diluted net income and book value. For purposes of the pro forma share amounts, we have calculated the acquisition consideration using the number of shares of Mavenir common stock and stock options outstanding at February 27, 2015. For a discussion of the assumptions and adjustments made in preparing the unaudited pro forma condensed combined financial statements, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 84 of this offer to exchange. The unaudited pro forma comparative per common share data is based on the historical financial statements of Mitel and Mavenir, which are incorporated by reference into this offer to exchange, and has been prepared to reflect the Offer and the Merger as if they had been completed as of the dates indicated, and the planned incurrence of $650,000,000 of term debt and the repayment of Mitel’s existing term debt prior to the date of acquisition, which we refer to together as the “debt incurrence,” and the assumptions, reclassifications, and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The pro forma amounts per common share for basic and diluted net income for the year ended December 31, 2014 are based on the historical financial statements of Mitel and Mavenir for the year then ended.

The pro forma amounts per common share for basic and diluted net income for the year ended December 31, 2014 have been prepared as if the Offer, the Merger and the debt incurrence had occurred on January 1, 2014, and were carried forward through the periods presented, and taking into account the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The combined pro forma per share book value as of December 31, 2014 reflects the Offer, the Merger and the debt incurrence as if they had been consummated on December 31, 2014.

The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the above referenced transactions had been completed as of the beginning of the periods presented or on the dates presented nor is it necessarily indicative of the future operating results or financial position of the combined company. The financial results may have been different had the companies always been combined. The business of Mitel and Mavenir may have performed differently had the Offer, the Merger and the debt incurrence occurred prior to the period presented. In addition, since the unaudited pro forma condensed combined financial data have been prepared based on preliminary estimates of acquisition consideration and fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the information presented. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results of the combined company. This pro forma information is subject to risks and uncertainties, including those discussed in the section entitled “Risk Factors,” beginning on page 40 of this offer to exchange.

The historical book value per share is computed by dividing total shareholders’ equity by the number of common shares outstanding at the end of the period. The pro forma net income per common share of the combined company is computed by dividing the pro forma total net income of the combined company by the pro forma weighted-average number of common shares of the combined company outstanding over the period. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity of the combined company by the pro forma number of common shares of the combined company outstanding at the end of the period. Mavenir equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by 0.675, the fraction of a Mitel common share that will be exchanged for each share of Mavenir common stock in the Offer and the Merger. The Mavenir pro forma equivalent per share amounts do not include the benefits of the cash portion of the offer consideration.

	Historical
	Mitel Networks Corporation	Mavenir Systems, Inc.	Unaudited Mitel Pro forma Combined	Unaudited Mavenir Pro forma Equivalents
Year Ended December 31, 2014:
Net Income (loss) per common share:
Basic	$(0.08)	$(1.00)	$(0.71)	$(0.47)
Diluted	$(0.08)	$(1.00)	$(0.71)	$(0.47)
Book value per share as of December 31, 2014:	$4.47	$2.31	$5.30	$3.58

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Mitel common shares are traded on the NASDAQ Global Market under the symbol “MITL” and the Toronto Stock Exchange under the symbol “MNW.” Mavenir common stock is traded on the New York Stock Exchange under the symbol “MVNR.” The following table sets forth, for the periods indicated, the high and low reported closing sale prices per Mitel common share on the NASDAQ Global Market and the high and low reported closing sale prices per share of Mavenir common stock on the New York Stock Exchange.

The value of the Mitel common shares that form a part of the offer consideration will change as the market price of Mitel common shares fluctuates during the pendency of the Offer and thereafter, and therefore will likely be different from the prices set forth below.

Mitel Networks Corporation

The following table presents the high and low sale prices on the NASDAQ for Mitel common shares for the periods indicated:

	Price Range of Common Shares
	High	Low
Year Ended April 30, 2013
First Quarter	$5.01	$3.75
Second Quarter	$4.46	$2.44
Third Quarter	$3.98	$2.41
Fourth Quarter	$4.09	$3.27
Transition Year Ended December 31, 2013
First Quarter	$5.08	$3.25
Second Quarter	$6.38	$4.26
Third Quarter (to December 31, 2013)	$10.26	$5.64
Fiscal Year Ended December 31, 2014
First Quarter	$10.86	$8.35
Second Quarter	$11.94	$8.46
Third Quarter	$11.29	$9.13
Fourth Quarter	$10.90	$7.75
Fiscal Year Ended December 31, 2015
First Quarter	$10.87	$8.52
Second Quarter (to April 9, 2015)	$10.65	$9.79

As of March 20, 2015, there were 1,347 shareholders of record of Mitel common shares. Because many of Mitel’s common shares are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of beneficial shareholders represented by these record holders.

Mitel has never declared or paid cash dividends on its common shares. Mitel intends to retain any future earnings to fund the development and growth of Mitel’s business and does not currently anticipate paying dividends on its common shares for the foreseeable future. Any determination to pay dividends to holders of Mitel common shares in the future will be at the discretion of Mitel’s board of directors and will depend on many factors, including Mitel’s financial condition, earnings, legal requirements and other factors as Mitel’s board of directors deems relevant. In addition, Mitel’s credit agreement limits its ability to pay dividends and Mitel may in the future become subject to debt instruments or other agreements that further limit its ability to pay dividends. Also, pursuant to a shareholders’ agreement, or the “Mitel Shareholders’ Agreement,” between Mitel, Francisco Partners Management, LLC and certain of its affiliates, or the “Francisco Partners Group,” and Dr. Terence

Matthews and certain entities controlled by Dr. Matthews, or the “Matthews Group,” dated as of April 27, 2010, as long as the Francisco Partners Group holds at least 15% of the outstanding Mitel common shares, Mitel may not declare or pay dividends, without the consent of the Francisco Partners Group. After consummation of the Offer and the Merger, it is expected that the Francisco Partners Group will hold less than 15% of the outstanding Mitel common shares.

Mavenir Systems, Inc.

Mavenir common stock began trading on the New York Stock Exchange on November 7, 2013. The following table presents the high and low sale prices on the New York Stock Exchange for shares of Mavenir common stock for the periods indicated:

	Price Range of Shares of Common Stock
	High	Low
Year Ended December 31, 2013
Fourth Quarter (from November 7, 2013)	$12.00	$8.50
Year Ended December 31, 2014
First Quarter	$18.78	$10.25
Second Quarter	$18.00	$11.87
Third Quarter	$15.35	$10.35
Fourth Quarter	$14.50	$9.36
Year Ended December 31, 2015
First Quarter	$18.19	$11.80
Second Quarter (to April 9, 2015)	$18.18	$17.56

As of March 20, 2015, there were 58 holders of record of shares of Mavenir common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

The tables above show only historical prices of Mitel common shares and shares of Mavenir common stock. This may not provide meaningful information to Mavenir stockholders in determining whether to tender their shares in the Offer. Mavenir stockholders are urged to obtain current market quotations for Mitel common shares and Mavenir common stock and to review carefully the other information contained in this offer to exchange or incorporated by reference into this offer to exchange in considering whether to tender their shares in the Offer. See the section entitled “Where You Can Find Additional Information,” beginning on page 149 of this offer to exchange.

Mavenir has not declared or paid any cash dividends on its shares of common stock.

Comparative Market Value of Securities

The following table sets forth the closing price of a Mitel common share on the NASDAQ Global Market and the closing price per share of Mavenir common stock on the New York Stock Exchange on February 27, 2015 (the last trading day preceding the public announcement of the entry into the merger agreement) and April 9, 2015 (the most recent practicable date). The table also presents the equivalent market value per share of Mavenir common stock calculated as the sum of (1) $11.08 plus (2) the closing price for one Mitel common share times 0.675.

You are urged to obtain current market quotations for Mitel common shares and shares of Mavenir common stock before making a decision with respect to the Offer and the Merger. No assurance can be given as to the market prices of Mitel common shares or Mavenir common stock at or in the period leading up to the consummation of the Offer and the closing of the Merger or as to the market prices of Mitel common shares following the consummation of the Offer and the closing of the Merger. Because the offer consideration will not be adjusted for changes in the market price of Mitel common shares, the implied value of 0.675 of a Mitel common share that holders that make a Cash Election or a Share Election will receive at the acceptance of the Offer and the effective time may vary significantly from the implied value of 0.675 of a Mitel common share that holders of Mavenir common stock would have received if the Offer and the Merger were completed on the date of the merger agreement or on the date of this offer to exchange.

	Closing Price per Share
	February 27, 2015	April 9, 2015
Mitel Common Shares	$10.16	$10.59
Mavenir Common Stock	$14.57	$18.18
Mavenir Common Stock—Equivalent Market Value	$17.94	$18.23

RISK FACTORS

The Offer and the Merger involve a significant degree of risk. By participating in the Offer, Mavenir stockholders will be choosing to invest in Mitel common shares. An investment in Mitel common shares also involves a significant degree of risk. In addition to the other information contained in this offer to exchange, you should carefully consider the risks involved in the Offer and the Merger, including the following risk factors, and the risks associated with each of the businesses of Mitel and Mavenir found under Part I, Item 1A, “Risk Factors” in Mitel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Mavenir’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, both of which are incorporated by reference into this offer to exchange, in deciding whether to tender your shares of Mavenir common stock.

Risks Relating to the Offer and the Merger

The share portion of the consideration to be offered in the Offer and the Merger is fixed and will not be adjusted. Because the market price of Mitel common shares may fluctuate, Mavenir stockholders cannot be sure of the market value of the consideration they will receive in exchange for their shares of Mavenir common stock in connection with the Offer and the Merger.

Upon consummation of the Offer, each share of Mavenir common stock tendered and accepted for exchange by Mitel pursuant to the Offer will be converted into the right to receive the Cash Consideration, the Share Consideration or the consideration payable in respect of a No Election Share, subject in each case to the election and proration procedures set forth in the merger agreement and described in “The Merger Agreement—Terms of the Offer—Elections, Prorations and Other Adjustments.” Because the number of Mitel common shares being offered as consideration will not vary based on the market value of the Mitel common shares, the market value of the consideration Mavenir stockholders will receive in the Offer will be based in part on the value of Mitel common shares at the time the consideration in the Offer is received. If the price of Mitel common shares declines, Mavenir stockholders will receive less value for their shares of Mavenir common stock upon the consummation of the Offer than the value calculated on the date the Offer was announced, as of the date of the filing of this offer to exchange or as of the date such Mavenir stockholder made his or her election and validly tendered shares into the Offer.

Changes in the price of Mitel common shares may result from a variety of factors that are beyond our control, including general market and economic conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the ongoing businesses of Mitel and Mavenir may be adversely affected by actions taken by Mitel or Mavenir in connection with the Offer, including payment by the companies of certain costs relating to the Offer, such as certain legal, accounting, financing and financial and other advisory fees.

Because the Offer may not be consummated until certain conditions have been satisfied or, where permissible, waived, a significant period of time may pass between the commencement of the Offer and the time that Mitel accepts shares of Mavenir common stock for exchange. Therefore, at the time you tender your shares of Mavenir common stock pursuant to the Offer, you will not know the exact value of the Cash Consideration and the Share Consideration that will be issued if Mitel accepts such shares for exchange.

Please see the section entitled “Comparative Per Share Market Price and Dividend Information,” beginning on page 37 of this offer to exchange, for the historical high and low sales prices per share of Mavenir common stock. Mavenir stockholders are urged to obtain current market quotations for Mitel common shares and Mavenir common stock when they consider whether to tender their shares of Mavenir common stock pursuant to the Offer.

Tendering Mavenir stockholders may not receive all consideration in the form elected.

Elections that tendering Mavenir stockholders make (Cash Elections or Share Elections, as applicable) will be subject to proration (and the prorated amounts will be deemed to be Cash Elections or Share Elections, as applicable). Accordingly, some of the consideration a tendering Mavenir stockholder receives in the Offer may differ from the type of consideration the holder selected and that difference may be significant. A discussion of the proration mechanism can be found in the section entitled “The Offer—Elections, Prorations and Other Adjustments,” beginning on page 63 of this offer to exchange.

Even if the Offer is consummated, full integration of Mavenir’s operations with Mitel may be delayed if Mitel does not acquire at least 90% of the shares of Mavenir common stock outstanding pursuant to the Offer.

The Offer is subject to the minimum condition. If, after the consummation of the Offer, Mitel beneficially owns at least 90% of the shares of Mavenir common stock outstanding or if Mitel exercises the top-up option to purchase additional shares directly from Mavenir to reach such threshold, Mitel may cause the Merger without the approval of the Mavenir stockholders, as permitted under the DGCL, subject to appraisal rights to the extent applicable under the DGCL. If, on the other hand, Mitel beneficially owns more than 50%, but less than 90%, of the outstanding shares of Mavenir common stock, the top-up option is unavailable because its exercise would violate applicable law and we are unable to obtain beneficial ownership of at least 90% of the shares of Mavenir common stock through one or more subsequent offering periods described under “The Offer—Subsequent Offering Period,” a meeting of Mavenir stockholders and the affirmative vote of at least a majority of the shares of Mavenir common stock outstanding on the record date for such meeting will be needed to complete the Merger. Although this will not prevent the Merger from occurring, as Mitel will have sufficient votes to adopt the merger agreement without the need for any other Mavenir stockholders to vote in favor of such adoption, it would delay Mitel from completing the Merger and could delay the realization of some or all of the anticipated benefits from integrating Mavenir’s operations with Mitel’s operations.

If Mitel is unable to obtain sufficient financing, the acquisition of Mavenir by Mitel will not be completed.

Mitel estimates that the total amount of funds necessary to purchase all of the shares of Mavenir common stock in the Offer and the Merger and to complete the related transactions, including the payment of fees and expenses in connection with the Offer and the Merger, will be approximately $610 million (which amount represents the cash required to fund the aggregate Cash Consideration and the estimated value of Mitel common shares to be issued for the aggregate Share Consideration, assuming a value of Mitel common shares of $10.59 per share (the closing price of a Mitel common share on the NASDAQ Global Market on April 9, 2015), plus estimated fees and expenses). The Offer is not subject to a financing condition and Mitel expects to fund these payments with cash on hand and other funds available, including through debt financing pursuant to debt commitments from the lenders (defined below) in an aggregate principal amount of $700 million, and Mitel entered into a debt commitment letter with the lenders pursuant to which, in connection with the Offer and the Merger, the lenders committed to provide a $650 million senior secured first lien term loan facility and a $50 million senior secured first lien revolving credit facility. The aggregate proceeds of the borrowings under the debt commitments, together with cash on hand and other funds available to Mitel, will be sufficient for Purchaser to purchase the shares of Mavenir common stock pursuant to the Offer and the Merger. However, Mitel’s receipt of the proceeds contemplated by the debt commitments is subject to the satisfaction of certain conditions (as described in the section entitled “Source and Amount of Funds,” beginning on page 81 of this offer to exchange). Mitel will only be able to complete the Offer and the Merger if Mitel receives the financing contemplated by the debt commitments (or any alternative financing obtained in accordance with the terms of the merger agreement). If the merger agreement is terminated because Mitel does not receive sufficient financing to complete the Offer and the Merger, Mitel will be required to pay to Mavenir a reverse termination fee of $35,750,000 under certain circumstances, as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Reverse Termination Fee,” beginning on page 125 of this offer to exchange.

If the value of Mavenir’s business, together with any synergies to be achieved from its combination with Mitel, is less than the value of the cash and stock to be issued in connection with the Offer and the Merger, the price of Mitel common shares could decrease.

It is possible that the price of the common shares of the combined company will decrease following consummation of the Offer and/or the Merger. To the extent that the price of the common shares declines as a result of the belief that the value of the cash and stock to be issued in connection with the Offer and the Merger, plus transaction costs, is greater than the value of Mavenir’s business, together with any synergies to be achieved from its combination with Mitel, the Offer and the Merger could have a dilutive effect on the value of the common shares held by Mitel shareholders, including former Mavenir stockholders.

Uncertainty regarding the Offer and the Merger may cause customers and suppliers to delay or defer decisions concerning Mitel and Mavenir and adversely affect each company’s business, financial condition and operating results.

The Offer and the Merger will occur only if stated conditions are met, many of which are outside the control of Mitel and Mavenir. In addition, both parties have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the consummation of the Offer and the Merger. This uncertainty may cause customers and suppliers to delay or defer decisions concerning Mitel or Mavenir products, which could negatively affect their respective businesses, results of operations and financial conditions. Customers and suppliers may also seek to change existing agreements with Mitel or Mavenir as a result of the Offer and the Merger. Any delay or deferral of those decisions or changes in existing agreements could adversely affect the respective businesses, results of operations and financial conditions of Mitel and Mavenir, regardless of whether the Offer and the Merger are ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the Offer and the Merger could adversely affect each company’s business, regardless of whether the Offer and the Merger are completed.

Receipt of regulatory approvals could delay or prevent the consummation of the Offer and the Merger.

Consummation of the Offer is conditioned upon, among other things, the expiration or termination of any waiting period applicable to the Offer or the Merger under any applicable foreign anti-trust law or the receipt and effectiveness of any consent required under any applicable foreign anti-trust law in connection with the Offer or the Merger. Additionally, consummation of the Offer is conditioned upon no order (whether temporary, preliminary or permanent) having been issued by a court or governmental entity and remaining in effect which (i) prevents the acquisition of or payment for shares of Mavenir common stock pursuant to the Offer or (ii) prevents consummation of the Merger, any of the other transactions contemplated under the merger agreement, or the shareholder lock-up agreements. Each of Mitel and Mavenir filed a Pre-Merger Notification and Report Form under the HSR Act with the Federal Trade Commission, or the “FTC,” and the Department of Justice, or the “DOJ,” in connection with the purchase of shares of Mavenir common stock in the Offer and the Merger on March 13, 2015. Early termination of the waiting period with respect to the Offer and the Merger under the HSR Act was granted by the FTC on March 24, 2015. The Offer and the Merger received clearance under the German ARC on March 23, 2015.

The Offer remains subject to other conditions that Mitel and Mavenir cannot control.

The Offer is subject to other conditions described in the section entitled “The Offer—Conditions to the Offer,” beginning on page 68 of this offer to exchange, many of which are outside the control of Mitel and Mavenir. No assurance can be given that all of the conditions to the Offer will be satisfied or, if they are, as to the timing of such satisfaction. If the conditions to the Offer are not satisfied, then Mitel may allow the Offer to expire, or could amend or extend the Offer.

Lawsuits have been filed and other lawsuits may be filed against Mavenir and Mitel challenging the proposed Offer and the Merger. An adverse ruling in any such lawsuit may delay or prevent the Offer from being consummated or delay or prevent the Merger from becoming effective, and may result in costs to Mitel and Mavenir.

Following the announcement of the execution of the merger agreement: (i) a purported verified class action complaint challenging the Merger was filed in the Court of Chancery of The State of Delaware on March 5, 2015, being Bryce Nakoa, individually and on behalf of all others similarly situated v. Pardeep Kohli et al, Case No. 10757-VCP, which we refer to as the “Nakoa Complaint”; and (ii) a purported verified class action complaint challenging the Merger was filed in the Court of Chancery of The State of Delaware on March 11, 2015, being Tom Turberg, individually and on behalf of all others similarly situated v. Pardeep Kohli et al, Case No. 10779-VCP, which we refer to as the “Turberg Complaint” and together with the Nakoa Complaint, collectively, the “Complaints.” The Nakoa Complaint names as defendants the members of Mavenir’s board of directors, Mavenir, Purchaser and us. The Turberg Complaint names as defendants the members of Mavenir’s board of directors, Mavenir’s financial advisor, Purchaser and us. Each Complaint alleges that the members of Mavenir’s board of directors breached their fiduciary duties to Mavenir’s stockholders in connection with the Merger, and that the merger agreement contemplates inadequate consideration and contains unreasonable deal protection devices that purportedly preclude competing offers. Each Complaint further alleges that Mitel and Purchaser aided and abetted the purported breaches of fiduciary duty; the Turberg Complaint further alleges that Mavenir’s financial advisor aided and abetted such purported breaches. On March 23, 2015, these two actions were consolidated into an action styled In re Mavenir Systems, Inc. Stockholders Litigation, Consol. Case No. 10757-VCP. On April 7, 2015, a purported verified amended class action complaint challenging the Merger was filed in the action styled In re Mavenir Systems, Inc. Stockholders Litigation, Consol. Case No. 10757-VCP. The Amended Complaint names as defendants the members of Mavenir’s board of directors, Mavenir’s financial advisor, Purchaser and us. The Amended Complaint alleges that the members of Mavenir’s board of directors breached their fiduciary duties to Mavenir’s stockholders in connection with the Merger and by failing to disclose all material information regarding the Merger, and that the merger agreement contemplates inadequate consideration and contains unreasonable deal protection devices that purportedly preclude competing offers. The Amended Complaint further alleges that Mavenir’s financial advisor, Mitel and Purchaser aided and abetted the purported breaches of fiduciary duty. The Amended Complaint seeks injunctive relief, including enjoining or rescinding the Merger, and an award of other unspecified attorneys’ fees and other fees and costs, in addition to other relief. The outcome of these matters cannot be predicted with any certainty. The defendants believe that the claims asserted against them in the lawsuits are without merit and intend to defend the lawsuits vigorously.

One of the conditions to the consummation of the Offer is that no court or governmental entity has issued an order (whether temporary, preliminary or permanent) which remains in effect and which (i) prevents the acquisition of or payment for shares of Mavenir common stock pursuant to the Offer or (ii) prevents consummation of the Merger, any of the other transactions contemplated under the merger agreement, or the shareholder lock-up agreements. A preliminary injunction could delay or jeopardize the consummation of the Offer or the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Offer or the Merger.

Mavenir has obligations under certain circumstances to hold harmless and indemnify each of the defendant directors against judgments, fines, settlements and expenses related to claims against such directors and otherwise to the fullest extent permitted under Delaware law and Mavenir’s certificate of incorporation and by-laws. Such obligations may apply to the stockholder class action lawsuits. An unfavorable outcome in any of the lawsuits could result in substantial costs to Mavenir or Mitel or both.

Any delay or failure in the consummation of the transaction with Mitel could materially and adversely affect Mavenir’s results of operations and Mavenir’s stock price.

If the Offer is not consummated or the Merger is not completed for any reason:

•	Mavenir will remain liable for significant transaction costs relating to the Offer and the Merger;

•	under specified circumstances, including with respect to Mavenir accepting a superior proposal (as defined below), Mavenir will be required to pay a termination fee to Mitel of $20,625,000; see the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fee,” beginning on page 125 of this offer to exchange;

•	any operational investments that Mavenir may delay due to the pending transaction would need to be made, potentially on an accelerated time frame, which could then prove costly and more difficult to implement; and

•	the market price of shares of Mavenir common stock may decline to the extent that the current market price reflects a market belief that the Offer and the Merger will be completed.

Additionally, the announcement of the pending Offer and the Merger may lead to uncertainty for Mavenir’s employees and its customers and suppliers. This uncertainty may mean:

•	the attention of Mavenir’s management and employees may be diverted from day-to-day operations; and

•	Mavenir’s ability to attract new employees and retain existing employees may be harmed by uncertainties associated with the Offer and the Merger.

The occurrence of any of these events individually or in combination could materially and adversely affect Mavenir’s results of operations and stock price.

Consummation of the Offer may adversely affect the liquidity of the shares of Mavenir common stock not validly tendered in the Offer.

If the Offer is consummated but not all shares of Mavenir common stock are validly tendered in the Offer, the number of Mavenir stockholders and the number of shares of Mavenir common stock publicly held will be greatly reduced during the period between the consummation of the Offer and the effective time of the Merger. As a result, the closing of the Offer could adversely affect the liquidity and market value of the remaining shares of Mavenir common stock held by the public.

Additionally, depending upon the number of shares of Mavenir common stock tendered to and accepted by us in the Offer, the shares of Mavenir common stock may no longer meet the requirements for continued inclusion on the New York Stock Exchange. If the New York Stock Exchange were to cease publishing quotations for the shares of Mavenir common stock, it is possible that the shares of Mavenir common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of Mavenir common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Mavenir common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of shares of Mavenir common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Mavenir common stock.

Executive officers and directors of Mavenir have potential conflicts of interest in the transaction.

Mavenir stockholders should be aware of potential conflicts of interest and the benefits available to Mavenir’s executive officers and directors when considering the recommendation of the Mavenir board of directors to participate in the Offer and, if required by applicable law, adopt the Merger. Mavenir’s executive officers and directors have arrangements that may provide them with interests in the transaction that are different from, or in addition to, the interests of Mavenir stockholders, including the treatment of certain Mavenir stock options previously issued to them, the potential availability to Mavenir’s executive officers of “double trigger” severance pay and benefits if terminated involuntarily without cause or if they resign for good reason generally within 24 months after the consummation of the Offer and the indemnification of directors and officers of Mavenir against certain liabilities. In addition, Mitel has proposed to grant restricted stock units to certain of Mavenir’s executive officers as an incentive for continued retention of these individuals, as described in the section entitled “Item 3. Past Contacts, Transactions, Negotiations and Agreements—(c) Arrangements among Mitel, Purchaser and Certain Executive Officers and Directors of Mavenir” in the Schedule 14D-9. These and other potentially conflicting interests are described in further detail in the section entitled “Interests of Certain Persons in the Offer and the Merger—Interests of Mavenir Executive Officers and Directors,” beginning on page 101 of this offer to exchange.

Mavenir stockholders will have a reduced ownership and voting interest in the combined company.

After consummation of the Merger, Mavenir stockholders will own approximately 16% of the outstanding Mitel common shares based upon the number of outstanding shares of Mavenir common stock and Mitel common shares on March 20, 2015, disregarding stock options and common shares or shares of common stock that may be issued by Mitel or Mavenir pursuant to any employee stock plan. Consequently, Mavenir stockholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over Mavenir.

Mitel and Mavenir will incur significant costs associated with the Offer and the Merger.

Mitel and Mavenir expect to incur significant costs associated with transaction fees, professional services and other costs related to the Offer and the Merger. Mitel estimates that it will incur approximately $33.7 million in transaction costs related to the Offer and the Merger, approximately $8.3 million of which is not contingent upon consummation of the transaction. Mavenir estimates that it will incur approximately $12.4 million in transaction costs related to the Offer and the Merger, approximately $3.9 million of which is not contingent upon consummation of the transaction. Mitel believes the combined entity may incur additional charges to operations, which are not currently reasonably estimable, in the quarter in which the Merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the transactions and the integration of the two companies.

The unaudited pro forma financial information included in this document may not be indicative of what Mitel’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what Mitel’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma financial information reflects preliminary adjustments determined by Mitel management to allocate the purchase price of Mavenir’s net assets. Subsequent to the effective time, Mitel will make a determination of the fair value of select tangible and intangible assets and may retain a valuation professional to assist management with such determination. Based on this determination and as other information becomes available, there will be further refinements to the purchase price allocation. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 84 of this offer to exchange, for more information.

The stock prices of Mitel and Mavenir may be adversely affected if the Offer and the Merger are not completed.

If the Offer and the Merger are not completed, the prices of Mitel common shares and shares of Mavenir common stock may decline to the extent that the current market prices of Mitel common shares and shares of Mavenir common stock reflect a market assumption that the Offer and the Merger will be completed.

Risks Relating to the Combined Company

The integration of the businesses and operations of Mitel and Mavenir involves risks, and the failure to integrate successfully the businesses and operations in the expected time frame may adversely affect the future results of the combined company.

The failure of the combined company to meet the challenges involved in integrating the operations of Mitel and Mavenir successfully or to otherwise realize any of the anticipated benefits of the Merger could harm the results of operations of the combined company. The ability of the combined company to realize the benefits of the Merger will depend in part on the timely integration of organizations, operations, procedures, policies and technologies, as well as the harmonization of differences in the business cultures of the two companies and retention of key personnel. The integration of the companies will be a complex, time-consuming and expensive process that, even with proper planning and implementation, could significantly disrupt the businesses of Mitel and Mavenir. The challenges involved in this integration include the following:

•	combining our respective product offerings;

•	preserving customer, channel partner, supplier and other important relationships of both Mitel and Mavenir and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention from ongoing business concerns;

•	addressing differences in the business cultures of Mitel and Mavenir to maintain employee morale and retain key employees;

•	assuring that the internal controls over financial reporting of the combined company are effective; and

•	coordinating and combining geographically diverse operations, relationships and facilities, which may be subject to additional constraints imposed by distance and local laws and regulations.

The combined company may not successfully integrate the operations of Mitel and Mavenir in a timely manner, or at all. If Mitel fails to manage the integration of these businesses effectively, its growth strategy and future profitability could be negatively affected, and it may fail to achieve the intended benefits of the Offer and the Merger.

We may not realize the anticipated benefits of the acquisition of Mavenir.

We are acquiring Mavenir to realize certain anticipated benefits. Our ability to realize these anticipated benefits depends, in part, on our ability to successfully combine the businesses of Mitel and Mavenir. We may not realize the anticipated benefits to the extent, or in the time frame, anticipated. The anticipated benefits are necessarily based on projections and assumptions, and assume, among other things, a successful integration of Mavenir’s business with our business. If we do not realize the anticipated benefits, our growth strategy and future profitability could be negatively affected.

We expect to take on significant debt to finance the Mavenir acquisition, which will decrease our business flexibility and increase our interest expense and could affect our credit ratings.

Mitel intends to finance the cash portion of the consideration in part with a $650 million senior secured first lien term loan facility and a $50 million senior secured first lien revolving credit facility. This debt, together with certain covenants that may be imposed on us in connection with incurring this debt, will, among other things, reduce our flexibility to respond to changing business and economic conditions and will increase our interest expense. In addition, the amount of cash required to service our increased indebtedness levels following the consummation of the Merger and thus the demands on our cash resources will be greater than the amount of cash flows required to service our indebtedness prior to the consummation of the Merger. Such increased levels of indebtedness could also reduce funds available for our investments in product development as well as capital expenditures, share repurchases and other activities and may create competitive disadvantages relative to other companies with lower debt levels.

In addition, Mitel’s credit ratings impact the cost and availability of future borrowings and, accordingly, Mitel’s cost of capital. Mitel’s ratings reflect each rating organization’s opinion of Mitel’s financial strength, operating performance and ability to meet Mitel’s debt obligations. Each of the ratings organizations reviews Mitel’s ratings periodically, and there can be no assurance that Mitel’s current ratings will be maintained in the future. Downgrades in Mitel’s ratings could adversely affect Mitel’s businesses, cash flows, financial condition, operating results and stock and debt prices.

The consummation of the Offer and the Merger may cause customers or suppliers to terminate their relationships with the combined company.

Certain customers or suppliers of Mitel may be uncertain about the combined company or may have prior experience with Mavenir that causes such customers or suppliers to be dissatisfied with Mavenir. Likewise, certain customers or suppliers of Mavenir may be uncertain about the combined company or may have prior experience with Mitel that causes such customers or suppliers to be dissatisfied with Mitel. This uncertainty or dissatisfaction may cause such customers or suppliers to terminate their existing relationships with or seek to change their existing agreements with Mitel or Mavenir. These decisions could have an adverse effect on the business of the combined company.

Failure to retain key employees could diminish the anticipated benefits of the Offer and the Merger.

The success of the acquisition of Mavenir will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or industry and management expertise. Employees and consultants may experience uncertainty about their future roles with Mitel and Mavenir until clear strategies are announced or executed. Mitel and Mavenir, while similar, do not have the same corporate cultures, and some employees or consultants may not want to work for the combined company. In addition, competitors may recruit employees during Mitel’s integration of Mavenir. If Mitel and Mavenir are unable to retain personnel that are critical to the successful integration and future operation of the companies, the combined company could face disruptions in its operations, loss of existing customers, key information, expertise or know-how, and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the acquisition of Mavenir.

Mitel’s acquisition of Mavenir could trigger certain provisions contained in Mavenir’s agreements with third parties that could permit such parties to terminate those agreements.

Mavenir may be a party to agreements that permit a counter-party to terminate an agreement or receive payments because the Offer or the Merger would cause a default or violate an anti-assignment, change of control or similar clause in such agreement. If this happens, Mitel may have to seek to replace that agreement with a new agreement or make additional payments under such agreement. However, Mitel may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to Mavenir’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Mitel of operating Mavenir’s business or prevent Mitel from operating Mavenir’s business.

Mavenir has and continues to experience material weaknesses in its internal controls over financial reporting and, following the acquisition of Mavenir, Mitel may experience and be required to disclose material weaknesses in relation to the operations of Mavenir and may not be able to accurately report the financial condition or results of operations of the combined company, which may adversely affect investor confidence in Mitel and, as a result, the value of Mitel common shares.

Mavenir’s management, under the supervision and with the participation of its chief executive officer and chief financial officer, conducted an evaluation of the effectiveness of Mavenir’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission, or “COSO,” in Internal Control-Integrated Framework (2013). Based on its evaluation, Mavenir’s management concluded that its internal control over financial reporting was not effective as of December 31, 2014 because of the identification of material weaknesses related to period-end financial close and reporting process and accounting for income taxes, as described under the heading Item 9A, Controls and Procedures, Management’s Report on Internal Control over Financial Reporting, in Mavenir’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this offer to exchange. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. As of December 31, 2014, Mavenir’s management carried out an evaluation, under the supervision and with the participation of its chief executive officer and chief financial officer, of the effectiveness of Mavenir’s disclosure controls and procedures. Based upon the evaluation, Mavenir’s chief executive officer and chief financial officer concluded that, as of December 31, 2014, Mavenir’s disclosure controls and procedures were not effective at a reasonable level of assurance.

In the future, actions taken by Mitel may not be sufficient to remediate the material weaknesses relating to the operations of Mavenir. As a result, it is possible that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis, or that material information is not disclosed on a timely basis. A material misstatement in the results of the Mavenir business could result in a material misstatement in the consolidated results of Mitel and may result in the loss of investor confidence in the accuracy and completeness of its financial reports, which would cause the price of Mitel common shares to decline. Even if no material misstatement occurs, if actions taken are not sufficient to remediate the material weaknesses, Mitel may be unable to conclude that the internal controls over financial reporting, or the disclosure controls and procedures, of the combined company are effective, and may be required to disclose material weaknesses in its controls. As a result, Mitel could lose investor confidence in the accuracy and completeness of its financial reports, which would likely cause the price of Mitel common shares to decline.

Resales of Mitel common shares following the Offer may cause the market price of Mitel common shares to fall.

Mitel expects that it will issue up to 19,558,794 Mitel common shares in connection with the Offer and the Merger. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time upon exercise of options could have the effect of depressing the market price for Mitel common shares. The increase in the number of Mitel common shares may lead to sales of such Mitel common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Mitel common shares.

A significant number of Mitel common shares will be restricted from resale for six months following the effective time of the Merger, but will become available for resale in the public markets thereafter.

In connection with the execution of the merger agreement, Mavenir stockholders holding approximately 45% of Mavenir’s outstanding common stock entered into tender support agreements containing a “lock-up” provision that prevents them from disposing of Mitel common shares they receive in connection with the Offer for six months following the effective time, except that such holders may each dispose of up to one-third of such Mitel common shares at any time after closing of the Merger and subject to certain other limited exceptions. Additionally, as an inducement to Mavenir entering into the merger agreement, Mitel shareholders holding approximately 24.6% of Mitel’s outstanding common shares entered into shareholder lock-up agreements with the same lock-up terms applicable to the Mavenir stockholders that entered into tender support agreements except that such Mitel shareholders are also restricted from selling any Mitel common shares prior to the closing of the Merger.

Sales by one or more of these holders subject to “lock-up” arrangements of a substantial portion of the shares they hold, or a market perception that such sales could take place, following the expiration of the post-closing lock-up period could adversely affect the market for, and the market price of, Mitel common shares.

The trading price of Mitel common shares may be affected by factors different from those affecting the price of shares of Mavenir common stock.

Upon consummation of the Offer and the Merger, Mavenir stockholders (other than those stockholders, if any, that receive only the Cash Consideration) will become holders of Mitel common shares. Mitel’s business differs from that of Mavenir, and Mitel’s results of operations, as well as the trading price of Mitel common shares, may be affected by factors different from those affecting Mavenir’s results of operations and the price of shares of Mavenir common stock.

The Mitel common shares to be received by Mavenir stockholders as consideration will have different rights from the shares of Mavenir common stock.

Upon receipt of Mitel common shares in the Offer, Mavenir stockholders (other than those stockholders, if any, that receive only the Cash Consideration) will become Mitel shareholders and their rights as shareholders will be governed by the articles of amalgamation and by-law of Mitel and the CBCA. Certain of the rights associated with shares of Mavenir common stock are different from the rights associated with Mitel common shares. See the section entitled “Comparison of Rights of Holders of Mitel Common Shares and Mavenir Common Stock,” beginning on page 130 of this offer to exchange, for a discussion of the different rights associated with Mitel common shares.

Mitel shareholders may be unable to bring actions or enforce judgments against Mitel or certain of its directors and officers under U.S. federal securities laws.

Mitel is incorporated under the laws of Canada, and its principal executive offices are located in Canada. Many of Mitel’s officers and a majority of Mitel’s directors reside principally in Canada and a substantial portion of its assets and all or a substantial portion of the assets of these persons are located outside the United States. Consequently, it may not be possible for you to effect service of process within the United States upon Mitel or those persons. Furthermore, it may not be possible for you to enforce judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States against Mitel or those persons. There is doubt as to the enforceability in original actions in Canadian courts of liabilities based upon the U.S. federal securities laws, and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

Mitel qualifies as a “foreign private issuer” in the U.S. and is therefore exempt from a number of rules under the Exchange Act and permitted to file less information with the SEC than a company incorporated in the U.S., and Mitel’s officers, directors and principal shareholders are exempt from certain provisions of the Exchange Act.

As a “foreign private issuer,” Mitel is exempt from rules under the Exchange Act that impose disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act and is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare its disclosure documents filed under the Exchange Act in accordance with Canadian disclosure requirements. Mitel currently files annual and quarterly reports on Form 10-K and Form 10-Q, respectively, and current reports on Form 8-K, in accordance with U.S. disclosure requirements for corporations that are not foreign private issuers. However, Mitel could elect to file annual and periodic reports on forms available for foreign private issuers.

In addition, Mitel’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act.

Risk Factors Relating to Mavenir

Before deciding whether or not to tender your shares of Mavenir common stock, you should carefully read and consider the other risk factors specific to Mavenir that will also affect Mitel after the consummation of the

Offer and the Merger, described in Part I, Item 1A of Mavenir’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 3, 2015, and other documents that have been filed by Mavenir with the SEC and which are incorporated by reference into this offer to exchange. See the section entitled “Where You Can Find Additional Information,” beginning on page 149 of this offer to exchange.

Risk Factors Relating to Mitel

Before deciding whether or not to tender your shares of Mavenir common stock, you should carefully read and consider the other risk factors specific to Mitel that will continue to affect Mitel after the consummation of the Offer and the Merger, described in Part I, Item 1A of Mitel’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015, and other documents that have been filed by Mitel with the SEC and which are incorporated by reference into this offer to exchange. See the section entitled “Where You Can Find Additional Information,” beginning on page 149 of this offer to exchange.

BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER

Background of the Offer and the Merger

The business communications market is rapidly consolidating and Mitel has publicly stated that it intends to be a consolidator. Accordingly, as part of its growth strategy, Mitel has a proactive M&A program and continually evaluates acquisition opportunities. In the past two years, Mitel completed approximately $420 million of acquisitions, including the acquisition of Aastra on January 31, 2014.

Following their introduction in July 2014, Mitel’s chief executive officer, Richard D. McBee, and Mavenir’s chief executive officer, Pardeep Kohli, met on August 25, 2014. At this meeting, Mr. McBee and Mr. Kohli discussed, among other things, the business of the two companies, their respective markets and whether it made sense for the two companies to enter into a formal business relationship for the benefit of both companies. On September 8, 2014, Mr. McBee met again with Mr. Kohli and Mavenir’s chief financial officer, Terry Hungle, at Mavenir’s offices to further discuss, among other things, their respective businesses and markets and potential business opportunities of mutual interest.

During early November 2014, Mitel management, and on occasion Dr. Terence Matthews, Mitel’s founder and chairman of Mitel’s board of directors, and Benjamin Ball, a Mitel director and partner at Francisco Partners Management, LLC, which manages funds that together are a significant Mitel shareholder, continued to have general discussions with Mavenir’s management. During these discussions, Mitel suggested it may be interested in exploring a potential business combination with Mavenir but made no specific proposals and expressed no specific price level at which it would be interested in engaging in a transaction with Mavenir, and Mavenir’s management provided Mitel only with publicly available information to evaluate any such combination.

On November 17, 2014, Mr. McBee sent Mr. Kohli a proposed mutual non-disclosure agreement. Over the next week, representatives of Mavenir and Andrews Kurth LLP, external legal counsel to Mavenir, who we refer to as “Andrews Kurth,” and representatives of Mitel and Paul, Weiss, Rifkind, Wharton & Garrison LLP, external legal counsel to Mitel, who we refer to as “Paul, Weiss,” negotiated and finalized the terms of the non-disclosure agreement, which included an 18-month standstill. Mavenir and Mitel executed the non-disclosure agreement on November 25, 2014.

On December 5, 2014, Mr. Kohli, Mr. Hungle and Ian Maclean, Mavenir’s Vice President of Strategy & Marketing, travelled to Mitel’s offices, to meet with Mr. McBee and Steven E. Spooner, Mitel’s chief financial officer, and gave a presentation regarding Mavenir’s business. A representative of each of Mavenir’s financial advisor and Merrill Lynch, Pierce, Fenner & Smith Incorporated, who we refer to as “BofA Merrill Lynch,” financial advisor to Mitel, was also in attendance. At this meeting, Mitel and Mavenir management explored the relative benefits of a combination of Mitel and Mavenir.

On December 17, 2014, Mr. McBee contacted Mr. Kohli to advise him that Mitel would be submitting a non-binding proposal to acquire Mavenir. On December 18, 2014, Mitel submitted a written non-binding proposal to acquire Mavenir for $16.00 per share of Mavenir common stock, consisting of $9.60 in cash and $6.40 in Mitel common shares, and requested that Mavenir enter into an agreement providing for a 60-day exclusive negotiation period. Mitel’s proposal was subject to the approval of both companies’ boards of directors and noted that any transaction would be subject to the completion of satisfactory due diligence and negotiation of a definitive merger agreement and other transaction agreements. Mitel indicated in its proposal that it had sufficient cash and access to financing to be able to complete the proposed transaction, and that a transaction would not be subject to any financing contingency. The $16.00 per share proposal represented a premium of 24.7% to the $12.83 closing price of Mavenir common stock on December 18, 2014.

On January 7, 2015, Mr. McBee and Mr. Spooner gave a presentation to the Mavenir board of directors at Mavenir’s offices in Richardson, Texas. Representatives of Mavenir’s financial advisor and BofA Merrill Lynch were also in attendance. The presentation covered, among other things, (1) Mitel’s business, products, markets, growth strategy, customer and partner base and historical and projected financial performance; (2) Mitel’s rationale for the transaction; (3) Mitel’s views on how the public markets would react to a combination of the companies; and (4) Mitel’s rationale for including its common shares as a part of the transaction consideration. Mitel’s rationale for the transaction included the creation of a combined company in adjacent markets, Mitel’s expansion into mobile communications, enhanced size and scale to Mavenir and value created by a combination of growth segments of the two companies. The Mavenir board of directors also asked questions, to which Messrs. McBee and Spooner responded, regarding possible reactions of analysts to a combination, the liquidity of Mitel’s common shares, Mitel’s shareholder profile and the commitment of its large shareholders to continuing to maintain their positions in Mitel and options for post-closing liquidity for Mavenir’s stockholders who may choose not to hold Mitel shares.

After the January 7, 2015 meeting, representatives of Mavenir and its financial advisor contacted representatives of Mitel and BofA Merrill Lynch to advise that the Mavenir board of directors had concluded that Mitel’s offer of $16.00 per share of Mavenir common stock was inadequate, and that the board required a higher price of at least $20.00 per share of Mavenir common stock, a larger cash component and a post-signing “go-shop” provision in order to grant Mitel a period of exclusive negotiation.

On January 13, 2015, representatives of BofA Merrill Lynch telephoned a representative of Mavenir’s financial advisor and advised that Mitel was prepared to increase its proposal to acquire Mavenir to $17.00 per share of Mavenir common stock, consisting of $10.60 in cash and $6.40 in Mitel common shares, reflecting a $1.00 increase in the cash component of the consideration. The $17.00 per share proposal represented a premium of 23.0% to the $13.82 closing price of Mavenir common stock on January 13, 2015. In connection with the revised proposal, Mitel required (1) a 30-day exclusive negotiation period (a reduction from the 60-day period proposed in the initial December 18, 2014 offer) and (2) lock-up agreements to be signed by the four large venture capital fund stockholders of Mavenir (to be in effect for six months following closing). Mitel also proposed that it would obtain similar lock-ups from its two largest shareholders but stated it would not agree to a post-signing “go-shop” provision in the definitive merger agreement.

On January 16, 2015, a representative of Mavenir’s financial advisor contacted a representative of BofA Merrill Lynch and advised that the Mavenir board of directors had concluded that a price higher than Mitel’s revised proposal of $17.00 per share and a “go-shop” provision would be required in order to grant Mitel a period of exclusive negotiation.

On January 19, 2015, representatives of BofA Merrill Lynch contacted a representative of Mavenir’s financial advisor to convey that Mitel was prepared to further increase its proposal to acquire Mavenir to $17.75 per share of Mavenir common stock, with a similar portion of cash and Mitel common shares as Mitel’s January 13, 2015 proposal. The $17.75 per share proposal represented a premium of 40.3% to the $12.65 closing price of Mavenir common stock on January 16, 2015 (the last completed trading day). Based on feedback from

Mr. Kohli, a representative of Mavenir’s financial advisor responded to a representative of BofA Merrill Lynch that Mitel would need to increase its proposal to at least $18.00 per share of Mavenir common stock.

On January 20, 2015, following discussions with Mr. Kohli, Mr. McBee sent a revised non-binding written proposal to acquire Mavenir for $18.00 per share of Mavenir common stock, consisting of $11.00 per share in cash and $7.00 per share in Mitel common shares. The $18.00 per share proposal represented a premium of 40.2% to the $12.84 closing price of Mavenir common stock on January 20, 2015. The revised proposal provided for no exclusive negotiation period and no “go-shop” provision. Additionally, the proposal (1) provided that the amount of Mitel common shares to be paid to Mavenir stockholders would be determined based on a fixed exchange ratio on the date of signing a merger agreement, (2) required August Capital, Alloy Ventures, Austin Ventures and North Bridge Venture Partners, which collectively held approximately 45% of Mavenir’s outstanding common stock, to sign agreements not to dispose of Mitel common shares received by them in the transaction for six months following closing of the transaction, and (3) stated that Mitel’s two largest shareholders, the Matthews Group and the Francisco Partners Group (or affiliates of each), would also sign lock-up agreements not to dispose of Mitel common shares held by them for six months following closing of the transaction. Mr. McBee conveyed to Mr. Kohli that this represented Mitel’s best and final offer.

On January 21, 2015, representatives of Mavenir’s financial advisor telephoned representatives of BofA Merrill Lynch to communicate that the Mavenir board of directors required value protection for the Mitel common share component of the consideration in the form of a floating exchange ratio (fixed value) or a 10% collar around the Mitel share price.

On January 23, 2015, a representative of BofA Merrill Lynch contacted a representative of Mavenir’s financial advisor and conveyed that Mitel’s board of directors had rejected the concept of a floating exchange ratio (fixed value) or a collar, and that Mitel had reiterated that its offer of $18.00 per share of Mavenir common stock, constituting $11.00 per share in cash and $7.00 per share in Mitel common shares, was its “best and final” offer. On that same day, Mr. McBee also contacted Mr. Kohli to convey this message directly.

On January 26, 2015, Mavenir and Mitel executed a non-binding term sheet reflecting Mitel’s proposal of January 20, 2015, except that Mitel had agreed to include a cash/share election feature, subject to proration. Later that day, Mitel provided due diligence request lists to Mavenir, and Mavenir representatives began setting up an electronic data room. On January 28, 2015, Mitel and its advisors were provided access to Mavenir’s electronic data room.

Between January 28, 2015 and February 2, 2015, Andrews Kurth and Davis Polk & Wardwell LLP, who had been engaged by Mavenir to serve as external co-counsel for the proposed transaction and who we refer to as “Davis Polk,” corresponded with Paul, Weiss regarding the potential of structuring the transaction as a “two-step” exchange offer followed by a second-step merger, rather than a “one-step” merger involving a Mavenir stockholder meeting. Counsel discussed whether the “two-step” structure would be in the interests of their respective clients and their respective stockholders, by potentially speeding up the time to close, which would reduce business interruption and employee retention risk for Mavenir.

On February 2, 2015, representatives of Mitel’s management and advisors met with Mavenir’s management and advisors at a hotel in Frisco, Texas for a full-day diligence session. Members of Mavenir management gave presentations on different areas of Mavenir’s business and financial matters, including past and projected financial performance, sales, engineering, research and development, intellectual property, human resources and legal matters. Over the next two days, Mitel and Mavenir management held topic-specific meetings to discuss business diligence matters in more detail. Additionally, on February 11 and 12, 2015, Mr. Kohli met with Mr. McBee and other Mitel representatives at Mavenir’s facilities in Bangalore, India for further diligence meetings.

On February 11, 2015, Paul, Weiss provided a draft merger agreement to Mavenir’s counsel. On February 12, 2015, Paul, Weiss provided a draft tender support agreement for Mavenir’s significant venture fund stockholders. The draft merger agreement included representations, warranties, covenants and conditions generally customary for a transaction of this type. The draft merger agreement reflected the agreed exchange offer structure but included a funding condition with a reverse termination fee payable to Mavenir if the merger was not completed due to unavailability of Mitel’s debt financing. Mitel proposed to set this reverse termination fee at 4.5% of the equity value of the transaction, the same amount as the proposed termination fee if Mavenir were to terminate the agreement for a superior offer or if the Mavenir board of directors were to change its recommendation. The draft tender support agreement included a six-month post-closing lock-up for the executing stockholders. It did not contain any requirement for the executing stockholders to continue to support Mitel’s offer if the merger agreement were terminated.

Mavenir’s counsel responded with comments to the merger agreement on February 16, 2015, and with stockholders’ comments on the draft tender support agreement on February 18, 2015. Mavenir’s merger agreement draft included, among other things, provisions permitting Mavenir to require Mitel to close the transaction even if financing were unavailable to Mitel. Paul, Weiss provided a further revised draft merger agreement on February 19, 2015, which deleted the funding condition but maintained the reverse termination fee and to which Mavenir’s counsel responded on February 21, 2015. In its response on February 21, 2015, Mavenir agreed to the concept of a reverse termination fee as Mavenir’s exclusive remedy for unavailability of financing conditioned on an increase in the amount of the fee.

On February 17, 2015, Mr. Kohli and Mr. Maclean, Mavenir’s Vice President of Strategy and Marketing, gave a presentation to Mitel’s board of directors with an overview of Mavenir’s business, markets and go-to-market strategy for its solutions.

On February 19, 2015, Mavenir and its advisors were provided access to Mitel’s electronic data room for the purposes of conducting due diligence on Mitel.

On February 20, 2015, Mitel representatives hosted a due diligence call in which they provided information to Mavenir’s representatives and its advisors regarding various topics related to Mitel, including business, product, financial performance, marketing, sales, intellectual property, legal and other matters.

On February 22, 2015, Mr. McBee sent Mr. Kohli information for the first time regarding proposed retention packages to be offered by Mitel to the Mavenir management team and key employees after completion of the transaction. Over that week, Mavenir management discussed these packages with Mitel. On February 23, 2015, in connection with Mavenir’s annual executive compensation review and with advice from its compensation consultant Radford, Mavenir’s compensation committee approved new amended employment agreements with certain members of Mavenir management. These amendments are described in the section entitled “Item 3. Past Contacts, Transactions, Negotiations and Agreements—(a) Arrangements with Current Executive Officers and Directors of the Company—Potential Benefits Upon Termination or a Change in Control—February 2015 Amendment and Restatement of Employment Agreements with Executive Officers” in the Schedule 14D-9.

During the early part of the week of February 23, 2015, Mavenir and Mitel negotiated the size of the termination fee and reverse termination fee and the specific terms of the tender support agreements and the shareholder lock-up agreements to be executed by affiliates of Terence Matthews and Francisco Partners. On February 23, 2015, Paul, Weiss provided a draft form of shareholder lock-up agreement, which draft did not restrict those holders from disposing of Mitel common shares prior to closing. Mavenir representatives communicated to Mitel representatives that Mavenir’s significant stockholders would not agree to a more restrictive lock-up period than that required for the Francisco Partners Group and Dr. Matthews (or the affiliates of each). Counsel for Mavenir and Mitel continued to exchange further drafts of the merger agreement and ancillary documents from February 23 through 27, 2015, in which they continued to negotiate the size of termination fees and other matters. The parties reached agreement on the amounts of these fees on February 26, 2015—$20,625,000 (3.7% of the transaction equity value) for Mavenir’s termination fee and $35,750,000 (6.4% of the transaction equity value) for Mitel’s reverse termination fee—and counsel for Mitel and Mavenir continued to negotiate other provisions of the draft merger agreement.

On February 25, 2015, Mitel informed Mavenir that Francisco Partners Group would not agree to have its entire Mitel shareholding restricted from disposition from the announcement date until six months following the closing of the Merger. On that day, Mr. McBee was invited to join a telephonic meeting of the Mavenir board of directors during which he submitted on behalf of Mitel a proposal that each of the Mitel shareholders executing the shareholder lock-up agreements and Mavenir’s four venture fund stockholders would now have the flexibility, during the six months after closing, to dispose of up to one-third of their Mitel common shares and that such locked-up Mitel shareholders would be restricted from disposing of any Mitel common shares prior to the closing of the Merger. Mr. McBee also proposed that the parties complete the documentation over the next few days with the goal of each respective board approving the merger on February 27, 2015 or February 28, 2015 and announcing a definitive transaction on the morning of March 2, 2015. This planned announcement date would coincide with the opening of Mobile World Congress in Barcelona, Spain.

On February 27, 2015, Mr. McBee communicated to Mr. Kohli, and BofA Merrill Lynch communicated to Mavenir’s financial advisor, that Mitel’s board of directors had approved a ratio used to calculate the Mitel share portion of the offer consideration of 0.675. Based on Mitel’s closing price on February 27, 2015 of $10.16, the use of this ratio would have resulted in a per-share purchase price of $17.86 per share of Mavenir common stock, or $0.14 per share less than the $18.00 per share price reflected in the January 26, 2015 non-binding term sheet. That evening, Mr. Spooner sent a letter to Mr. Kohli reflecting the revised offer described above, and also including Mitel’s proposal to issue Mitel RSUs to Mavenir employees after closing of the transaction. Representatives of Mavenir’s financial advisor informed representatives of BofA Merrill Lynch that Mitel would need to either pay additional cash or issue additional Mitel common shares to make up for this decrease in the implied purchase price reflected in Mitel’s January 26, 2015 non-binding term sheet.

On February 28, 2015, representatives of BofA Merrill Lynch contacted representatives of Mavenir’s financial advisor to advise that Mitel would agree to increase the cash component of its proposal by $0.08 per share of Mavenir common stock, and indicated that this revised proposal was Mitel’s best and final offer and that there would be no further price negotiations. Based on Mitel’s closing price on February 27, 2015 of $10.16, Mitel’s revised proposal had an implied value of $17.94 per share of Mavenir common stock, $0.06 per share less than the $18.00 per share price reflected in the January 26, 2015 non-binding term sheet.

During the afternoon and evening of February 28, 2015, counsel to Mavenir and Mitel continued to exchange drafts of and comments to Mavenir’s disclosure letter and continued to negotiate the specific provisions of the shareholder lock-up agreements. On the evening of February 28, 2015, Paul, Weiss delivered a proposed final draft of the merger agreement reflecting the proposal approved by both the Mitel and Mavenir boards of directors.

In the late evening of February 28, 2015, the merger agreement was executed and delivered by the parties, along with Mavenir’s and Mitel’s disclosure letters in final form, and the tender support agreements and shareholder lock-up agreements were executed and delivered by the respective parties to such agreements.

In the early morning of March 2, 2015, Mitel and Mavenir issued a joint press release announcing the execution of the merger agreement. A copy of the press release has been filed as Exhibit 99.5 to the registration statement of which this offer to exchange forms a part, and incorporated herein by reference.

On April 10, 2015, Mitel, Mavenir and Purchaser entered into an amendment to the merger agreement to modify the definition of the Parent Average Closing Price contained in the merger agreement.

Mitel’s Reasons for Making the Offer and for the Merger

The Mitel board believes that the combination of Mitel with Mavenir represents an opportunity to enhance value for Mitel shareholders. The decision of the Mitel board to enter into the merger agreement was the result of careful consideration by the Mitel board of numerous factors. In reaching its conclusion to approve the merger agreement and the transactions contemplated by the merger agreement, including the Offer and the Merger, the

Mitel board considered the following factors as generally supporting its decision to enter into the merger agreement.

•	Combination Creates a Market Leader in Fixed and Mobile Communication Technologies. The Mitel board believes the acquisition of Mavenir will solidify Mitel’s comprehensive portfolio of unified communications and rich communications services across fixed and mobile environments and positions Mitel to be a leader in the mobilization of unified communication. The Mitel board believes that the combined company is well-positioned to capitalize on the convergence across enterprise and mobile networks to all-IP technologies and the transition to cloud-based unified communications telephony and software-defined virtualized infrastructure.

•	Significantly Expands Addressable Market. The Mitel board believes the acquisition of Mavenir will significantly expand Mitel’s addressable market and allow Mitel to capitalize on immediate growth of Voice over LTE as mobile carriers make the move to all IP and 4G services.

•	Adds Third Growth Pillar. The acquisition of Mavenir’s mobility business will add a new high-growth business unit to Mitel’s existing businesses in the rapidly growing contact center and cloud markets. Mitel is a leader in enterprise and cloud communications, markets in which mobility is becoming increasingly influential. With wireless adoption of IP and 4G LTE and demand for next-generation mobile services rapidly increasing, the Mitel board sees a compelling opportunity to capitalize on a major market transition to add a high-growth mobile business to Mitel.

•	Enhances Geographic Footprint and Carrier Relationships. The acquisition of Mavenir will expand Mitel’s service provider and mobile operator footprint to over 130 service providers and mobile operators, including 15 of the top 20 mobile carriers worldwide, covering 2 billion subscribers. The Mitel board believes the acquisition will provide Mavenir with the financial and operational footprint to drive further market expansion of its award-winning mobile solutions.

•	Due Diligence. The Mitel board considered the scope of the due diligence investigation of Mavenir conducted by Mitel management and outside advisors, and the results of that investigation.

•	Recommendation of Management. The Mitel board took into account the recommendation of Mitel management in favor of the Offer and the Merger.

•	Strategic Alternatives. The Mitel board considered the trends and competitive developments in the industry and the range of strategic alternatives available to Mitel.

•	Terms of the Merger Agreement. The Mitel board reviewed and considered the terms of the merger agreement, including the consideration payable, the form of the transaction, the representations, warranties and covenants of Mavenir, the conditions to complete the Offer and the Merger, the rights of Mavenir to provide information and engage in negotiations regarding a potentially superior proposal, the rights of Mavenir to withdraw or otherwise change its recommendation to its stockholders in favor of the proposals related to the merger agreement, the rights of each party to terminate the merger agreement and the obligations of Mavenir to pay a termination fee or Mitel to pay a reverse termination fee in certain circumstances.

•	Regulatory Approvals. The Mitel board considered the likelihood that the Offer and the Merger will be completed on a timely basis, including the likelihood that the Offer and the Merger will receive all necessary regulatory approvals.

•	Funding the Cash Portion of the Consideration. The Mitel board considered that the cash portion of the consideration payable to Mavenir stockholders would be funded by a combination of cash on hand and new credit facilities to be entered into in connection with the transactions contemplated by the merger agreement, including the receipt of the financing commitments from Mitel’s financing sources necessary to finance the Offer and the Merger.

The Mitel board of directors also evaluated the risks inherent in transactions similar to the Offer and Merger, including:

•	the risk that the combination with Mavenir might not be completed in a timely manner or at all and the attendant adverse consequences for Mitel’s and Mavenir’s respective businesses as a result of the pendency of the combination and operational disruption;

•	the risk that Mavenir stockholders might fail to tender their shares to the Offer to satisfy the minimum condition;

•	the risk that Mitel might have to pay a reverse termination fee of $35,750,000 to Mavenir under certain circumstances promptly following the termination of the merger agreement;

•	the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of Mavenir and its subsidiaries;

•	the risk that the potential benefits, savings and synergies of the combination may not be fully or partially achieved, or may not be achieved within the expected timeframe;

•	the risks associated with the challenges and difficulties relating to integrating the operations of Mavenir with Mitel;

•	the risk of diverting Mitel management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with Mavenir, and other potential disruption associated with combining and integrating the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of Mitel and Mavenir;

•	the risk that the combined company could have lower revenue and growth rates than each of the companies experienced historically;

•	the risks associated with the effects of general competitive, economic, political and market conditions and fluctuations on Mitel, Mavenir or the combined company, including changes in foreign exchange rates; and

•	various other risks associated with the combination and the businesses of Mitel and Mavenir, some of which are described the section entitled “Risk Factors,” beginning on page 40 of this offer to exchange.

The Mitel board concluded that the potentially negative factors associated with the combination of Mitel and Mavenir were outweighed by the potential benefits that it expected Mitel and its shareholders to achieve as a result of the combination. Accordingly, the Mitel board approved the merger agreement and the transactions contemplated by the merger agreement, including the Offer and the Merger.

The foregoing discussion of factors considered by the Mitel board is not meant to be exhaustive, but includes the material factors considered by the Mitel board in approving the merger agreement and the transactions contemplated by the merger agreement, including the Offer and the Merger. The Mitel board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the members of the Mitel board made their respective determinations based on the totality of the information presented to them, including the recommendation by Mitel management and input from Mitel’s advisors, and the judgments of individual members of the Mitel board may have been influenced to a greater or lesser degree by different factors. The Mitel board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Mitel board based its recommendation on the totality of the information presented.

Other Factors You Should Consider

In deciding whether or not to tender your shares of Mavenir common stock you should consider the factors described above in the section entitled “Background and Reasons for the Offer and the Merger,” beginning on page 50 of this offer to exchange, as well as the factors set forth in the section entitled “Risk Factors,” beginning on page 40 of this offer to exchange, and the other factors set forth in this offer to exchange.

RECOMMENDATION OF MAVENIR’S BOARD OF DIRECTORS

At a telephonic meeting held on February 28, 2015, the Mavenir board of directors: (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the Offer and the Merger, were fair to and in the best interests of Mavenir’s stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the Offer and the Merger, which approval shall constitute approval under Section 203 of the DGCL as a result of which the merger agreement and the transactions contemplated thereby are not and will not be subject to any restrictions under Section 203 of the DGCL and (iii) resolved to recommend that Mavenir stockholders accept the Offer and tender their shares of Mavenir common stock to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the merger agreement.

Accordingly, and for the other reasons described in more detail below, the Mavenir board of directors unanimously recommends that Mavenir stockholders accept the Offer and tender their shares of Mavenir common stock pursuant to the Offer and, to the extent required to consummate the Merger, vote in favor of the adoption of the merger agreement.

Mavenir’s Reasons for the Recommendation of the Offer and the Merger

In evaluating the Offer and the Merger, Mavenir’s board of directors consulted with senior management, legal counsel and financial advisors, and, in reaching its unanimous decision to approve and declare advisable, in the best interests of, and fair to Mavenir’s stockholders (1) Mavenir’s entry into the merger agreement, the consummation of the Offer and Merger and Mavenir’s stockholders’ tender of their shares of Mavenir common stock pursuant to the Offer and, if required by applicable law, voting in favor of the merger agreement, and (2) the terms of the Offer and the Merger and the approval thereof in all respects, considered and evaluated a number of factors, including, but not limited to, the following:

Business and Financial Condition of Mavenir; Future Prospects. The Mavenir board of directors considered Mavenir’s business; its current financial performance, condition, and operations; the prospects for increasing stockholder value as a standalone company; the risks and uncertainties associated with remaining a standalone enterprise; and the industry in which Mavenir competes and market conditions. Among the risks and uncertainties the Mavenir board of directors considered were: the execution risk associated with Mavenir’s business plan, including the risks that the assumptions underlying Mavenir’s projections fail to materialize; the anticipated time period over which Mavenir’s carrier customers are expected to roll out voice over LTE technology; potential unfavorable foreign exchange rate fluctuation and, in particular, that the Euro could further weaken against the U.S. dollar; the amount of revenue that Mavenir expects each customer will generate for Mavenir and the amount of revenue that Mavenir expects each product will generate for Mavenir; Mavenir’s bookings backlog for its products and services; what accounts Mavenir might obtain as a result of new network launches by carriers and which products and services Mavenir would provide to these new networks post-launch; and the time required for carriers to launch these networks and how that would affect Mavenir’s ability to provide its products and services and generate revenue therefrom. The Mavenir board of directors also considered the fact that public markets’ emphasis on quarterly performance could impact Mavenir’s ability to pursue its long-term plans and investment strategy if such plans or strategy adversely impact short-term results.

Merger Consideration. The Mavenir board of directors considered the current and historical trading prices of Mavenir’s common stock and the fact that, as of the close of the last trading day before the announcement of the transaction, the offer consideration, with an implied value of $17.94 per share based on the most recent closing price of a Mitel common share prior to execution of the merger agreement, represents a 23% premium over Mavenir’s most recent trading price prior to the execution of the merger agreement, a 32% premium over the 30-day volume weighted average trading price of Mavenir’s common stock prior to the execution of the merger agreement and a 45% premium over the closing price of Mavenir’s common stock 30 trading days prior to the execution of the merger agreement. The Mavenir board of directors believes that the value offered to

Mavenir’s stockholders in the Offer and the Merger, even though less than the historic high that Mavenir common stock traded at in March 2014, less than some analysts’ target price and less than the implied per share values based on the discounted equity and discounted cash flow analyses performed by Mavenir’s financial advisor, is more favorable to Mavenir’s stockholders than the potential value likely to result from other strategic opportunities reasonably available to Mavenir at this time, including remaining an independent company and pursuing its current strategic plan.

Current Market Conditions. The Mavenir board of directors considered the impact of increased competition from large communications and network equipment vendors, the risk of continued pressure on Mavenir’s financial margins and ability to achieve attractive growth rates as a result of this competition and the substantial additional investment that would be needed to broaden Mavenir’s product and services portfolio to effectively compete in the changing marketplace for products like Mavenir’s and the effect that all of these factors would have on long-term future potential stockholder value.

Strategic Alternatives. The Mavenir board of directors considered the timing, process and results of Mavenir’s market check process, as more fully described under the section entitled “Item 4. The Solicitation or Recommendation—(b) Background and Reasons for the Recommendation—Background of the Offer” in the Schedule 14D-9, including outreach by Mavenir and its financial advisor to six potential strategic acquirers, and the fact that none of them expressed interest in pursuing a transaction with Mavenir. The Mavenir board of directors also believed, following consultation with Mavenir’s financial advisor, that Mavenir’s cash flow and earnings were unlikely to support the level of debt financing or the expected investment return that would be necessary for a private equity firm to consummate a deal at the price level represented by the merger agreement. The Mavenir board of directors also considered the fact that no third party is subject to any restriction on making an unsolicited acquisition proposal.

Certainty of Value. The Mavenir board of directors believes that the value of the cash portion of the merger consideration of $11.08 per share of Mavenir common stock to be received by Mavenir’s stockholders in the Merger provides greater certainty of value, and less risk, to Mavenir’s stockholders relative to the potential trading price of Mavenir’s common stock over a longer period of time after accounting for the long-term risks to Mavenir’s business resulting from operational execution risk and competitive risks. The Mavenir board of directors considered the fact that the portion of the merger consideration represented by cash was approximately 62% of the total value of the offer consideration at the time of execution of the merger agreement, which provides Mavenir stockholders certainty of value and a measure of immediate liquidity for their shares.

Opportunity to Participate in Mavenir’s Future. The Mavenir board of directors believes that the combination of Mavenir’s and Mitel’s businesses represents an opportunity for appreciation in value of the Mitel common shares received as part of the merger consideration to Mavenir’s stockholders. The Mavenir board of directors considered the fact that the share component of the merger consideration would allow Mavenir’s stockholders, subject to the terms of the merger agreement, to continue to participate in any potential upside in Mavenir’s business following the Merger and to realize benefits of the combined businesses.

Fluctuation of Value in the Share Component of the Merger Consideration. The Mavenir board of directors considered the fact that the share portion of the merger consideration is a fixed number of Mitel common shares, which affords Mavenir’s stockholders the opportunity to benefit from any increase in the trading price of Mitel’s common shares between the announcement and consummation of the Offer and the Merger and also exposes Mavenir’s stockholders to the risk of any decrease in the trading price of Mitel’s common shares between the announcement and the consummation of the Offer and the Merger.

Cash/Share Election. The Mavenir board of directors considered the ability of Mavenir’s stockholders, subject to certain limitations in the merger agreement, to elect to receive their consideration in cash or Mitel common shares, with equal value based on the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the time Mavenir common stock is first accepted for payment pursuant to the Offer.

Financial Analysis and Advice of Financial Advisor. The Mavenir board of directors considered the financial analysis and advice of its financial advisor delivered to the Mavenir board of directors on February 28, 2015.

Likelihood of Consummation; Certainty of Payment. The Mavenir board of directors considered its belief, following consultation with Mavenir’s advisors, that the Offer and the Merger likely will be consummated, based on, among other factors:

•	the Mavenir board of directors’ belief, following consultation with Mavenir’s advisors, that Mitel is likely to be able to obtain adequate financing for the Offer in light of the commitment for financing the Offer and the Merger as reflected in the debt commitment letter as well as financing market conditions;

•	the Merger does not require the approval of Mitel’s shareholders;

•	the limited number of conditions to the Offer and the Merger and the Mavenir board of directors’ belief that such conditions are reasonably likely to be satisfied;

•	if the Offer is consummated, the likelihood that Mitel would, if necessary, be able to exercise the top-up option (as discussed below in the section entitled “The Offer—The Top-Up Option,” beginning on page 65 of this offer to exchange) and consummate the Merger without a separate vote of Mavenir stockholders;

•	the Mavenir board of directors’ belief, in consultation with its legal advisors, that the required regulatory and governmental approvals for the Offer and the Merger can likely be obtained without significant risk of materially impairing or delaying the Offer or the Merger, particularly in light of the undertaking of both parties to take actions with respect to such approvals set forth in the merger agreement; and

•	Mitel’s experience, reputation, and financial condition in its industry and in the marketplace.

Tender Support Agreements. The Mavenir board of directors considered the support of the Merger by Mavenir’s four largest stockholders, Austin Ventures VIII, L.P., Alloy Ventures 2005, L.P., August Capital V Special Opportunities, L.P. and North Bridge Venture Partners, which control approximately 45% of the aggregate voting power of the outstanding Mavenir common stock, as evidenced by Mavenir’s board of directors’ determination that the interests of these four largest stockholders of Mavenir in seeking the most favorable terms, including price, in connection with a sale of Mavenir were consistent with those of Mavenir’s public stockholders and by these holders’ entry into tender support agreements to support the Offer and the Merger and the belief that such agreements would not deter a third party from making an unsolicited offer.

Non-Solicitation Covenant. The Mavenir board of directors considered the fact that the merger agreement imposes restrictions on Mavenir’s solicitation of competing acquisition proposals from third parties. However, based upon the process to identify strategic alternatives, including the advice of Mavenir’s financial advisor as to the universe of potential strategic partners that were not likely to cause significant competitive harm to Mavenir, the Mavenir board of directors believes it had a strong basis for determining that the Offer and the Merger were the best transactions reasonably likely to be available to Mavenir and that any interested party would still have an opportunity to explore a potential transaction after execution of the merger agreement and before consummation of the Offer.

Fiduciary Out. The Mavenir board of directors considered the fact that it would be permitted, in accordance with the terms and conditions of the merger agreement, to authorize Mavenir and its subsidiaries to provide information to and engage in negotiations with a third party following the receipt of a bona fide alternative acquisition proposal that the Mavenir board of directors determines in good faith constitutes or would reasonably be expected to lead to a superior proposal (as described in the section entitled “The Merger Agreement—Covenants—Fiduciary Exception,” beginning on page 118 of this offer to exchange). The Mavenir board of directors also considered the right of the Mavenir board of directors, under certain circumstances and subject to certain conditions, to withdraw or change its recommendation in favor of the Offer if the failure to do so would be inconsistent with its fiduciary duties.

Termination Fee. The Mavenir board of directors considered Mavenir’s obligation, under certain circumstances, to pay a termination fee of $20,625,000 if the Offer and the Merger are not consummated, which fee the Mavenir board of directors concluded was necessary to induce Mitel to enter into the merger agreement and was reasonable in the context of termination fees and expenses payable in comparable transactions, the nature and size of parties that might have a possible interest in acquiring Mavenir, and in light of the overall terms of the merger agreement, including the per share consideration, and which the Mavenir board of directors determined should not reasonably be expected to deter possible acquisition proposals from third parties or Mavenir’s ability to pursue such proposals.

Reverse Termination Fee. The Mavenir board of directors considered the size of the $35,750,000 reverse termination fee payable by Mitel in the event that financing is not available to consummate the Offer and the Merger and believes that such payment would support the continued operations of Mavenir in the event the merger agreement is terminated due to a failure to obtain financing.

Tax Treatment. The Mavenir board of directors considered the taxability of the transaction to Mavenir’s stockholders.

Possible Disruption of Business. The Mavenir board of directors considered the possible disruption to Mavenir’s business that may result from the announcement of the transaction and the resulting distraction of the attention of Mavenir’s management and employees, as well as the fact that the merger agreement contains limitations regarding the operation of Mavenir during the period between the signing of the merger agreement and the consummation of the proposed Merger. However, the Mavenir board of directors believes it likely that these risks would be minimized as a result of the transaction being structured as a tender offer and the related potential timing benefits.

Risks of Non-Consummation. The Mavenir board of directors considered the risk that the Offer and the Merger might not be consummated and the effect of the resulting public announcement of termination of the merger agreement on:

•	the market’s perception of Mavenir’s continuing business, potentially resulting in an adverse impact on Mavenir’s business and the trading price of Mavenir’s common stock;

•	Mavenir’s operating results, particularly in light of the costs incurred in connection with the transaction, including the potential requirement to pay the termination fee;

•	Mavenir’s current and potential business partners and employees, which Mavenir could lose; and

•	the potential disruption to Mavenir’s business, including the fact that Mavenir’s directors, officers and other employees will have expended considerable time and effort to consummate the potential transactions and will have experienced significant distractions.

Appraisal Rights. The Mavenir board of directors considered the availability of statutory appraisal rights under Delaware law in connection with the Merger for holders of shares of Mavenir common stock who do not tender their shares of Mavenir common stock into the Offer (and who otherwise comply with the statutory requirements of Delaware law).

Mavenir’s board of directors believes that, overall, the potential benefits of the Offer and the Merger to Mavenir’s stockholders outweigh the risks concerning the Offer and the Merger.

The information and factors described above are intended to be an illustrative and not exhaustive list of the information and factors that Mavenir’s board of directors considered, and include the material reasons and factors considered. In light of the variety of factors considered in connection with its evaluation of the Offer and the Merger, Mavenir’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations, and the Mavenir board of directors’ determination and recommendation were made after evaluating the whole of the information available to the directors and factors considered by them. Moreover, each member of Mavenir’s board of directors applied his own personal business judgment to the process and may have given different weight to different factors. In arriving at their respective recommendations, the members of the Mavenir board of directors were aware of the interests of executive officers and directors of Mavenir as described in the sections entitled “Interests of Certain Persons in the Offer and the Merger—Interests of Mavenir Executive Officers and Directors,” beginning on page 101 of this offer to exchange, and “Item 3. Past Contacts, Transactions, Negotiations and Agreements—(a) Arrangements with Current Executive Officers and Directors of the Company” in the Schedule 14D-9.

THE OFFER

Exchange of Shares of Mavenir Common Stock

We are proposing to acquire all of the outstanding shares of Mavenir common stock in exchange for, at the election of each Mavenir stockholder and with respect to each share of Mavenir common stock, either (1) the Cash Consideration or (2) the Share Consideration, in each case, without interest and less any applicable withholding taxes, and subject to the automatic adjustment and proration procedures set forth in the merger agreement. Mavenir stockholders may elect to receive the Cash Consideration, the Share Consideration or a combination thereof for the aggregate of their shares of Mavenir common stock validly tendered and not validly withdrawn in the Offer. For a discussion of the election and proration procedures, see the section entitled “—Elections, Prorations and Other Adjustments,” beginning on page 63 of this offer to exchange.

The Cash Consideration and the Share Consideration both have an implied value per share of Mavenir common stock equal to (1) $11.08 plus (2) 0.675 of a Mitel common share, in each case based on the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer. The actual value of the Cash Consideration and the Share Consideration will increase if the price of Mitel common shares increases and will decrease if the price of Mitel common shares decreases.

Mitel will announce the Cash Consideration and the Share Consideration by issuing a press release no later than 9:00 a.m., New York City time, on the trading day prior to the expiration date of the Offer. For example, Mitel will announce, by issuing a press release no later than 9:00 a.m., New York City time, on April 27, 2015, the Cash Consideration and the Share Consideration that will apply if the Offer expires at 12:00 midnight, New York City time, on April 28, 2015 (one minute after 11:59 p.m., New York City time, on April 28, 2015). If the Offer is extended, Mitel will recalculate this information based on the later expiration date of the Offer and announce the new amounts in a similar manner. If you have questions about the Offer or the Merger, please contact our information agent, Georgeson Inc., by calling (866) 628-6021 (toll-free).

We will not issue any fractional Mitel common shares pursuant to the Offer or the Merger. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and sold on the NASDAQ Global Market and the net proceeds of such sale distributed pro rata to the holders of Mavenir common stock entitled to them promptly following our acceptance of shares of Mavenir common stock for exchange in the Offer and the consummation of the Merger, as applicable. No dividends or other distributions with respect to Mitel common shares will be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle any otherwise entitled holder thereof to vote or to exercise any other rights of a shareholder of Mitel.

The expiration of the Offer is 12:00 midnight, New York City time, on April 28, 2015 (one minute after 11:59 p.m., New York City Time, on April 28, 2015), unless we extend the period of time for which the Offer is open. For a discussion of the extension of the expiration date, see the section entitled “—Extension, Termination and Amendment,” beginning on page 66 of this offer to exchange.

We will not acquire any shares of Mavenir common stock in the Offer unless the minimum condition and the other conditions to the Offer have been satisfied or, where permissible, waived. For a discussion of the minimum condition and the other conditions to the Offer, see the section entitled “—Conditions to the Offer,” beginning on page 68 of this offer to exchange.

Following consummation of the Offer, on the terms and subject to the conditions set forth in the merger agreement, we will cause Purchaser to merge with and into Mavenir with Mavenir surviving as an indirect, wholly owned subsidiary of Mitel. At the effective time, each outstanding share of Mavenir common stock not tendered and accepted pursuant to the Offer (other than shares of Mavenir common stock owned directly or indirectly by Mavenir, Mitel or Purchaser, or any of their respective subsidiaries, or shares of Mavenir common stock as to which appraisal rights have been perfected in accordance with the DGCL) will be cancelled and converted into the right to receive the same consideration as a No Election Share.

If, after the consummation of the Offer, we beneficially own at least 90% of the shares of Mavenir common stock outstanding or if we exercise the top-up option to reach such threshold, we may effect the Merger without the approval of the Mavenir stockholders, as permitted under Delaware law, subject to appraisal rights to the extent applicable under the DGCL. If, on the other hand, we beneficially own more than 50%, but less than 90%, of the outstanding shares of Mavenir common stock, the top-up option is unavailable because its exercise would violate applicable law and we are unable to obtain beneficial ownership of at least 90% of the shares of Mavenir common stock through one or more subsequent offering periods described below under “—Subsequent Offering Period,” a meeting of Mavenir stockholders and the affirmative vote of at least a majority of the shares of Mavenir common stock outstanding on the record date for such meeting will be needed to complete the Merger. See the section entitled “—Approval of the Merger,” beginning on page 79 of this offer to exchange, for more details.

If we obtain all of the outstanding shares of Mavenir common stock pursuant to the Offer and the Merger, former stockholders of Mavenir will own approximately 16% of the outstanding Mitel common shares based upon the number of outstanding Mitel common shares and outstanding shares of Mavenir common stock on March 20, 2015, disregarding stock options and common shares that may be issued by Mitel or Mavenir pursuant to an employee stock plan.

If you are the record owner of your shares and you tender your shares of Mavenir common stock directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Elections, Prorations and Other Adjustments

The Cash Available equals $11.08 times the number of shares of Mavenir common stock outstanding as of the time the shares of Mavenir common stock are accepted for payment pursuant to the Offer. As of March 20, 2015, the Cash Available was approximately $322.2 million. Cash Available will not change except as described in the next paragraph or to the extent that the number of outstanding shares of Mavenir common stock changes.

The Shares Available equals 0.675 Mitel common shares times the number of shares of Mavenir common stock outstanding as of the time the shares of Mavenir common stock are accepted for payment pursuant to the Offer; provided, however, the number of Mitel common shares issued pursuant to the Offer and Merger, including Mitel common shares underlying Adjusted Options, shall not exceed 24.9% of Mitel common shares outstanding as of such time. If the price of Mitel common shares decreases significantly, the number of Adjusted Options will increase such that the Shares Available may be limited as described in the preceding sentence, in which case the aggregate value of the Shares Available will decrease and the Cash Available will increase by an equivalent value. As of March 20, 2015, the Shares Available was approximately 19.6 million Mitel common shares. For a more detailed description of the Cash Available and Shares Available, see the section entitled “The Merger Agreement—Terms of the Offer—Elections, Prorations and Other Adjustments,” beginning on page 103 of this offer to exchange.

Stockholders of Mavenir may make a Cash Election with respect to some of their shares of Mavenir common stock and a Share Election with respect to others. The Cash Elections and Share Elections made by tendering Mavenir stockholders whose shares are accepted by Mitel in the Offer will be subject to adjustment and proration to ensure that the total amount of cash paid, and the total number of Mitel common shares issued, to the Mavenir stockholders in the Offer and the Merger, will not exceed the Cash Available or the Shares Available, respectively.

If the total number of Cash Elections would require cash payments in excess of the Cash Available, then the total number of shares of Mavenir common stock subject to Cash Elections that will be converted into the right to receive the Cash Consideration will be that number the aggregate value of which is equal to the Cash Available, rounded down to the nearest share, and each Mavenir stockholder who validly tenders shares of Mavenir common stock subject to a Cash Election will receive the Cash Consideration with respect to its pro rata portion of such number (based on the total amount of such stockholder’s shares of Mavenir common stock subject to a Cash Election reflected as a percentage of the total amount of shares of Mavenir common stock subject to all Cash Elections). Each share of Mavenir common stock that is subject to a Cash Election that is not converted into the right to receive the Cash Consideration in accordance with the foregoing will be converted into the right to receive the Share Consideration, and each share of Mavenir common stock subject to a Share Election will be converted into the right to receive the Share Consideration.

If the total number of Share Elections would require the issuance in the aggregate of a number of Mitel common shares in excess of the Shares Available, then the total number of shares of Mavenir common stock subject to Share Elections that will be converted into the right to receive the Share Consideration will be that number whose aggregate Share Consideration is equal to the Shares Available, and each Mavenir stockholder who validly tenders shares of Mavenir common stock subject to a Share Election will receive the Share Consideration with respect to its pro rata portion of such number (based on the total amount of such stockholder’s shares of Mavenir common stock subject to a Share Election reflected as a percentage of the total amount of shares of Mavenir common stock subject to all Share Elections). Each share of Mavenir common stock that is subject to a Share Election that is not converted into the right to receive the Share Consideration in accordance with the foregoing will be converted into the right to receive the Cash Consideration, and each share of Mavenir common stock subject to a Cash Election will be converted into the right to receive the Cash Consideration.

Based on Cash Available of approximately $322.2 million and Shares Available of approximately 19.6 million Mitel common shares (and assuming that the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer is $10.00), Mavenir stockholders may choose Cash Elections with respect to a maximum of approximately 62.1% of the issued and outstanding shares of Mavenir common stock and Share Elections with respect to a maximum of approximately 37.9% of the issued and outstanding shares of Mavenir common stock before such elections become subject to the automatic adjustment and proration procedures set forth in the merger agreement.

Based on the above assumptions, the Cash Consideration would be $17.83 in cash and the Share Consideration would be 1.783 Mitel common shares.

Assuming Mavenir stockholders tender 100% of their shares of Mavenir common stock pursuant to the Offer (and assuming that the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer is $10.00):

•	if 10% of the shares of Mavenir common stock are subject to Cash Elections and 90% are subject to Share Elections, shares subject to Cash Elections would be exchanged for $17.83 in cash and shares subject to Share Elections, as a result of proration, would be exchanged for $10.33 in cash and 0.750 Mitel common shares;

•	if 50% of the shares of Mavenir common stock are subject to Cash Elections and 50% are subject to Share Elections, shares subject to Cash Elections would be exchanged for $17.83 in cash and shares subject to Share Elections, as a result of proration, would be exchanged for $4.33 in cash and 1.350 Mitel common shares;

•	if 90% of the shares of Mavenir common stock are subject to Cash Elections and 10% are subject to Share Elections, shares subject to Cash Elections, as a result of proration, would be exchanged for $12.32 in cash and 0.552 Mitel common shares and shares subject to Share Elections would be exchanged for 1.783 Mitel common shares;

•	if 100% of the shares of Mavenir common stock are subject to Cash Elections, shares, as a result of proration, would be exchanged for $11.08 in cash and 0.675 Mitel common shares; and

•	if 100% of the shares of Mavenir common stock are subject to Share Elections, shares, as a result of proration, would be exchanged for $11.08 in cash and 0.675 Mitel common shares.

in each case, without interest and less any applicable withholding taxes. The assumption used in the examples above that the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share for the time period described above is $10.00 is used for illustrative purposes only and for the simplicity of calculation and is neither a reflection of historical prices nor an indication of future prices at which Mitel common shares may trade. The closing price of a Mitel common share on the NASDAQ Global Market on April 9, 2015 was $10.59.

No fractional Mitel common shares will be issued in the Offer. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and sold on the NASDAQ Global Market and the net proceeds of such sale distributed pro rata to the holders of Mavenir common stock entitled to them promptly following our acceptance of shares of Mavenir common stock for exchange in the Offer.

Holders of No Election Shares will be allocated whatever form of offer consideration is remaining (or a share of each form of offer consideration as explained below if neither is oversubscribed), after taking into account the preferences of the tendering stockholders who made valid elections, as follows. If the total number of Cash Elections would require cash payments in excess of the Cash Available, holders of No Election Shares will be treated as though they had elected to receive the Share Consideration. If the total number of Share Elections would require issuing a number of Mitel common shares in excess of the Shares Available, holders of No Election Shares will be treated as though they had elected to receive the Cash Consideration. If neither form of offer consideration is oversubscribed, holders of No Election Shares will receive, in respect of each such No Election Share, (1) an amount in cash equal to such No Election Share’s pro rata share (based on the total number of No Election Shares, including Mavenir shares not tendered into the Offer) of the difference between the Cash Available and the aggregate value of all Cash Elections, which pro rata share we refer to as the “Non-Election Cash Amount,” and (2) an amount of Mitel common shares equal in value (based on the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer) to the difference between the Non-Election Cash Amount and the Cash Consideration.

Holders of Mavenir common stock who do not tender their shares in the Offer and whose shares are cancelled in the Merger (other than shares of Mavenir common stock owned directly or indirectly by Mavenir, Mitel or Purchaser, or any of their respective subsidiaries, or shares of Mavenir common stock as to which appraisal rights have been perfected in accordance with the DGCL) will not have election rights, but instead will receive the offer consideration as if their shares were No Election Shares.

The Cash Consideration and the Share Consideration will be adjusted appropriately to reflect the effect of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares with respect to the shares of Mavenir common stock and the Mitel common shares that occurs on or after the date of the merger agreement and prior to the consummation of the Offer or the Merger, as applicable.

The Top-Up Option

Under the merger agreement, if the minimum condition is satisfied and we consummate the Offer but own less than 90% of the shares of Mavenir common stock outstanding on a fully-diluted basis (which assumes conversion or exercise of all Mavenir derivative securities regardless of the conversion or exercise price or other terms and conditions thereof), we will exercise the top-up option to purchase from Mavenir additional shares of Mavenir common stock, subject to certain limitations, equal to the lesser of: (1) the number of shares of Mavenir common stock that, when added to the number of shares of Mavenir common stock already owned by Mitel or Purchaser at the time of exercise of the top-up option, constitutes at least one share more than 90% of the shares of Mavenir common stock outstanding on a fully-diluted basis (which assumes conversion or exercise of all Mavenir derivative securities regardless of the conversion or exercise price or other terms and conditions thereof) after the shares subject to the top-up option are issued; or (2) the aggregate number of shares of Mavenir common stock that Mavenir is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the top-up option.

We are required to exercise the top-up option if: (a) the number of shares of Mavenir common stock owned by Mitel or Purchaser immediately following the consummation of the Offer do not constitute at least one share more than 90% of the shares of Mavenir common stock then-outstanding on a fully-diluted basis; and (b) the exercise of the top-up option in accordance with the merger agreement will not violate applicable law.

The aggregate purchase price payable for the shares of Mavenir common stock being purchased pursuant to the top-up option is determined by multiplying the number of such shares by the Cash Consideration. If we exercise the top-up option, we will pay in cash an amount equal to the aggregate par value of the shares of Mavenir common stock to be purchased pursuant to the top-up option, and execute and deliver a full recourse promissory note for the remainder of the purchase price, to mature on the first anniversary date of its delivery and bearing interest at the “prime rate” (as reported by Bloomberg L.P. on the date of execution and delivery), payable in arrears at maturity. In no event will the top-up option be exercisable for a number of shares of Mavenir common stock in excess of Mavenir’s then authorized and unissued shares of common stock. Based on the number of shares of Mavenir common stock outstanding on March 20, 2015, on a fully-diluted basis, the satisfaction of the minimum condition will be sufficient, together with the exercise of the top-up option, to enable us to effect a short-form merger promptly following the expiration of the Offer and acceptance of the shares by us pursuant to the Offer.

Timing of the Offer

We commenced the Offer on April 1, 2015, the date of distribution of this offer to exchange. The Offer is scheduled to expire at 12:00 midnight, New York City time, on April 28, 2015 (one minute after 11:59 p.m., New York City Time, on April 28, 2015), unless we extend the period of the Offer pursuant to the terms of the merger agreement. All references to the expiration date of the Offer mean the time of expiration, as extended. For more information, see the discussion under the section entitled “—Extension, Termination and Amendment,” beginning on page 66 of this offer to exchange, below.

Extension, Termination and Amendment

We are permitted to or required to extend the Offer from time to time as follows:

•	if, as of the scheduled expiration date, any condition to the Offer is not satisfied or, where permissible, waived by Mitel and Purchaser, then we may, in our discretion (and without the consent of Mavenir), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, or such other number of business days as Mitel and Mavenir may agree, to permit such condition to the Offer to be satisfied;

•	we must extend the Offer from time to time for:

•	any period required by law or any interpretation or position of the SEC, the New York Stock Exchange, the NASDAQ Global Market or the Toronto Stock Exchange;

•	periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any antitrust law shall have expired or been terminated; and

•	periods of up to ten (10) business days per extension if, as of the scheduled expiration date, the minimum condition has not been satisfied;

•	if on any scheduled expiration date, Mitel shall not have received the debt financing and Mitel, acting reasonably and in good faith, shall have determined that the debt financing will not be received at or prior to the time at which payment for validly tendered shares of Mavenir common stock is required to be made hereunder, we must extend the Offer, on one or more occasions, for an additional period of up to five (5) business days per extension (or such longer period as Mitel and Mavenir may mutually agree) until the Outside Date to permit Mitel to receive the debt financing; and

•	if, as of the scheduled expiration date, any condition to the Offer is not satisfied and, where permissible, has not been waived, at the request of Mavenir, we must extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such condition to be satisfied.

If, on the expiration date of the Offer, all of the conditions to the Offer have been satisfied or, where permissible, waived, we will promptly accept for payment and pay for shares of Mavenir common stock tendered and not validly withdrawn in the Offer. During any extension, all shares of Mavenir common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent, subject to your right to withdraw your shares of Mavenir common stock. If we provide a subsequent offering period, we will first consummate the exchange with respect to the shares validly tendered and not validly withdrawn in the initial Offer period. For more information, see the discussion in the section entitled “—Subsequent Offering Period,” beginning on page 68 of this offer to exchange.

In addition, we expressly reserve the right, but shall not be obligated to, increase the Cash Consideration or Share Consideration, waive any conditions to the Offer (subject to the limitations below) and make any other changes to the terms and conditions of the Offer; provided, however, without the prior written consent of Mavenir, we cannot (subject to our rights described in the section entitled “The Merger Agreement—Covenants—No Adverse Recommendation Change,” beginning on page 117 of this offer to exchange):

•	amend, modify or waive the minimum condition or the condition that the merger agreement shall not have been validly terminated;

•	change the form of consideration payable in the Offer;

•	decrease the Cash Consideration or Share Consideration or the number of shares of Mavenir common stock sought to be purchased pursuant to the Offer;

•	impose any conditions to the Offer in addition to the conditions set forth in the section entitled “—Conditions to the Offer,” beginning on page 68 of this offer to exchange;

•	except as otherwise provided in the merger agreement, terminate the Offer or extend or otherwise change the expiration date of the Offer;

•	except as described in the section entitled “—Subsequent Offering Period,” beginning on page 68 of this offer to exchange, provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act; or

•	otherwise amend the Offer or waive or modify any condition to the Offer in any manner adverse (other than in an immaterial respect) to Mavenir’s stockholders generally.

In the event the merger agreement is terminated in accordance with its terms prior to the acceptance of any shares of Mavenir common stock for exchange pursuant to the Offer, we will promptly terminate the Offer without accepting any shares that were previously tendered.

We will follow any extension, termination, waiver or amendment, as promptly as practicable, with a public announcement. Subject to the requirements of the Exchange Act and other applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement.

Subsequent Offering Period

We are required to provide a subsequent offering period of three (3) business days (and we may elect to provide one or more extensions thereof) after the acceptance of shares of Mavenir common stock in accordance with Rule 14d-11 under the Exchange Act if we determine not to exercise the top-up option because such exercise would violate any applicable law. This is the only circumstance under which a subsequent offering period will be provided. If we provide a subsequent offering period, we will first consummate the exchange with respect to the shares validly tendered and not validly withdrawn in the initial offering period. You will not have the right to withdraw any shares of Mavenir common stock that you tender in the subsequent offering period. If we provide a subsequent offering period, we will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration.

Conditions to the Offer

The Offer is subject to a number of conditions, which we describe below. Purchaser is not required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any validly tendered and not validly withdrawn shares of Mavenir common stock if any of the following conditions are not satisfied or, where permissible, waived by Mitel, as of 12:00 midnight, New York City time (one minute after 11:59 p.m., New York City Time), on the expiration date of the Offer:

•	the minimum condition must have been satisfied;

•	the representations and warranties of Mavenir contained in the merger agreement must be accurate as of the expiration of the Offer (except to the extent such representations and warranties are made as of a specific earlier date, in which case as of such earlier date), subject to applicable materiality qualifiers (if any);

•	Mavenir must have complied with or performed in all material respects all of its covenants and agreements in the merger agreement that it is required to comply with or perform at or prior to the expiration of the Offer, which we refer to as the “covenants condition”;

•	since February 28, 2015, there shall not have been any material adverse effect on Mavenir the effect of which is continuing, which we refer to as the “material adverse effect condition”;

•	any waiting period applicable to the Offer or the Merger under any applicable foreign anti-trust law must have expired or been terminated, and any consent required under any applicable foreign anti-trust law in connection with the Offer or the Merger must have been obtained and must be in full force and effect;

•	Mitel must have received a certificate on behalf of Mavenir by Mavenir’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in the 2nd and 3rd bullets above have been duly satisfied;

•	no order (whether temporary, preliminary or permanent) preventing the acquisition of or payment for shares of Mavenir common stock pursuant to the Offer or preventing consummation of the Merger or any of the other transactions contemplated by the merger agreement or the tender support agreements shall have been issued by any court of competent jurisdiction or other governmental authority and remain in effect, and there shall not be any law enacted or applicable to the Offer or the Merger that makes the acquisition of or payment for shares of Mavenir common stock pursuant to the Offer, or the consummation of the Merger, illegal or violative of any law, which we refer to as the “no order condition”;

•	the registration statement of which this offer to exchange is a part must have been declared effective by the SEC and not subject to any stop order threatened or initiated against Mitel with respect to the Offer;

•	the marketing period with respect to the debt financing must have been completed;

•	the Mitel common shares to be issued in the Offer and the Merger must have been approved for listing on the NASDAQ Global Market and the Toronto Stock Exchange, subject to official notice of issuance; and

•	the merger agreement must not have been validly terminated.

Except for the minimum condition and the conditions described in the 5th, 7th, 8th, 10th and 11th bullets above, the foregoing conditions may be waived by Mitel and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Mitel and Purchaser, so long as such waiver does not adversely affect holders of Mavenir common stock. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

We cannot assure you that all of the conditions to the Offer will be satisfied or, where permissible, waived.

Important Definitions

Material Adverse Effect

The merger agreement provides that a “material adverse effect” means, when used in connection with Mavenir, any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, assets or liabilities of Mavenir and its subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of:

•	changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any non-U.S. jurisdiction;

•	changes or conditions generally affecting the industries, markets or geographical areas in which Mavenir or any of its subsidiaries operate;

•	geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing, the declaration by any government authority of a state of emergency or any natural disasters (including hurricanes, tornadoes, floods or earthquakes);

•	changes or proposed changes in law or authoritative interpretation thereof;

•	changes in GAAP or authoritative interpretation thereof;

•	any action taken or not taken, in each case, by Mitel, Purchaser or their respective affiliates or by Mavenir or its subsidiaries or their respective affiliates at the written request of Mitel;

•	the public announcement of the merger agreement and the transactions contemplated by the merger agreement;

•	any failure by Mavenir and its subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period; or

•	any change in the market price or trading volume of Mavenir’s securities or in its credit ratings.

Any effect, change, condition, fact, development, occurrence or event resulting from or arising out of any of the matters set forth in the 1st, 2nd, 3rd, 4th and 5th bullets above shall not be excluded to the extent such matter disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) Mavenir and its subsidiaries, taken as a whole, as compared to other similarly situated companies operating in the same industry in which Mavenir and its subsidiaries operate. In the case of any effect, change, condition, fact, development, occurrence or event resulting from or arising out of any of the matters set forth in the 8th and 9th bullets above, the underlying causes of any such failure or adverse change shall not be excluded unless otherwise specifically excluded by the matters set forth in the 1st through 7th bullets.

Marketing Period, Required Information and Compliant

The merger agreement provides that the “marketing period” means the first period of fifteen (15) consecutive business days (excluding July 2, 2015) after February 28, 2015:

•	during which the Offer shall have been commenced;

•	throughout and at the end of which Mitel shall have (and the lenders (as defined below) shall have) access to:

•	such pertinent and customary information reasonably available to Mavenir regarding Mavenir and its subsidiaries as may be reasonably determined by Mitel to be necessary in order to consummate the debt financing;

•	all financial statements (including pro forma financial statements), financial data, projections, audit reports and other financial information regarding Mavenir and its subsidiaries of the type and form customarily included in marketing documents used to syndicate credit facilities of the type contemplated by the debt financing, or as may be reasonably requested by Mitel to consummate the syndication of the debt financing;

•	such other financial or other information as reasonably required in connection with the debt financing and the transactions contemplated by the merger agreement, which, together with the immediately preceding two bullets, we refer to as the “required information”;

•	throughout and at the end of which the covenants condition (with respect to covenants and obligations that Mavenir is required to comply with or perform prior to the applicable time), the material adverse effect condition and the no order condition shall have been satisfied.

The marketing period may end on an earlier date prior to the expiration of the fifteen (15) consecutive business day period described above if the debt financing is consummated on such earlier date or upon one business day’s notice from Mitel to Mavenir. The marketing period will not commence or be deemed to have commenced if, after February 28, 2015 and prior to the completion of such fifteen (15) consecutive business day period:

•	Mavenir has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the required information or any such restatement is under active consideration, in which case, the marketing period shall not commence unless and until such restatement has been completed and the applicable required information has been amended and updated or Mavenir has publicly announced, or informed Mitel, that it has concluded no such restatement is required;

•	the independent accountants of Mavenir shall have withdrawn any audit opinion with respect to any financial statements contained in the required information for which they have provided an opinion, in which case the marketing period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such independent accountants or another independent public accounting firm reasonably acceptable to Mitel; or

•	any such required information shall cease to be compliant (as defined below) or any such information ceases to meet the requirement of required information, in which case the marketing period shall not be deemed to commence unless and until, at the earliest, such required information is updated or supplemented so that it is compliant.

The merger agreement provides that “compliant” means, with respect to the required information, that (i) such required information (other than projections, interpretations and other forward-looking information, and information of a general economic or industry-specific nature) does not contain any untrue statement of a material fact regarding Mavenir and its subsidiaries or omit to state any material fact regarding Mavenir and its subsidiaries necessary in order to make such required information not misleading under the circumstances in which it was made, and (ii) such required information constituting projections, interpretations and other forward-looking information has been prepared in good faith based on reasonable assumptions.

Procedure for Tendering Shares

For you to validly tender shares of Mavenir common stock pursuant to the Offer:

•	the enclosed letter of election and transmittal, properly completed and duly executed, along with any required signature guarantees, or an agent’s message (as defined below) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this offer to exchange, and certificates for tendered shares of Mavenir common stock must be received by the exchange agent at one of its addresses or those shares of Mavenir common stock must be tendered pursuant to the procedures for book-entry transfer set forth below, and a confirmation of receipt of the tender received, in each case before the expiration date of the Offer; or

•	you must comply with the guaranteed delivery procedures set forth below.

The term “agent’s message” means a message, transmitted by The Depositary Trust Company, or “DTC,” to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Mavenir common stock that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of election and transmittal and that we may enforce that agreement against the participant.

The exchange agent will establish accounts at DTC with respect to the shares of Mavenir common stock for purposes of the Offer within two (2) business days after the date of this offer to exchange, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of Mavenir common stock by causing DTC to transfer validly tendered and not validly withdrawn shares of Mavenir common stock into the exchange agent’s account in accordance with DTC’s procedure for the transfer. However, although delivery of shares of Mavenir common stock may be effected through book-entry at DTC, the letter of election and transmittal, with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this offer to exchange prior to the expiration date of the Offer, or the guaranteed delivery procedures described below must be followed.

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which shares of Mavenir common stock are tendered either by a registered holder of shares of Mavenir common stock who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of election and transmittal or for the account of an eligible institution.

If the certificates for shares of Mavenir common stock are registered in the name of a person other than the person who signs the letter of election and transmittal, or if payment is to be made, or certificates for shares of Mavenir common stock not tendered or not accepted for payment are returned, to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear(s) on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

Guaranteed Delivery

If you wish to tender shares of Mavenir common stock pursuant to the Offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date of the Offer or cannot complete the procedure for book-entry transfer on a timely basis, your shares of Mavenir common stock may nevertheless be tendered, if all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•	the enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this offer to exchange, is received by the exchange agent as provided below on or prior to the expiration date of the Offer; and

•	the certificates for all tendered shares of Mavenir common stock, or a confirmation of a book-entry transfer of tendered shares into the exchange agent’s account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of election and transmittal, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and all other documents required by the letter of election and transmittal are received by the exchange agent within three (3) NASDAQ Global Market trading days after the date of execution of the notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

Withdrawal Rights

Shares of Mavenir common stock that you tender pursuant to the Offer may be validly withdrawn according to the procedures set forth below at any time prior to the expiration date of the Offer and, unless previously accepted for exchange in the Offer, may also be validly withdrawn at any time after May 31, 2015, unless accepted for exchange on or before that date as provided in this offer to exchange. In the event that we provide for a subsequent offering period following the acceptance of shares of Mavenir common stock for exchange pursuant to the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for exchange. For more information, see the section entitled “—Subsequent Offering Period,” beginning on page 68 of this offer to exchange.

For your withdrawal to be valid and effective, the exchange agent must timely receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this offer to exchange, and your notice must include your name, address, social security number, the certificate number(s), if applicable, and the number of shares of Mavenir common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares of Mavenir common stock. If shares of Mavenir common stock have been tendered pursuant to the procedures for book-entry transfer discussed above under the section entitled “—Procedure for Tendering Shares,” beginning on page 71 of this offer to exchange, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Mavenir common stock and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Mavenir common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates.

We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding. None of Mitel, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of Mavenir common stock that you validly withdraw will be deemed not to have been validly tendered for purposes of the Offer. However, you may retender validly withdrawn shares of Mavenir common stock by following one of the procedures discussed above under the section entitled “—Procedure for Tendering Shares” or “—Guaranteed Delivery,” beginning on page 71 of this offer to exchange, at any time before the expiration date of the Offer.

Effect of a Tender of Shares

In all cases, we will exchange shares of Mavenir common stock tendered and accepted for exchange pursuant to the Offer only after timely receipt by the exchange agent of certificates for shares of Mavenir common stock, or timely confirmation of a book-entry transfer of tendered shares into the exchange agent’s account at DTC as described above, properly completed and duly executed letter(s) of election and transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

By executing a letter of election and transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to vote at any special meeting in connection with the Merger, if any, and to the extent permitted by applicable law and under Mavenir’s certificate of incorporation and bylaws, any other annual, special or adjourned meeting of Mavenir’s stockholders or otherwise to execute any written consent concerning any matter, and to otherwise act as our designees, in their sole discretion, for any acts deemed proper with respect to such tendered shares of Mavenir common stock (and any and all non-cash dividends, distributions, rights, other shares of Mavenir common stock or other securities issued or issuable in respect thereof on or after the date of this offer to exchange) that have been accepted for payment before the time any such action is taken and with respect to which you are entitled to vote. That appointment is effective if and when, and only to the extent that, we accept the shares of Mavenir common stock for exchange pursuant to the Offer. All of these proxies shall be considered coupled with an interest in the validly tendered and not validly withdrawn shares of Mavenir common stock and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies, and, if given, they will not be deemed effective.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Mavenir common stock, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of Mavenir common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of Mavenir common stock. No tender of those shares of Mavenir common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares of Mavenir common stock have been cured or waived. Neither Mitel, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Mavenir common stock or will incur any liability for failure to give notification.

The tender of shares of Mavenir common stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions to the Offer.

Delivery of Mitel Common Shares and Cash

Subject to the satisfaction or, where permissible, waiver of the conditions to the Offer as of the expiration date of the Offer, we will accept for exchange shares of Mavenir common stock validly tendered and not validly withdrawn promptly after the expiration date of the Offer and will exchange such shares of Mavenir common stock for (i) the Cash Consideration or (ii) the Share Consideration, according to the Cash Elections and/or Share Elections specified in the letter of election and transmittal, in each case subject to the automatic adjustment and proration procedures described herein and in the merger agreement, without interest thereon and subject to any required tax withholding, and cash in lieu of any fractional Mitel common shares. In all cases, the exchange of shares of Mavenir common stock tendered and accepted for exchange pursuant to the Offer will be made only if the exchange agent timely receives:

•	certificates for those shares of Mavenir common stock in certificated form, or a timely confirmation of a book-entry transfer of those shares of Mavenir common stock in the exchange agent’s account at DTC, and a properly completed and duly executed letter of election and transmittal or a duly executed copy thereof, and any other required documents; or

•	a timely confirmation of a book-entry transfer of those shares of Mavenir common stock in the exchange agent’s account at DTC, together with an agent’s message.

For purposes of the Offer, we will be deemed to have accepted for exchange shares of Mavenir common stock validly tendered and not validly withdrawn when, as and if we notify the exchange agent of our acceptance of the tender of those shares of Mavenir common stock pursuant to the Offer. The exchange agent will deliver the Mitel common shares and the cash portion of the offer consideration, in each case, subject to the automatic adjustment and proration procedures described herein and set forth in the merger agreement, and cash in lieu of a fraction of a Mitel common share promptly after receipt of our notice. The exchange agent will act as agent for tendering Mavenir stockholders for the purpose of receiving the cash portion of the offer consideration, the Mitel common shares and cash instead of a fraction of a Mitel common share and transmitting the shares and cash to you. You will not receive any interest on any offer consideration that you are entitled to receive, even if there is a delay in making the exchange. If we do not accept shares of Mavenir common stock for exchange pursuant to the Offer or if certificates are submitted for more shares of Mavenir common stock than are validly tendered and not validly withdrawn in the Offer, we will return certificates for these unexchanged shares of Mavenir common stock without expense to the tendering stockholder. If we do not accept shares of Mavenir common stock for exchange pursuant to the Offer, shares of Mavenir common stock tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth in the section “—Procedure for Tendering Shares,” beginning on page 71 of this offer to exchange, will be credited to the account maintained with DTC from which those shares were originally transferred, promptly following expiration or termination of the Offer.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of shares of Mavenir common stock whose shares are exchanged or converted, as applicable, pursuant to the Offer or the Merger. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular U.S. Holder of shares of Mavenir common stock, nor is it a complete analysis of all potential U.S. federal income tax consequences. This summary does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or the “IRS,” with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or the Merger or that any such contrary position would not be sustained by a court. This discussion is limited to U.S. Holders that hold shares of Mavenir common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to shareholders that are subject to special tax rules, including, without limitation, expatriates and certain former citizens of the United States, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, persons subject to the alternative minimum tax, persons holding shares of Mavenir common stock as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment, and shareholders who acquired their shares of Mavenir common stock through stock option or stock purchase plan programs or in other compensatory arrangements. In addition, this discussion does not address the tax consequences to holders of options issued by Mavenir that are assumed, replaced, exercised or converted, as the case may be, in connection with the Offer or the Merger. This discussion also does not apply to any stockholders that exercise appraisal rights in connection with the Merger.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds shares of Mavenir common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the Offer and the Merger to them.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Mavenir common stock that is: (i) an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons has the authority to control all of the substantial decisions of the trust.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE OFFER AND THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS).

U.S. Holders

Consequences of the Offer and the Merger

The exchange of shares of Mavenir common stock for cash and/or Mitel common shares in the Offer and the conversion of shares of Mavenir common stock in the Merger will be taxable to U.S. Holders for U.S. federal income tax purposes. In general, each U.S. Holder exchanging shares of Mavenir common stock for Mitel common shares and/or cash will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of any cash received (including any cash received with respect to a fractional Mitel common share) and the fair market value of any Mitel common shares received, and (ii) the U.S. Holder’s adjusted tax basis in its shares of Mavenir common stock surrendered. The capital gain or loss will be long-term capital gain or loss if the U.S. Holder had held the shares of Mavenir common stock surrendered for more than one year before the consummation of the Offer or the effective time, as applicable. In the case of a U.S. Holder that is an individual, long-term capital gains are generally taxed at preferential rates. The Code limits a U.S. Holder’s ability to utilize capital losses. A U.S. Holder’s initial tax basis in the Mitel common shares received in the Offer or the Merger, as applicable, will be equal to its fair market value as of the date of the consummation of the Offer or the effective time, as applicable, and the holding period for such Mitel common shares will begin the day after the consummation of the Offer or the effective time, as applicable.

If a U.S. Holder acquired different blocks of shares of Mavenir common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of shares of Mavenir common stock, and any cash and/or Mitel common shares received in the Offer or the Merger, as applicable, will be allocated on a pro rata basis to each such block of shares of Mavenir common stock.

Tax Consequences of Holding and Disposing of Mitel Common Shares

Receipt of Distributions on Mitel Common Shares

Subject to the passive foreign investment company, or “PFIC,” rules discussed below, the gross amount of a distribution paid to a U.S. Holder with respect to Mitel common shares (including amounts withheld to pay Canadian withholding taxes) will be included in its gross income as dividend income to the extent that the distribution is paid out of Mitel’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations. With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will constitute “qualified dividend income” and, thus, will be taxed at the lower applicable capital gains rate, provided that (1) Mitel is eligible for the benefits of the Canada—United States Income Tax Convention (1980) (the “U.S.—Canada Treaty”) or the Mitel common shares, with respect to which dividends are paid, are readily tradable on an established securities market in the United States; (2) Mitel is not a PFIC (as discussed below) for either its taxable year in which the dividend is paid or the preceding taxable year; (3) certain holding period requirements are met by the non-corporate U.S. Holder; and (4) the non-corporate U.S. Holder does not treat the dividend as “investment income” for purposes of the investment interest deduction rules. Mitel expects to be eligible for the benefits of the U.S.—Canada Treaty. In addition, the NASDAQ Global Market should be treated as an established securities market for this purpose, although there can be no assurance that the Mitel common shares will be readily tradable. However, if Mitel is a PFIC, dividends paid to non-corporate U.S. Holders generally will not be eligible for the preferential tax rates applicable to qualified dividend income.

Dividends paid by Mitel will constitute foreign source income for foreign tax credit limitation purposes. A U.S. Holder may be entitled to deduct or credit any Canadian withholding taxes on dividends in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends distributed by Mitel with respect to Mitel common shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of a distribution exceeds Mitel’s current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. Holder’s tax basis in its Mitel common shares, and to the extent the amount of the distribution exceeds such U.S. Holder’s tax basis, the excess will be taxed as capital gain. Mitel does not currently intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend.

Dispositions of Mitel Common Shares

Subject to the PFIC rules discussed below, a U.S. Holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Mitel common share equal to the difference between the amount realized for the Mitel common share and the U.S. Holder’s tax basis in such common share. The gain or loss will be capital gain or loss. Non-corporate U.S. Holders, including individual U.S. Holders that have held the Mitel common share for more than one year, are currently eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized by a U.S. Holder will be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Status

Certain adverse tax consequences could apply to a U.S. Holder if Mitel is treated as a PFIC for any taxable year during which the U.S. Holder holds Mitel common shares. A non-U.S. corporation, such as Mitel, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (1) 75% or more of its gross income for such year consists of certain types of “passive” income or (2) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Based on current income, assets and activities, Mitel believes that it is not currently a PFIC, and that it is not likely to become a PFIC in the near future. However, the determination of whether Mitel is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of Mitel’s income and assets from time to time, there can be no assurance that Mitel will not be considered a PFIC for any taxable year. Further, the IRS does not issue rulings with respect to PFIC status, and there can be no assurance that the IRS or a court will agree with Mitel’s determination.

If Mitel were a PFIC for any taxable year during which a U.S. Holder held Mitel common shares, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the Mitel common shares would be allocated ratably over the U.S. Holder’s holding period for the Mitel common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before Mitel became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its Mitel common shares exceeds 125% of the average of the annual distributions on the Mitel common shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Certain elections (including a mark-to-market election) may be available to U.S. Holders that may mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to an investment in Mitel common shares.

Receipt of Foreign Currency

The U.S. dollar value of any cash payment in Canadian dollars to a U.S. Holder will be translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the payment, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A U.S. Holder will generally have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder that receives payment in Canadian dollars and converts or disposes of the Canadian dollars after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss and that generally will be U.S. source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Foreign Asset Reporting

Certain U.S. Holders may be required to submit to the IRS certain information with respect to their beneficial ownership of Mitel common shares, if such Mitel common shares are not held on their behalf by a financial institution. Penalties may be imposed on a U.S. Holder if such U.S. Holder is required to submit such information to the IRS and fails to do so.

Additional Tax on Net Investment Income

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its net gains from the disposition of Mavenir common stock and its dividend income and its net gains from the disposition of Mitel common shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of Mavenir common stock and Mitel common shares.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to backup withholding of U.S. federal income tax, currently at a rate of 28%, with respect to the consideration received pursuant to the Offer or the Merger, as applicable, and payments of cash or property relating to dividends on, or proceeds arising from the sale or other taxable disposition of, Mitel common shares. Backup withholding will not apply, however, to a U.S. Holder that (i) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) is otherwise exempt from backup withholding, and provides appropriate proof of the applicable exemption. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the U.S. Holder timely furnishes the required information to the IRS.

Material Canadian Federal Income Tax Consequences

The following is a discussion of the material Canadian federal income tax consequences generally applicable to a holder of Mitel common shares who acquires such shares pursuant to the Offer or the Merger and who, for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”), and at all relevant times (1) is not, and is not deemed to be resident in Canada; (2) deals at arm’s length with Mitel; (3) is not affiliated with Mitel; (4) holds the Mitel common shares as capital property; (5) does not use or hold the Mitel common shares in a business carried on in Canada; and (6) has not entered into with respect to their shares, a “derivative forward agreement” as that term is defined in the Canadian Tax Act (a “Non-Canadian Holder”). Special rules which are not discussed in this summary may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Canadian Tax Act and the published administrative policies and assessment practices of the Canada Revenue Agency, publicly available prior to the date hereof. This summary takes into account all proposed amendments to the Canadian Tax Act that have been publicly announced by or on by behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that such Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the holding of Mitel common shares. Except for the Proposed Amendments, this summary does not take into account or anticipate any other changes in law or any changes in the Canada Revenue Agency’s administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder of shares of Mavenir common stock or Mitel common shares. Accordingly, holders of such shares should consult their own tax advisors.

Holding and Disposing of Mitel Common Shares

Dividends. Any dividends paid or credited on the Mitel common shares or deemed to be paid or credited on the Mitel common shares to Non-Canadian Holders will be subject to Canadian withholding tax at a rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty between Canada and a Non-Canadian Holder’s country of residence. For example, under the U.S.—Canada Treaty, the withholding tax rate is generally reduced to 15% in respect of any dividends paid to a person who is the beneficial owner of the dividends, is resident in the United States and is fully entitled to the benefits of the U.S.—Canada Treaty.

Dispositions of Mitel Common Shares. A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Mitel common shares unless the Mitel common shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, Mitel common shares will not be taxable Canadian property of a Non-Canadian Holder at a particular time, provided that the Mitel common shares are listed at that time on a “designated stock exchange” for purposes of the Canadian Tax Act (which includes the Toronto Stock Exchange and the NASDAQ) unless (a) at any time during the 60-month period immediately preceding the disposition of the Mitel common shares by such Non-Canadian Holder, the Non-Canadian Holder, persons not dealing at arm’s length (with the meaning of the Canadian Tax Act) with such Non-Canadian Holder, partnerships in which the Non-Canadian Holder or a person with whom the Non-Canadian Holder did not deal at arm’s length held a membership interest, directly or indirectly, through one or more partnerships, or any combination thereof, owned 25% or more of the issued shares of any class or series of the capital stock of Mitel, and (b) at any such time more than 50% of the fair market value of the Mitel common shares was derived, directly or indirectly, from one or more or a combination of (i) real or immovable property situated Canada, (ii) Canadian resource properties (as defined in the Canadian Tax Act), (iii) timber resource properties (as defined in the Canadian Tax Act), or (iv) options in respect of, or interests in, or for civil law, rights in, property described in any of paragraphs (i) to (iii) above, whether or not the property exists.

Notwithstanding the foregoing, a Mitel common share may be deemed to be taxable Canadian property to a Non-Canadian Holder in circumstances specified in the Canadian Tax Act. Non-Canadian Holders whose Mitel common shares may constitute taxable Canadian property should consult their own tax advisors.

Transferability of Mitel Common Shares

The Mitel common shares offered hereby will be registered under the Securities Act of 1933, or the “Securities Act,” and listed on the NASDAQ Global Market and the Toronto Stock Exchange. Accordingly, such shares may be traded freely subject to restrictions under the Securities Act applicable to subsequent transfers of our shares by our “affiliates” (as defined in the Securities Act), which, in general, provide that our affiliates may not transfer our shares except pursuant to further registration of those shares under the Securities Act or in compliance with Rule 145 (or if applicable, Rule 144) under the Securities Act or another available exemption from registration under the Securities Act.

Approval of the Merger

Under the DGCL, the approval of the board of directors of a company and, unless the merger is a “short-form” merger as described in the following paragraph, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote are required to approve a Merger and adopt a merger agreement.

Mavenir’s board of directors has previously unanimously approved the merger agreement and declared its advisability. If, after the consummation of the Offer, we beneficially own at least 90% of the shares of Mavenir common stock outstanding or, if we exercise the top-up option to reach such threshold, we may effect the Merger without the approval of the Mavenir stockholders, as permitted under Delaware law, subject to appraisal rights to the extent applicable under the DGCL. Consummation of the transaction in this manner is referred to in this offer to exchange as a “short-form” merger. If, on the other hand, we beneficially own more than 50%, but less than 90%, of the outstanding shares of Mavenir common stock, the top-up option is unavailable because its exercise would violate applicable law and we are unable to obtain beneficial ownership of at least 90% of the shares of Mavenir common stock through one or more subsequent offering periods described under “The Offer—Subsequent Offering Period,” a meeting of Mavenir stockholders and the affirmative vote of at least a majority of the shares of Mavenir common stock outstanding on the record date for such meeting will be needed to complete the Merger. Consummation of the transaction in this manner is referred to in this offer to exchange as a “long-form” merger. If the conditions to the Offer are satisfied or, where permissible, waived, and we beneficially own at least 50% the outstanding shares of Mavenir common stock, we will have sufficient votes to adopt the merger agreement without the need for any other Mavenir stockholders to vote in favor of such adoption.

No vote of the shareholders of Mitel or the holders of any other securities of Mitel (equity or otherwise) is required by applicable law, the articles of amalgamation or bylaws of Mitel or the applicable rules of the NASDAQ Global Market or the Toronto Stock Exchange in order for Mitel to issue Mitel common shares pursuant to the terms of the merger agreement or to consummate the Offer or the Merger. Pursuant to the Mitel Shareholders’ Agreement, the Francisco Partners Group has the right to approve the Offer and the Merger, as described in more detail under “Comparison of the Rights of Holders of Mitel Common Shares and Mavenir Common Stock—Shareholders’ Agreement.” The Francisco Partners Group has provided its consent to the Offer and the Merger.

Non-Applicability of “Going Private” Rules

Mitel does not believe Rule 13e-3 promulgated under the Exchange Act, applicable to certain “going private” transactions, would apply to the Merger. If it were applicable, Rule 13e-3 would require, among other things, that some financial information concerning Mavenir, and some information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Mavenir, be filed with the SEC and disclosed to stockholders prior to the consummation of the Merger.

Appraisal Rights

No appraisal rights are available to the holders of shares of Mavenir common stock in connection with the Offer. However, if the Merger is consummated, the holders of shares of Mavenir common stock immediately prior to the effective time who (i) did not tender their shares of Mavenir common stock in the Offer, (ii) properly follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such shares of Mavenir common stock or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares of Mavenir common stock appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such shares of Mavenir common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value, in lieu of the consideration that such holder of shares of Mavenir common stock would be entitled to receive pursuant to the merger agreement.

The “fair value” of any shares of Mavenir common stock could be based upon considerations other than, or in addition to, the offer consideration paid in the Offer and the market value of such shares of Mavenir common stock. Holders of shares of Mavenir common stock should recognize that the value so determined could be higher or lower than, or the same as, the offer consideration or the consideration payable in the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares of Mavenir common stock is less than the consideration payable in the Merger.

If any Mavenir stockholder who demands appraisal under Section 262 of the DGCL fails to perfect or effectively withdraws or loses his, her or its right to appraisal and payment under the DGCL, such holder’s shares of Mavenir common stock will thereupon be deemed to have been converted as of the effective time into the right to receive the merger consideration payable in the Merger, without any interest thereon, in accordance with the merger agreement. A Mavenir stockholder may withdraw his, her or its demand for appraisal by delivery to Mavenir of a written withdrawal of his or her demand for appraisal within sixty (60) days after the effective time or subsequently with the written approval of the surviving corporation. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights will result in the loss of such rights.

THE FOREGOING SUMMARY OF THE APPRAISAL RIGHTS OF STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE THEREUNDER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, A COPY OF WHICH IS ATTACHED AS ANNEX D TO THIS OFFER TO EXCHANGE. THE PROPER EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT AND TIMELY ADHERENCE TO THE APPLICABLE PROVISIONS OF DELAWARE LAW. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. BECAUSE OF THE COMPLEXITY OF DELAWARE LAW RELATING TO APPRAISAL RIGHTS, WE ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL COUNSEL.

THERE ARE NO APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER. THE INFORMATION PROVIDED ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO YOUR ALTERNATIVES IF THE MERGER IS CONSUMMATED. YOU NEED TAKE NO ACTION NOW IN ORDER TO PERFECT YOUR APPRAISAL RIGHTS, HOWEVER IF YOU TENDER YOUR SHARES OF MAVENIR COMMON STOCK PURSUANT TO THE OFFER, YOU WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT TO SUCH SHARES BUT, INSTEAD, SUBJECT TO THE CONDITIONS TO THE OFFER, YOU WILL RECEIVE THE OFFER CONSIDERATION FOR SUCH SHARES. ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH WILL BE PROVIDED TO YOU AFTER THE OFFER IS CONSUMMATED.

SOURCE AND AMOUNT OF FUNDS

We estimate that the total amount of funds necessary to purchase all of the shares of Mavenir common stock in the Offer and the Merger and to complete the related transactions, including the payment of fees and expenses in connection with the Offer and the Merger, will be approximately $610 million (which amount represents the cash required to fund the aggregate Cash Consideration and the estimated value of Mitel common shares to be issued for the aggregate Share Consideration, assuming a value of Mitel common shares of $10.59 per share (the closing price of a Mitel common share on the NASDAQ Global Market on April 9, 2015), plus estimated fees and expenses). We expect to fund these payments with cash on hand and other funds available, including through debt financing pursuant to debt commitments from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse AG and Credit Suisse Securities (USA) LLC, which we refer to collectively as the “lenders,” in an aggregate principal amount of $700 million, which we refer to as the “debt financing.”

On February 28, 2015, we entered into a debt commitment letter with the lenders, which we refer to as the “debt commitment letter,” pursuant to which, in connection with the Offer and the Merger, the lenders committed to provide a $650 million senior secured first lien term loan facility, which we refer to as the “term facility,” and a $50 million senior secured first lien revolving credit facility, which we refer to as the “revolving facility,” and we refer to the term facility together with the revolving facility as, the “facilities.” Under the debt commitment letter, the lenders have the right to syndicate all or a portion of their commitments to one or more banks, financial institutions or other entities identified by the lenders, which we refer to along with the lenders as the “financing sources,” which are reasonably acceptable to us. Any such syndication will be arranged by certain of the lenders as joint lead arrangers and joint bookrunners.

The facilities are expected to be used to:

•	finance a portion of the aggregate Cash Consideration required to purchase shares of Mavenir common stock pursuant to the merger agreement (including in connection with the Offer and an exercise of the top-up option, if required);

•	finance the cash-out of outstanding vested and in-the-money stock options of Mavenir pursuant to the merger agreement;

•	refinance existing indebtedness of Mitel;

•	pay fees and expenses in connection with the Offer and the other transactions; and

•	after the closing of the Merger, with respect to the revolving facility, address working capital and general corporate purposes of Mitel and its subsidiaries.

There are currently no alternative financing arrangements or alternative financing plans. Pursuant to the merger agreement, if any portion of the debt financing becomes unavailable on the terms contemplated in the debt commitment letter or the debt commitment letter is terminated or modified in a manner materially adverse to Mitel, Mitel must promptly notify Mavenir and use its reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable on terms no less favorable to Mitel in any material respect as those contained in the debt commitment letter.

Below is a description of some of the significant terms and conditions of the facilities as set forth in the debt commitment letter. The documentation governing each of the facilities has not been finalized and, accordingly, the actual terms of the facilities may differ from those described in this offer to exchange.

A copy of the debt commitment letter has been filed as an exhibit to the registration statement of which this offer to exchange forms a part. The summary herein is not a complete description of all terms and conditions of the debt commitment letter and is qualified in its entirety by reference to the full text of the debt commitment letter, filed as Exhibit 99.6 to the registration statement of which this offer to exchange forms a part, and incorporated herein by reference.

Conditions Precedent to the Facilities

The availability of the facilities is subject to the satisfaction of the following conditions:

•	there has not occurred a material adverse effect (which is defined in a manner consistent with the merger agreement) with respect to Mavenir or its subsidiaries since February 28, 2015;

•	there has not occurred a material adverse effect (which is defined in a manner consistent with the merger agreement) with respect to Mitel or its subsidiaries since December 31, 2014;

•	the accuracy of certain representations and warranties in the merger agreement and specified representations and warranties in the definitive financing documentation in all material respects;

•	the execution and delivery of definitive financing documentation by each of the loan parties;

•	subject to certain limitations, the execution and delivery of all documents and instruments required to create and perfect the collateral agent’s security interest in the collateral;

•	the expiration or termination of all waiting periods under applicable anti-trust laws and the approval by or clearance of anti-trust regulatory authorities and any other governmental body with jurisdiction over the transactions contemplated by the merger agreement;

•	the transactions contemplated by the merger agreement, including the Offer and the Merger, have been consummated or will be consummated concurrently with any borrowing under the facilities;

•	the repayment and termination of the existing debt facilities of Mitel and its subsidiaries and Mavenir;

•	the lenders have received the required financial statements detailed in the debt commitment letter;

•	the completion of the marketing period as specified in the merger agreement and debt commitment letter (see the section entitled “The Offer—Important Definitions—Marketing Period, Required Information and Compliant,” beginning on page 70 of this offer to exchange, for additional details);

•	the payment of all fees and expenses required to be paid to the lenders and the financing sources;

•	the lenders having received certain customary closing documents and notices as provided in the debt commitment letter; and

•	appointment of a process agent reasonably acceptable to the administrative agent.

Interest Rate on the Facilities

The interest rate applicable to borrowings under each of the facilities may at our option be based on U.S.-based benchmarks or LIBOR (or the Canadian Prime Rate if borrowings under the facilities are denominated in Canadian dollars). The applicable interest rate per annum may be (a) the highest (with a floor of 2.00% in respect of the term facility) of (i) the Federal Funds Rate plus  1⁄2 of 1.00%, (ii) the Bank of America prime rate and (iii) LIBOR plus 1.00%, in each case, plus an applicable margin of initially 3.50%, (b) LIBOR (with a floor of 1.00% in respect of the term facility) plus an applicable margin of initially 4.50%, or (c) in respect of loans denominated in Canadian dollars, the highest of (A) the CDOR Rate for 30 day bankers’ acceptances plus 0.50% and (B) the Bank of America prime rate in Canadian Dollars in Canada, in each case subject to adjustment according to the terms of the definitive financing documentation. Interest on borrowings may be payable quarterly in arrears or on the last day of one, two, three or six month periods (at our option) with respect to borrowings subject only to LIBOR. All overdue amounts will be payable at a rate of 2.00% per annum above the otherwise applicable rate and will be payable on demand.

Maturity and Amortization of the Facilities

It is anticipated that the term facility will mature on the seventh anniversary of the initial funding under the debt financing and will amortize at an annual rate of 1.00% in equal quarterly installments of 0.25% of its original principal amount.

It is anticipated that the revolving facility will mature on the fifth anniversary of the initial funding under the debt financing.

Mandatory Prepayments of the Facilities

The following amounts will be applied to prepay borrowings under the term facility or, if all such borrowings have then been repaid, to prepay borrowings under the revolving facility:

•	100% of the net cash proceeds of any incurrence of indebtedness after the funding of any borrowings by Mitel or its subsidiaries (other than indebtedness permitted under the definitive financing documentation);

•	100% of the net cash proceeds (above a to be agreed upon threshold) of all non-ordinary course asset sales or other dispositions of property by Mitel and its restricted subsidiaries (subject to exceptions to be agreed upon and reinvestment rights); and

•	50% of annual excess cash flow of Mitel and its restricted subsidiaries, subject to step-downs and based on compliance with consolidated total net leverage ratios to be agreed.

Optional Prepayments of the Facilities

Prepayments under the facilities which are made on or before the date occurring six months after the closing date of the facilities are subject to a prepayment premium in an amount not to exceed 1%. It is anticipated that any other optional prepayments under the facilities will be permitted at any time without premium or penalty, subject to reimbursement of the financing sources’ redeployment costs and certain other fees.

Guarantee and Security of the Facilities

Subject to certain exceptions, all of our obligations under the facilities will be guaranteed by each existing or subsequently acquired or created wholly owned material subsidiary, and such loan will be secured on a first priority basis by a perfected first priority security interest in substantially all tangible and intangible assets of Mitel and each of such guarantors and in the equity interests of Mitel’s and such guarantors’ direct material subsidiaries.

Other Terms of the Facilities

Each of the facilities will be conditioned on certain representations and warranties and be subject to certain affirmative and negative covenants and events of default.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following tables present selected unaudited pro forma condensed combined financial information about Mitel’s consolidated balance sheet and statement of operations, after giving effect to the Offer, the Merger and the debt incurrence. The information under “Unaudited Pro Forma Condensed Combined Statement of Operations” in the table below assumes the Offer, the Merger and the debt incurrence had been consummated as of January 1, 2014. It also assumes that Mitel’s acquisition of Aastra, which was completed on January 31, 2014, had occurred on January 1, 2014. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet” in the table below assumes the Offer, the Merger and the debt incurrence had been consummated on December 31, 2014. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Mitel considered the acquirer of Mavenir. See the section entitled “Certain Effects of the Offer—Accounting Treatment,” beginning on page 100 of this offer to exchange.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The information presented below should be read in conjunction with the accompanying notes and with the historical consolidated financial statements of Mitel and Mavenir, including the related notes, filed by each of them with the SEC. The unaudited pro forma condensed combined financial data are included for informational purposes only and are not necessarily indicative of results that actually would have occurred had the Offer and the Merger been completed on the dates indicated or of results that may occur in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the year ended December 31, 2014 (in U.S. dollars, millions except per share amounts)

	Historical		Pro Forma
	Mitel	Mavenir (Note 4)	Adjustment — January 2014 Aastra Results (Note 5)	Other Adjustments (Note 8)		Combined (Note 8)
Revenues	$1,104.0	$129.8	$35.9	$(3.9	)(a)	$1,265.8
Cost of revenues	513.9	57.7	21.3	0.2	(b)	593.1

Gross margin	590.1	72.1	14.6	(4.1)		672.7

Expenses:
Selling, general and administrative	344.7	55.8	13.7	1.0	(b)	415.2
Research and development	118.3	30.5	5.6	0.2	(b)	154.6
Special charges and restructuring costs	72.7	0.8	15.0	—		88.5
Amortization of acquisition-related intangible assets	53.4	2.1	2.5	20.2	(c)	78.2

	589.1	89.2	36.8	21.4		736.5

Operating income (loss)	1.0	(17.1)	(22.2)	(25.5)		(63.8)
Interest expense	(21.0)	(1.9)	(0.1)	(17.2	)(d)	(40.2)
Debt retirement costs	(16.2)	(1.8)	—	—		(18.0)
Other income (expense)	6.0	(4.7)	(1.0)	—		0.3

Loss before income taxes	(30.2)	(25.5)	(23.3)	(42.7)		(121.7)
Income tax recovery (expense)	22.9	(0.5)	6.1	9.3	(e)	37.8

Net loss	$(7.3)	$(26.0)	$(17.2)	$(33.4)		$(83.9)

Net loss per share—Basic and Diluted	$(0.08)					$(0.71)
Weighted-average number of common shares outstanding—Basic and Diluted	95.6					118.9 (f)

(The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements)

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As at December 31, 2014

(in U.S. dollars, millions)

	Historical		Pro Forma
	Mitel	Mavenir (Note 4)	Adjustments (Note 8)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$111.3	$54.7	$(94.3	)(g)	$71.7
Accounts receivable	237.5	38.5	—		276.0
Sales-type lease receivables (net)	18.1	—	—		18.1
Inventories (net)	88.3	3.9	—		92.2
Deferred tax asset	31.7	—	—		31.7
Other current assets	53.2	21.8	—		75.0

	540.1	118.9	(94.3)		564.7
Non-current portion of sales-type lease receivables (net)	19.7	—	—		19.7
Deferred tax asset	133.6	1.0	5.1	(e)	139.7
Property and equipment (net)	50.7	6.6	—		57.3
Identifiable intangible assets (net)	175.8	8.2	217.8	(h)	401.8
Goodwill	340.3	2.8	380.3	(i)	723.4
Other non-current assets	18.6	2.0	10.1	(j)	30.7

	$1,278.8	$139.5	$519.0		$1,937.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$215.0	$25.4	$3.7	(k)	$244.1
Current portion of deferred revenue	78.2	15.7	(3.6	)(l)	90.3
Current portion of long-term debt	6.2	5.0	1.5	(m)	12.7

	299.4	46.1	1.6		347.1
Long-term debt	310.6	21.8	312.4	(m)	644.8
Long-term portion of deferred revenue	35.6	1.4	(0.3	)(l)	36.7
Deferred tax liability	15.3	0.3	85.4	(e)	101.0
Pension liability	136.1	—	—		136.1
Other non-current liabilities	34.0	3.2	—		37.2

	831.0	72.8	399.1		1,302.9

Commitments, guarantees and contingencies
Shareholders’ equity:
Common shares	1,216.3	—	198.7	(n)	1,415.0
Warrants	39.1	—	—		39.1
Additional paid-in capital	38.0	202.7	(200.4	)(o)	40.3
Retained earnings (accumulated deficit)	(698.6)	(138.2)	123.8	(p)	(713.0)
Accumulated other comprehensive income (loss)	(147.0)	2.2	(2.2	)(q)	(147.0)

	447.8	66.7	119.9		634.4

	$1,278.8	$139.5	$519.0		$1,937.3

(The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

As at and for the year ended December 31, 2014

(in U.S. dollars, millions except per share amounts)

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined statements of Mitel have been prepared to give effect to Mitel’s agreement to acquire all of the outstanding shares of common stock of Mavenir.

The unaudited pro forma condensed combined statement of operations, or the “Pro Forma Combined Statement of Operations,” for the year ended December 31, 2014 combines the historical consolidated statements of operations of Mitel and Mavenir to give effect to the Mavenir acquisition as if it had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet, or the “Pro Forma Combined Balance Sheet,” as at December 31, 2014 combines the historical consolidated balance sheets of Mitel and Mavenir to give effect to the Mavenir acquisition as if it had occurred on December 31, 2014.

The unaudited pro forma condensed combined financial statements also reflect the effect of the equity to be issued to Mavenir stockholders, the debt to be repaid and the borrowings to be incurred by Mitel to finance the Mavenir acquisition.

The unaudited pro forma condensed combined financial statements were derived from and should be read in conjunction with:

•	Mitel’s audited annual consolidated financial statements and notes thereto for the year ended December 31, 2014, the eight months ended December 31, 2013 and each of the two years ended April 30, 2013 and 2012 contained in Mitel’s annual report on Form 10-K filed with the SEC on February 26, 2015, or “Mitel’s Annual Report;” and

•	Mavenir’s audited annual consolidated financial statements and notes thereto for each of the three years ended December 31, 2014, 2013 and 2012 contained in Mavenir’s annual report on Form 10-K filed with the SEC on March 3, 2015, or “Mavenir’s Annual Report.”

The historical consolidated financial statements have also been adjusted to give effect to pro forma events that are directly attributable to the Mavenir acquisition, factually supportable, and, with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or financial performance actually would have been had the acquisition been completed as of the dates indicated and does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board, or “FASB,” Accounting Standards Codification 805, Business Combinations. The purchase price calculation and purchase price allocation are dependent upon fair value estimates and assumptions as at the acquisition date and therefore, the valuations are provisional and are subject to change. In addition, there are instances where adequate information is not available to perform any estimate of fair value, as disclosed below. Mitel will finalize all amounts as it obtains the information necessary to complete the measurement process, which is expected to be no later than one year from the acquisition date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between preliminary estimates and final amounts may occur and these differences could be material to the accompanying unaudited pro forma condensed combined financial statements and Mitel’s future financial performance and financial position.

In connection with the Mavenir acquisition, total acquisition-related transaction costs expected to be incurred by Mitel and Mavenir are estimated to be approximately $46.1, and are primarily comprised of $23.3 of legal and advisory costs (of which $10.9 relate to Mitel and $12.4 relate to Mavenir), $16.3 of financing costs and $6.5 of original issue discount relating to the new credit facilities. In addition, Mitel and Mavenir expect to incur $8.6 of costs relating to the termination of existing credit facilities consisting of $7.3 of unamortized financing costs and $1.3 of unamortized original issue discount. The effect of legal and advisory costs to be incurred in connection with the acquisition as well as costs relating to terminating existing credit facilities are not reflected in the Pro Forma Combined Statement of Operations as they do not have a continuing impact on the combined operating results; instead, such costs are reflected in the Pro Forma Combined Balance Sheet as a reduction to cash and cash equivalents where such costs are expected to be paid at the time of closing the transaction ($19.6) and as an increase to accounts payable and accrued liabilities where such costs are expected to be settled under normal payment terms ($3.7); retained earnings has similarly been reduced for the costs. Legal and advisory costs relating to the transaction will be recognized as special charges and restructuring costs in the period as they are incurred. Financing costs and original issue discount will be capitalized and amortized into net earnings as part of interest expense over the terms of the financing using the effective interest method.

In January 2015, Mavenir acquired Ulticom Inc., or “Ulticom,” for net cash consideration of $19.6. Ulticom delivers the Diameter Signaling Controller, which is a key technology used for authentication, authorization, and accounting in modern telecommunications networks. The Pro Forma Combined Balance Sheet includes pro forma adjustments to reflect the reduction in cash of $19.6, the net tangible assets of $1.1 and goodwill of $18.5.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve, the costs to integrate the operations of Mitel and Mavenir or any costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

2.	Description of Mavenir Acquisition

On February 28, 2015, Mitel, Mitel’s indirect wholly-owned subsidiary Roadster Subsidiary Corporation and Mavenir entered into an Agreement and Plan of Merger pursuant to which and subject to the terms and conditions set forth in the merger agreement, Mitel will acquire all of the issued and outstanding shares of Mavenir common stock.

Pursuant to the merger agreement, Mitel will offer to exchange for each issued and outstanding share of common stock of Mavenir, at the election of the holder, either: an amount of cash equal to (a) $11.08 plus (b) the value of 0.675 times the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer, or the “Mitel VWAP”; or a number of Mitel common shares equal in value to the Cash Consideration (based on the Mitel VWAP);

Each outstanding Mavenir stock option that is vested and for which the Cash Consideration exceeds the exercise price per share of Mavenir common stock, or an “in-the-money option,” shall be cancelled and the holder will be entitled to receive an amount in cash equal to the product of (1) the excess of the Cash Consideration over the exercise price per share of the Mavenir common stock underlying such in-the-money option and (2) the number of shares of Mavenir common stock underlying such in-the-money option.

Each Mavenir stock option that is vested and has an exercise price equal to or greater than the Cash Consideration, or an “out-of-the-money option,” and each Mavenir stock option that is unvested shall be converted into an option to acquire the number of Mitel common shares equal to the product of (1) the number of shares of Mavenir common stock underlying such stock option and (2) the Cash Consideration divided by the Mitel VWAP. The exercise price per Mitel common share subject to any such Adjusted Option will be an amount equal to the quotient of (1) the exercise price per share of Mavenir common stock underlying such stock option divided by (2) the Cash Consideration divided by the Mitel VWAP.

The estimated fair value of the consideration is listed in Note 6.

Mitel will finance the cash portion of the Mavenir acquisition with available cash resources and committed bank facilities. These committed facilities, which will replace Mitel’s and Mavenir’s current debt facilities, consist of a $650.0 term loan and a $50.0 revolving facility that will be entered into only upon consummation of the acquisition.

3.	Accounting Policies

These unaudited pro forma condensed combined financial statements reflect presentation adjustments made to Mavenir’s consolidated statement of operations and consolidated balance sheet to conform to Mitel’s presentation (Note 4). Upon closing of the Mavenir acquisition, Mitel will review, in detail, Mavenir’s accounting policies. As a result of that review, Mitel may identify additional presentation differences or differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial results. Based on information available at this time, Mitel is not aware of any differences that would have a material impact on the post-combination financial statements.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial statements are consistent with those described in Mitel’s Annual Report and Mavenir’s Annual Report.

4.	Presentation Adjustments

The following significant adjustments were made to Mavenir’s consolidated financial statements to conform them to Mitel’s historical consolidated presentation:

(a) For the year ended December 31, 2014, amortization of acquisition-related intangible assets of $2.1, previously recorded as $1.1 in cost of sales and $1.0 in general and administrative expense, is recorded separately.

(b) For the year ended December 31, 2014, special charges and restructuring costs of $0.8, previously included in general and administrative expense, are recorded separately.

(c) At December 31, 2014, unbilled revenue of $13.7, deferred contract costs of $5.7 and prepaid expenses and other current assets of $2.4 are included in other current assets.

(d) At December 31, 2014, liability for uncertain tax positions of $3.1 is included in other non-current liabilities.

(e) At December 31, 2014, long-term deferred revenue and other liabilities of $1.8 is recorded separately as long-term portion of deferred revenue of $1.4, deferred tax liability of $0.3 and other non-current liabilities of $0.1.

5.	Acquisition of Aastra in January 2014

On January 31, 2014, Mitel completed the acquisition of Aastra. Aastra’s results of operations are included in Mitel’s statement of operations from the date of acquisition. As a result, a pro forma adjustment has been made to the Pro Forma Combined Statement of Operations to reflect the results of Aastra as if the acquisition of Aastra had occurred on January 1, 2014.

6.	Preliminary Estimate of Fair Value of Consideration to be Transferred in Connection with the Mavenir Acquisition

The preliminary estimate of the purchase price has been calculated based on the closing price of a Mitel common share on the NASDAQ Global Market on February 27, 2015 of $10.16, the last business day prior to signing the merger agreement. The closing price of a Mitel common share on April 9, 2015 was $10.59.

The following is a preliminary estimate of the purchase price for the Mavenir acquisition:

Estimated Preliminary Fair Value
Preliminary fair value estimate of cash consideration to be paid to Mavenir shareholders (a)	$321.1
Preliminary fair value estimate of share consideration to be paid to Mavenir shareholders (b)	198.7
Preliminary fair value estimate of cash consideration to be paid to Mavenir optionholders (c)	30.3
Preliminary fair value estimate of Adjusted Options to be issued by Mitel to replace outstanding Mavenir stock options (d)	16.3

566.4
Less: fair value of converted options attributable to post-combination services, which is to be recognized by Mitel as post-combination expense	(14.0)

Estimated purchase price	$552.4

(a)	Calculated based on average cash consideration of $11.08 per share of Mavenir common stock and 29.0 million Mavenir common shares outstanding on the date of the merger agreement.
(b)	Calculated using the February 27, 2015 closing price of $10.16 per Mitel common share on the NASDAQ Global Market and 29.0 million Mavenir common shares outstanding.
(c)	Cash to be paid to Mavenir optionholders for in-the-money options, calculated using the February 27, 2015 closing price of $10.16 per Mitel common share on the NASDAQ Global Market and 2.2 million in-the-money options at February 27, 2015.
(d)	The fair value of Adjusted Options are recognized as part of purchase accounting. The Adjusted Options are equity-settled and therefore, to the extent the options relate to pre-combination service, are recognized as a component of the purchase price.

The total preliminary fair value estimate of Adjusted Options to be issued by Mitel to replace outstanding Mavenir stock options is $16.3. This represents a weighted-average fair value of $10.49 per stock option on a share of Mavenir common stock and has been calculated using the Black-Scholes option pricing model. This calculation considered the February 27, 2015 closing price of $10.16 per Mitel common share on the NASDAQ Global Market and the following assumptions:

Expected volatility	55.0%
Weighted average expected life	5.0 years
Expected dividend yield	0.00%
Risk-free interest rate	1.54%

The amount attributable to pre-combination service is estimated to be $2.3 and has been recognized as a component of purchase consideration. The amount attributable to post-combination service is estimated to be $14.0 and will be recognized as a post-combination compensation expense over the vesting period.

The estimated purchase consideration reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration to be transferred upon closing of the Mavenir acquisition. In accordance with GAAP, the fair value of Mitel common shares to be issued as part of the consideration transferred will be measured on the closing date of the acquisition at the then-current market price. This requirement will likely result in a purchase price different from the amount assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. A change of $0.50 per share in the Mitel common share price would increase or decrease the consideration expected to be transferred by approximately $10.0, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

7.	Assets Acquired and Liabilities Assumed in Connection with the Mavenir Acquisition

The table below contains a preliminary fair value estimate of the assets to be acquired and the liabilities to be assumed by Mitel in connection with the Mavenir acquisition, reconciled to the estimated purchase price. In many cases, Mitel does not have sufficient information to make complete and reliable determinations of fair value and as such, significant estimates have been made. Upon closing of the acquisition, Mitel will conduct a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of assets and liabilities may differ materially from the amounts presented.

NET ASSETS
Cash and cash equivalents (a)	$22.7
Accounts receivable (a)	38.5
Inventories (a)	3.9
Other current assets (a)	21.8
Deferred tax asset, non-current (f)	1.0
Property and equipment (b)	6.6
Identifiable intangible assets (c)	226.0
Other non-current assets (a)	3.1
Accounts payable and accrued liabilities (d)	(25.4)
Deferred revenue, current (e)	(12.1)
Current portion of long-term debt (a)	(5.0)
Long-term debt (a)	(21.8)
Deferred revenue, non-current (e)	(1.1)
Deferred tax liability, non-current (f)	(85.7)
Other non-current liabilities (a)	(3.2)

Total identifiable net assets acquired	169.3

Goodwill (g)	383.1

Estimated purchase price	$552.4

(a)	The carrying value is assumed to approximate fair value based on the nature of the asset or liability.
(b)	Property and equipment consists primarily of computer and lab equipment, for which the carrying value is assumed to approximate fair value. Mitel does not have complete information at this time as to the age, condition or location of these assets. All of these elements can result in differences between the preliminary fair value estimate and the fair value determined at the acquisition date.
(c)	The preliminary fair value estimates of the identifiable intangible assets and their weighted-average useful lives are estimated as follows:

	Estimated Preliminary Fair Value	Average Estimated Useful Life
Customer relationships (i)	$102.0	12 years
Developed technology (ii)	124.0	9 years

Total	$226.0

(i)	Customer relationships represent the fair value of the underlying relationships and agreements with Mavenir’s customers.
(ii)	Developed technology represents the fair value of Mavenir’s products that have reached technological feasibility and are a part of Mavenir’s product lines at the time acquired.

At this time, Mitel does not have complete information (including the amount, timing and risks associated with the projected future cash flows) necessary to conduct a detailed valuation of the identifiable intangible assets. For purposes of these unaudited pro forma condensed combined financial statements, the preliminary estimates of fair value and weighted-average useful life are determined based on Mitel’s limited knowledge of Mavenir’s operations and by reference to estimated future cash flows. These preliminary fair value estimates and weighted-average useful lives could differ from the final valuation results.

(d)	The carrying value is assumed to approximate fair value for accounts payable and accrued liabilities. Mitel does not, at this time, have sufficient information as to the amount, timing and risk of potential losses relating to the provisions and contingent liabilities which existed as of December 31, 2014 to reliably measure a preliminary estimate of the fair value of those provisions and contingent liabilities. Mitel will conduct a valuation of the provisions and contingent liabilities existing as of the acquisition date following the consummation of the acquisition.

(e)	Deferred revenue consists primarily of unearned revenue from support services, including hardware maintenance and software services. An estimate of fair value of $13.2 has been recorded, which resulted in a reduction from the carrying value of $17.1. At this time, Mitel does not have complete information (including the cost, timing and risks associated with the provision of future services) necessary to conduct a detailed valuation of deferred revenue. For purposes of these unaudited pro forma condensed combined financial statements, the preliminary estimates of fair value are determined based on Mitel’s limited knowledge of Mavenir’s operations and by reference to comparable acquisition transactions in the technology sector.

(f)	Represents the net deferred income tax liability, based on the statutory tax rates of the relevant jurisdictions, relating to the estimated fair value adjustments to assets acquired and liabilities assumed.

Estimated Preliminary Fair Value
Deferred income tax impact due to:
Estimated preliminary fair value adjustment to intangible assets	$(83.9)
Estimated preliminary fair value adjustment to deferred revenue	(1.5)

Estimated adjustments to deferred income taxes	(85.4)
Mavenir’s historical deferred tax assets, net	0.7

Estimated deferred income tax liabilities, net	$(84.7)

Deferred income tax asset, non-current	1.0
Deferred income tax liability, non-current	(85.7)

Estimated deferred income tax liabilities, net	$(84.7)

For purposes of these unaudited pro forma condensed combined financial statements, no additional adjustment has been made to the balance of recognized tax assets and tax liabilities or unrecognized tax benefits, which is based on Mitel’s preliminary assessment and is subject to change. The effective tax rate of the combined company could be significantly different than the tax rates used for the purposes of preparing the pro forma condensed combined financial statements for a variety of factors, including post-combination activities.

(g)	Goodwill is calculated as the excess of the preliminary estimate of the fair value of the consideration transferred over the preliminary estimate of the fair values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not deductible for tax purposes. Goodwill will be subject to impairment testing at least annually and more frequently if events and circumstances in the intervening period provide an indicator that impairment may exist.

8.	Pro Forma Adjustments in Connection with the Mavenir Acquisition

This note should be read in conjunction with Note 1—Basis of Presentation, Note 2—Description of Mavenir Acquisition, Note 6—Preliminary Estimate of Fair Value of Consideration to be Transferred in Connection with the Mavenir Acquisition and Note 7—Assets Acquired and Liabilities Assumed in Connection with the Mavenir Acquisition. The following summarizes the pro forma adjustments in connection with the Mavenir acquisition to give effect to the acquisition as if it had occurred on January 1, 2014 for purposes of the Pro Forma Combined Statement of Operations and on December 31, 2014 for purposes of the Pro Forma Combined Balance Sheet:

(a)	To adjust revenue as a result of the estimated fair value of deferred revenue acquired being below the historical carrying value (note 7).

(b)	To adjust share-based compensation expense related to the equity-settled converted share-based awards as follows:

	Cost of Revenues	Selling, General and Administrative	Research and Development
Eliminate Mavenir’s historical stock-based compensation expense	$(0.6)	$(3.2)	$(0.8)
Estimated stock-based compensation expense relating to equity-settled converted share-based awards	0.8	4.2	1.0

Total	$0.2	$1.0	$0.2

(c)	To adjust amortization of acquisition-related intangible assets as follows:

Eliminate Mavenir’s historical intangible asset amortization expense	$(2.1)
Estimated amortization expense of acquired finite-lived intangible assets:
Customer relationships	8.5
Developed technology	13.8

Total	$20.2

(d)	To adjust interest expense related to the new credit facility and repayment of the existing credit facility as follows:

Eliminate Mitel and Mavenir’s historical interest expense relating to existing credit facilities	$(21.8)
Estimated interest expense on outstanding principal under new credit facilities	35.7
Estimated amortization of financing fees and other costs	3.3

Total increase in interest expense	$17.2

The above calculations have been based upon the expected cost of funds as described in the section entitled “Source and Amount of Funds—Interest Rate on the Facilities” on page 82 of this offer to exchange. The cost of funds remains subject to change.

(e)	To record the income tax effect on the pro forma adjustments, using an expected tax rate of 38.5% for adjustments relating to Mavenir and 26.5% for adjustments related to Mitel. The actual tax rates could differ significantly from the tax rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements as a result of a variety of factors, including restructuring and other post-acquisition activities.

(f)	The pro forma combined basic and diluted earnings per common share for the periods presented have been adjusted by the common shares expected to be issued by Mitel in connection with the acquisition.

(in millions of shares)
Basic and diluted weighted average Mitel common shares outstanding (as reported)	95.6
Adjusted for:
Issuance of Mitel common shares to Mavenir stockholders	19.6
Issuance of Mitel common shares to Aastra shareholders for pro forma one month ending January 31, 2014 (see note 5)	3.7

Basic and diluted weighted average Mitel common shares outstanding (pro forma)	118.9

(g)	To record the estimated cash impact of the Mavenir acquisition and related activities as follows:

Cash consideration to be paid to Mavenir’s stockholders (Note 6)	$(321.1)
Cash consideration to be paid to Mavenir’s optionholders for in-the-money options (Note 6)	$(30.3)
Proceeds from issuance of the $650.0 term loan, net of original issue discount of $6.5	643.5
Debt issue costs	(16.3)
Repayment of existing Mitel credit facilities as at December 31, 2014, including unamortized original issue discount	(304.1)
Repayment of existing Mavenir credit facilities as at December 31, 2014	(26.8)
Estimated transaction costs to be paid at closing in connection with the Mavenir acquisition (Note 1)	(19.6)
Cash paid for the acquisition of Ulticom in January 2015 (Note 1)	(19.6)

Total	$(94.3)

(h)	To adjust intangible assets to a preliminary estimate of fair value as follows:

Eliminate Mavenir’s historical intangible assets	$(8.2)
Preliminary fair value of identifiable intangible assets (Note 7)	226.0

Total	$217.8

(i)	To reverse Mavenir’s historical goodwill and record a preliminary estimate of goodwill related to the Mavenir acquisition as follows:

Eliminate Mavenir’s historical goodwill	$(2.8)
Estimated acquisition-related goodwill (Note 7)	383.1

Total	$380.3

(j)	To adjust Mitel’s unamortized debt issue costs relating to its existing credit facilities, record the net tangible assets of the Ulticom acquisition and record expected debt issue costs to be incurred for the new credit facilities.

Eliminate Mitel’s unamortized debt issue costs	$(7.0)
Eliminate Mavenir’s unamortized debt issue costs	(0.3)
Estimated deferred financing costs (Note 1)	16.3
Estimated net tangible assets of Ulticom (Note 1)	1.1

Total	$10.1

(k)	To record legal and advisory costs expected to be settled under regular payment terms (note 1).

(l)	To adjust Mavenir’s historical deferred revenue and record a preliminary estimate of the fair value of deferred revenue related to the Mavenir acquisition as follows:

Eliminate Mavenir’s historical deferred revenue, current	$(15.7)
Preliminary fair value of Mavenir deferred revenue, current (Note 7)	12.1

Total	$(3.6)

Eliminate Mavenir’s historical deferred revenue, non-current	(1.4)
Preliminary fair value of Mavenir deferred revenue, non-current (Note 7)	1.1

Total	$(0.3)

(m)	To adjust for repayment of existing credit facilities and to record the term loan to be incurred by Mitel in connection with the Mavenir acquisition, as follows:

Principal outstanding on Mitel’s existing credit facilities	$(304.1)
Principal outstanding on Mavenir’s existing credit facilities	$(26.8)
Unamortized original issue discount	1.3
Issuance of new term loan (Note 2)	650.0
Original issue discount on issuance of new term loan	(6.5)

Total	$313.9

Adjustment to current portion of long-term debt	$1.5
Adjustment to long-term debt	312.4

$313.9

(n)	To eliminate Mavenir’s common share capital and to record the issuance of common shares to Mavenir stockholders as follows:

Eliminate Mavenir’s common stock capital	$—	(1)
Issuance of Mitel common shares to Mavenir stockholders (Note 6)	198.7

Total	$198.7

(1)	Mavenir’s common stock capital at December 31, 2014 was less than $0.1.

(o)	To eliminate Mavenir’s additional paid-in capital and to record pre-combination service for converted stock-based awards as follows:

Eliminate Mavenir’s contributed surplus	$(202.7)
Record pre-combination service for converted stock-based awards (Note 6)	2.3

Total	$(200.4)

(p)	To adjust accumulated deficit for the Mavenir acquisition as follows:

Eliminate Mavenir’s accumulated deficit	$150.6
Mitel’s estimated transaction costs to be incurred in connection with the Mavenir acquisition	(10.9)
Mavenir’s estimated transaction costs to be incurred in connection with the transaction	(12.4)
Estimated termination costs relating to repaying existing credit facilities, including write-off of unamortized deferred financing costs and original issue discount of existing credit facilities	(8.6)
Estimated tax effect on acquisition-related transaction costs and termination costs relating to repaying existing credit facilities	5.1

Total	$123.8

(q)	To eliminate Mavenir’s accumulated other comprehensive income.

CERTAIN LEGAL MATTERS

Regulatory Approvals

We and Mavenir have agreed pursuant to the merger agreement to use reasonable best efforts to take, or cause to be taken, all actions required to obtain necessary regulatory approvals with respect to the Offer, the Merger and the transactions contemplated by the merger agreement. Other than (i) clearance under the HSR Act and the German ARC, in each case applicable to the Offer and the Merger, that are described below, (ii) the SEC declaring the effectiveness of the registration statement (of which this offer to exchange is a part), (iii) the Mitel common shares to be issued in the Offer and the Merger being approved for listing on the NASDAQ Global Market and the Toronto Stock Exchange (subject to official notice of issuance), and (iv) the filing of a certificate of merger under the DGCL with respect to the Merger, we do not believe that any additional governmental filings are required with respect to the Offer and the Merger.

HSR Act

Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the DOJ and certain waiting period requirements have been satisfied. These requirements apply to our acquisition of the shares of Mavenir common stock in the Offer.

Under the HSR Act, the purchase of shares of Mavenir common stock in the Offer may not be completed until the expiration of a 30-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the DOJ, unless the waiting period is earlier terminated by the FTC and the DOJ or unless the waiting period is extended by a request for additional information or documentary material. Each of Mitel and Mavenir filed a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the purchase of shares of Mavenir common stock in the Offer and the Merger on March 13, 2015. Early termination of the waiting period with respect to the Offer and the Merger under the HSR Act was granted by the FTC on March 24, 2015.

The FTC and the DOJ may scrutinize the legality under the antitrust laws of proposed transactions such as our acquisition of the shares of Mavenir common stock in the Offer and the Merger. At any time before or after the purchase of the shares of Mavenir common stock by us, the FTC or the DOJ could take any action under the antitrust laws that it considers either necessary or desirable in the public interest, including seeking to enjoin the purchase of the shares of Mavenir common stock in the Offer and the Merger, the divestiture of shares of Mavenir common stock purchased in the Offer or the divestiture of substantial assets of Mitel, Mavenir or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

German ARC

The German ARC imposes a pre-merger notification requirement on all transactions that qualify as concentrations and meet certain specified financial thresholds. Mitel’s proposed acquisition of Mavenir meets those thresholds and consequently it cannot be implemented until the Bundeskartellamt has been notified of the proposed acquisition and either clearance has been received or the applicable waiting periods have expired. Accordingly, consummation of the acquisition of the shares of Mavenir common stock pursuant to the Offer is conditional upon the Offer being cleared by the Bundeskartellamt or the applicable waiting periods having expired.

The Offer and the Merger received clearance under the German ARC on March 23, 2015.

State Takeover Laws

Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder without the vote of 66 2/3% of the stock not held by the interested stockholder. These restrictions will not be applicable to the Offer and Merger because neither Mitel nor the Purchaser owned 15% or more of Mavenir’s common stock prior to entering into the merger agreement with Mavenir, and in connection with approving the merger agreement and the tender support agreements, Mavenir’s board of directors took all action necessary to exempt Mitel, Purchaser, the merger agreement and the transactions contemplated by the merger agreement, including the Offer and the Merger, from the restrictions on business combinations contained in Section 203 of the DGCL.

A number of other states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third-party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the merger agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of shares of Mavenir common stock, and we might be unable to accept for payment or pay for shares of Mavenir common stock tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered shares of Mavenir common stock. See the section entitled “The Offer—Conditions to the Offer,” beginning on page 68 of this offer to exchange.

Litigation

Following the announcement of the execution of the merger agreement: (i) a purported verified class action complaint challenging the Merger was filed in the Court of Chancery of The State of Delaware on March 5, 2015, being Bryce Nakoa, individually and on behalf of all others similarly situated v. Pardeep Kohli et al, Case No. 10757—VCP; and (ii) a purported verified class action complaint challenging the Merger was filed in the Court of Chancery of The State of Delaware on March 11, 2015, being Tom Turberg, individually and on behalf of all others similarly situated v. Pardeep Kohli et al, Case No. 10779—VCP.

The Nakoa Complaint names as defendants the members of Mavenir’s board of directors, Mavenir, Purchaser and us. The Turberg Complaint names as defendants the members of Mavenir’s board of directors, Mavenir’s financial advisor, Purchaser and us. Each Complaint alleges that the members of Mavenir’s board of directors breached their fiduciary duties to Mavenir’s stockholders in connection with the Merger, and that the merger agreement contemplates inadequate consideration and contains unreasonable deal protection devices that purportedly preclude competing offers. Each Complaint further alleges that Mitel and Purchaser aided and abetted the purported breaches of fiduciary duty; the Turberg Complaint further alleges that Mavenir’s financial advisor aided and abetted such purported breaches. The Complaints seek injunctive relief, including enjoining or rescinding the Merger, and an award of other unspecified attorneys’ and other fees and costs, in addition to other relief. On March 23, 2015, these two actions were consolidated into an action styled In re Mavenir Systems, Inc. Stockholders Litigation, Consol. Case No. 10757-VCP. On April 7, 2015, a purported verified amended class action complaint challenging the Merger was filed in the action styled In re Mavenir Systems, Inc. Stockholders Litigation, Consol. Case No. 10757-VCP. The Amended Complaint names as defendants the members of Mavenir’s board of directors, Mavenir’s financial advisor, Purchaser and us. The Amended Complaint alleges that the members of Mavenir’s board of directors breached their fiduciary duties to Mavenir’s stockholders in connection with the Merger and by failing to disclose all material information regarding the Merger, and that the merger agreement contemplates inadequate consideration and contains unreasonable deal protection devices that purportedly preclude competing offers. The Amended Complaint further alleges that Mavenir’s financial advisor, Mitel and Purchaser aided and abetted the purported breaches of fiduciary duty. The Amended Complaint seeks injunctive relief, including enjoining or rescinding the Merger, and an award of other unspecified attorneys’ fees and other fees and costs, in addition to other relief.

A copy of each Complaint has been filed as an exhibit to the registration statement of which this offer to exchange forms a part. The summary herein does not purport to be a complete description of all terms and conditions of the Complaints and is qualified in its entirety by reference to the full text of the Complaints, filed as Exhibits 99.8, 99.9 and 99.11 to the registration statement of which this offer to exchange forms a part, and incorporated herein by reference.

The outcome of these matters cannot be predicted with any certainty. A preliminary injunction could delay or jeopardize the consummation of the Offer or the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Offer or the Merger. Mavenir and Mitel believe the allegations in the Complaints are without merit and intend to vigorously defend themselves against the Complaints.

CERTAIN EFFECTS OF THE OFFER

Effects on the Market; Exchange Act Registration

The tender and the acceptance of shares of Mavenir common stock in the Offer will reduce the number of shares of Mavenir common stock that might otherwise trade publicly and also the number of holders of shares of Mavenir common stock. This could adversely affect the liquidity and market value of the remaining shares of Mavenir common stock held by the public following consummation of the Offer and until the effective time of the Merger. Depending upon the number of shares of Mavenir common stock tendered to and accepted by us in the Offer, the shares of Mavenir common stock may no longer meet the requirements for continued inclusion on the New York Stock Exchange.

If the New York Stock Exchange were to suspend the listing of the shares of Mavenir common stock, it is possible that the shares of Mavenir common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of Mavenir common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Mavenir common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of shares of Mavenir common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Mavenir common stock.

Shares of Mavenir common stock are currently registered under the Exchange Act. Mavenir can terminate that registration upon application to the SEC if the outstanding shares of Mavenir common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Mavenir common stock. Termination of registration of the shares of Mavenir common stock under the Exchange Act would reduce the information that Mavenir must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Mavenir common stock. In addition, if the shares of Mavenir common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to Mavenir. Furthermore, the ability of “affiliates” of Mavenir and persons holding “restricted securities” of Mavenir to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of Mavenir common stock under the Exchange Act were terminated, they would no longer be eligible for New York Stock Exchange listing or for continued inclusion on the Federal Reserve Board’s list of “margin securities.” We may seek to cause Mavenir to apply for termination of registration of the shares of Mavenir common stock under the Exchange Act as soon after the expiration of the Offer as the requirements for such termination are met. If the New York Stock Exchange listing and the Exchange Act registration of the shares of Mavenir common stock are not terminated prior to the Merger, then the shares of Mavenir common stock will be delisted from the New York Stock Exchange and the registration of the shares of Mavenir common stock under the Exchange Act will be terminated following the consummation of the Merger.

The shares of Mavenir common stock are presently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Mavenir common stock. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the Offer, the shares of Mavenir common stock may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the shares of Mavenir common stock would be ineligible to be treated as collateral for margin loans made by brokers.

Conduct of Mavenir if the Offer is not Consummated

If the Offer is not consummated because the minimum condition or another condition is not satisfied or, where permissible, waived, we expect that Mavenir will continue to operate its business as presently operated, subject to market and industry conditions.

Operation of Mavenir after the Consummation of the Offer and the Merger

We intend to retain the shares of Mavenir common stock acquired pursuant to the Offer and the Merger, and Mavenir will be operated as our indirect wholly owned subsidiary. After consummation of the Offer and the Merger, we expect to work with Mavenir’s management to evaluate and review Mavenir and its business, assets, corporate structure, operations, properties and strategic alternatives, and determine how we and Mavenir can best realize expected synergies and benefits from the Merger. As a result of this review, it is possible that we could implement changes to Mavenir’s business and operations that could involve reorganizing and streamlining certain operations. We reserve the right to change our plans and intentions at any time, as we deem appropriate.

Accounting Treatment

The proposed combination with Mavenir would be accounted for under the acquisition method of accounting under GAAP, with Mitel being the accounting acquirer, which means that Mavenir’s results of operations will be included with Mitel’s results of operations from the date of consummation of the Offer and the Merger, and Mavenir’s consolidated assets and liabilities will be recorded at their fair values at the same date. Upon consummation of the Offer and the Merger, we will allocate the purchase price to the fair value of acquired tangible and intangible assets and liabilities at such date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Fees and Expenses

We have retained Georgeson Inc. as information agent in connection with the Offer. The information agent may contact Mavenir stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of shares of Mavenir common stock. We will pay the information agent reasonable and customary fees for these services, in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the United States federal securities laws.

In addition, we have retained Computershare Trust Company, N.A. as the exchange agent in connection with the Offer and the Merger. We will pay the exchange agent reasonable and customary fees for its services in connection with the Offer and the Merger, reimburse the exchange agent for its reasonable out-of-pocket expenses, and indemnify the exchange agent against certain liabilities and expenses.

Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Mavenir common stock pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

Interests of Mitel Directors and Officers

Except as set forth in this offer to exchange, neither Mitel nor Purchaser, nor, after due inquiry and to the best of Mitel’s and Purchaser’s knowledge and belief, any of their directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Mavenir.

Interests of Mavenir Executive Officers and Directors

In considering the recommendation of the Mavenir board of directors regarding the Offer and the Merger, Mavenir stockholders should be aware that the executive officers and directors of Mavenir may be deemed to have interests in the Offer and the Merger that are different from or in addition to the interests of Mavenir stockholders generally. In particular, each executive officer and member of Mavenir’s board of directors holds Mavenir stock options. To the extent any such stock option is fully vested and for which the Cash Consideration exceeds the exercise price per share of Mavenir common stock underlying such stock option, at the effective time the holder of such stock option will be entitled to payment of such excess in cash as described below in the section entitled “The Merger Agreement—The Merger—Treatment of Mavenir Stock Options,” beginning on page 109 of this offer to exchange. To the extent any such stock option is unvested or for which the Cash Consideration is less than the exercise price per share of Mavenir common stock underlying such stock option, at the effective time such stock option will be converted into an Adjusted Option as described under the section entitled “The Merger Agreement—The Merger—Treatment of Mavenir Stock Options,” beginning on page 109 of this offer to exchange. Furthermore, all stock options held by non-employee members of Mavenir’s board of directors will become fully vested immediately upon a change in control of Mavenir and will be cashed out pursuant to the terms of the merger agreement. In addition, Mavenir’s executive officers are entitled to “double trigger” severance pay and benefits under their employment agreements if they are terminated involuntarily without cause or resign for good reason generally within 24 months after the consummation of the Offer. Mitel has also proposed to grant restricted stock units to certain of Mavenir’s executive officers as an incentive for continued retention of these individuals, as described in the section entitled “Item 3. Past Contacts, Transactions, Negotiations and Agreements—(c) Arrangements among Mitel, Purchaser and Certain Executive Officers and Directors of Mavenir” in the Schedule 14D-9. The arrangements described in the preceding two sentences were approved by the compensation committee of Mavenir’s board of directors. In addition, we will continue in effect certain indemnification and insurance rights of Mavenir directors and officers as described below in the section entitled “The Merger Agreement—Covenants—Indemnification and Insurance,” beginning on page 122 of this offer to exchange.

As a result of these interests, Mavenir’s executive officers and directors may have reasons for tendering their shares of Mavenir common stock and, if necessary, voting to approve the Merger that are not the same as your interests. Mavenir stockholders should consider whether these interests may have influenced these executive officers and directors to support or recommend the Offer and the Merger. The Mavenir board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, the Offer and the Merger and recommending that the Mavenir stockholders: (i) accept the Offer by tendering their shares of Mavenir common stock into the Offer; and (ii) if required by applicable law, adopt the merger agreement and the Merger.

Information on the interests of the executive officers and directors of Mavenir in the Offer and the Merger is more fully described in the Schedule 14D-9, which is being mailed to Mavenir stockholders together with this offer to exchange.

Certain Relationships with Mavenir and Interests of Mitel and Purchaser in the Offer

Except as described in this offer to exchange or Annex E hereto, (i) none of Mitel, Purchaser, or, to the best knowledge of Mitel or Purchaser, any of the persons listed in Annex E to this offer to exchange or any associate or majority-owned subsidiary of Mitel, Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any shares of Mavenir common stock and (ii) none of Mitel, Purchaser, or, to the best knowledge of Mitel and Purchaser, or any of the persons or entities referred to in Annex E hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in Mavenir common stock during the past sixty (60) days.

Except as described in this offer to exchange, none of Mitel, Purchaser, or, to the best knowledge of Mitel and Purchaser, any of the persons listed in Annex E to this offer to exchange, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Mavenir, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this offer to exchange, none of Mitel, Purchaser, or, to the best knowledge of Mitel and Purchaser, any of the persons listed on Annex E hereto, has had any business relationship or transaction with Mavenir or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this offer to exchange, there have been no material contacts, negotiations or transactions between Mitel or any of its subsidiaries or, to the best knowledge of Mitel and Purchaser, any of the persons listed in Annex E to this offer to exchange, on the one hand, and Mavenir, its affiliates or any person not affiliated with Mavenir who would have a direct interest, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. Except as set forth in this offer to exchange, there are no present or proposed material agreements, arrangements, understandings or relationships between Mitel, Purchaser or, to the best knowledge of Mitel and Purchaser, any of the persons listed in Annex E to this offer to exchange, or any of their respective affiliates, on the one hand, and Mavenir or any of its executive officers, directors or affiliates, on the other hand.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this offer to exchange as Annex A and is incorporated by reference into this offer to exchange, and Mitel encourages you to read it carefully in its entirety for a more complete understanding of the merger agreement. The merger agreement is not intended to provide any other factual information about either Mitel or Mavenir. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not in this summary.

The merger agreement has been included to provide Mavenir stockholders with information regarding its terms. Such information can be found elsewhere in this offer to exchange and in the other public filings that each of Mitel and Mavenir makes with the SEC, which is available without charge at www.sec.gov.

This offer to exchange contains a description of representations, warranties and covenants made in the merger agreement. These representations, warranties and covenants were made only for the purpose of the merger agreement and solely for the benefit of the parties to the merger agreement as of specific dates, and may be subject to important limitations and qualifications (including exceptions set forth in the disclosure schedules or Mitel’s or Mavenir’s filings with the SEC) agreed to by the contracting parties and may not be complete. Furthermore, these representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this offer to exchange. Accordingly, Mavenir stockholders should not rely upon the descriptions of representations, warranties and covenants contained in this offer to exchange or the actual representations, warranties and covenants contained in the merger agreement as statements of factual information. If we become aware of the existence of any material fact that is required to be disclosed under applicable law, we will update our public disclosure as required by applicable law.

Terms of the Offer

Offer Consideration

The merger agreement provides for the commencement by Purchaser, an indirect, wholly owned subsidiary of Mitel, of an offer to acquire all of the outstanding shares of Mavenir common stock in exchange for, at the election of each Mavenir stockholder and with respect to each share of Mavenir common stock, either (i) the Cash Consideration or (ii) the Share Consideration, in each case, without interest and less any applicable withholding taxes, and subject to the automatic adjustment and proration procedures on the terms and conditions set forth in the merger agreement. Mavenir stockholders may elect to receive the Cash Consideration, the Share Consideration or a combination thereof for the aggregate of their shares of Mavenir common stock validly tendered and not validly withdrawn in the Offer.

The Cash Consideration and the Share Consideration both have an implied value per share of Mavenir common stock equal to (1) $11.08 plus (2) 0.675 of a Mitel common share, in each case based on the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer. The actual value of the Cash Consideration and the Share Consideration will increase if the price of Mitel common shares increases and will decrease if the price of Mitel common shares decreases.

Elections, Prorations and Other Adjustments

Stockholders of Mavenir may make a Cash Election with respect to some of their shares of Mavenir common stock and a Share Election with respect to others. The Cash Elections and Share Elections made by tendering Mavenir stockholders whose shares are accepted by Mitel in the Offer will be subject to adjustment and proration to ensure that the total amount of cash paid, and the total number of Mitel common shares issued, to the Mavenir stockholders in the Offer and the Merger, will not exceed the Cash Available or the Shares Available, respectively.

Shares Available means the lesser of (i) the product of 0.675 times the aggregate number of shares of Mavenir common stock outstanding immediately prior to the time Mavenir common stock is accepted pursuant to the Offer (other than shares of Mavenir common stock owned by Mavenir, Mitel or any of their subsidiaries, or shares of Mavenir common stock as to which appraisal rights have been perfected in accordance with the DGCL) and (ii) the difference between the number equal to 24.9% of the number of Mitel common shares outstanding as of the time Mavenir common stock is accepted pursuant to the Offer minus the number of Mitel common shares underlying the Adjusted Options (as of immediately after the effective time). Cash Available means the difference between (x) the product of the Cash Consideration times the number of shares of Mavenir common stock outstanding immediately prior to the time Mavenir common stock is accepted pursuant to the Offer (other than shares of Mavenir common stock owned by Mavenir, Mitel or any of their subsidiaries, or shares of Mavenir common stock as to which appraisal rights have been perfected in accordance with the DGCL) minus (y) the product of the Shares Available times the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer.

If the total number of Cash Elections would require cash payments in excess of the Cash Available, then the total number of shares of Mavenir common stock subject to Cash Elections that will be converted into the right to receive the Cash Consideration will be that number the aggregate value of which is equal to the Cash Available, rounded down to the nearest share, and each Mavenir stockholder who validly tenders shares of Mavenir common stock subject to a Cash Election will receive the Cash Consideration with respect to its pro rata portion of such number (based on the total amount of such stockholder’s shares of Mavenir common stock subject to a Cash Election reflected as a percentage of the total amount of shares of Mavenir common stock subject to all Cash Elections). Each share of Mavenir common stock that is subject to a Cash Election that is not converted into the right to receive the Cash Consideration in accordance with the foregoing will be converted into the right to receive the Share Consideration, and each share of Mavenir common stock subject to a Share Election will be converted into the right to receive the Share Consideration.

If the total number of Share Elections would require the issuance in the aggregate of a number of Mitel common shares in excess of the Shares Available, then the total number of shares of Mavenir common stock subject to Share Elections that will be converted into the right to receive the Share Consideration will be that number whose aggregate Share Consideration is equal to the Shares Available, and each Mavenir stockholder who validly tenders shares of Mavenir common stock subject to a Share Election will receive the Share Consideration with respect to its pro rata portion of such number (based on the total amount of such stockholder’s shares of Mavenir common stock subject to a Share Election reflected as a percentage of the total amount of shares of Mavenir common stock subject to all Share Elections). Each share of Mavenir common stock that is subject to a Share Election that is not converted into the right to receive the Share Consideration in accordance with the foregoing will be converted into the right to receive the Cash Consideration, and each share of Mavenir common stock subject to a Cash Election will be converted into the right to receive the Cash Consideration.

Holders of No Election Shares will be allocated whatever form of offer consideration is remaining (or a proportionate share of each form of offer consideration if neither is oversubscribed), after taking into account the preferences of the tendering stockholders who made valid elections, as follows. If the total number of Cash Elections would require cash payments in excess of the Cash Available, holders of No Election Shares will be treated as though they had elected to receive the Share Consideration. If the total number of Share Elections would require issuing a number of Mitel common shares in excess of the Shares Available, holders of No

Election Shares will be treated as though they had elected to receive the Cash Consideration. If neither form of offer consideration is oversubscribed, holders of No Election Shares will receive, in respect of each such No Election Share, (1) an amount in cash equal to the Non-Election Cash Amount (as defined above in the section entitled “The Offer—Elections, Prorations and Other Adjustments,” beginning on page 63 of this offer to exchange), and (2) an amount of Mitel common shares equal in value (based on the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer) to the difference between the Non-Election Cash Amount and the Cash Consideration.

Holders of Mavenir common stock who do not tender their shares in the Offer and whose shares are cancelled in the Merger (other than shares of Mavenir common stock owned directly or indirectly by Mavenir, Mitel or Purchaser, or any of their respective subsidiaries, or shares of Mavenir common stock as to which appraisal rights have been perfected in accordance with the DGCL) will not have election rights, but instead will receive the offer consideration as if their shares were No Election Shares.

The Cash Consideration and the Share Consideration will be adjusted appropriately to reflect the effect of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares with respect to the shares of Mavenir common stock and the Mitel common shares that occurs on or after the date of the merger agreement and prior to the consummation of the Offer or the Merger, as applicable.

Fractional Mitel Common Shares

The merger agreement provides that fractional Mitel common shares will not be issued pursuant to the Offer. Instead, each Mavenir stockholder who would otherwise be entitled to a fractional Mitel common share (after aggregating all fractional Mitel common shares that otherwise would be received by such stockholder) will receive cash (without interest) equal to such stockholder’s respective proportionate interest in the proceeds from the sale on the NASDAQ Global Market by the exchange agent, on behalf of all such stockholders, of the aggregate fractional Mitel common shares deemed issued pursuant to the Offer. No dividends or other distributions with respect to Mitel common shares shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle any otherwise entitled holder thereof to vote or to exercise any other rights of a shareholder of Mitel.

Amendments and Waivers to the Terms and Conditions of the Offer

Under the terms of the merger agreement, Purchaser expressly reserves the right, but shall not be obligated to, increase the Cash Consideration or Share Consideration, waive any conditions to the Offer (subject to the limitations below) and make any other changes to the terms and conditions of the Offer, provided that, without the prior written consent of Mavenir, we cannot (subject to our rights described in the section entitled “—Covenants—No Adverse Recommendation Change,” beginning on page 117 of this offer to exchange):

•	amend, modify or waive the minimum condition or the condition that the merger agreement shall not have been validly terminated;

•	change the form of consideration payable in the Offer;

•	decrease the Cash Consideration or Share Consideration or the number of shares of Mavenir common stock sought to be purchased pursuant to the Offer;

•	impose any conditions to the Offer in addition to the conditions set forth in the section entitled “The Offer—Conditions to the Offer,” beginning on page 68 of this offer to exchange;

•	except as otherwise provided in the merger agreement, terminate the Offer or extend or otherwise change the expiration date of the Offer;

•	except as described in the section entitled “The Offer—Subsequent Offering Period,” beginning on page 68 of this offer to exchange, provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act; or

•	otherwise amend the Offer or waive or modify any condition to the Offer in any manner adverse (other than in an immaterial respect) to Mavenir’s stockholders generally.

Expiration of the Offer; Mandatory and Optional Extensions of the Offer

The Offer is scheduled to expire at 12:00 midnight, New York City time, on April 28, 2015 (one minute after 11:59 p.m., New York City Time, on April 28, 2015), which is twenty (20) business days following the commencement of the Offer. We are permitted to or required to extend the Offer from time to time as follows:

•	if, as of the scheduled expiration date, any condition to the Offer is not satisfied or, where permissible, waived by Mitel and Purchaser, then we may, in our discretion (and without the consent of Mavenir), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, or such other number of business days as Mitel and Mavenir may agree, to permit such condition to the Offer to be satisfied;

•	we must extend the Offer from time to time for:

•	any period required by law or any interpretation or position of the SEC, the New York Stock Exchange, the NASDAQ Global Market or the Toronto Stock Exchange;

•	periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any antitrust law shall have expired or been terminated; and

•	periods of up to ten (10) business days per extension if, as of the scheduled expiration date, the minimum condition has not been satisfied;

•	if on any scheduled expiration date, Mitel shall not have received the debt financing and Mitel, acting reasonably and in good faith, shall have determined that the debt financing will not be received at or prior to the time at which payment for validly tendered shares of Mavenir common stock is required to be made hereunder, we must extend the Offer, on one or more occasions, for an additional period of up to five (5) business days per extension (or such longer period as Mitel and Mavenir may mutually agree) until the Outside Date to permit Mitel to receive the debt financing; and

•	if, as of the scheduled expiration date, any condition to the Offer is not satisfied and, where permissible, has not been waived, at the request of Mavenir, we must extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such condition to be satisfied.

In addition, we are required to provide a subsequent offering period of three (3) business days (and we may elect to provide one or more extensions thereof) after the acceptance of shares of Mavenir common stock in accordance with Rule 14d-11 under the Exchange Act if we determine not to exercise the top-up option because such exercise would violate any applicable law.

Top-Up Option

Under the merger agreement, if the minimum condition is satisfied and we consummate the Offer but own less than 90% of the shares of Mavenir common stock outstanding on a fully-diluted basis (which assumes conversion or exercise of all Mavenir derivative securities regardless of the conversion or exercise price or other terms and conditions thereof),, we will exercise the top-up option to purchase from Mavenir additional shares of Mavenir common stock, subject to certain limitations, equal to the lesser of: (1) the number of shares of Mavenir common stock that, when added to the number of shares of Mavenir common stock already owned by Mitel or Purchaser at the time of exercise of the top-up option, constitutes at least one share more than 90% of the shares of Mavenir common stock outstanding on a fully-diluted basis (which assumes conversion or exercise of all

Mavenir derivative securities regardless of the conversion or exercise price or other terms and conditions thereof) after the shares subject to the top-up option are issued; or (2) the aggregate number of shares of Mavenir common stock that Mavenir is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the top-up option.

We are required to exercise the top-up option if: (a) the number of shares of Mavenir common stock owned by Mitel or Purchaser immediately following the consummation of the Offer do not constitute at least one share more than 90% of the shares of Mavenir common stock then-outstanding on a fully-diluted basis; and (b) the exercise of the top-up option in accordance with the merger agreement will not violate applicable law.

The aggregate purchase price payable for the shares of Mavenir common stock being purchased pursuant to the top-up option is determined by multiplying the number of such shares by the Cash Consideration. If we exercise the top-up option, we will pay in cash an amount equal to the aggregate par value of the shares of Mavenir common stock to be purchased pursuant to the top-up option, and execute and deliver a full recourse promissory note for the remainder of the purchase price, to mature on the first anniversary date of its delivery and bearing interest at the “prime rate” (as reported by Bloomberg L.P. on the date of execution and delivery), payable in arrears at maturity. In no event will the top-up option be exercisable for a number of shares of Mavenir common stock in excess of Mavenir’s then authorized and unissued shares of common stock.

Prompt Payment for Mavenir Common Stock after the Closing of the Offer

If, on the expiration date of the Offer, all of the conditions to the Offer have been satisfied or, where permissible, waived, we will as soon as practicable accept for payment and pay for shares of Mavenir common stock tendered and not validly withdrawn in the Offer.

Mavenir Board of Directors

Not later than three (3) business days prior to the acceptance for exchange of shares of Mavenir common stock pursuant to the Offer, each incumbent director of the Mavenir board of directors will deliver to Mitel his or her written irrevocable resignation, which resignation will be automatically effective as of the effective time or sooner, pursuant to the terms of the merger agreement. Subject to applicable law and upon Mitel’s request at any point after such time, Mavenir shall promptly take all actions necessary to effect the appointment of Mitel’s designees as directors of the Mavenir board of directors, including requesting that the incumbent directors of Mavenir resign and appointing Mitel’s designees as such directors’ successors, so that at least a majority of the Mavenir directors are Mitel designees. The merger agreement requires that Mitel’s designees to the Mavenir board of directors be split among the classes of such board so that the classes are as even as possible.

The merger agreement requires that, following the appointment or election of Mitel’s designees to the Mavenir board of directors and until the consummation of the Merger, Mavenir must use reasonable best efforts to cause its board of directors to maintain at least three directors who are independent for purposes of Rule 10A-3 under the Exchange Act. If the number of such independent directors is reduced below three for any reason, the remaining independent directors will be entitled to nominate an individual or individuals to fill the vacancy or vacancies (or, in the event no such independent directors remain, Mavenir will fill such vacancies), such that there remain on the Mavenir board of directors at least three such independent directors.

Subject to the terms of the merger agreement, if Mitel’s director designees constitute a majority of the Mavenir board of directors prior to the consummation of the Merger, any of the following actions will require the concurrence of a majority of the independent directors, but only if such action would reasonably be expected to have an adverse effect on any holders of Mavenir common stock (other than Mitel or Purchaser):

•	any amendment or termination of the merger agreement by Mavenir;

•	any extension by Mavenir of the time for the performance of any of the obligations or other acts of Mitel or Purchaser under the merger agreement; or

•	any waiver of any of the Mavenir’s rights pursuant to the merger agreement.

The Merger

The merger agreement provides that following consummation of the Offer, Purchaser will be merged with and into Mavenir, with Mavenir continuing as the “surviving corporation.”

Stockholder Approval

If, after the consummation of the Offer, Mitel beneficially owns at least 90% of the shares of Mavenir common stock outstanding or, if Mitel exercises the top-up option to purchase additional shares directly from Mavenir to reach such threshold, Mitel may cause the Merger without the approval of the Mavenir stockholders, as permitted under the DGCL, subject to appraisal rights to the extent applicable under the DGCL. If, on the other hand, Mitel beneficially owns more than 50%, but less than 90%, of the outstanding shares of Mavenir common stock, the top-up option is unavailable because its exercise would violate applicable law and we are unable to obtain beneficial ownership of at least 90% of the shares of Mavenir common stock through one or more subsequent offering periods described under “The Offer—Subsequent Offering Period,” a meeting of Mavenir stockholders and the affirmative vote of at least a majority of the shares of Mavenir common stock outstanding on the record date for such meeting will be needed to complete the Merger. If the conditions to the Offer are satisfied or, where permissible, waived, and Mitel beneficially owns at least 50% the outstanding shares of Mavenir common stock, Mitel will have sufficient votes to adopt the merger agreement without the need for any other Mavenir stockholders to vote in favor of such adoption.

Effective Time

As promptly as practicable after the consummation of the Offer, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of ownership and merger (in the case of a short-form merger) or the certificate of merger (in the case of a long-form merger). The Merger will become effective upon the filing of the certificate of ownership and merger or the certificate of merger, as applicable, or such later time as specified in the certificate of ownership and merger or the certificate of merger, as applicable. We refer to this as the “effective time” throughout this offer to exchange.

Following the effective time, Mavenir common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Treatment of Mavenir Common Stock

At the effective time, each outstanding share of Mavenir common stock not tendered and accepted pursuant to the Offer (other than shares of Mavenir common stock owned directly or indirectly by Mavenir, Mitel or Purchaser, or any of their respective subsidiaries, or shares of Mavenir common stock as to which appraisal rights have been perfected in accordance with the DGCL) will be cancelled and converted into the right to receive the same consideration as a No Election Share, less any applicable withholding. We refer to the consideration paid per share of Mavenir common stock in the Merger, together with any cash in lieu of a fractional share, as the “merger consideration.”

No fractional Mitel common shares will be issued in the Merger. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and sold on the NASDAQ Global Market and the net proceeds of such sale distributed pro rata to the holders of Mavenir common stock entitled to them promptly following the consummation of the Merger.

If, between the date of the merger agreement and consummation of the Merger, any change in the outstanding Mitel common shares or Mavenir common stock occurs as a result of any subdivision, reclassification, recapitalization, split, combination or exchange of shares, the merger consideration and any items on which the calculation of the merger consideration depends, as the case may be, shall be correspondingly adjusted as appropriate to provide the holders of shares of Mavenir common stock the same economic effect as contemplated by the merger agreement prior to such event.

The Merger will entitle Mavenir stockholders to appraisal rights under the DGCL. To exercise appraisal rights, a Mavenir stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled “The Offer—Appraisal Rights,” beginning on page 80 of this offer to exchange.

Treatment of Mavenir Stock Options

At the effective time:

•	each outstanding Mavenir stock option that is vested and for which the Cash Consideration exceeds the exercise price per share of Mavenir common stock, shall be cancelled and the holder will be entitled to receive an amount in cash equal to the product of (1) the excess of the Cash Consideration over the exercise price per share of the Mavenir common stock underlying such stock option and (2) the number of shares of Mavenir common stock underlying such stock option; and

•	each Mavenir stock option that is vested and has an exercise price equal to or greater than the Cash Consideration and each Mavenir stock option that is unvested shall be converted into an Adjusted Option to acquire the number of Mitel common shares equal to the product of (1) the number of shares of Mavenir common stock underlying such stock option times (2) the Cash Consideration divided by the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per Mitel common share subject to any such Adjusted Option will be an amount equal to the quotient of (1) the exercise price per share of Mavenir common stock underlying such stock option divided by (2) the Cash Consideration divided by the average of the volume weighted average price on the NASDAQ Global Market of a Mitel common share on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the expiration date of the Offer, with any fractional cents rounded up to the next whole cent.

Within ten (10) business days after the closing date, Mitel shall prepare and file with the SEC a registration statement on Form S-8 (or similar successor form), or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the Mitel common shares subject to the Adjusted Options. With respect to those individuals, if any, who, subsequent to the effective time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Mitel shall take such actions (including having its board of directors and independent committee thereof adopt a resolution consistent with the interpretive guidance of the SEC) as are required to cause the acquisition of shares of Mavenir common stock and the Adjusted Options in connection with the transactions contemplated by the merger agreement to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and shall use reasonable best efforts to administer any Adjusted Option in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

Exchange and Payment Procedures

Prior to the effective time, Mitel will deposit with the exchange agent (i) book-entry Mitel common shares representing the number of whole Mitel common shares issuable in the Merger and (ii) cash sufficient to pay the aggregate cash portion of the merger consideration.

The conversion of Mavenir common stock not tendered and accepted pursuant to the Offer into the right to receive the merger consideration will occur automatically upon consummation of the Merger. As soon as reasonably practicable (but not later than five (5) business days) after consummation of the Merger, Mitel will instruct the exchange agent to send a letter of transmittal and instructions for surrendering certificates for shares of Mavenir common stock to each holder of record of a certificate for shares of Mavenir common stock whose shares of Mavenir common stock were converted into the merger consideration. Upon surrender of a certificate for shares of Mavenir common stock, together with a properly completed letter of transmittal, the holder of such certificate will be entitled to receive, and Mavenir shall cause the exchange agent to pay and deliver in exchange thereof as promptly as practicable, the merger consideration into which such shares of Mavenir common stock were converted in the Merger.

Any holder of book-entry shares of Mavenir common stock shall not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the merger consideration. In lieu thereof, each holder of record of book-entry shares of Mavenir common stock whose shares of Mavenir common stock were converted into the merger consideration shall automatically upon the effective time be entitled to receive, and Mavenir shall cause the exchange agent to pay and deliver as promptly as practicable after the effective time, the merger consideration into which such shares of Mavenir common stock were converted in the merger.

The Mitel common shares constituting part of the merger consideration, if any, will be delivered to Mavenir stockholders in book-entry form. After consummation of the Merger, each certificate that previously represented shares of Mavenir common stock and each uncertificated share of Mavenir common stock that previously was registered to a holder on Mavenir’s stock transfer books will only represent the right to receive the merger consideration into which those shares of Mavenir common stock have been converted.

In addition, if there is a transfer of ownership of shares of Mavenir common stock that is not registered in the transfer records of Mavenir, payment of the merger consideration as described above may be issued to a person other than the person in whose name the certificate is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer, and the person requesting such payment must pay any transfer or other similar taxes required by reason of the payment to a person other than the registered holder of such certificate or establish to the satisfaction of Mitel that such tax has been paid or is not applicable.

After consummation of the Merger, Mitel will not pay dividends with respect to Mitel common shares with a record date after the effective time to any holder of any Mavenir stock certificates until the holder surrenders or transfers the Mavenir stock certificates in accordance with the merger agreement. However, once those certificates are surrendered, Mitel will pay to the holder, without interest, (i) at the time of delivery of the Mitel common shares into which those shares of Mavenir common stock have been converted, any dividends with a record date after the effective time and previously paid with respect to such Mitel common shares, and (ii) at the appropriate payment date, any dividends with a record date after the effective time but prior to delivery of such Mitel common shares and a payment date subsequent to such delivery payable with respect to such Mitel common shares. Similarly, former holders of book-entry shares of Mavenir common stock will be entitled to payment of dividends with respect to the Mitel common shares into which such book-entry shares of Mavenir common stock have been converted as set forth in the immediately preceding sentence.

Rights of Mavenir Stockholders Following the Effective Time

At and after the effective time, all holders of shares of Mavenir common stock will cease to hold any rights as Mavenir stockholders, other than the right to receive the merger consideration and any dividends or other distributions that have become payable with respect to Mitel common shares, if applicable.

Transfers Following the Effective Time

In addition, the stock transfer books of Mavenir will be closed with respect to all shares of Mavenir common stock outstanding immediately prior to the effective time. If, after the effective time, any certificates formerly representing shares of Mavenir common stock are presented to Mavenir or the exchange agent for any reason, they shall be cancelled and exchanged for the merger consideration.

Withholding Rights

Mitel, Mavenir, as the surviving corporation, and the exchange agent will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise become payable under the terms of the merger agreement, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated as having been paid to the person from whom such amounts were originally withheld.

Representations and Warranties

Mitel, Purchaser and Mavenir each made a number of representations and warranties in the merger agreement, solely for the benefit of the other, regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Merger. The representations and warranties of the parties are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure schedules and are also qualified by materiality and material adverse effect and certain documents filed by the parties with the SEC, excluding, in each case, any disclosures contained under the section entitled “Risk Factors” that are not historical facts and any disclosure of risks included in any general “forward-looking statements” disclaimer or other statements that are not historical facts to the extent that they are general, cautionary, predictive or forward-looking in nature.

Mitel, Purchaser and Mavenir each made representations and warranties relating to, among other things:

•	corporate organization, standing and power;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•	authorization of the merger agreement and the transactions contemplated by the merger agreement, including the Offer and the Merger, by the respective companies;

•	governmental authorizations necessary to complete the Offer and the Merger;

•	the lack of conflicts and required filings and consents;

•	capitalization;

•	filings and reports with the SEC and financial statements;

•	internal controls over financial reporting and the maintenance of disclosure controls and procedures;

•	absence of untrue statements of material fact or omissions of material fact in documents to be filed with the SEC in connection with the transactions contemplated by the merger agreement;

•	absence of certain changes or events;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws; and

•	permits and licenses required to conduct business.

In addition, Mavenir made representations and warranties relating to, among other things:

•	required vote of Mavenir stockholders needed to approve the transactions contemplated by the merger agreement, including the Merger;

•	subsidiaries;

•	absence of undisclosed material litigation;

•	real property and leaseholds;

•	intellectual property;

•	employee and labor matters and benefit plans;

•	tax matters;

•	environmental matters;

•	certain details pertaining to significant contracts;

•	finders’ fees;

•	receipt of a fairness opinion from Mavenir’s financial advisor;

•	the inapplicability of antitakeover statutes;

•	disclosure of material customers and suppliers;

•	compliance with applicable anticorruption laws;

•	the insurance plans maintained and used; and

•	export control laws.

In addition, Mitel and Purchaser made representations and warranties relating to, among other things:

•	Mitel’s ownership of Purchaser’s common stock;

•	no prior activities of Purchaser;

•	the delivery of evidence of commitments to provide the debt financing required to consummate the Offer and the Merger;

•	absence of litigation that would prevent, materially delay or materially impair the ability of Mitel or Purchaser to consummate the transactions;

•	no Mitel stockholder vote required; and

•	no ownership of shares of Mavenir.

The representations and warranties asserted in the merger agreement will not survive the consummation of the Merger.

Covenants

Conduct of Business Pending the Merger

Conduct of Mavenir and its Subsidiaries. The merger agreement provides that, subject to limited exceptions, until the effective time, Mavenir will, and will cause its subsidiaries to conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use reasonable best efforts to (i) preserve intact its business organization, goodwill and reputation, (ii) preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with governmental authorities with jurisdiction over its operations and (iii) keep available its current officers and key employees. The merger agreement also expressly restricts the ability of each of Mavenir and its subsidiaries to take the following actions, subject to limited exceptions, without the prior written consent of Mitel (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend their certificate of incorporation or bylaws or any similar governing instruments (whether by merger, consolidation or otherwise);

•	directly or indirectly split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Mavenir securities or subsidiary securities, except for (i) payment of any dividends or other distributions by any wholly owned subsidiaries or (ii) acquisitions, or deemed acquisitions, of shares in connection with (A) the payment of the exercise price of outstanding Mavenir stock options with Mavenir stock options or shares of Mavenir common stock (including in connection with “net exercises”) and (B) required tax withholding in connection with the exercise of outstanding Mavenir stock options;

•	(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Mavenir securities or subsidiary securities or any securities convertible into or exchangeable or exercisable for Mavenir securities or subsidiary securities, other than (x) the issuance of shares of Mavenir common stock upon the exercise of outstanding Mavenir stock options and (y) the issuance, delivery or sale of any shares of subsidiary securities to Mitel or any wholly owned subsidiaries or (ii) amend any term of any Mitel security or subsidiary security (in each case, whether by merger, consolidation or otherwise);

•	incur or commit to any capital expenditures, except as contemplated by Mavenir’s fiscal 2015 budget and capital expenditure plan;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies and materials in the ordinary course of business, (ii) pursuant to existing contracts or (iii) assets, securities, properties, interests or businesses of Mavenir or any of its wholly owned subsidiaries;

•	sell, license, lease or otherwise transfer, exchange, swap dispose of or abandon or create or incur any lien on, directly or indirectly, any of Mavenir’s or its subsidiaries’ assets, securities, properties, interests, leases or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business, (ii) sales, leases or transfers that are pursuant to existing contracts, (iii) permitted liens, or (iv) in the ordinary course of business;

•	make any loans, advances or capital contributions to, or investments in, any other person, or form or acquire any subsidiary that is not wholly owned by Mavenir or any of its wholly owned subsidiaries, other than in the ordinary course of business;

•	redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantees thereof in a manner that increases the aggregate liability (including any contingent liability) of Mavenir or any subsidiary thereunder, or issue or sell any debt securities, except for indebtedness or guarantees between or among Mavenir and any of its wholly owned subsidiaries in the ordinary course of business;

•	enter into any agreement or arrangement that limits or otherwise restricts in any material respect Mavenir or any of its subsidiaries from engaging or competing in any line of business, in any location or with any person, or would purport to limit, after the effective time, Mitel or any of its subsidiaries in any material respect;

•	enter into any new line of business;

•

(i) other than (x) in the ordinary course of business (including renewals consistent with the terms thereof) or (y) in a manner not material to respect Mavenir or any of its subsidiaries, taken as a whole, amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any material contract or real property lease or waive, release or assign any material rights, claims or benefits under any material contract or real property lease, or (ii) enter into any contract that would have been considered a material contract had it been entered into prior to the date of the merger agreement or enter into any new real property lease;

•	(i) recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or (ii) negotiate, enter into, amend, modify or terminate any collective bargaining agreement;

•	grant any equity or equity-based awards;

•	except (x) as required pursuant to a Mavenir employee benefit plan or a contract in effect prior to the date of the merger agreement, (y) as otherwise required by applicable law, or (z) as otherwise contemplated by the merger agreement, (i) grant or provide any severance or termination payments or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of Mavenir or any of its subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any tax incurred by any such individual, including under Section 409A or 4999 of the Code), (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of Mavenir or any of its subsidiaries, (iii) increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant of Mavenir or any of its subsidiaries, other than (A) increases in base salaries or hourly base wage rates, as applicable, to employees in the ordinary course of business and (B) awards of bonuses in the ordinary course of business, (iv) establish, adopt, terminate or amend any material Mavenir employee benefit plan or any plan, program, arrangement, policy or agreement that would be a material Mavenir employee benefit plan if it were in existence on the date of the merger agreement, (v) hire any employee of Mavenir or any of its subsidiaries or engage any other individual to provide services to Mavenir or any of its subsidiaries, other than in the ordinary course of business; (vi) terminate the employment of any current employee with a title of Vice President or above or the engagement of any individual independent contractor of Mavenir or any of its subsidiaries other than for cause or for performance-related reasons or (vii) promote any employee of Mavenir or any of its subsidiaries to a position that reports directly to the Chief Executive Officer;

•	waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor in a manner that would reasonably be expected to adversely affect the business of the Mavenir and its subsidiaries, taken as a whole;

•	change Mavenir’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, any governmental authority or applicable law;

•	(i) make or change any material election with respect to taxes, (ii) adopt or change any method of tax accounting, (iii) amend any material tax return, (iv) agree or settle any material claim or assessment in respect of taxes, (v) agree to an extension or waiver of the limitation period for any material claim or assessment in respect of taxes, or (vi) take or omit to take any other action with respect to taxes, in each case, if any such action or omission would have the effect of materially increasing the tax liability or accrual of tax liability under FASB Interpretation No. 48 or materially reducing any tax asset or accrual of Tax asset under FASB Interpretation No. 48;

•	subject to certain exceptions, compromise or settle litigations, or commence any litigations other than in the ordinary course of business consistent with past practice;

•	take any actions or intentionally omit to take any actions, in each case that would or would be reasonably likely to (i) result in any of the conditions to the Offer or the Merger not being satisfied,

(ii) result in new or additional required approvals from any governmental authority in connection with the transactions that would materially delay the consummation of the transactions or (iii) materially impair the ability of Mitel, Mavenir or Purchaser to consummate the transactions or materially delay consummation;

•	fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, loss or impairment of any intellectual property rights material to the conduct of Mavenir’s business;

•	authorize, apply for or cause to be approved the listing of shares of Mavenir common stock on any stock exchange;

•	subject to certain exceptions, cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution;

•	acquire any interest in real property;

•	enter into any material interest rate swaps, non-U.S. exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

•	agree, resolve or commit to do any of the actions described above.

Conduct of Mitel and its Subsidiaries. The merger agreement provides that, subject to limited exceptions, until the effective time, Mitel will, and will cause its subsidiaries to conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use reasonable best efforts to (i) preserve intact its business organization and (ii) maintain generally its business relationships with its customers, lenders, suppliers and others having business relationships with it and with governmental authorities with jurisdiction over its operations. The merger agreement also expressly restricts the ability of each of Mitel and its subsidiaries to take the following actions, subject to limited exceptions, without the prior written consent of Mavenir (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend the articles of amalgamation or bylaws of Mitel in a manner that would have a material and adverse impact on the value of Mitel common shares;

•	adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization of Mitel;

•	(i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business or (ii) make investments in any other person, in each case that would reasonably be expected to prevent, or materially impede or materially delay, the consummation of the transactions contemplated by the merger agreement;

•	authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities), except (i) dividends and distributions paid or made on a pro rata basis by subsidiaries or (ii) by a wholly owned subsidiary to Mitel or another wholly owned Subsidiary; or

•	agree, resolve or commit to do any of the actions described above.

No Solicitation

Except as expressly permitted by the merger agreement, Mavenir agreed that it will not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its representatives to, directly or indirectly:

•

solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiry or the making or submission of any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below);

•	subject to the fiduciary exception described under the section entitled “—Fiduciary Exception,” beginning on page 118 of this offer to exchange, approve or recommend, or publicly propose to approve or recommend, an acquisition proposal;

•	subject to the fiduciary exception described under the section entitled “—Fiduciary Exception,” beginning on page 118 of this offer to exchange, approve or recommend, or publicly propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding, in each case, relating to an acquisition proposal (other than a confidentiality agreement in connection with an acquisition proposal) or a superior proposal (as defined below), each of which we refer to as an “alternative acquisition agreement”;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal; or

•	agree to do any of the foregoing actions.

Under the merger agreement, an “acquisition proposal” means (i) any proposal or offer (other than the transactions or any other proposal or offer by Mitel, Purchaser or their affiliates) with respect to a merger, consolidation, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving Mavenir or any of its subsidiaries or (ii) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase, license acquisition or in any other manner, which, in each case with respect to clauses (i) and (ii), if consummated, would result in any person (other than Mitel, Purchaser or their affiliates) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of (A) 15% or more of the total voting power or of any class of equity securities of Mavenir or any of its subsidiaries or, in the case of a transaction described in clause (i), the entity resulting from such transaction or (B) assets (including equity securities of any of Mavenir’s subsidiaries) comprising 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of Mavenir and its subsidiaries, taken as a whole.

Under the merger agreement, a “superior proposal” means any bona fide and written acquisition proposal that would result in any person becoming the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of 100% of the outstanding shares of Mavenir common stock or all or substantially all of the assets of Mavenir and its subsidiaries, taken as a whole, that the Mavenir board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated substantially in accordance with its terms, taking into account all legal, financial (including the certainty of any financing) and regulatory aspects of the proposal and the person making the acquisition proposal, and if consummated, would be more favorable to Mavenir’s stockholders (in their capacity as such) from a financial point of view than the Offer and the Merger, in each case, after taking into account all relevant factors, including all terms and conditions of such acquisition proposal and the merger agreement (including any adjustment to the terms and conditions of the merger agreement agreed to by Mitel in response to such acquisition proposal).

Existing Discussions or Negotiations and Required Notification by Mavenir to Mitel

Under the terms of the merger agreement, Mavenir agreed to, and agreed to cause its subsidiaries to and request that its representatives, immediately cease (i) any communications, discussions or negotiations with any person that may have been ongoing with respect to an acquisition proposal, (ii) furnishing to any person (other than Mitel, Purchaser, their respective representatives and Mavenir’s representatives) any information with respect to an acquisition proposal and (iii) cooperating with, assisting in, participating in, facilitating or encouraging an acquisition proposal, and agreed to use its reasonable best efforts to have returned or destroyed any confidential information that has been provided to any person during any such communications, discussions or negotiations occurring in the six (6) months prior to February 28, 2015.

Prior to the time Mavenir common stock is accepted pursuant to the Offer, following the receipt of a bona fide written acquisition proposal that the Mavenir board of directors determines in good faith, after consultation with Mavenir’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a superior proposal and that was unsolicited and made after February 28, 2015 in circumstances not otherwise involving a breach of the merger agreement, Mavenir may, in response to such acquisition proposal, furnish information with respect to Mavenir to the person making such acquisition proposal and engage in discussions or negotiations with such person regarding such acquisition proposal, except that (1) prior to furnishing, or causing to be furnished, any such nonpublic information relating to Mavenir, Mavenir must enter into a confidentiality agreement with the person making the acquisition proposal that (x) does not contain any provision that would prevent Mavenir from complying with its obligation to provide any disclosure to Mitel required pursuant to the merger agreement and (y) contains provisions that in the aggregate are no less restrictive on such person (including with respect to any “standstill” terms, except that such “standstill” terms need not restrict a person from making proposals to Mavenir or the Mavenir board of directors in respect of an acquisition proposal) than those contained in the non-disclosure agreement between Mavenir and Mitel, and (2) promptly (but in any event within 24 hours) following the furnishing of any such nonpublic information to such person, Mavenir furnishes such nonpublic information to Mitel (to the extent such nonpublic information has not been previously furnished to Mitel or its representatives).

In addition to the other obligations of Mavenir related to the no solicitation covenant described above and as described below in the section entitled “—No Adverse Recommendation Change,” Mavenir agreed to promptly (and in any event within 24 hours) advise Mitel in writing of any inquiries, proposals or offers with respect to an acquisition proposal that are received by, any nonpublic information with regard to such acquisition proposal that is requested from, or any discussions or negotiations sought to be initiated regarding such acquisition proposal with, Mavenir or its representatives. Such notice must indicate the identity of the person making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers (including, if applicable, copies of any written inquiries, proposals or offers, including proposed agreements). Mavenir agreed to keep Mitel reasonably informed, on a prompt basis (and, in any event, within 24 hours) of the status of any discussions or negotiations with respect to any such inquiries, proposals or offers and the details of any material changes to the status and material terms of any such inquiries, proposals or offers (including any material amendments, and including copies of any written inquiries, proposals or offers, including proposed agreements and modifications thereto).

No Adverse Recommendation Change

Subject to certain exceptions described below, Mavenir, the Mavenir board of directors and any committee of the Mavenir board of directors may not (i) withhold, withdraw, modify or qualify in a manner adverse to Mitel or Purchaser or propose publicly to withhold, withdraw, modify or qualify in a manner adverse to Mitel or Purchaser, the Mavenir board recommendation, (ii) fail to make the Mavenir board recommendation or fail to include the Mavenir board recommendation in (or remove it from) the Schedule 14D-9, (iii) approve, endorse, recommend or otherwise declare advisable or propose to approve, endorse, recommend or determine to be advisable any acquisition proposal, (iv) following the date an acquisition proposal or the date any material modification thereto is first made public or sent or given to Mavenir stockholders, fail to publicly reaffirm the Mavenir board recommendation within five (5) business days after Mitel requests a reaffirmation thereof in writing (except that Mitel may only request such a reaffirmation one time with respect to any given acquisition proposal or material modification thereto, as applicable), (v) following the commencement of any tender offer or exchange offer for shares of Mavenir common stock that is publicly disclosed (other than by Mitel, Purchaser or their affiliates), publicly demonstrate neutrality or fail to reject or recommend against any such tender offer or exchange offer, within five (5) business days of such commencement of such tender offer or exchange offer, or recommend that Mavenir stockholders tender their shares of Mavenir common stock in such tender offer or exchange offer, or (vi) publicly announce an intention, or formally resolve, to take any of the foregoing action. We refer to any action described in clauses (i) through (vi) as an “adverse recommendation change.” However, none of a (x) termination of the merger agreement by Mavenir pursuant to an offer expiration termination, an outside date termination or a financing failure termination (each as described below under the section entitled “—Termination of the Merger Agreement,” beginning on page 123 of this offer to exchange), (y) “stop, look and listen” or similar communication by the Mavenir board of directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (including disclosure of Mavenir’s receipt of an acquisition proposal and the operation of the merger agreement with respect to such acquisition proposal), or (z) factually accurate public statement regarding financial results, operations or business conditions or developments, will, in any case, in and of itself constitute an adverse recommendation change.

Fiduciary Exception

Notwithstanding the foregoing, prior to the time Mavenir common stock is accepted pursuant to the Offer, the Mavenir board of directors may, subject to the provisions described in the second and third succeeding paragraphs, make an adverse recommendation change if (and only if) (i) a written acquisition proposal that was not solicited in violation of the merger agreement is made to Mavenir by a third party and such acquisition proposal is not withdrawn or an intervening event (as defined below) occurs; (ii) in the case of an acquisition proposal, the Mavenir board of directors concludes in good faith, after consultation with Mavenir’s outside legal counsel and outside financial advisors, that such acquisition proposal constitutes a superior proposal; and (iii) the Mavenir board of directors concludes in good faith, after consultation with Mavenir’s outside legal counsel, that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties owed by the Mavenir board of directors to the Mavenir stockholders under applicable law.

Under the merger agreement, an “intervening event” means any material event, occurrence or development (i) that is unknown to, or was not reasonably foreseeable to, the Mavenir board of directors as of February 28, 2015, and (ii) does not relate to (A) any acquisition proposal or (B) any actions taken by Mitel or Mavenir in accordance with provisions of the merger agreement related to obtaining antitrust approvals or the consequences of any such action; provided, that such event, occurrence or development must affect the business, assets or operations of Mavenir and its subsidiaries, taken as a whole.

Prior to making any adverse recommendation change and/or authorizing Mavenir to enter into an alternative acquisition agreement, (i) the Mavenir board of directors must provide Mitel four (4) business days’ prior written notice of any intention to take such action; (ii) during the four (4) business days following the delivery of such written notice, the Mavenir board of directors and its representatives must negotiate in good faith with Mitel (to the extent Mitel desires to negotiate) regarding any revisions to the merger agreement proposed by Mitel in response to the superior proposal or intervening event, as applicable; and (iii) after the four (4) business day period, the Mavenir board of directors must conclude in good faith, after consultation with outside financial advisors and outside legal counsel (taking into account any adjustment or modification of the terms of the merger agreement proposed and irrevocably committed to in writing by Mitel), that (A) the acquisition proposal continues to be a superior proposal, or the intervening event continues to warrant an adverse recommendation change, as applicable, and (B) failure to make such adverse recommendation change would be inconsistent with the fiduciary duties owed by the Mavenir board of directors to the Mavenir stockholders under applicable law.

In the event of any material amendment or modification to any superior proposal and no later than 24 hours after such change, Mavenir must satisfy the notice requirement described above with a new written notice to Mitel and the negotiation requirements described above (except that the four (4) business day notice period will instead be the longer of two (2) business days and the period then remaining under the current four (4) business day notice period). In the event there is an adverse recommendation change made in compliance with the merger agreement with respect to a superior proposal, Mavenir may only enter into an alternative acquisition agreement with respect to such superior proposal by concurrently terminating the merger agreement and paying Mitel the $ 20,625,000 termination fee.

Financing

The merger agreement provides that Mitel and Purchaser will use reasonable best efforts to obtain the proceeds of the debt financing on the terms and conditions described in the debt commitment letter, including using reasonable best efforts to:

•	maintain in effect the debt commitment letter;

•	negotiate and enter into definitive financing agreements on the terms and conditions contained in the debt commitment letter;

•	satisfy on a timely basis (or seek the waiver of where permissible) all conditions under the debt commitment letter applicable to Mitel that are within its control and comply with all material obligations;

•	upon satisfaction of such conditions, cause the funding of the debt financing;

•	take each of the actions required of Mavenir and its subsidiaries in connection with the debt financing as described below with respect to itself and its affiliates; and

•	give Mavenir prompt notice of any material breach of the debt commitment letter.

Mitel may amend, supplement or replace the debt commitment letter so long as such action is not material and would not reasonably be expected to delay, hinder or prevent the consummation of the Offer or the closing of the Merger and the terms are not materially less beneficial to Mitel, provided that it may not, without the prior written consent of Mavenir (such consent not to be unreasonably withheld, conditioned or delayed), permit an amendment that:

•	reduces the aggregate amount of the debt financing;

•	imposes new or additional conditions or otherwise adversely expands, amends or modifies any of the conditions to the debt financing, in each case in a manner that would reasonably be expected to prevent or materially delay, hinder or prevent the ability of Mitel to consummate the Offer or the closing of the Merger; or

•	would materially adversely impact the ability of Mitel to enforce its rights against other parties to the debt commitment letter or otherwise to timely consummate the transactions contemplated by the merger agreement.

If any portion of the debt financing becomes unavailable on the terms contemplated in the debt commitment letter or the debt commitment letter is terminated or modified in a manner materially adverse to Mitel, Mitel must promptly notify Mavenir and use its reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable on terms no less favorable to Mitel in any material respect as those contained in the debt commitment letter.

The merger agreement further provides that, prior to the closing of the Merger, Mavenir will, and will cause each of its subsidiaries and representatives to, each use their reasonable best efforts to provide cooperation in connection with the debt financing as may be reasonably requested by Mitel, including:

•	furnishing Mitel and the lenders with the required information;

•	informing Mitel if Mavenir or its subsidiaries have knowledge of any facts that would likely require the restatement of such financial statements for such financial statements to comply with GAAP;

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and assisting Mitel in obtaining ratings as contemplated by the debt financing;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (confidential and public), prospectuses and similar documents;

•	using reasonable best efforts to cause its independent auditors to provide, consistent with customary practice, (i) consent to offering documents, private placement memorandum, bank information memorandum, prospectuses and similar marketing documents that include or incorporate Mavenir’s consolidated financial information and their reports thereon; (ii) reasonable assistance in the preparation of pro forma financial statements by Mitel; (iii) customary comfort letters; and (iv) reasonable assistance and cooperation to Mitel, including attending accounting due diligence sessions;

•	using reasonable best efforts to assist Mitel in connection with its preparation of pro forma financial information and financial statements;

•	using reasonable best efforts to (x) provide monthly financial statements within fifteen (15) business days of the end of each month prior to the closing of the Merger and (y) providing quarterly financial statements within forty-five (45) days of the end of each fiscal quarter prior to the closing of the Merger;

•	executing and delivering any guarantees, pledge and security documents, other definitive financing agreements, or other certificates, legal opinions or documents as may be reasonably requested by Mitel and otherwise facilitating the pledging of collateral (including cooperating in connection with the pay-off of existing indebtedness of Mavenir and its subsidiaries and the release of related liens and termination of security interests and guarantees);

•	using reasonable best efforts to assist Mitel in obtaining waivers, consents, estoppels and approvals from other parties to material real property leases, rights of way and other encumbrances and Mavenir’s material contracts and to arrange discussions among Mitel and the lenders with such other parties;

•	taking all corporate actions reasonably requested by Mitel that are necessary or customary to permit the consummation of the debt financing; and

•	providing all documentation and other information about Mavenir and its subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested.

Such assistance on the part of Mavenir may not:

•	require Mavenir to pay any fees or incur any other liability or expense in connection with the debt financing prior to the effective time; or

•	require any director or officer of Mavenir or any of its subsidiaries to execute any agreement or other instrument with respect to the debt financing that would be effective prior to the effective time.

Mavenir shall use reasonable best efforts to periodically update the required information as necessary so that such required information is (i) compliant, (ii) meets the requirements for required information set forth in the merger agreement, and (iii) would not result in the marketing period ceasing to be deemed to have commenced.

Antitrust Laws

Each of Mitel and Mavenir filed a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the DOJ in connection with the purchase of shares of Mavenir common stock in the Offer and the Merger on March 13, 2015. Early termination of the waiting period with respect to the Offer and the Merger under the HSR Act was granted by the FTC on March 24, 2015. Mitel filed a notification of the transactions with the Bundeskartellamt as prescribed by the German ARC on March 13, 2015 and received clearance under the

German ARC on March 23, 2015. Consummation of the Offer is conditioned upon the expiration or termination of any waiting period applicable to the Offer or the Merger under any other applicable foreign anti-trust law or the receipt and effectiveness of any consent required under any other applicable foreign anti-trust law in connection with the Offer or the Merger. Mitel and Mavenir are not aware of any notifications or other documents required to be filed under any other such applicable foreign anti-trust laws.

In furtherance of the foregoing, Mitel and Mavenir will, except as prohibited by applicable law or order:

•	cooperate in connection with any filing or submission with a governmental authority in connection with the transactions and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions;

•	promptly inform the other of (and if in writing, supply to the other) any communication (other than any ministerial communications) received from, or given to, the FTC, the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions;

•	consult with each other prior to taking any material position in discussions with or filings to be submitted to any governmental authority regarding any of the transactions;

•	permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation to be submitted to any governmental authority regarding any of the transactions, and

•	coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any governmental authority relating to the transactions.

Mitel will have control over and lead all communications and strategy, including all analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any governmental authority in connection with consummating the transactions, except for any Mavenir stockholder litigation.

Mitel and Mavenir will also use reasonable best efforts to consummate the transactions, including making all filings and giving all notices required to be made, using reasonable best efforts to obtain each consent required to be obtained (whether pursuant to law or contract, request by a governmental authority or otherwise), and using reasonable best efforts to lift or cause to be overturned any restraint, injunction or other legal bar.

Notwithstanding any of the foregoing, neither Mitel nor Purchaser has any obligation to divest or agree to divest (or cause any of its subsidiaries to divest or agree to divest) any of its respective businesses, product lines or assets, or to take any action, or commit to take any action, or agree to any condition or limitation, that would, or would reasonably be expected to, have a material adverse effect on Mitel.

Employee Benefits

As soon as reasonably practicable following the date of the merger agreement, but not later than the day immediately prior to the date on which the first offering period that is regularly scheduled to commence under the Mavenir Employee Stock Purchase Plan, as amended and restated September 10, 2014, or the “ESPP,” after the date of the merger agreement, Mavenir shall take such actions as are necessary to suspend the ESPP so that no further offering periods shall commence after the date of the merger agreement. With respect to the offering period that is in effect on the date of the merger agreement, each outstanding purchase right under the ESPP shall be exercised in accordance with the terms of the ESPP on the regularly scheduled purchase date for such offering period; provided, that if the consummation of the Merger occurs prior to such purchase date, then the purchase right for such offering period shall be exercised on the business day immediately prior to the consummation of the Merger. Mavenir shall use reasonable best efforts to provide at least ten (10) calendar days’ prior written notice to each participant in the ESPP of such purchase.

For a period of at least one (1) year following the consummation of the Merger, Mitel shall, or shall cause Mavenir or one of its subsidiaries to, provide each employee of Mavenir and its subsidiaries who continues to be employed by Mitel or its subsidiaries immediately following the effective time, who we refer to as “continuing employees,” with (i) base salary (or wages) and cash bonus opportunities (excluding any equity compensation) that are no less favorable than the base salaries and cash bonus opportunities (excluding any equity compensation) provided by Mavenir and its subsidiaries immediately prior to the effective time, (ii) pension and welfare benefits that are no less favorable in the aggregate than those provided by the Mavenir and its subsidiaries immediately prior to the effective time and (iii) severance benefits that are no less favorable than those provided by Mavenir and its subsidiaries immediately prior to the effective time.

From and after the closing date, Mitel shall, or shall cause Mavenir or one of its subsidiaries to, grant all of the continuing employees credit for any service with Mavenir or its subsidiaries earned prior to the closing date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by Mitel or Mavenir or any of its subsidiaries on or after the closing date. However, such service shall not be recognized or credited to the extent that such recognition would result in a duplication of benefits provided to the Mavenir employee or to the extent that such service was not recognized under any similar Mavenir employee benefit plan.

With respect to any continuing employees who (i) are based outside of the United States, Mitel’s obligations shall be in addition to, but not in contravention of, any obligations under the law of the non-U.S. countries and political subdivisions thereof in which such continuing employees are based, and (ii) are covered by a collective bargaining agreement, Mitel’s obligations shall (A) be in addition to, but not in contravention of, the terms and conditions of employment for such continuing employees as set forth in such collective bargaining agreement until its expiration, modification or termination in accordance with its terms and applicable law and (B) apply only to the extent permitted by applicable labor law.

Indemnification and Insurance

For a period of no less than six (6) years after the effective time, Mavenir, as the surviving corporation, will indemnify and hold harmless (and advance funds in respect of the foregoing to the fullest extent permitted under applicable law) each present and former director, officer, employee or agent of Mavenir or any of its subsidiaries, and each person who served as a director, officer, employee, agent, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, which we refer to, together with such person’s heirs, executors or administrators, as a “Mavenir indemnified party,” against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or litigation, whether civil, criminal or administrative, arising out of or pertaining to the fact that the Mavenir indemnified party is or was a director, officer, employee or agent of Mavenir or any of its subsidiaries, or was serving at the request of Mavenir or any of its subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the effective time.

Mavenir, as the surviving corporation, is only required to indemnify and hold harmless, or advance expenses to, a Mavenir indemnified party if such party was entitled to indemnification as of February 28, 2015 by Mavenir or any of its subsidiaries pursuant to: (i) the provisions of the organizational documents of Mavenir or the applicable subsidiary or (ii) any indemnification agreement between Mavenir or any of its subsidiaries and such Mavenir indemnified party.

The merger agreement requires Mavenir to, prior to the effective time, obtain and fully pay the premiums for a non-cancellable extension of the directors’ and officers’ liability coverage of Mavenir’s existing directors’ and officers’ insurance policies and Mavenir’s existing fiduciary liability insurance policies, which we refer to, collectively, as the “D&O Insurance,” in each case for a claims reporting or discovery period of up to six

(6) years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time from Mavenir’s current D&O Insurance carriers or one or more insurance carriers with the same or better credit rating as Mavenir’s current D&O Insurance carriers with respect to directors’ and officers’ insurance policies in an amount and scope at least as favorable as the D&O Insurance. Aggregate premiums for such “tail” insurance policies cannot exceed 250% of the amount per annum Mavenir paid in its last full fiscal year.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, the listing of Mitel common shares to be issued in the Merger, coordination with respect to litigation relating to the Merger, public announcements with respect to the transactions, notice of certain events, access to certain information, properties, books and records of Mavenir and de-listing and deregistration of Mavenir common stock.

Conditions to the Offer

For a description of the conditions to the Offer, see the section entitled “The Offer—Conditions to the Offer,” beginning on page 68 of this offer to exchange.

Conditions to the Merger

The obligations of Mitel, Purchaser and Mavenir to consummate the Merger are subject to the satisfaction, at or prior to the closing of the Merger, of each of the following conditions:

•	Mavenir will have obtained Mavenir stockholder approval (if required by applicable Law);

•	no law or order (whether temporary, preliminary or permanent) will have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any governmental authority that prohibits, restrains, or makes illegal the consummation of the Merger; and

•	Purchaser (or Mitel on Purchaser’s behalf) will have accepted for payment Shares validly tendered and not validly withdrawn pursuant to the Offer (including during any “subsequent offering period” provided by Purchaser pursuant to the merger agreement).

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time prior to the effective time by mutual written agreement of Mitel and Mavenir.

Termination by Either Mitel or Mavenir

The merger agreement may be terminated by either Mitel or Mavenir if:

•	at any time prior to the effective time, any court or governmental authority of competent jurisdiction has issued a final and non-appealable order, decree or ruling or has taken any other action, having the effect of:

•	permanently restraining, enjoining or otherwise prohibiting: (a) the acquisition or acceptance for payment of, or payment for, shares of Mavenir common stock pursuant to the Offer; or (b) the Merger; or

•	making the acquisition of or payment for shares of Mavenir common stock pursuant to the Offer, or the consummation of the Merger, illegal;

•	the Offer has expired without the acceptance for payment of shares of Mavenir common stock pursuant to the Offer; provided, that neither party may terminate if such terminating party breached any provision of the merger agreement resulting in the failure of the acceptance for payment of and payment for the shares of Mavenir common stock pursuant to the Offer, which we refer to as an “offer expiration termination”; or

•	the consummation of the Offer has not occurred on or prior to the Outside Date, provided, that neither party may terminate if such terminating party breached any provision of the merger agreement resulting in the failure of the consummation of the Offer to have occurred by such time, which we refer to as an “outside date termination.”

Termination by Mitel

Mitel may terminate the merger agreement if:

•	at any time prior to the consummation of the Offer, Mavenir’s representations and warranties set forth in the merger agreement have become inaccurate as of a date subsequent to February 28, 2015 (as if made on such subsequent date) or Mavenir fails to comply with or perform its covenants or agreements set forth in the merger agreement such that either of the conditions to the Offer relating to Mavenir’s representations and warranties or covenants and agreements, as applicable, would not be satisfied and either:

•	such inaccuracy or breach is not capable of cure by the earlier of thirty (30) days or the Outside Date;

•	such inaccuracy or breach is curable within the specified time-period, but Mavenir does not continuously exercise reasonable best efforts to cure such inaccuracy or breach; or

•	such inaccuracy or breach is curable within the specified time-period, but the specified time-period has expired,

and, at such time, Mitel is not in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	prior to the consummation of the Offer, Mavenir, Mavenir’s board of directors or any committee thereof has effected an adverse recommendation change, which we refer to as an “adverse recommendation change termination.”

Termination by Mavenir

Mavenir may terminate the merger agreement if:

•	(i) the marketing period has ended; (ii) Mavenir has irrevocably notified Mitel in writing that (x) all of the conditions to the Offer have been satisfied or irrevocably waived and the conditions to the Merger are capable of being satisfied following the consummation of the Offer, and (y) Mavenir is ready, willing and able to consummate the Offer; and (iii) Purchaser fails to irrevocably accept for payment and pay for the shares of Mavenir common stock pursuant to the merger agreement within three (3) business days following delivery of such written notice from Mavenir, which we refer to as a “financing failure termination”;

•	prior to the consummation of the Offer, (i) Mavenir’s board of directors authorizes Mavenir to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement that did not result from a breach of the merger agreement; (ii) substantially concurrent with the termination of the merger agreement, Mavenir enters into an alternative acquisition agreement with respect to such superior proposal and (iii) Mavenir, prior to or concurrently with such termination, pays the termination fee (as defined below) to Mitel, which we refer to as an “alternative acquisition agreement termination”;

•	at any time prior to the consummation of the Offer, Mitel’s representations and warranties set forth in the merger agreement have become inaccurate as of a date subsequent to February 28, 2015 (as if made on such subsequent date) or Mitel fails to comply with or perform its covenants or agreements set forth in the merger agreement, and, in each case, such inaccuracy, breach or failure materially impairs or delays Mitel’s or Purchaser’s ability to purchase and pay for validly tendered and not validly withdrawn shares of Mavenir common stock and either:

•	such inaccuracy or breach is not capable of cure by the earlier of thirty (30) days or the Outside Date;

•	such inaccuracy or breach is curable within the specified time-period, but Mitel does not continuously exercise reasonable best efforts to cure such inaccuracy or breach; or

•	such inaccuracy or breach is curable within the specified time-period, but the specified time-period has expired,

and, at such time, Mavenir is not in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	there occurs after February 28, 2015 a material adverse effect on Mitel the effect of which is continuing.

Termination Fee

Mavenir has agreed to pay Mitel a termination fee of $20,625,000, which we refer to as the “termination fee,” if the merger agreement is terminated:

•	by Mitel or Mavenir pursuant to an outside date termination and:

•	at or prior to the termination of the merger agreement, an acquisition proposal has been disclosed, announced, commenced, submitted or made and within twelve (12) months after the date of any such termination Mavenir has entered into a definitive agreement with respect to any acquisition proposal or any acquisition proposal is consummated (regardless of whether it is the same acquisition proposal); provided, however, that all references to “15%” in the definition of acquisition proposal shall be deemed to be references to “50%”;

•	by Mitel pursuant to an adverse recommendation change termination;

•	by Mavenir pursuant to an alternative acquisition agreement termination; or

•	by Mavenir pursuant to an outside date termination and Mavenir’s board of directors or any committee thereof has made an adverse recommendation change.

If paid to Mitel, the termination fee will be Mitel’s sole and exclusive remedy under the merger agreement, and Mavenir and certain other parties identified in the merger agreement will have no further liability towards Mitel (and certain other parties identified in the merger agreement) in connection with the merger agreement and the transactions contemplated by the merger agreement, unless Mavenir commits a willful and material breach.

Reverse Termination Fee

Mitel has agreed to pay Mavenir a termination fee of $35,750,000, which we refer to as the “reverse termination fee,” if the merger agreement is terminated by:

•	Mitel pursuant to an outside date termination and:

•	at the time of termination, each of the conditions to the Offer have been satisfied or, where permissible, waived (other than (i) those conditions that by their nature are satisfied immediately prior to the consummation of the Offer and (ii) the condition that the marketing period has been completed and/or the condition that the merger agreement has not been validly terminated);

•	at the time of termination the debt financing is not available to Mitel and Purchaser; and

•	the failure to receive the debt financing by Mitel and Purchaser is not attributable to a breach of any covenant or obligation of Mavenir in the merger agreement; or

•	Mavenir pursuant to a financing failure termination and:

•	Purchaser’s failure described in clause (iii) of the definition of financing failure termination is not attributable to a breach of any covenant or obligation of Mavenir contained in the merger agreement; and

•	Mavenir has given Mitel at least three (3) business days prior written notice to termination stating Mavenir’s intention to terminate the merger agreement and its claims with respect to the reverse termination fee.

If paid to Mavenir, the reverse termination fee will be Mavenir’s sole and exclusive remedy under the merger agreement, and Mitel, Purchaser and certain other parties identified in the merger agreement will have no further liability towards Mavenir (and certain other parties identified in the merger agreement) in connection with the merger agreement and the transactions contemplated by the merger agreement, unless Mitel commits a willful and material breach.

Enforcement

Each of Mitel, Purchaser and Mavenir agree that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly and subject to certain limitations, each of Mitel, Purchaser and Mavenir agree that, in addition to any other remedy available, including monetary damages, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the merger agreement, the non-breaching party is entitled to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach; provided, that Mavenir is entitled to specific performance or any other equitable remedy to cause Mitel to draw down any portion of the debt financing pursuant to the terms and conditions of the debt commitment letter and/or consummate the Offer only if (i) all conditions to the Offer have been satisfied or waived (other than those conditions that by their nature are to be satisfied immediately prior to the consummation of the Offer, but provided that such conditions would be satisfied if the time of the consummation of the Offer were such date) and Mitel has failed to consummate the Offer when required, (ii) the debt financing (or any alternate financing obtained in accordance with the merger agreement) has been funded or would be funded following the delivery of a drawdown notice by Mitel and/or notice from Mitel that the debt financing (or any such alternate financing) will be funded (and so long as no lender has asserted any failure of any condition precedent to funding under the debt commitment letter (other than delivery of such drawdown notice) to be satisfied) and (iii) Mavenir has irrevocably confirmed in writing to Mitel and the lenders that if specific performance is granted and the debt financing is funded, then the consummation of the Offer would occur.

Extensions, Waivers and Amendments

At any time prior to the effective time and subject to the terms of the merger agreement, Mitel and Purchaser, on the one hand, and Mavenir, on the other hand, may, to the extent permitted by applicable law: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in the merger agreement; or (iii) subject to certain exceptions, waive compliance with any of the agreements or conditions contained in the merger agreement. The merger agreement may, subject to applicable law, be amended, modified and supplemented in any and all respects at any time prior to the closing date, provided, that no amendment or other modification which requires approval or consent from certain parties as specified in the merger agreement will be taken without such parties’ approval or consent.

OTHER AGREEMENTS RELATED TO THE TRANSACTION

Commitment Letter

On February 28, 2015, in connection with the execution of the merger agreement, Mitel entered into the debt commitment letter with the lenders. Pursuant to the debt commitment letter, the lenders have committed to provide a credit facility of up to approximately $700 million in loans comprised of the term facility and the revolving facility. For more details on the debt commitment letter, see the section entitled “Source and Amount of Funds,” beginning on page 81 of this offer to exchange.

Tender Support Agreements

On February 28, 2015, in connection with the execution of the merger agreement, each of North Bridge Venture Partners V-A, L.P., North Bridge Venture Partners V-B L.P., North Bridge Venture Partners VI, L.P., Austin Ventures VIII, L.P., Alloy Ventures 2005, L.P. and August Capital V Special Opportunities, L.P., in each case, solely in its capacity as a stockholder of Mavenir, entered into a tender support agreement with Mitel and Purchaser. Under the terms of the tender support agreements, each executing stockholder has agreed, among other things, to tender all of its shares of Mavenir common stock subject to the tender support agreements, which we refer to as the “subject shares,” to the Offer. In the event the Mavenir board of directors changes or withdraws the Mavenir board recommendation due to an intervening event and the merger agreement is not terminated in accordance with its terms, only 50% of the subject shares will be required to be tendered in the Offer. As of March 20, 2015, 13,158,224 shares of Mavenir common stock, or approximately 45% of the total shares of Mavenir common stock outstanding, are subject to tender support agreements.

In addition, in the event there is any vote of Mavenir stockholders, each stockholder who executed a tender support agreement must vote (or cause to be voted) its subject shares: (i) in favor of (a) adoption of the merger agreement, (b) in the event there are not sufficient votes for the adoption of the merger agreement at any meeting of Mavenir’s stockholders, approval of any proposal to adjourn or postpone such meeting to a later date, or (c) any other matter necessary for the consummation of the Merger that is considered at any such meeting of Mavenir’s stockholders; and (ii) against (a) any amendment to Mavenir’s certificate of incorporation or bylaws or any other proposal which would in any material respect impede, interfere with or prevent the consummation of the Offer or the Merger, (b) any acquisition proposal, or (c) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such stockholder under its tender support agreement.

Pursuant to each tender support agreement, each executing stockholder has also agreed not to create any liens on any of its subject shares, transfer its subject shares (subject to certain limited exceptions), grant or permit the grant of any proxy or other authorization in respect to its subject shares, deposit any of its subject shares into a voting trust or enter into a tender, support or similar agreement with respect to its subject shares, tender its subject shares to any tender offer other than the Offer, or take any action with respect to its subject shares that would restrict, limit or interfere with the performance of such stockholder’s obligations under such tender support agreement.

The tender support agreements also contain a “lock-up” provision that prevents the executing stockholders from disposing of Mitel common shares they receive in connection with the Offer for six (6) months following the effective time, except that such holders may dispose of one-third of such Mitel common shares at any time after closing of the Merger and subject to certain other limited exceptions.

The tender support agreements terminate upon the earliest of:

•	the termination of the merger agreement in accordance with its terms;

•	the effective time;

•	the date of any amendment to the merger agreement that reduces the amount, or changes the form, of the consideration payable to Mavenir stockholders; and

•	the withdrawal or termination of the Offer or expiration of the Offer without acceptance for payment of the subject shares.

The post-closing lock-up provision will survive the effective time.

The stockholders listed above that entered into tender support agreements entered into such agreements solely in their respective capacities as stockholders of Mavenir. Nothing in the tender support agreements shall be deemed to restrict any Mavenir officer or director (including any director associated with any such executing stockholder) from exercising his or her fiduciary duties to Mavenir stockholders nor be construed to create any obligation on the part of any Mavenir officer or director (including any director associated with any such executing stockholder) to take, or prevent any such person from taking, any action in his or her capacity as a Mavenir officer or director.

The above summary is not a complete description of all terms and conditions of the tender support agreements and is qualified in its entirety by reference to the full text of the tender support agreements, a form of which is attached as Annex B to this offer to exchange, and incorporated herein by reference.

Shareholder Lock-Up Agreements

On February 28, 2015, in connection with the execution of the merger agreement, (1) Arsenal Holdco I, S.A.R.L. and Arsenal Holdco II, S.A.R.L., entities affiliated with Francisco Partners Management, LLC, and (2) Kanata Research Park Corporation, an entity controlled by Dr. Terence Matthews, Chairman of the Board of Mitel, in each case, solely in its capacity as a shareholder of Mitel, entered into a shareholder lock-up agreement, each of which we refer to as a “shareholder lock-up agreement,” with Mitel. On a combined basis, approximately 24.6% of the total outstanding Mitel common shares are subject to shareholder lock-up agreements. Under the terms of the shareholder lock-up agreements, the shareholders have agreed, among other things, not to dispose of their Mitel common shares for six (6) months following the effective time, except that such holders may dispose of one-third of their Mitel common shares at any time after closing of the Merger and subject to certain other limited exceptions.

Each shareholder lock-up agreement terminates upon the earliest of:

•	the termination of the merger agreement in accordance with its terms; and

•	the date of any amendment to the merger agreement that has an adverse effect on the shareholder executing such shareholder lock-up agreement.

The above summary is not a complete description of all terms and conditions of the shareholder lock-up agreements and is qualified in its entirety by reference to the full text of the shareholder lock-up agreements, a form of which is attached as Annex C to this offer to exchange, and incorporated herein by reference.

Non-Disclosure Agreement

On November 25, 2014, Mitel and Mavenir entered into a non-disclosure agreement, which we refer to as the “non-disclosure agreement.” Under the terms of the non-disclosure agreement, Mitel agreed, subject to certain exceptions, to keep confidential certain non-public information relating to Mavenir in connection with a possible acquisition of Mavenir. The non-disclosure agreement also includes a standstill provision ending on May 25, 2016, which is subject to certain exceptions.

The above summary is not a complete description of all terms and conditions of the non-disclosure agreement and is qualified in its entirety by reference to the full text of the non-disclosure agreement, filed as Exhibit 99.7 to the registration statement of which this offer to exchange forms a part, and incorporated herein by reference.

THE COMPANIES

Mitel

Mitel is a Canadian corporation and a global provider of business communications and collaboration software, services and solutions that address the needs of businesses of any size, from the smallest company to the largest enterprise. Our vision and mission is to become the premier business communications and collaboration company by delivering solutions that enable our customers to communicate, collaborate, and conduct business—anywhere, over any medium, with the device of their choice. With more than four decades of technical innovation and business development, Mitel is an industry and market leader, powering more than two billion business connections every day and generating over $1 billion in annual revenue.

Mitel’s principal executive office is located at 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7, and its telephone number at that location is (613) 592-2122.

Additional information concerning Mitel is included in the Mitel reports incorporated by reference in this offer to exchange. See the section entitled “Where You Can Find Additional Information,” beginning on page 149 of this offer to exchange.

Purchaser

Purchaser is a Delaware corporation incorporated on February 27, 2015. Purchaser is an indirect, wholly owned subsidiary of Mitel that was formed to facilitate the transactions contemplated by the Offer. Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the Offer. For purposes of this offer to exchange, Purchaser’s principal executive office is located at 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7, and its telephone number at that location is (613) 592-2122.

Mavenir

Mavenir is a leading provider of software-based telecommunications networking solutions that enable mobile service providers to deliver Internet Protocol (IP)-based voice, video, rich communications and enhanced messaging services to their subscribers globally. Mavenir’s solutions deliver Rich Communication Services (RCS), which enable enhanced mobile communications, such as group text messaging, multi-party voice or video calling and live video streaming as well as the exchange of files or images, over existing 2G and 3G networks as well as next generation 4G Long Term Evolution (LTE) networks. Mavenir’s solutions also deliver voice and data services over LTE and wireless (Wi-Fi) networks.

Mavenir was originally formed as a Texas limited liability company in April 2005, converted to a Texas corporation in August 2005 and changed its jurisdiction of incorporation to Delaware in March 2006. Mavenir’s principal executive office is located at 1700 International Parkway, Suite 200, Richardson, TX 75081 and its telephone number at that location is (469) 916-4393.

Additional information concerning Mavenir is included in the Mavenir reports incorporated by reference in this offer to exchange. See the section entitled “Where You Can Find Additional Information,” beginning on page 149 of this offer to exchange.

COMPARISON OF RIGHTS OF HOLDERS OF MITEL COMMON SHARES

AND MAVENIR COMMON STOCK

Holders of shares of Mavenir common stock may elect to receive Mitel common shares as part of the consideration in the Offer. Mavenir is a Delaware corporation organized under the DGCL and Mitel is a Canadian corporation organized under the CBCA.

The following is a summary comparison of the material differences between:

•	the current rights of Mavenir stockholders under the DGCL and Mavenir’s certificate of incorporation and bylaws, each as amended to date, and

•	the current rights of Mitel shareholders under the CBCA and Mitel’s articles of amalgamation and by-law, each as amended to date.

The following summary is not a complete statement of the rights of Mavenir stockholders or Mitel shareholders or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and the CBCA and Mavenir’s and Mitel’s constituent documents, which Mavenir stockholders should read. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information,” beginning on page 149 of this offer to exchange.

	Mitel Networks Corporation	Mavenir Systems, Inc.
Authorized Capital Stock	Mitel’s articles of amalgamation authorize Mitel to issue an unlimited number of common shares and an unlimited number of preferred shares. Mitel’s board of directors has the authority to issue one or more series of preferred shares, having terms designated by Mitel’s board of directors. As of March 20, 2015, there were 100,174,704 Mitel common shares outstanding and no preferred shares outstanding. Mitel common shares are listed on the NASDAQ Global Market and the Toronto Stock Exchange.

Mavenir’s certificate of incorporation authorizes Mavenir to issue 320,000,000 shares consisting of (i) 300,000,000 shares of common stock, par value $0.001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share. Mavenir’s board of directors is authorized, without any further stockholder action or approval, to issue shares of preferred stock in one or more classes or series, and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications, limitations or restrictions. No shares of preferred stock have been issued. As of March 20, 2015, there were 29,079,214 shares of Mavenir common stock outstanding and no shares of preferred stock outstanding. The shares of Mavenir common stock are listed on the New York Stock Exchange.

	Mitel Networks Corporation	Mavenir Systems, Inc.
Dividends

Under the CBCA, a corporation may pay a dividend by issuing fully paid shares of such corporation or may pay in money or property. If shares of a corporation are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money shall be added to the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

Under the CBCA, a corporation shall not declare or pay a dividend if there are reasonable grounds for believing: (a) that the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of such corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Mitel has no legal or contractual obligation to pay dividends. Mitel has not paid dividends in the past and has no intention to pay dividends in the foreseeable future. Mitel’s ability to pay dividends on its common shares is limited under the terms of its credit facility and the Mitel Shareholders’ Agreement.

Under the DGCL, a Delaware corporation may, subject to restrictions in its certificate of incorporation, pay dividends out of surplus or out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of a Delaware corporation amounts to less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Mavenir has no legal or contractual obligation to pay dividends. Mavenir has not paid dividends in the past and has stated that it does not intend to pay dividends in the foreseeable future. The declaration and payment of dividends to common stockholders is at the discretion of the Mavenir board of directors and will depend on many factors. Its ability to pay dividends on its common stock is limited under the terms of its credit facility.

Voting Rights

The CBCA provides that, in general, each share of a corporation entitles the holder thereof to receive notice of and vote at each meeting of shareholders. Each Mitel common share entitles its holder to one vote on all matters on which common shareholders are entitled to vote.

The DGCL provides that each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Each share of Mavenir common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote.

	Mitel Networks Corporation	Mavenir Systems, Inc.
Number of Directors and Size of Board

The CBCA provides that the board of directors of a distributing corporation shall consist of not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

Mitel is a distributing corporation under the CBCA and Mitel’s articles of amalgamation provides that the number of directors will be not less than three nor more than 15. The exact number of directors within these limits will be fixed from time to time by resolution of the board of directors. Mitel’s board of directors currently consists of nine members.

Pursuant to the Mitel Shareholders’ Agreement the size of the Mitel board of directors is set at 10 directors. Pursuant to the Mitel Shareholders’ Agreement the Francisco Partners Group may appoint, (1) if it holds at least 15% of the outstanding Mitel common shares, three directors to the Mitel board, (2) if it holds at least 10% of the outstanding Mitel common shares, two directors to the Mitel board or, (3) if it holds at least 5% of the outstanding Mitel common shares, one director to the Mitel board. Pursuant to the Mitel Shareholders’ Agreement, the Matthews Group has the right to appoint, (1) if it holds at least 10% of the outstanding Mitel common shares, two directors to the Mitel board or, (2) if it holds at least 5% of the outstanding Mitel common shares, one director to the Mitel board.

The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or by-laws.

Mavenir’s board of directors currently has seven members. Mavenir’s certificate of incorporation and bylaws provide that Mavenir’s board of directors consist of at least one member, the exact number of which will be fixed from time to time by resolution adopted by the affirmative vote of the Mavenir board of directors.

	Mitel Networks Corporation	Mavenir Systems, Inc.
Director Qualifications

The CBCA requires that all directors be individuals, of sound mind, not less than the age of 18 and not have the status of bankrupt. Further, according to the CBCA, 25% of the directors of a Canadian corporation must be Canadian residents.

Mitel’s by-law provides that at least 25% of Mitel’s directors be Canadian residents or if the corporation has less than four directors, at least one director must be a Canadian resident.

The DGCL requires that directors of Delaware corporations be natural persons.
Election of Directors	The CBCA provides that directors will be elected by ordinary resolution passed at a meeting of the shareholders called for that purpose.

The DGCL provides that directors shall be elected at an annual meeting or at a special meeting called for that purpose.

Mavenir’s certificate of incorporation does not allow action by written consent of the stockholders.

Term of Directors	The CBCA provides that a director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following the director’s election. The CBCA provides that it is not necessary that all directors elected at a meeting of shareholders hold office for the same term. Mitel’s directors are elected to one-year terms expiring at the next annual shareholders’ meeting following election. Mitel’s articles of amalgamation do not provide for staggered terms or a classified board and the rules of the Toronto Stock Exchange do not permit listed companies to have staggered terms or a classified board.

The DGCL provides that directors of a Delaware corporation may, by the certificate of incorporation or by a by-law be divided into one, two or three classes.

Mavenir’s certificate of incorporation provides that directors are divided into three classes, designated Class I, Class II and Class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Mavenir board of directors. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified.

	Mitel Networks Corporation	Mavenir Systems, Inc.
Removal of Directors

The CBCA provides that the shareholders of a corporation may by a resolution passed by a majority of votes cast by the shareholders who voted in respect of that resolution (an “ordinary resolution”) at a special meeting remove any director or directors from office. Where the holders of any class or series of shares of a Canadian corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Mitel’s articles of amalgamation and by-law are silent on this issue.

The DGCL provides that where the board of directors is divided into classes of directors, as Mavenir’s board of directors is, unless otherwise provided in the certificate of incorporation, a director or the entire board of directors of a Delaware corporation may be removed, but only for cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.

Mavenir’s certificate of incorporation provides that any director of Mavenir or the entire Mavenir board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of Mavenir then issued and outstanding capital stock entitled to vote generally at an election of directors (subject to applicable law and the rights, if any, of the holders of any series of preferred stock).

Filling of Board Vacancies

The CBCA provides that, subject to any right of the shareholders (or class of shareholders) to fill a vacancy among the directors, as set forth in the articles of amalgamation, a vacancy among the directors may be filled by a vote of the shareholders or by a quorum of directors except when the vacancy results from an increase in the number or the minimum or maximum number of directors or from a failure to elect the number or minimum number of directors provided for in the articles of amalgamation. Each director appointed or elected to fill a vacancy holds office for the unexpired term of their predecessor.

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.

Mavenir’s certificate of incorporation provides that any vacancy on the Mavenir board of directors that results from death, resignation, disqualification, removal or any other causes and any newly created directorships resulting from an increase in the number of directors may only be filled by the affirmative vote of a majority of the Mavenir board of

	Mitel Networks Corporation	Mavenir Systems, Inc.
Mitel’s articles of amalgamation provide that the directors may appoint additional directors in accordance with the CBCA.

directors then in office, even if less than a quorum. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Board Quorum and Vote Requirements

Under the CBCA, subject to the articles or by-laws of a corporation, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors, and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Under Mitel’s by-law, the presence of at least a majority of the directors constitute a quorum, and a majority of the votes cast at any meeting at which a quorum is present constitutes the act of the board.

Under the DGCL and Mavenir’s bylaws, the presence of a majority of the directors then in office constitutes a quorum, and the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board; provided, however, that under the DGCL and Mavenir bylaws in no case shall a quorum be less than one-third of the authorized number of directors.

Annual Meetings of Stockholders

Under the CBCA, the directors of a Canadian corporation shall call an annual meeting of the shareholders not later than eighteen (18) months after the Canadian corporation comes into existence and subsequently not later than fifteen (15) months after holding the last preceding annual meeting but no later than six (6) months after the end of the corporation’s preceding financial year.

Under Mitel’s by-law, the annual meeting of Mitel shareholders is held on such date, at such time and at such place as may be determined by the board of directors.

Under the DGCL and Mavenir’s bylaws, the annual meeting of Mavenir stockholders is held on such date, at such time and at such place as may be designated by the board of directors; provided, however, under the Mavenir bylaws, in the absence of such a designation, the annual meeting shall be held on the second Tuesday of April of each year.

Under the DGCL, if Mavenir does not hold an annual meeting to elect directors within the thirteen (13)-month period following its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

	Mitel Networks Corporation	Mavenir Systems, Inc.
Quorum for Stockholder Meetings

Under Mitel’s by-law, a quorum is present at a meeting of Mitel shareholders if the holders of 25% of the shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall be not less than two persons.

Under the DGCL and Mavenir’s bylaws, the holders of a majority in voting power of the Mavenir common stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of Mavenir stockholders.

Notice of Annual and Special Meetings of Stockholders:

Under the CBCA and Mitel’s by-law, notice of the date, time and place of a meeting of shareholders of Mitel must be given not less than 21 days and not more than 60 days prior to the meeting to each director, auditor and to each shareholder entitled to vote at the meeting.

Under the DGCL and Mavenir’s bylaws, notice of any meeting of stockholders shall be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Calling Special Meetings of Stockholders

The CBCA provides that the directors of a Canadian corporation may at any time call a special meeting of the shareholders. The CBCA also provides that holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. Upon meeting the technical requirements set out in the CBCA for making such a requisition, the directors of the corporation must call a meeting of shareholders. If they do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the special meeting.

Mitel’s articles of amalgamation and by-laws are silent on this issue.

The DGCL provides that special meetings may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or by the by-laws.

Mavenir’s bylaws provide that special meetings of Mavenir stockholders, for any purpose, may be called by either the Mavenir board of directors, the chairman of the Mavenir board of directors, the chief executive officer of Mavenir or (in the absence of the chief executive officer) the president of Mavenir.

	Mitel Networks Corporation	Mavenir Systems, Inc.
Notice of Stockholder Proposals

The CBCA provides that a registered or beneficial holder of shares entitled to be voted at an annual meeting of shareholders may submit notice of any matter that the person proposes to raise at the meeting, which we refer to as a “proposal,” and discuss at the meeting any matter in respect of which the person would have been entitled to submit a proposal.

To be eligible to submit a proposal a registered or beneficial shareholder: (1) must be, for at least the six (6)-month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owner of at least: (a) 1% of the total outstanding voting shares of the corporation; or (b) the number of voting shares whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the corporation, is at least $2,000; or (2) must have the support of persons who in the aggregate, and including or not including the person that submits the proposal, have been, for at least the six (6)-month period immediately before the day on which the shareholder submits the proposal, the registered holder or the beneficial owners of at least: (a) 1% of the total outstanding voting shares of the corporation; or (b) the number of voting shares whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal to the corporation, is at least $2,000.

A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not

The DGCL does not contain any limits on or requirements for stockholders to propose business for annual meetings.

The Mavenir bylaws provide that (1) business may be brought at an annual meeting of Mavenir stockholders and (2) nominations of any person for election to the Mavenir board of directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made, by a stockholder who (A) was a stockholder of record of the both at the time of giving the notice and at the time of the meeting; (B) is entitled to vote at the meeting; and (C) has complied with the notice provisions. Such notice provisions require, among other things, that notice is delivered to, or mailed and received at, the principal executive offices of Mavenir not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held the previous year or if the date of the annual meeting is more than 30 days before or more than 60 days after the one-year anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120 day prior to such annual meeting and not later than the close of business on the later of 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting was first made.

	Mitel Networks Corporation	Mavenir Systems, Inc.

less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented, but this does not preclude nominations made at a meeting of shareholders. A proposal submitted by notice to the corporation must include the name and address of the person making the proposal and of the person’s supporters, if applicable; and the number of shares held or owned by the person and the person’s supporters, if applicable, and the date the shares were acquired.

If the corporation solicits proxies it shall set out its proposals in the management proxy circular or attach the proposals thereto.

If so requested by the person who submits a proposal, the corporation shall include in the management proxy circular or attach to it a statement in support of the proposal by the person and the name and address of the person. The statement and the proposal must together not exceed 500 words.

Mitel’s articles of amalgamation and by-law are silent on this issue.

Mavenir’s bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (1) specified in the notice of meeting given by or at the direction of the Mavenir board of directors, (2) otherwise properly brought before the annual meeting by or at the direction of the Mavenir board of directors, or (3) otherwise properly brought before the annual meeting by any stockholder (A) who is a stockholder of record on the date of the giving of the notice provided for in the by-laws and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting and (B) who complies with the notice procedures (timing and informational) set forth in by-laws.
Stockholder Action By Written Consent	The CBCA provides that a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders. A resolution in writing dealing with all matters required by the CBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of the CBCA relating to meetings of shareholders.	The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to

	Mitel Networks Corporation	Mavenir Systems, Inc.
Mitel’s articles of amalgamation and by-law are silent on this issue.

authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Mavenir’s certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders, and Mavenir stockholders do not have the right to act by written consent.

Amendment of Governing Documents

Under the CBCA, an amendment of the articles of a corporation generally requires the approval of not less than two-thirds of the votes cast by shareholders who voted in respect of that resolution. The CBCA further provides that, unless the articles, by-laws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation. When the directors amend or repeal a by-law, they are required to submit the change to the shareholders at the next meeting. Shareholders may confirm, reject, or amend the by-law amendment or repeal by a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution.

Mitel’s articles of amalgamation and by-law are silent on this issue.

Under the DGCL, amendments to a Delaware corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and by the affirmative vote of a majority of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class also must approve the amendment. The DGCL also permits a Delaware corporation to include a provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment.

Mavenir’s certificate of incorporation provides that, with limited exceptions, the certificate of incorporation may not be amended without the affirmative vote of the holders of at least two-thirds of the voting power of the then issued and outstanding capital stock entitled to vote generally at an election of directors.

	Mitel Networks Corporation	Mavenir Systems, Inc.

Mavenir’s certificate of incorporation provides that the board of directors has the power to amend the bylaws with the affirmative vote of a majority of the entire board of directors. Mavenir’s certificate of incorporation provides that the by-laws may also be amended by the affirmative vote of the holders of at least two-thirds of the voting power of the then issued and outstanding capital stock entitled to vote generally at an election of directors.

Fiduciary Duties	The CBCA requires directors and officers of a corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Directors of Delaware corporations have common law fiduciary duties, which generally consist of duties of loyalty and care. Under Delaware law, the duty of care requires that directors to act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires that directors act in good faith, not out of self-interest and in a manner which the directors reasonably believe to be in the best interests of the stockholders.

Limitation on Liability of Directors	According to the CBCA, no provision in a contract, the articles, by-laws or a resolution relieves a director or officer of a corporation from the duty to act in accordance with the CBCA or the regulations thereunder or relieves them from liability for a breach thereof. Any such duty or liability will be alleviated only to the extent that a unanimous shareholder agreement restricts the powers of the directors to manage or supervise the management of, the business and affairs of the corporation.	Under the DGCL and Mavenir’s certificate of incorporation, directors shall not be personally liable to Mavenir or any stockholder for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to Mavenir or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or (4) for any transaction from which the

Mitel Networks Corporation	Mavenir Systems, Inc.

Under the CBCA, a corporation may indemnify certain persons associated with the corporation against all reasonably incurred costs, charges, and expenses including settlement amounts or judgments in respect of any proceeding in which such individual is involved because of their association with the corporation. Persons capable of being indemnified in such a manner include current and former directors of officers, persons who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

In order to qualify for indemnification such director or officer must:

•    have acted honestly and in good faith with a view to the best interests of the corporation; and

•    in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

A corporation may, if the person meets the conditions above and it is approved by a court, also indemnify the person in respect of an action by or on behalf of the corporation. If a person meets the conditions above and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that individual ought to have done, that person is entitled to be indemnified by the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in director derived an improper personal benefit. Mavenir’s certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors of Mavenir, then the liability of the directors of Mavenir shall be eliminated or limited to the fullest extent permitted by the DGCL. In addition, any repeal or modification of the foregoing provisions of Mavenir’s certificate of incorporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of Mavenir existing at the time of such repeal or modification.

Under the DGCL and Mavenir’s certificate of incorporation and bylaws, Mavenir is required to indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director or employee of Mavenir, or was serving at the request of Mavenir as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Mavenir shall indemnify any person made a party or

Mitel Networks Corporation	Mavenir Systems, Inc.

connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation.

Mitel’s by-law provides that Mitel shall indemnify a director or an officer of Mitel, a former director or officer of Mitel or another individual who acts or acted at Mitel’s request as director or officer or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative, investigative or other proceeding in which the individual is involved because of that association with Mitel or other entity if the individual: (1) acted honestly and in good faith with a view to the best interests of the corporation; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Mitel’s by-law also provides that Mitel shall advance monies to any individual who is so indemnified for costs, charges and expenses of a proceeding referred to in the preceding sentence.

threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because such person was an officer, director employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may not be such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is fairly and reasonably entitled thereto.

Additionally, the DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL and Mavenir’s by-laws further provide that Mavenir may purchase and maintain insurance on behalf of any director, officer, employee or agent of Mavenir against any liability asserted against such person and incurred by such person in any such capacity, whether or not Mavenir would have the power to indemnify such person against such liability.

	Mitel Networks Corporation	Mavenir Systems, Inc.
Merger Vote	The CBCA provides that the directors of an amalgamating corporation must submit the amalgamation agreement for approval at a meeting of the shareholders of the corporation. An amalgamation agreement is adopted when shareholders of each amalgamating corporation approve the amalgamation by not less than two-thirds of the votes cast in person or by proxy on the resolution.

The DGCL provides that, subject to certain exceptions, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

No vote of stockholders of a corporation is required to approve (i) the merger of the corporation with or into another corporation that owns 90% or more of the common stock of the corporation, (ii) to approve the merger of the corporation into a direct or indirect wholly owned subsidiary of the corporation in a “holding company reorganization” meeting certain requirements, (iii) in a merger in which the stock of the corporation remains outstanding, the certificate of incorporation is not amended in any respect and the corporation issues less than 20% of its stock, and (iv) a merger following a tender offer in which the holders of sufficient shares to approve the merger if voted upon at a meeting tender their shares into the tender offer and those stockholders who do not tender receive the same consideration in the back end merger as those who tendered in the tender offer.

Anti-Takeover Provisions	The CBCA does not contain a comparable provision to Section 203 of the DGCL. However, certain Canadian securities regulatory authorities, including the Ontario Securities Commission, have addressed related party transactions in in Multilateral Instrument 61-101—Take-Over Bids and Special Transactions, or “MI 61-101.” In a related party transaction, an issuer acquires or transfers an asset or treasury securities, or assumes or transfers a liability, from or to a	Under Section 203 of the DGCL, Mavenir is prohibited from engaging in a business combination with an interested stockholder(a person or group of affiliates owning at least 15% of the voting power of Mavenir) for a period of three years after such interested stockholder became an interested stockholder unless (1) before the stockholder became an interested stockholder, Mavenir’s board of directors approved either the business combination or the transaction which resulted in the

	Mitel Networks Corporation	Mavenir Systems, Inc.

related party in one or any combination of transactions. A related party is defined in the policies to include directors, senior officers and holders of at least 10% of the issuer’s voting securities. MI 61-101 requires detailed disclosure in the proxy material sent to security holders in connection with a related party transaction. In addition, subject to certain exceptions, the policies require the proxy material to include a formal valuation of the subject matter of the related party transaction and any non-cash consideration and a summary of the valuation. The policies also require that the shareholders of the issuer, other than the related party and its affiliates, separately approve the transaction.

stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Mavenir’s outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) at or subsequent to the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of the stockholders of Mavenir.

Stockholders’ Rights Plan	Mitel does not have a rights plan.	Mavenir does not have a rights plan.

	Mitel Networks Corporation	Mavenir Systems, Inc.
Appraisal Rights

The CBCA provides that shareholders of a Canadian corporation entitled to vote on certain matters are entitled to exercise dissent rights and be paid for the fair value of the shares in respect of which the shareholder dissents. For this purpose, there is no distinction made between listed and unlisted shares.

Dissent rights exist when there is a vote upon matters such as:

•    any amalgamation with another corporation (other than with certain affiliated corporations);

•    an amendment to the corporation’s articles of amalgamation to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

•    an amendment to the corporation’s articles of amalgamation to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•    a continuance under the laws of another jurisdiction;

•    a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

•    an arrangement proposed by the Corporation where there is a court order permitting a shareholder to dissent; and

•    a “going private” transaction or a “squeeze-out” transaction.

A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving reorganization or if an amendment to the articles is

Under the DGCL, a stockholder of a Delaware corporation generally has the right to demand an appraisal of their shares by the Delaware Court of Chancery in connection with certain mergers, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the Delaware corporation’s stock is either listed on a national securities exchange or held of record by more than 2,000 holders.

Even if a Delaware corporation’s stock meets the foregoing requirements (as Mavenir currently does), the DGCL provides that appraisal rights generally will be permitted if stockholders of the Delaware corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests; (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders; or (3) any combination of the foregoing.

	Mitel Networks Corporation	Mavenir Systems, Inc.
effected by a court order made in connection with an oppression remedy.
Oppression Remedy

The CBCA gives a “complainant” such as a shareholder the right to bring a court action against a corporation where conduct has occurred that is oppressive, unfairly prejudicial or that unfairly disregards the interests of any security holder, creditor, director or officer. The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is a breach of fiduciary duties of directors, or that is contrary to the legal right of a complainant, will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that discretion does not depend on a finding of a breach of those legal and equitable rights.

The DGCL does not contain a statutory “oppression” remedy, however stockholders who believe they have been wrongfully “oppressed” by a person or persons owning them fiduciary duties may bring equitable claims for breach of fiduciary duty against the board of directors or a controlling stockholder.
Inspection of Corporate Records:	Under the CBCA, shareholders, creditors and their representatives, after giving the required notice, may examine certain of the records of a corporation and financial statements of certain of its subsidiary bodies corporate during usual business hours and take copies of extracts free of charge.

Under the DGCL and Mavenir’s bylaws, any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom.

Shareholders’ Agreement	In addition to the matters set out above under “—Dividends” and “—Number of Directors and Size of Board,” the Mitel Shareholders’ Agreement provides that if the Francisco Partners Group owns at least 15% of the outstanding Mitel common shares Mitel may not take certain significant actions without the approval of the	Mavenir is party to an amended and restated investors’ rights agreement with certain of its stockholders. The amended and restated investors’ rights agreement grants such stockholders certain registration rights with respect to shares of Mavenir’s common stock. These registration rights will no longer

Mitel Networks Corporation	Mavenir Systems, Inc.

Francisco Partners Group, including: (1) amendments to Mitel’s articles of amalgamation or by-law; (2) the issuance of any securities that are senior to Mitel common shares; (3) the issuance of equity securities or derivatives thereof, with certain limited exceptions; (4) declaring or paying any dividends or making any distribution or return of capital; (5) incurring indebtedness in excess of $50 million or under Mitel’s leasing program; (6) mergers, acquisitions, sales of assets or material subsidiaries, or the entering into any joint venture, partnership or similar arrangement that have a value of more than $25 million per such transaction; (7) any change in the number of directors of the Mitel board of directors; (8) an amalgamation, merger or other corporate reorganization by Mitel with or into any other corporation (other than a short-form amalgamation with a wholly-owned subsidiary), an agreement to sell or sale of all or substantially all of the assets of Mitel or other transaction that has the effect of a change of control of Mitel; and (9) any liquidation, winding up, dissolution or bankruptcy or other distribution of the assets of Mitel to its shareholders.

The rights of each of the Francisco Partners Group and the Matthews Group under the Mitel Shareholders’ Agreement will cease when it holds less than 5 % of the outstanding Mitel common shares.

As of March 20, 2015, the Francisco Partners Group held 16.0% of the outstanding Mitel common shares and the Matthews Group held 8.6% of the outstanding Mitel common shares.

be in effect following the consummation of the Offer and the Merger. Mavenir is not party to any other stockholders’ or voting agreement.

Mitel Networks Corporation	Mavenir Systems, Inc.
After consummation of the Offer and the Merger, it is expected that the Francisco Partners Group will hold approximately 13.4% of the outstanding Mitel common shares and the Matthews Group will hold approximately 7.2% of the outstanding Mitel common shares. After consummation of the Offer and the Merger, the Francisco Partners Group will no longer have the approval rights described in the first paragraph in this “—Shareholders’ Agreement” description.

LEGAL MATTERS

The legality of the Mitel common shares to be issued in connection with the Offer and the Merger will be passed upon by Osler Hoskin & Harcourt LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this offer to exchange and in the registration statement of which this offer to exchange forms a part by reference from Mitel’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Mavenir as of December 31, 2014 and 2013 and related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2014 incorporated by reference into this offer to exchange and in the registration statement of which this offer to exchange forms a part have been so incorporated by reference in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, which financial statements appear in Mavenir’s Annual Report on Form 10-K for the year ended December 31, 2014, on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Aastra as at December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013, 2012 and 2011 have been audited by KPMG LLP, independent auditors, as set forth in their reports thereon, included therein, which are included or incorporated by reference herein. Such consolidated financial statements are included or incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Utah Holding Corporation and Subsidiaries as of and for the year ended December 31, 2014 appearing in Mavenir Systems, Inc.’s Form 8-K/A dated April 1, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The SEC allows Mitel to “incorporate by reference” information into this offer to exchange, which means that we can disclose important information to Mavenir’s stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this offer to exchange, except for any information superseded by information contained directly in this offer to exchange. The information that Mitel or Mavenir files with the SEC later will automatically update and supersede this information. This offer to exchange incorporates by reference the documents listed below that Mitel and Mavenir have previously filed with the SEC. These documents contain important information about Mitel and Mavenir and their respective businesses, financial conditions and results of operations.

You should rely only on the information contained in or incorporated by reference into this offer to exchange together with the Schedule 14D-9 of Mavenir that has been mailed to you together with this offer to exchange, in deciding whether to tender your shares of Mavenir common stock in the Offer. No one has been authorized to provide you with information that is different from or in addition to the information contained in or incorporated by reference into this offer to exchange or the Schedule 14D-9. You should not assume that the information contained in or incorporated by reference into this offer to exchange is accurate as of any other date than the date of this offer to exchange.

The following documents filed by Mitel with the SEC are incorporated by reference into this offer to exchange. You should carefully read and consider all of these documents before making an investment decision.

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 26, 2015 and amended on April 1, 2015;

•	Current Reports on Form 8-K, filed on March 2, 2015, March 3, 2015 and March 31, 2015;

•	Description of Mitel common shares set forth in its Registration Statement on Form 8-A, filed on April 16, 2010, including any amendment or report filed for purposes of updating such description;

•	Consolidated financial statements of Aastra Technologies Limited as at December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013 and 2012, and the independent auditors’ report thereon, filed as Exhibit 99.10 to the registration statement of which this offer to exchange forms a part; and

•	Consolidated financial statements of Aastra Technologies Limited for the years ended December 31, 2012 and 2011, and the independent auditors’ report thereon, filed as Exhibit 99.1 to Current Report on Form 8-K/A filed on March 30, 2014.

The following documents filed by Mavenir with the SEC are incorporated by reference into this offer to exchange. You should carefully read and consider all of these documents before making an investment decision.

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 3, 2015;

•	Current Reports on Form 8-K, filed on January 14, 2015 (including amendment), January 20, 2015, February 2, 2015, February 26, 2015, February 27, 2015 (including amendments) and March 2, 2015; and

•	Proxy Statement for 2014 Annual Meeting of Stockholders, filed on April 29, 2014.

All documents filed by Mitel and Mavenir with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the filing of this document, including documents filed on and after the date of this document and prior to the effectiveness of the Form S-4 to which this document relates, and prior to the date the Offer is terminated, are incorporated by reference into this offer to exchange and are part of this document from the date of filing. You should carefully read and consider all of the documents to be filed with the SEC by Mitel and Mavenir after the filing of this document and to be incorporated by reference into this offer to exchange before making an investment decision.

Any statement contained in this offer to exchange or in a document incorporated or deemed to be incorporated by reference into this offer to exchange will be deemed to be modified or superseded for purposes of this offer to exchange to the extent that a statement contained in this offer to exchange or any other subsequently filed document that is deemed to be incorporated by reference into this offer to exchange modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this offer to exchange.

Nothing in this offer to exchange shall be deemed to incorporate herein any information furnished but not filed with the SEC.

Mitel has supplied all information contained in this offer to exchange or incorporated by reference about Mitel, and Mavenir has supplied all information contained or incorporated by reference in this offer to exchange about Mavenir.

The documents incorporated by reference into this offer to exchange are available upon request. Mitel will provide a copy of any and all of the information that is incorporated by reference in this offer to exchange (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this offer to exchange) to any person, without charge, upon written or oral request.

Any questions about the Offer or the Merger, requests for assistance or requests for a copy of information incorporated by reference into this offer to exchange should be directed to:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free: (866) 628-6021

Mitel and Mavenir file annual, quarterly and other reports, proxy statements and other information with the SEC under the Exchange Act. Such reports, proxy statements and other information may be read and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information by calling the SEC at 1-800-732-0330. The SEC also maintains a website at www.sec.gov that contains public filings reports, proxy statements and other information relating to Mitel and Mavenir that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the NASDAQ Stock Market, Inc. located at 1735 K Street, NW, Washington, D.C. 20006. Mitel’s and Mavenir’s filings with the SEC are also available on the investor relations section of their websites at investor.mitel.com and www.mavenir.com, respectively. The contents of those websites are not incorporated by reference into this offer to exchange.

On April 1, 2015, Mitel filed with the SEC a registration statement on Form S-4, which we refer to as the “registration statement,” under the Securities Act to register the Mitel common shares to be issued in the Offer and the Merger, and Mitel may also file amendments to that registration statement. This offer to exchange is a part of that registration statement. As allowed by SEC rules, this offer to exchange does not contain all of the information found in the registration statement or the exhibits to the registration statement. For further information relating to Mitel and the Mitel common shares, you should consult the registration statement and the exhibits to the registration statement. In addition, on April 1, 2015, Mitel filed with the SEC a Tender Offer Statement on Schedule TO, which we refer to as the “Schedule TO,” under the Exchange Act, together with exhibits, to furnish certain information about the Offer. Mitel may file amendments to the Schedule TO. You may obtain copies of the registration statement and Schedule TO (and any amendments to those documents) by contacting Mitel at the following address:

Mitel Networks Corporation

350 Legget Drive

Ottawa, Ontario

Canada K2K 2W7

Attention: Corporate Secretary

(613) 592-2122

Mitel has engaged Georgeson Inc. to act as its information agent in connection with the Offer. You can obtain copies of the registration statement and the Schedule TO (and any amendments to those documents) along with the related letter of election and transmittal by contacting Georgeson Inc. at the following address:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free: (866) 628-6021

On April 1, 2015, Mavenir filed with the SEC the Schedule 14D-9 regarding the Offer and the Merger, together with exhibits containing the Mavenir board of director’s recommendation with respect to the Offer and certain additional information about the Offer. Mavenir may file amendments to the Schedule 14D-9. You may obtain copies of the Schedule 14D-9 (and any amendments thereto) by contacting Mavenir at the following address:

Mavenir Systems, Inc.

1700 International Parkway, Suite 200

Richardson, Texas 75081

(469) 916-4393

In order to receive timely delivery of any SEC filing or documents incorporated by reference, you must make your request no later than April 21, 2015.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MAVENIR SYSTEMS, INC.,

MITEL NETWORKS CORPORATION,

and

ROADSTER SUBSIDIARY CORPORATION

February 28, 2015

A-ii

A-iii

Annex I – Offer Conditions	A-82
Exhibit A – Form of Certificate of Incorporation	A-84

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 28, 2015, is entered into by and among MAVENIR SYSTEMS, INC., a Delaware corporation (the “Company”), MITEL NETWORKS CORPORATION, a Canadian corporation (“Parent”), and ROADSTER SUBSIDIARY CORPORATION, a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement, Merger Sub has agreed to commence a tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the Company’s issued and outstanding shares of Company Stock (“Shares”), for the consideration set forth herein (such amount, or any different amount per Share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Offer Price”), without interest;

WHEREAS, as soon as practicable following the consummation of the Offer, upon the terms and conditions set forth herein, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which, except as otherwise provided herein, each Share will be cancelled and converted into the right to receive either the Cash Consideration or Share Consideration, upon the terms and subject to the conditions of this Agreement, including the adjustment and proration provisions;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously approved and declared advisable and in the best interests of the Company and its stockholders this Agreement and the transactions contemplated hereby, including the Offer and the Merger (the “Transactions”), and has unanimously resolved to recommend to its stockholders to accept the Offer and tender their Shares to Merger Sub pursuant to the Offer;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable and in the best interests of Mitel U.S. Holdings, Inc., a Delaware corporation, indirect, wholly owned subsidiary of Parent and the sole stockholder of Merger Sub (“Merger Sub Parent”), this Agreement and the Transactions;

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the Transactions and Merger Sub Parent will immediately following execution of this Agreement, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering tender support agreements in favor of Parent and Merger Sub (the “Company Stockholder Agreements”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, certain shareholders of Parent are executing and delivering shareholder lock-up agreements (the “Parent Stockholder Agreements” and, together with the Company Stockholder Agreements, the “Stockholder Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“Acceptance Time” means the first time as of which Merger Sub accepts any Shares for payment pursuant to the Offer.

“Acquisition Proposal” means (i) any proposal or offer (other than the Transactions or any other proposal or offer by Parent, Merger Sub or their Affiliates) with respect to a merger, consolidation, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (ii) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase, license acquisition or in any other manner, which, in each case with respect to clauses (i) and (ii), if consummated, would result in any Person (other than Parent, Merger Sub or their Affiliates) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of (A) 15% or more of the total voting power or of any class of equity securities of the Company or any of its Subsidiaries or, in the case of a transaction described in clause (i), the entity resulting from such transaction or (B) assets (including equity securities of any of the Company’s Subsidiaries) comprising 15% or more of the consolidated revenues, consolidated net income or fair market value of the consolidated total assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether though ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York or Ottawa, Ontario are authorized or obligated by Law or Order to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” mean any Contract or any side letter to which the Company or any Subsidiary thereof is bound or that has been entered into between the Company or any Subsidiary thereof and any labor organization, union, works council, employee association, trade union or other similar employee representative body.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014, attached as Annex I to the Company Disclosure Letter.

“Company Adverse Recommendation Change” means any of the following actions by or on behalf of the Company, the Company Board or any committee thereof: (i) withholding, withdrawing, modifying or qualifying in a manner adverse to Parent or Merger Sub or proposing publicly to withhold, withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) failing to make the Company Board Recommendation or failing to include the Company Board Recommendation in (or removing it from) the Schedule 14D-9, (iii) approving, endorsing, recommending or otherwise declaring to be advisable or proposing to approve, endorse, recommend or determine to be advisable any Acquisition Proposal, (iv) following the date of any Acquisition Proposal or the date any material modification thereto is first made public or sent or given to the stockholders of the Company, failing to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent requests a reaffirmation thereof in writing; provided, that Parent shall only be entitled to request such a reaffirmation one time with respect to any given Acquisition Proposal or material modification thereto, as applicable, (v) following the commencement of any tender offer or exchange offer for Shares that is publicly disclosed (other than by Parent, Merger Sub or their Affiliate), publicly being neutral or failing to reject or recommend against acceptance of any such tender offer or exchange offer within five (5) Business Days of such commencement of such tender offer or exchange offer or recommending that the stockholders of the Company tender their respective Shares in such tender offer or exchange offer, or (vi) publicly announcing an intention, or formally resolving, to take any of the foregoing actions; provided, however, none of a (x) termination of this Agreement by the Company pursuant to Section 10.01(c), (d) or (e), (y) “stop, look and listen” or similar communication by the Company Board of the type contemplated by Rule 14d-9(f) under the Exchange Act (including disclosure of the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect to such Acquisition Proposal), or (z) factually accurate public statement regarding financial results, operations or business conditions or developments shall, in any case, in and of itself constitute a Company Adverse Recommendation Change.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2014 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2014.

“Company Bond” means any bond, letter of credit or other similar debt instrument, including security interests issued at the application or for the benefit of the Company or any of its Subsidiaries.

“Company Credit Facility” means the Amended and Restated Loan and Security Agreement, dated as of March 7, 2014, by and among the Company, its Subsidiaries party thereto and Silicon Valley Bank, a California corporation.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with, and upon the execution of, this Agreement.

“Company ESPP” means the Company Employee Stock Purchase Plan, as amended and restated September 10, 2014.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any non-U.S. jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing, the declaration by any Governmental Authority of a state of emergency or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes or proposed changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by Parent, Merger Sub or their respective Affiliates or by the Company or its Subsidiaries or their respective Affiliates at the written request of Parent, (vii) the public announcement of this Agreement and the Transactions, (viii) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period, or (ix) any change in the market price or trading volume of the Company’s securities or in its credit ratings; provided, however, (A) in the case of clauses (i), (ii), (iii), (iv) and (v) any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which the Company and its Subsidiaries operate; and (B) in the case of clauses (viii) and (ix), the underlying causes of any such failure or adverse change shall not be excluded unless otherwise specifically excluded by clauses (i) through (vii).

“Company Stock” means the common stock, par value $0.001 per share, of the Company.

“Competition Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, and all other Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Compliant” means, with respect to the Required Information, that (i) such Required Information (other than projections, interpretations and other forward-looking information, and information of a general economic or industry-specific nature) does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not misleading under the circumstances in which it was made, and (ii) such Required Information constituting projections, interpretations and other forward-looking information has been prepared in good faith based upon reasonable assumptions.

“Contract” means any agreement, arrangement, contract, understanding, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other commitment, whether written or oral.

“EAR” means the Export Administration Regulations administered by the U.S. Department of Commerce.

“Environmental Claim” means any Proceeding or Order alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Substances, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Law.

“Environmental Law” means any Law or Order relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including any Law or Order relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means all Governmental Authorizations relating to or required by Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Financing” means a financing (whether the Debt Financing or otherwise) under which Parent or Merger Sub (either directly or through any of its Subsidiaries) receives proceeds that, when combined with the existing cash reserves of the Parent and its Subsidiaries, are sufficient to enable Parent and Merger Sub to consummate the Offer and the Merger in accordance with the terms of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (i) nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or merger control authority, (ii) federal, state, provincial, local or non-U.S. court, tribunal or arbitrator (public or private), (iii) self-regulatory organization (including any national securities exchange), or (iv) other governmental, quasi-governmental, supranational or regulatory entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any license, approval, clearance, permit, certificate, waiver, amendment, consent, exemption, variance, expiration and termination of any waiting period requirements (including pursuant to Competition Law), other actions by, and any notice, filing, registration, qualification, declaration and designation with, and other authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law or Order relating to pollution, waste, the environment, or the protection of human health and safety; or (ii) can form the basis of any liability under any Law or Order relating to pollution, waste, the environment, or the protection of human health and safety.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, LinkedIn and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intervening Event” means any material event, occurrence or development (i) that is unknown to, or was not reasonably foreseeable by, the Company Board as of the date of this Agreement and (ii) does not relate to (A) any Acquisition Proposal or (B) any actions taken by Parent or the Company in accordance with Section 8.01 or the consequences of any such action; provided, that such event, occurrence or development must affect the business, assets or operations of the Company and its Subsidiaries, taken as a whole.

“IT Assets” means any and all computers, computer software, source code, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology systems and equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased to the Company or its Subsidiaries (excluding any public networks).

“ITAR” means the International Traffic in Arms Regulations administered by the U.S. Department of State.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of each of the individuals listed in Section 1.01(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of each of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter.

“Law” means any United States, federal, state, provincial or local or any non-U.S. law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, hypothec, lien, pledge, charge, equitable interest, security interest, deed of trust, right of first refusal or offer, lease, license, option, easement, right of way, restriction, adverse claim of ownership or use, title defect, encroachment or other survey defect, limitation on transfer or any encumbrance of any kind whatsoever (other than such a limitation arising under securities Law in respect of such property or asset).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date hereof (i) during which the Offer Commencement Date shall have occurred, (ii) throughout and at the end of which Parent shall have (and the Lenders shall have) access to the Required Information and (iii) throughout and at the end of which the Offer Conditions set forth in clauses (b) (with respect to covenants and obligations that the Company is required to comply with or perform prior to the applicable time), (c) and (g) of Annex I shall have been satisfied; provided, that July 2, 2015 shall be excluded from such fifteen (15) consecutive Business Day period. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the Debt Financing is consummated on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Company has publicly announced, or informed Parent, that it has concluded no such restatement is required, (B) the independent accountants of the Company shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such independent accountants or another independent public accounting firm reasonably acceptable to Parent, or (C) any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such Required Information is updated or supplemented so that it is Compliant.

“Marketing Period End Date” means the earlier of (i) a date during the Marketing Period to be specified by Parent on no less than one (1) Business Day’s notice to the Company and (ii) the final day of the Marketing Period.

“NASDAQ” means the NASDAQ Global Market.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement, dated as of November 25, 2014, by and between the Company and Parent.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, decree, consent decree, judgment, ruling, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent, or whether written or oral).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Parent 10-K” means Parent’s annual report on Form 10-K for the period ended December 31, 2014.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2014 and the footnotes thereto set forth in the Parent 10-K.

“Parent Balance Sheet Date” means December 31, 2014.

“Parent Common Share” means a common share, without par value, of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, assets or liabilities of Parent and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in Canada, the United States or any other jurisdiction, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which Parent or any of its Subsidiaries operate, (iii) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing, the declaration by any Governmental Authority of a state of emergency or any natural disasters (including hurricanes, tornadoes, floods or earthquakes), (iv) changes or proposed changes in Law or authoritative interpretation thereof, (v) changes in GAAP or authoritative interpretation thereof, (vi) any action taken or not taken, in each case, by Parent, Merger Sub or their respective Affiliates or by the Company or its Subsidiaries or their respective Affiliates at the written request of the Company, (vii) the public announcement of this Agreement and the Transactions, (viii) any failure by Parent and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any future period, or (ix) any change in the market price or trading volume of Parent securities or in its credit ratings; provided, however, (A) in the case of clauses (i), (ii), (iii), (iv) and (v), any effect, change, condition, fact, development, occurrence or event resulting from or arising out of the matters referred to therein shall not be excluded to the extent the same disproportionately affects (individually or together with other effects, changes, conditions, facts, developments, occurrences or events) Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which Parent and its Subsidiaries operate; and (B) in the case of clauses (viii) and (ix), the underlying causes of any such failure or adverse change shall not be excluded unless otherwise specifically excluded by clauses (i) through (vii).

“Party” means each of Parent, Merger Sub and the Company individually, as the context requires, and “Parties” means all of them collectively.

“Permitted Liens” means (i) Liens for Taxes not yet due and delinquent, or that are being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or Parent Balance Sheet, as applicable, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or Parent Balance Sheet, as applicable, (iii) Liens reflected in the Company Balance Sheet or Parent Balance Sheet, as applicable, (iv) zoning, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (v) Liens to secure indebtedness pursuant to the Company Credit Facility to be released as of the Effective Time, (vi) Liens on any cash collateral required to be posted in connection with any outstanding Company Bonds, and (vii) with respect to the Leased Real Property, minor title defects or irregularities that do not secure the payment of a sum of money or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, company, joint venture, estate, trust, association other entity or organization of any kind or nature, including a Governmental Authority, or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Personal Data” means an individual’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the Company or any of its Subsidiaries allows the identification of or contact with a Person or can be used to identify a Person.

“Proceeding” means any suit, action, claim, litigation, arbitration, mediation, hearing, public inquiry or similar proceeding (in each case, whether civil, criminal or administrative, whether public or private or whether written or oral) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Related Persons” shall mean, with respect to any Person, each of such Person’s former, current and future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative” means a Person and its Subsidiaries’ directors, officers, employees, Affiliates, agents, attorneys, accountants, advisors, consultants and other authorized representatives.

“Required Information” means (a) such pertinent and customary (as compared to other transactions of this size and nature) information (other than financial information, which is covered by clause (b) below), to the extent reasonably available to the Company or any of its Subsidiaries, regarding the Company or any of its Subsidiaries as may be reasonably determined by Parent to be necessary in order to consummate the arrangement and borrowings under credit facilities of the type contemplated by the Debt Financing, (b) all financial statements (including pro forma financial statements), financial data, projections, audit reports and other financial information regarding the Company and its Subsidiaries of the type and form customarily included in marketing documents used to syndicate credit facilities of the type contemplated by the Debt Financing, or as may be reasonably requested in writing by Parent to consummate the syndication(s) of credit facilities contemplated by the Commitment Letter, in each case assuming that such syndication(s) of credit facilities were consummated at the same time during the Company’s fiscal year as such syndication(s) will be made, and (c) such other financial or other information as otherwise reasonably required in connection with the Debt Financing and the Transactions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, another Person (other than a natural Person), of which such first Person (i) owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect or appoint a majority of the board of directors or other governing body or (b) if there are no such voting interests, 50% or more of the equity interests therein or (ii) has the right to appoint 50% or more of the directors or managers.

“Superior Proposal” means any bona fide and written Acquisition Proposal that would result in any Person becoming the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of 100% of the outstanding Shares or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated substantially in accordance with its terms, taking into account all legal, financial (including the certainty of any financing) and regulatory aspects of the proposal and the Person making the Acquisition Proposal, and if consummated, would be more favorable to the Company’s stockholders (in their capacity as such) from a financial point of view than the Offer and the Merger, in each case, after taking into account all relevant factors, including all terms and conditions of such Acquisition Proposal and this Agreement (including any adjustment to the terms and conditions of this Agreement agreed to by Parent in writing pursuant to Section 6.02(b) in response to such Acquisition Proposal).

“Tax” means any and all federal, state, provincial, local, non-U.S. and other taxes, levies, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any documents to be supplied to any Governmental Authority with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any Contract binding a Party or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit; provided that such term shall not include (i) customary commercial leases or (ii) Contracts entered into in the ordinary course of business that are not primarily related to Taxes.

“Third Party” means any Person other than Parent, Merger Sub, the Company or any of their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“TSX” means the Toronto Stock Exchange.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.02(a)
Adjusted Option	3.10(b)
Adjusted Outstanding Share Number	2.01(c)
Agreement	Preamble
Alternate Commitment Letter	8.02(c)
Alternate Financing	8.02(c)
Alternative Acquisition Agreement	6.02(a)
Anti-Takeover Law	4.02(b)
Appraisal Shares	3.07
ARC	8.01(b)
Book-Entry Shares	3.04(c)
Bundeskartellamt	8.01(b)
Cash Available	2.01(g)(i)
Cash Consideration	2.01(b)
Cash Election	2.01(e)
Cash Proration Factor	2.01(f)(i)
Certificate	3.04(c)
Certificate of Merger	3.02(a)
Closing	3.01
Commitment Letter	5.09(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	4.02(b)
Company Indemnified Party	7.04(a)
Company Intellectual Property	4.15(a)
Company Material Contract	4.19(a)(xviii)
Company Plan	4.17
Company SEC Documents	4.07
Company Securities	4.05(b)
Company Stock Option	3.10(a)
Company Stockholder Agreements	Recitals
Company Stockholder Approval	4.02(a)
Company Stockholders Meeting	3.03(a)
Company Subsidiary Securities	4.06(b)
Compensation Committee	6.03(a)
Continuing Employee	7.06
D&O Insurance	7.04(c)
Debt Financing	5.09(a)
Definitive Financing Agreements	5.09(b)
DGCL	Recitals
Effective Time	3.02(a)
Election	2.01(e)

Excess Merger Parent Shares	3.06
Excess Offer Parent Shares	2.01(j)
Exchange Agent	3.08(a)
Exchange Fund	3.08(a)
Exchange Ratio	2.01(g)(ii)
Expiration Date	2.01(l)
FCPA	4.24
Financing Source Party	11.07
Form of Election	2.01(e)
FS Provisions	11.07
Independent Directors	2.04(b)
Initial Expiration Date	2.01(l)
internal controls	4.07(g)
Leased Real Property	4.14(b)
Lenders	5.09(a)
Loan Documents	6.04
Maximum Share Number	2.01(g)(iii)
Merger	Recitals
Merger Consideration	3.04(b)
Merger Sub	Preamble
Merger Sub Parent	Recitals
Minimum Condition	2.01(c)
Multiemployer Plan	4.17(c)
No Election Share	2.01(h)
Non-U.S. Company Plan	4.17
Offer	Recitals
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(c)
Offer Documents	2.02
Offer Price	Recitals
Offer to Exchange	2.02
Outside Date	10.01(d)
Parent	Preamble
Parent Average Closing Price	2.01(g)(iv)
Parent Plans	7.06(b)
Parent RSUs	5.05(a)
Parent SEC Documents	5.06
Parent Share Proration Factor	2.01(f)(ii)
Parent Stock Options	5.05(a)
Parent Stockholder Agreements	Recitals
Per Share Cash Purchase Price	2.01(g)(v)
Pre-Closing Period	6.01
Preliminary Prospectus	2.02
Privacy Policy	4.15(e)
Promissory Note	2.05(b)
Public Official	4.24
Public Statement	8.04
Real Property Lease	4.14(b)
Registration Statement	2.02
Reverse Termination Fee	10.03(c)(ii)
Schedule 14D-9	2.03(a)
Schedule TO	2.02

Section 262	3.07
Share Consideration	2.01(b)
Share Election	2.01(e)
Shares	Recitals
Shares Available	2.01(g)(vi)
Stockholder Agreements	Recitals
Surviving Corporation	3.02(a)
Termination Condition	Annex I
Termination Fee	10.03(a)
Top-Up Option	2.05(a)
Top-Up Shares	2.05(a)
Transactions	Recitals
U.S. Company Plan	4.17
Unvested Company Stock Option	3.10(b)
Vested Company Stock Option	3.10(a)

Section 1.02 Other Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) all other representations and warranties of the Company that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract or applicable Law, the enforceability of any Contract, the existence or non-existence of third-party rights or similar matters or statements shall be construed as an admission or indication with respect to any of the foregoing. Any disclosure in any section of the Company Disclosure Letter of information that is also filed with or disclosed in any Company SEC Document shall not be deemed a representation that there is no other information filed with or disclosed in any Company SEC Document that would qualify the corresponding representation. All disclosures in the Company Disclosure Letter are intended only to allocate rights and risks between the parties to the Agreement and are not intended to be admissions against interests, be admissible against any Party by any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties), or give rise to any claim or benefit to any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties).

(e) Any reference in a particular Section of the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of Parent and Merger Sub that are contained in the corresponding Section of this Agreement and (ii) all other representations and warranties of Parent and Merger Sub that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The listing of any matter on the Parent Disclosure Letter shall not be deemed to constitute an admission by Parent or Merger Sub, or to otherwise imply, that any such matter is material, is required to be disclosed by Parent or Merger Sub under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Parent Disclosure Letter relating to any possible breach or violation by Parent or Merger Sub of any Contract or applicable Law, the enforceability of any Contract, the existence or non-existence of third-party rights or similar matters or statements shall be construed as an admission or indication with respect to any of the foregoing. Any disclosure in any section of the Parent Disclosure Letter of information that is also filed with or disclosed in any Parent SEC Document shall not be deemed a representation that there is no other information filed with or disclosed in any Parent SEC Document that would qualify the corresponding representation. All disclosures in the Parent Disclosure Letter are intended only to allocate rights and risks between the parties to this Agreement and are not intended to be admissions against interests, be admissible against any Party by any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties), or give rise to any claim or benefit to any Person who is not a Party (other than Affiliates, beneficiaries, or successors or assigns of any of the Parties).

(f) Whenever the word “material” is used in this Agreement, it shall include anything that would be required to be disclosed in any registration statement or report filed with the SEC pursuant to Rule 408 under the Securities Act or Rule 12b-20 under the Exchange Act, as applicable.

(g) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(h) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(i) The use of the word “or” shall not be exclusive unless expressly indicated otherwise.

(j) Any reference to a Party or a party to any other agreement or document contemplated hereby shall include such Person’s successors and permitted assigns.

(k) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(l) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(m) A reference to any Contract (including this Agreement) is to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms thereof.

(n) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(o) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(p) Time is of the essence with respect to the performance of this Agreement.

(q) References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively.

(r) References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.

ARTICLE 2

THE OFFER

Section 2.01 The Offer.

(a) Provided that (i) this Agreement shall not have been terminated in accordance with ARTICLE 10 and (ii) all of the conditions set forth in clauses (b), (c) and (g) of Annex I shall then be satisfied (in the case of clause (b), with respect to covenants and obligations that the Company is required to comply with or to perform prior to such time) or waived (to the extent applicable) by Parent and Merger Sub, as promptly as reasonably practicable Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer; provided, however, Merger Sub shall not be required to commence the Offer if the Company shall not: (A) have provided to Parent on a timely basis all information reasonably requested by Parent in connection with the preparation of the Offer Documents; (B) have given Parent and its legal counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC and reasonable consideration to any such comments provided by Parent or its legal counsel; and (C) be prepared to file with the SEC immediately following commencement of the Offer, and to disseminate to holders of Shares, the Schedule 14D-9. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”

(b) In the Offer, each Share accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive the Offer Price, which at the election of the holder means, for each Share (i) that amount of cash equal to the Per Share Cash Purchase Price, without interest (such amount for each such Share, the “Cash Consideration”), or (ii) that number of fully paid and non-assessable Parent Common Shares equal to the Exchange Ratio, without interest (the “Share Consideration,”), in each case subject to proration as set forth in Section 2.01(f) and subject to the other provisions of this Section 2.01.

(c) Notwithstanding any other terms or provisions of the Offer or this Agreement, and in addition to (and not in limitation of) Merger Sub’s rights to extend and amend the Offer (subject to the provisions of this Agreement), Merger Sub shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment), if (i) immediately prior to the Expiration Date, there shall not have been validly tendered and not validly withdrawn that number of Shares that would represent one Share more than one-half (1/2) of the Adjusted Outstanding Share Number, calculated as of immediately prior to the Acceptance Time (such condition being the “Minimum Condition”); and (ii) at the Expiration Date, any of the other conditions set forth in Annex I (the Minimum Condition and the other conditions set forth in Annex I are referred to collectively as the “Offer Conditions”) shall not have been satisfied or waived (to the extent applicable) by Parent and Merger Sub. For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the number of Shares equal to the sum of: (A) the aggregate number of Shares issued and outstanding immediately prior to the applicable time of determination; plus (B) all Shares that the Company may be required to issue upon the vesting, conversion, settlement or exercise, as applicable, of all Company Stock Options and other Company Securities that are outstanding immediately prior to the applicable time of determination, regardless of the conversion or exercise price or other terms and conditions thereof. For purposes of determining whether the

Minimum Condition has been satisfied, Parent and Merger Sub may, in their sole discretion, include or exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures.

(d) Parent and Merger Sub expressly reserve the right, in their sole discretion, to (i) increase the Offer Price, (ii) waive any Offer Condition, and (iii) make any other changes to the terms and conditions of the Offer; provided, however, without the prior written consent of the Company, Parent and Merger Sub shall not, except pursuant to Section 6.02(b): (A) amend, modify or waive the Minimum Condition or the Termination Condition; (B) change the form of consideration to be delivered by Merger Sub pursuant to the Offer; (C) decrease the Offer Price or the number of Shares sought to be purchased by Merger Sub in the Offer; (D) impose any conditions to the Offer in addition to the Offer Conditions; (E) except as permitted by this Agreement, terminate the Offer; (F) except as permitted by this Agreement, extend or otherwise change the Expiration Date; (G) except as permitted by Section 2.01(l), provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act; or (H) otherwise amend the Offer or waive or modify any Offer Condition in any manner that adversely affects (other than in an immaterial respect) the holders of Shares generally.

(e) Subject to Sections 2.01(f), (g) and (i), each holder of Shares shall be entitled to elect for the Shares held by such holder (i) the number of such Shares that such holder desires to exchange for the right to receive the Cash Consideration (a “Cash Election”), and (ii) the number of such Shares that such holder desires to exchange for the right to receive the Share Consideration (a “Share Election”). Any Cash Election or Share Election shall be referred to herein as an “Election,” and shall be made on a form mutually agreed by Parent, Merger Sub and the Company for that purpose (a “Form of Election”), included as part of the letter of election and transmittal accompanying the Offer. Holders of record who hold Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders, but only one (1) such Form of Election for each such beneficial holder. For the avoidance of doubt, a holder of Shares may make a Cash Election and/or a Share Election with respect to all or any part of such holder’s Shares.

(f) Notwithstanding anything herein to the contrary:

(i) If the total number of Cash Elections would require aggregate cash payments in excess of the Cash Available, such Elections shall be subject to proration as follows: for each Cash Election, the number of Shares that shall be converted into the right to receive the Cash Consideration shall be (A) the total number of such Shares subject to such Cash Election multiplied by (B) the Cash Proration Factor, rounded down to the nearest Share. The “Cash Proration Factor” means a fraction (x) the numerator of which shall be the Cash Available and (y) the denominator of which shall be the product of the aggregate number of Shares subject to all Cash Elections made by all holders of such Shares (before giving effect to the proration provisions of this Section 2.01(f)), multiplied by the Cash Consideration. Each Share subject to such Cash Election that was not converted into the right to receive the Cash Consideration in accordance with this Section 2.01(f) shall be converted into the right to receive the Share Consideration. All prorations resulting from this Section 2.01(f) shall be applied on a pro rata basis, such that each holder who tenders Shares subject to a Cash Election bears its proportionate share of the proration, based on the percentage of all such Shares subject to Cash Elections that is reflected by the total amount of Shares subject to a Cash Election tendered by such holder.

(ii) If the total number of Share Elections would require the issuance in the aggregate of a number of Parent Common Shares in excess of the Shares Available, such Elections shall be subject to proration as follows: for each Share Election, the number of Shares that shall be converted into the right to receive the Share Consideration shall be (A) the total number of such Shares subject to such Share Election multiplied by (B) the Parent Share Proration Factor, rounded down to the nearest Share. The “Parent Share Proration Factor” means a fraction (x) the numerator of which shall be the Shares Available and (y) the denominator of which shall be the product of the aggregate number of Shares subject to all Share Elections made by all holders of such Shares (before giving effect to the proration provisions of this Section 2.01(f)), multiplied by the Share Consideration. Each Share subject to such Share Election that was not converted into the right to receive the Share Consideration in accordance with this Section 2.01(f) shall be converted into the right to receive the Cash Consideration. All prorations resulting from this Section 2.01(f) shall be applied on a pro rata basis, such that each holder who tenders Shares subject to a Share Election bears its proportionate share of the proration, based on the percentage of all such Shares subject to Share Elections that is reflected by the total amount of Shares subject to a Share Election tendered by such holder.

(g) For purposes of this Agreement:

(i) “Cash Available” means the difference between (A) the product of (I) the Per Share Cash Purchase Price multiplied by (II) the aggregate number of Shares outstanding immediately prior to the Acceptance Time (other than Shares held by Parent, the Company or any of their Subsidiaries or Appraisal Shares) minus (B) the product of (I) the Shares Available multiplied by (II) the Parent Average Closing Price.

(ii) “Exchange Ratio” means the quotient, calculated to four decimal places, of (A) the Per Share Cash Purchase Price divided by (B) the Parent Average Closing Price.

(iii) “Maximum Share Number” means the number equal to 24.9% of the number of Parent Common Shares outstanding as of the Acceptance Time, rounded down to the nearest whole Parent Common Share.

(iv) “Parent Average Closing Price” means an amount equal to the average of the volume weighted average price per Parent Common Share on the NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Acceptance Time.

(v) “Per Share Cash Purchase Price” means the sum of (A) $11.08 plus (B) the product of (I) 0.675 multiplied by (II) the Parent Average Closing Price, rounded to the nearest cent.

(vi) “Shares Available” means the lesser of (A) the product, rounded down to the nearest whole number, of (I) 0.675 multiplied by (II) the aggregate number of Shares outstanding immediately prior to the Acceptance Time (other than Shares held by Parent, the Company or any of their Subsidiaries or Appraisal Shares), and (B) the Maximum Share Number minus the number of Parent Common Shares underlying the Adjusted Options (as of immediately after the Effective Time).

(h) Each Share tendered but which is not the subject of a valid Election (a “No Election Share”) shall be deemed to be tendered subject to the following Elections:

(i) if the total number of Cash Elections would require aggregate cash payments in excess of the Cash Available such that proration of Cash Elections occurs pursuant to Section 2.01(f)(i), each No Election Share will be deemed tendered subject to a Share Election;

(ii) if the total number of Share Elections would require the issuance in the aggregate of a number of Parent Common Shares in excess of the Shares Available such that proration of Share Elections occurs pursuant to Section 2.01(f)(ii), each No Election Share will be deemed tendered subject to a Cash Election; and

(iii) if neither clause Section 2.01(h)(i) nor Section 2.01(h)(ii) is applicable, each No Election Share shall be converted into the right to receive (A) an amount of cash, without interest, equal to (I) the Cash Available minus the aggregate amount of cash payable pursuant to the Cash Elections divided by (II) the number of outstanding No Election Shares (including the number of Shares not tendered and entitled to the Merger Consideration pursuant to Section 3.04(b)) (the “Non-Election Cash Amount”) and (B) the number of Parent Common Shares equal to (I) the Exchange Ratio multiplied by (II) a fraction, calculated to four decimal places, the numerator of which is the Per Share Cash Purchase Price minus the Non-Election Cash Amount and the denominator of which is the Per Share Cash Purchase Price.

(i) Notwithstanding anything to the contrary contained herein, in no event shall the aggregate number of Parent Common Shares issued pursuant to this Agreement in connection with both the Offer and Merger exceed the Shares Available.

(j) In lieu of any fractional Parent Common Share that otherwise would be issuable pursuant to the Offer, each holder of Shares who otherwise would be entitled to receive a fraction of a Parent Common Share pursuant to the Offer will be paid an amount in cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Shares deemed issued pursuant to the Offer. No fractional Parent Common Shares shall be issued by virtue of the Offer, no dividends or other distributions with respect to Parent Common Shares shall be payable on or with respect to any such fractional share interest, and such fractional share interest will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. As soon as practicable following the completion of the Offer, the Exchange Agent shall determine the excess of (i) the number of Parent Common Shares issuable to the former holders of Shares pursuant to the Offer (including fractional shares), over (ii) the number of Parent Common Shares to be distributed to such former holders (excluding fractional shares) (such excess, the “Excess Offer Parent Shares”). Parent shall instruct the Exchange Agent, as agent and trustee for the former holders of Shares, to sell as promptly as reasonably practicable the Excess Offer Parent Shares. The sales of the Excess Offer Parent Shares by the Exchange Agent shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. Until the proceeds of such sales have been distributed to the former holders of Shares to whom fractional Parent Common Shares otherwise would have been issued in the Offer, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Shares in respect of any fractional Parent Common Shares, the Exchange Agent shall distribute such amounts to such former holders.

(k) If, between the date of this Agreement and the completion of the Offer, the outstanding Parent Common Shares or the Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Cash Consideration, the Share Consideration, the Cash Available, the Shares Available, the Cash Proration Factor and the Parent Share Proration Factor shall be correspondingly adjusted as appropriate to provide the holders of Shares tendered pursuant to the Offer the same economic effect as contemplated by this Agreement prior to such event.

(l) The Offer shall initially be scheduled to expire at 12:00 midnight (New York City time) on the date that is twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the Offer Commencement Date (the “Initial Expiration Date,” and such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 10.01:

(i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied or waived by Parent and Merger Sub if permitted hereunder, then Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) Business Days per extension, or such other number of Business Days as the Parties may agree, to permit such Offer Condition to be satisfied (subject to the right of Parent and Merger Sub to waive certain Offer Conditions in accordance with this Agreement);

(ii) Merger Sub shall extend the Offer from time to time for: (A) any period required by Law or any interpretation or position of the SEC, the NYSE, the NASDAQ or the TSX or the respective staffs thereof; (B) periods of up to ten (10) Business Days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any Competition Law shall have expired or been terminated; and (C) periods of up to ten (10) Business Days per extension if, as of the scheduled Expiration Date, the Minimum Condition has not been satisfied;

(iii) if on any scheduled Expiration Date, Parent and Merger Sub shall not have received the Financing and Parent, acting reasonably and in good faith, shall have determined that the Financing will not be received by Parent or Merger Sub at or prior to the time at which payment for validly tendered Shares is required to be made hereunder, Merger Sub shall extend the Offer, on one or more occasions, for an additional period of up to five (5) Business Days per extension (or such longer period as Parent and the Company may mutually agree) until the Outside Date, to permit Parent or Merger Sub to receive the Financing; and

(iv) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived (to the extent applicable), at the request of the Company, Merger Sub shall extend the Offer on one or more occasions for an additional period of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied;

provided, however, in no event shall Merger Sub: (I) be required to accept for payment, and pay for, Shares validly tendered (and not validly withdrawn) pursuant to the Offer until the Business Day immediately following the Marketing Period End Date; (II) be required to extend the Offer beyond the Outside Date; or (III) be permitted to extend the Offer beyond the Outside Date without the prior written consent of the Company. If Parent determines not to exercise the Top-Up Option because the exercise of the Top-Up Option in accordance with the terms and conditions set forth in Section 2.05 would violate applicable Law, then Merger Sub shall elect to provide for a “subsequent offering period” of three (3) Business Days in accordance with Rule 14d-11 under the Exchange Act; provided, however, Merger Sub shall be entitled, in its sole discretion and without the consent of the Company or any other Person, to provide for one or more extensions thereof. Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 10.01.

(m) Subject to the terms of the Offer and this Agreement and the satisfaction or waiver (to the extent applicable) by Parent and Merger Sub of all of the Offer Conditions, Merger Sub will irrevocably accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date (as the same may be extended or required to be extended, in each case in accordance with the terms of Section 2.01(l)) in accordance with applicable Law.

Section 2.02 Offer Documents. On the Offer Commencement Date, Parent and Merger Sub shall: (i) cause to be filed with the SEC, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, the “Schedule TO”), which will contain or incorporate by reference: (A) Merger Sub’s offer to exchange Shares pursuant to the Offer (the “Offer to Exchange”); (B) a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the “Preliminary Prospectus”); and (C) forms of the related letter of election and transmittal (including the Form of Election); (ii) file with the SEC a registration statement on Form S-4 or Form F-4 (or similar successor form) to register the offer and sale of Parent Common Shares pursuant to the Offer (including amendments or supplements thereto, the “Registration Statement”), which Registration Statement shall include the Preliminary Prospectus; and (iii) cause the Offer to Exchange, the Preliminary Prospectus and related documents to be disseminated to holders of Shares as and to the extent required by Law and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Sub shall use reasonable best efforts to cause the Schedule TO and Registration Statement, and all exhibits, amendments and supplements thereto (collectively, the “Offer Documents”) and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder and with all other applicable Law. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC and Parent and Merger Sub shall give reasonable consideration to any such comments. Parent and Merger Sub shall promptly notify the Company and its legal counsel upon the receipt of any comments received by Parent, Merger Sub or their legal counsel from the SEC or its staff with respect to the Offer Documents, or any request from the SEC for amendments or supplements to the Offer Documents, and shall promptly provide the Company and its legal counsel with copies of all written correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. Parent and Merger Sub shall give the Company and its legal counsel a reasonable opportunity to participate in preparing the proposed response of Parent and Merger Sub to comments received from the SEC or its staff and to provide comments on any proposed response thereto, and Parent and Merger Sub shall give reasonable consideration to any such comments. Each of Parent, Merger Sub and the Company: (1) shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer; and (2) to the extent required by applicable Law, shall use reasonable best efforts to promptly correct any information provided by it for use in the Offer Documents to the extent such information shall be or shall have become false or misleading in any material respect, and Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by applicable Law, to be disseminated to holders of Shares. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company, its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.02. Subject to Section 6.02, the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents.

Section 2.03 Company Actions.

(a) On the Offer Commencement Date, as promptly as practicable following the filing by Parent and Merger Sub of the Schedule TO and the Registration Statement, the Company shall file with the SEC and (contemporaneously with the dissemination of the Offer Documents) disseminate to holders of Shares, in each case as and to the extent required by applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and the information required by Section 2.04(b) and, subject only to Section 6.02, shall reflect the Company Board Recommendation. The Company shall use reasonable best efforts to cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Law, and shall ensure that the Schedule 14D-9 and, if required by applicable Law, the Registration Statement, include: (i) the opinion of the financial advisor referred to in Section 4.21; and (ii) a fair summary of the financial analysis conducted by such financial advisor in accordance with all applicable Law. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC and the Company shall give reasonable consideration to any such comments. The Company shall promptly notify Parent and its legal counsel upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and its legal counsel with copies of all written correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. The Company shall give Parent and its counsel a reasonable opportunity to participate in preparing the proposed response of the Company to comments received from the SEC or its staff and to provide comments on any proposed response thereto, and the Company shall give reasonable consideration to any such comments. Each of Parent, Merger Sub and the Company: (1) shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9; and (2) to the extent required by applicable Law, shall use reasonable best efforts to promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect and the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by applicable Law, to be disseminated to holders of Shares. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent, Merger Sub and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 2.03.

(b) The Company shall cause its transfer agent to promptly provide to Parent: (i) a list of the Company’s stockholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date; and (ii) such additional information (including updated lists of stockholders, non-objecting beneficial owners, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger.

Section 2.04 Resignation of Directors.

(a) Not later than three (3) Business Days prior to the Acceptance Time, each incumbent director of the Company Board shall deliver to Parent and Merger Sub his or her written irrevocable resignation from the Company Board, which resignation shall be automatically effective as of the Effective Time or sooner as contemplated by this Section 2.04. Subject to applicable Law, the Company shall, upon request of Parent at any time after the Acceptance Time, promptly take all actions necessary to effect the appointment of Parent’s designees as directors of the Company Board, including requesting the incumbent directors of the Company resign effective at such time and appointing Parent’s designees as such directors’ successors, so that at least a majority of the directors of the Company Board are Parent designees; provided, however, Parent’s designees to the Company Board shall be split among the classes of the Company Board so that the classes are as even as possible. The Company shall take any action required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder (subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder).

(b) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to this Section 2.04 then, until the Effective Time, the Company shall use reasonable best efforts to cause the Company Board to maintain at least three (3) directors who are independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, however, if the number of Independent Directors is reduced below three (3) for any reason, the remaining Independent Director(s) shall be entitled to nominate an individual or individuals to fill such vacancy who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three (3) individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 2.04. Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent’s designees pursuant to this Section 2.04 constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder, will require the concurrence of a majority of the Independent Directors (or in the case where there are two or fewer Independent Directors, the concurrence of one Independent Director), but only if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on any holders of Shares other than Parent or Merger Sub.

(c) The provisions of this Section 2.04 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Parent may have (with respect to the election of directors or otherwise) under applicable Law as a stockholder of the Company.

Section 2.05 Top-Up Option.

(a) The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 2.05, to purchase from the Company the number of newly-issued, fully-paid and non-assessable Shares (the “Top-Up Shares”) equal to the lesser of: (i) the number of Shares that, when added to the number of Shares owned by Parent or Merger Sub immediately prior to the exercise of the Top-Up Option, constitutes at least one (1) Share more than 90% of the Adjusted Outstanding Share Number immediately after the issuance of the Top-Up Shares; or (ii) the aggregate number of Shares that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) immediately prior to the exercise of the Top-Up Option.

(b) The Top-Up Option shall be exercised by Parent or Merger Sub, in whole, at or as soon as practicable after the Acceptance Time, if: (i) the number of Shares owned by Parent or Merger Sub immediately following the Acceptance Time does not constitute at least one (1) share more than 90% of the Adjusted Outstanding Share Number; and (ii) the exercise of the Top-Up Option in accordance with this Section 2.05 would not violate any applicable Law. The aggregate purchase price payable for the Top-Up Shares shall be determined by multiplying the number of Top-Up Shares by the Cash Consideration. The purchase price for the Top-Up Shares may be paid by Parent or Merger Sub, at its option either: (1) in cash, by wire transfer of immediately available funds; or (2) by: (x) paying in cash, by wire transfer of immediately available funds, an amount equal to the aggregate par value of the Top-Up Shares; and (y) executing and delivering to the Company a full recourse promissory note having a principal amount equal to the aggregate purchase price for the Top-Up Shares minus the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note: (I) shall be due on the first anniversary of the date of execution and delivery thereof; (II) shall bear simple interest at the rate per annum equal to the “prime rate” (as reported by Bloomberg L.P. on the date of execution and delivery of the Promissory Note), payable in arrears at maturity; (III) shall be full recourse against Parent or Merger Sub, as applicable; (IV) may be prepaid, in whole or in part, at any time without premium or penalty; and (V) shall have no other material terms.

(c) In the event Parent or Merger Sub exercises the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth: (i) the number of Top-Up Shares it intends to purchase pursuant to the Top-Up Option; (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price; and (iii) the place and time at which the closing of the purchase of the Top-Up Shares is to take place. The Company shall, as soon as practicable following receipt of such notice, notify Merger Sub of the number of Shares then outstanding and the Adjusted Outstanding Share Number. At the closing of the purchase of the Top-Up Shares, Parent or Merger Sub shall cause to be delivered to the Company the purchase price for the Top-Up Shares, and the Company shall cause to be issued to Parent or Merger Sub, as applicable, Top-Up Shares in certificated or book-entry form. Parent and Merger Sub acknowledge that any Top-Up Shares issued upon exercise of the Top-Up Option will not be registered under the Securities Act and that all such Top-Up Shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that it is, and will be, upon the purchase of any Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act, and that the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof.

(d) The Parties agree that any dilutive impact on the value of the Shares as a result of the existence or exercise of the Top-Up Option or the issuance of the Top-Up Shares, and any effect of the Promissory Note, will not be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.07.

(e) Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement may be exercised only once and may not be assigned. Any attempted assignment in violation of this Section 2.05(e) shall be null and void.

Section 2.06 Short-Form Merger. If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of Shares beneficially owned by Parent, Merger Sub and Parent’s other Subsidiaries collectively represent at least one (1) share more than 90% of the Adjusted Outstanding Share Number after the issuance of the Top-Up Shares, Parent shall cause Merger Sub to, and Parent and Parent’s other Subsidiaries shall, transfer any such Shares they own to Merger Sub to enable Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request in order to, cause the Merger to be completed as promptly as reasonably practicable in accordance with Section 253 of the DGCL and otherwise as provided in ARTICLE 3.

ARTICLE 3

THE MERGER

Section 3.01 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 as soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in ARTICLE 9 (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to waive such conditions); provided, however, the Closing may occur on such other date or at such other time and place as agreed to in writing by Parent and the Company; provided, further, that documents may be delivered and exchanged at the Closing by facsimile, PDF or other electronic means.

Section 3.02 The Merger.

(a) Subject to Section 3.03, as promptly as practicable after the consummation of the Offer, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of ownership and merger or the certificate of merger, as the case may be (in either case, the “Certificate of Merger”) satisfying the applicable requirements of, and executed in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time (to the extent permitted by the DGCL) as agreed by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”). As a result of the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue its existence as a wholly owned indirect subsidiary of Parent under the Law of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(c) At the Effective Time, (i) by virtue of the Merger, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Exhibit A, and (ii) the Parties shall cause the bylaws of Merger Sub in effect immediately prior to the Effective Time to be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

(d) From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 3.03 Merger Without Meeting of Stockholders. Unless prohibited by applicable Law, the Parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a vote of the holders of Shares (or of any other class of equity securities of the Company) in accordance with Section 253 of the DGCL. If the approval of this Agreement by the Company’s stockholders is required by applicable Law in order to consummate the Merger, the Company shall, following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, take all action necessary or advisable under applicable Law to call, give notice of and hold a meeting of the holders of Shares to vote on the approval of this Agreement (the “Company Stockholders Meeting”). The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Law, and shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval.

Section 3.04 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective stockholders or shareholders, as applicable:

(a) all Shares that are owned, directly or indirectly, by Parent and its Subsidiaries (including Merger Sub) or the Company (including Shares held as treasury stock or otherwise) and its wholly owned Subsidiaries, in each case immediately prior to the Effective Time, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(b) each Share issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 3.04(a), and (ii) Appraisal Shares subject to the provisions of Section 3.07) shall be cancelled and converted into the right to receive either (i) the Cash Consideration or (ii) the Share Consideration pursuant to Section 2.01(h) as if such Share were a No Election Share (the Cash Consideration and/or the Share Consideration paid per Share pursuant to the Merger, together with any cash in lieu of a fractional Parent Common Share as specified in Section 3.06, the “Merger Consideration”) less any withholding in accordance with Section 3.08(j);

(c) each holder of a Share cancelled and converted into the right to receive the Merger Consideration pursuant to Section 3.04(b) (i) represented by a certificate (a “Certificate”) or (ii) held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (A) the amount of Merger Consideration due to such holder pursuant to this Section 3.04 and (B) the right to receive any other amounts expressly provided herein, without interest, subject to compliance with the procedures set forth in Section 3.08; and

(d) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 3.05 Certain Adjustments. Without limiting the provisions of this Agreement and without duplication of any adjustment made pursuant to Section 2.01(k), if, from the date of this Agreement until the Effective Time, the outstanding Parent Common Shares or Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration and any items on which the calculation of the Merger Consideration depends, as the case may be, shall be correspondingly adjusted as appropriate to provide the holders of Shares (including the holders of Company Stock Options exercisable for Shares) the same economic effect as contemplated by this Agreement prior to such event.

Section 3.06 Fractional Shares. In lieu of any fractional Parent Common Share that otherwise would be issuable pursuant to the Merger, each holder of Shares who otherwise would be entitled to receive a fraction of a Parent Common Share pursuant to the Merger will be paid an amount in cash (without interest) equal to such holder’s respective proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Shares deemed issued pursuant to the Merger. No fractional Parent Common Shares shall be issued by virtue of the Merger, no dividends or other distributions with respect to Parent Common Shares shall be payable on or with respect to any such fractional share interest, and such fractional share interest will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. As soon as practicable following the completion of the Merger, the Exchange Agent shall determine the excess of (i) the number of Parent Common Shares issuable to the former holders of Shares pursuant to the Merger (including fractional shares), over (ii) the number of Parent Common Shares to be distributed to such former holders (excluding fractional shares) (such excess, the “Excess Merger Parent Shares”). Parent shall instruct the Exchange Agent, as agent and trustee for the former holders of Shares, to sell as promptly as reasonably practicable the Excess Merger Parent Shares. The sales of the Excess Merger

Parent Shares by the Exchange Agent shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. Until the proceeds of such sales have been distributed to the former holders of Shares to whom fractional Parent Common Shares otherwise would have been issued in the Merger, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Shares in respect of any fractional Parent Common Shares, the Exchange Agent shall distribute such amounts to such former holders.

Section 3.07 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares and who has not effectively withdrawn or lost such Person’s right to appraisal of such Shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 3.04, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares to the extent permitted by and in accordance with Section 262; provided, however, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration as provided in Section 3.04. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or waive any failure to timely deliver in writing in accordance with the DGCL, any such demands, or agree to do any of the foregoing.

Section 3.08 Exchange of Shares.

(a) At or prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent, which (at Parent’s option) may be the transfer agent for Shares or Parent Common Shares, or such other Person reasonably acceptable to the Company (the “Exchange Agent”), and shall deposit with the Exchange Agent for the benefit of the holders of Shares, for exchange in accordance with this ARTICLE 3, through the Exchange Agent, subject to Section 3.08(b)(ii), book-entry shares representing the full number of whole Parent Common Shares issuable pursuant to Section 3.04 in exchange for outstanding Shares. At or prior to the Effective Time, Parent shall provide or shall cause to be provided to the Exchange Agent cash in an aggregate amount necessary to pay the cash portion of the aggregate Merger Consideration, and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such Parent Common Shares pursuant to Section 3.08(c) which had not theretofore been surrendered for exchange or been exchanged pursuant to Section 3.08(b)(ii) (such Parent Common Shares and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments in connection with the aggregate Merger Consideration contemplated by Section 3.04 (including as a result of any losses resulting from the investments contemplated in Section 3.08(i)), Parent shall promptly deposit, or cause to be deposited, additional funds or Parent Common Shares, as applicable, with the Exchange Agent in an amount that is equal to the deficiency. The Exchange Agent shall deliver the aggregate Merger Consideration to be issued pursuant to Section 3.04 out of the Exchange Fund (subject to Section 3.06). Except as provided in Section 3.08(i) and Section 3.10(a), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, to each holder of record of a Certificate whose Shares were converted into the Merger Consideration pursuant to Section 3.04, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, the Merger Consideration which such holder has the right to receive pursuant to this ARTICLE 3 and any dividends or other distributions payable pursuant to Section 3.08(c)(i), and the Certificate so surrendered shall forthwith be cancelled; provided, that any amount of Parent Common Shares so paid and delivered as part of such Merger Consideration shall be in book-entry form. In the event of a transfer of ownership of a Share that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE 3. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares whose Shares were converted into the Merger Consideration pursuant to Section 3.04 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration which such holder has the right to receive pursuant to this ARTICLE 3 and any dividends or other distributions payable pursuant to Section 3.08(c)(i), and the Book-Entry Shares of such holder shall forthwith be cancelled; provided, that any amount of Parent Common Shares so paid and delivered as part of such Merger Consideration shall be in book-entry form. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares.

(i) Certificates. No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Shares, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.06, until the surrender of such Certificate in accordance with this ARTICLE 3. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Parent Common Shares issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Common Shares by the Exchange Agent pursuant to Section 3.08(b)(i), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Common Shares by the Exchange Agent pursuant to Section 3.08(b)(i), and a payment date subsequent to such delivery of such Parent Common Shares by the Exchange Agent pursuant to Section 3.08(b)(i), payable with respect to such Parent Common Shares.

(ii) Book-Entry Shares. Subject to applicable Law, there shall be paid to the holder of the Parent Common Shares issued in exchange for Book-Entry Shares in accordance with this ARTICLE 3, without interest, (A) at the time of delivery of such Parent Common Shares by the Exchange Agent pursuant to Section 3.08(b)(ii), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent pursuant to Section 3.08(b)(ii), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 3.08(b)(ii), payable with respect to such Parent Common Shares.

(d) The Merger Consideration issued and paid in accordance with the terms of this ARTICLE 3 upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 3.08(c)). After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE 3.

(e) Any portion of the Exchange Fund that remains undistributed to the former holders of Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Shares who has not theretofore complied with this ARTICLE 3 shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration and any dividends or distributions with respect to Parent Common Shares as contemplated by Section 3.08(c).

(f) Any portion of the aggregate Merger Consideration deposited with the Exchange Agent pursuant to this Section 3.08 to pay for Shares for which appraisal rights shall have been perfected pursuant to Section 262 of the DGCL shall be returned to the Surviving Corporation upon the Surviving Corporation’s demand.

(g) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 3.08(c) had such lost, stolen or destroyed Certificate been surrendered as provided in this ARTICLE 3.

(i) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, no such investment income or gain or loss thereon shall affect the amounts payable to holders of Shares. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Shares; provided, however, any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Shares pursuant to this ARTICLE 3.

(j) Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. tax Law. Any amount deducted or withheld pursuant to this Section 3.08(j) and paid over to the relevant taxing authority shall be treated as having been paid to the holder of Shares in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

Section 3.09 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 3.10 Company Stock Options.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each compensatory option to purchase a share of Company Stock (a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, to the extent vested (such vested Company Stock Option or vested portion thereof, a “Vested Company Stock Option”) and for which the Cash Consideration exceeds the exercise price per share of Company Stock underlying such Vested Company Stock Option, shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Vested Company Stock Option as soon as practicable following the Effective Time, but in no event later than five (5) Business Days thereafter, by a payroll payment an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Cash Consideration over the exercise price per share of Company Stock underlying such Vested Company Stock Option and (ii) the number of shares of Company Stock underlying such Vested Company Stock Option; provided, that Parent may, in its sole discretion, cause the Exchange Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 3.10(a) rather than the Surviving Corporation. Each Vested Company Stock Option for which the Cash Consideration is less than or equal to the exercise price per share of Company Stock underlying such Vested Company Stock Option shall be converted into an Adjusted Option in the same manner as, and using the same formulas applicable to, Unvested Company Stock Options as set forth in Section 3.10(b) below.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option that is outstanding immediately prior to the Effective Time, to the extent unvested (each unvested Company Stock Option or unvested portion thereof, an “Unvested Company Stock Option”) shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Unvested Company Stock Option immediately prior to the Effective Time, the number of Parent Common Shares equal to the product of (i) the number of shares of Company Stock underlying such Unvested Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per Parent Common Share subject to any such Adjusted Option will be an amount equal to the quotient of (A) the exercise price per share of Company Stock underlying such Unvested Company Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the next whole cent. The exercise price per Parent Common Share underlying any such Adjusted Option and the number of Parent Common Shares underlying any such Adjusted Option will be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(c) Except as otherwise provided in this Agreement, following the Effective Time, no holder of a Company Stock Option or any participant in a Company Plan or other employee benefit arrangement of the Company or any of its Subsidiaries or under any employment agreement, shall have any right hereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Surviving Corporation or its Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Letter (subject to the first sentence of Section 1.02(d)) or (b) as disclosed in the Company SEC Documents filed or furnished with the SEC at least one (1) Business Day prior to the date hereof (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC after one (1) Business Day prior to the date hereof; (ii) excluding any disclosures contained under the heading “Risk Factors” that are not historical facts and any disclosure of risks included in any general “forward-looking statements” disclaimer or other statements that are not historical facts to the extent that they are general, cautionary, predictive or forward-looking in nature; and (iii) not in respect of Section 4.10(b)), but only to the extent (A) such Company SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties would be reasonably apparent to an individual who has read that disclosure and such representations and warranties, the Company represents and warrants to Parent and Merger Sub that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Law of the State of Delaware. The Company has all corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, (i) to have a Company Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement. The Company is not in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate power and authority and, except (if required by applicable Law) for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”), if required by applicable Law, is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Transactions. This Agreement, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) At a meeting duly called and held the Company Board, has by the unanimous vote of all directors of the Company: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company’s stockholders; (ii) approved and adopted this Agreement and approved the Transactions in accordance with the requirements of the DGCL; (iii) declared the advisability of this Agreement; (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer and, to the extent required to consummate the Merger, approve and adopt this Agreement (the unanimous recommendation of the Company Board that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve this Agreement being referred to as the “Company Board Recommendation”); (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or similar restriction set forth in any state takeover Law or other Law (each, an “Anti-Takeover Law”) that might otherwise apply to the Stockholder Agreements, the Offer, the Merger or any of the other Transactions; and (vi) directed that the approval of this Agreement be submitted to the stockholders of the Company, as promptly as practicable after the Acceptance Time, if required to consummate the Merger under the DGCL. As of the date of this Agreement, none of the actions described in the immediately preceding sentence has been amended, rescinded or modified in any respect.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Law, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Law, (d) compliance with any applicable requirements of the NYSE, and (e) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (x) have a Company Material Adverse Effect, or (y) have an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions by the Company do not and will not (a) assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (c) assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), which have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Stock and 20,000,000 shares of preferred stock, par value $0.001 per share. As of the close of business on February 26, 2015, there were (i) 28,975,992 Shares outstanding; (ii) no shares of preferred stock of the Company outstanding, and (iii) 3,737,400 Company Stock Options outstanding, each of which is exercisable to purchase one share of Company Stock, 2,113,384 of which are Vested Company Stock Options and 1,624,016 of which are Unvested Company Stock Options. The Company does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(b) Section 4.05(b) of the Company Disclosure Letter contains a correct and complete list by person as of the close of business on February 26, 2015 of Company Stock Options, including the number of Company Stock Options, the grant date, the exercise price, the vesting date, schedule or condition(s) and the maximum number of Shares that may be issued with respect to each Company Stock Option. Except (x) as set forth in Section 4.05(a) and (y) for any Shares issued upon the exercise of Company Stock Options that were outstanding as of the close of business on February 26, 2015, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv), together with the Shares, Company Stock Options and any other equity interests in the Company, being referred to collectively as the “Company Securities”).

(c) There are no Contracts to which any of the Company or its Subsidiaries is a party to repurchase, redeem or otherwise acquire any of the Company Securities, and neither the Company nor any of its Subsidiaries maintains an employee stock purchase plan other than the Company ESPP. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the Law of its jurisdiction of incorporation or organization. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than Permitted Liens. Section 4.06(b) of the Company Disclosure Letter contains a complete and accurate list of each Subsidiary of the Company, including: (i) its name and (ii) its jurisdiction of organization. Each Subsidiary of the Company is directly or indirectly wholly owned by the Company. There are no issued, reserved for issuance or outstanding (x) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (y) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (z) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii), together with the capital stock of, other voting securities of, and any other equity interests in each Subsidiary of the Company being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Company since December 31, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e) The Company has heretofore furnished or made available to Parent complete and correct copies of all comment letters from the SEC since December 31, 2013 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents are under SEC review as of the date of this Agreement.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure of such information in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The management of the Company has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures as of December 31, 2014, and such assessment concluded that such controls were effective as of such date.

(g) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) (“internal controls”). Such internal controls have been designed to provide reasonable assurance regarding the reliability of the Company’s consolidated financial reporting and the preparation of Company consolidated financial statements for external purposes in accordance with GAAP and applicable Law. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. As of December 31, 2014, there were no significant deficiencies or material weaknesses in the Company’s internal controls and, as of the date of this Agreement, nothing has come to the attention of the Company that has caused the Company to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of the Company, since December 31, 2014, no complaints from any source regarding accounting, internal controls or auditing matters have been received by the Company and the Company has not received any complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law.

(h) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(i) The Company is in compliance, and has complied since December 31, 2013, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(j) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct in all material respects.

(k) Since the Company Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been disclosed in the Company SEC Documents publicly filed or furnished with the SEC following the Company Balance Sheet Date.

Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) (a) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act).

Section 4.09 Disclosure Documents. None of the documents required to be filed by the Company with the SEC after the date hereof in connection with the Transactions will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, and subject to the last sentence of this Section 4.09, none of the information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents or the Schedule 14D-9, as applicable, are filed with the SEC, at any time they are amended or supplemented, or at the time they are first distributed or otherwise disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.09, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9 which were not supplied by or on behalf of the Company.

Section 4.10 Absence of Certain Changes.

(a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects (except for actions taken in preparation for or connection with this Agreement) and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

(b) Since the Company Balance Sheet Date, there has not been a Company Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date;

(c) liabilities or obligations arising out of, in connection with this Agreement or the Transactions;

(d) liabilities or obligations that have been discharged or paid in full prior to the date of this Agreement; and

(e) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Compliance with Law and Court Orders; Governmental Authorizations.

(a) The Company and each of its Subsidiaries is and since December 31, 2011 has been in compliance with all applicable Law and Orders in all material respects, and to the Knowledge of the Company, is not under investigation by a Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority outstanding against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and each of its Subsidiaries has all material Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect. The Company and each of its Subsidiaries is and since December 31, 2011, has been in material compliance with the terms of all material Governmental Authorizations necessary for the ownership and operation of its businesses and since December 31, 2011, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

Section 4.13 Litigation. There is no Proceeding or, to the Knowledge of the Company, investigation, pending against, or, to the Knowledge of the Company, threatened by or against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries (in their capacities as such or related to their activities with the Company or any Subsidiary) or any other Person for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings or investigations, that would be before) or by any Governmental Authority nor is the Company or any of its Subsidiaries subject to any Order of, settlement agreement or other similar written agreement by any Governmental Authority under which the Company or any such Subsidiary has any outstanding legal obligations.

Section 4.14 Properties.

(a) Neither the Company nor any of its Subsidiaries own any real property or is a party to any Contract (including any option agreement) to purchase any interest in real property.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth as of the date of this Agreement, the address of each parcel of real property subject to a lease, sublease, license or occupancy agreement to which the Company or any of its Subsidiaries is a party as lessee, sublessee, licensee or occupant (the “Leased Real Property”), the identity of the lessor, lessee and current occupant (if different from the lessee) and a list, as of the date of this Agreement, of all such leases, subleases, licenses and other occupancy agreements, including all amendments and supplements thereto and guaranties thereof (the “Real Property Leases”). The Company has made available to Parent complete, correct and accurate copies of each Real Property Lease. Except as set forth in Section 4.14(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any of the Leased Real Property or portion thereof. The Leased Real Property constitutes all of the real property used or occupied by the Company and its Subsidiaries in the conduct of their respective businesses.

(c) The Company or one of its Subsidiaries owns good and valid leasehold title to the Leased Real Property and all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (i) for Permitted Liens, (ii) for the property and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) in respects that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Real Property Lease is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Real Property Lease, has materially violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has materially breached, violated or defaulted under any Real Property Lease.

(e) There are no pending or, to the Knowledge of the Company, threatened, (i) appropriation, condemnation or eminent domain Proceedings related to the Leased Real Property or any part thereof or (ii) sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

Section 4.15 Intellectual Property.

(a) The Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property necessary to, or material and used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted, including all Owned Intellectual Property and all Licensed Intellectual Property (the “Company Intellectual Property”). The Company and its Subsidiaries own and possess all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, except as set forth in Section 4.15(a) of the Company Disclosure Letter. Section 4.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application, and (ii) all material unregistered Owned Intellectual Property. All of the registrations, issuances and applications set forth on Section 4.15(a) of the Company Disclosure Letter are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(b) The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, except as was not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries. Since January 1, 2010, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any Person except as was not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries. There is no Proceeding or, to the Knowledge of the Company, investigation, pending against or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property or Licensed Intellectual Property, (B) alleging that any Company Intellectual Property is invalid or unenforceable, or (C) alleging that the use of any of the Company Intellectual Property or that the conduct of the business of the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property right of any Person, except for matters that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

(c) Since January 1, 2010, none of the Owned Intellectual Property have been adjudged invalid or unenforceable in whole or part. To the Knowledge of the Company, all issued or registered Owned Intellectual Property are valid and enforceable in all respects. Since January 1, 2010, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

(d) The IT Assets, taken as a whole, operate and perform in conformance with their documentation and in a manner that permits the Company and each of its Subsidiaries to conduct its business in all material respects as currently conducted. Since January 1, 2010, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, (i) the Company and its Subsidiaries have taken commercially reasonable actions, necessary and sufficient to protect the confidentiality (as applicable), integrity and security of material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and (ii) to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets (or the information and transactions stored or contained therein or transmitted thereby). The IT Assets and Owned Intellectual Property do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

(e) The Company and its Subsidiaries have a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Data, a true, correct and complete copy of which has been provided to Buyer prior to the date hereof. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, the Company and each of its Subsidiaries is in compliance with all applicable Law regarding the collection, use and protection of Personal Data and with the Company’s and its Subsidiaries’ Privacy Policy. Since January 1, 2010, the Company and its Subsidiaries have taken all steps reasonably necessary and appropriate (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse, and, to the Company’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Data maintained by the Company or any of its Subsidiaries. The consummation of the Transactions do not violate the Privacy Policy as it currently exists or as it existed at any time during which any Personal Data was collected or obtained by the Company or any of its Subsidiaries and, upon Closing, Parent and/or its applicable Subsidiaries will own all such Personal Data and continue to have the right to use such Personal Data on identical terms and conditions as the Company or its Subsidiaries enjoyed immediately prior to the Closing. No Action is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries relating to the collection or use of Personal Data.

(f) Section 4.15(f) of the Company Disclosure Letter (i) sets forth all software that is Owned Intellectual Property that contains or is used in connection with any “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or that does or may require disclosure or licensing of any such software or any other Company Intellectual Property, (ii) lists the name and underlying license agreement for each such software (and if no such agreement exists, the material terms of such license), and (iii) accurately describes the manner in which such software is internally used, or distributed, by the Company and its Subsidiaries. Notwithstanding the contents of Section 4.15(f) of the Company Disclosure Letter, no rights under the Owned Intellectual Property are obligated to be (x) waived against, or (y) licensed or provided to any Person as a result of the use of “open source” code in the Owned Intellectual Property or as a result of the execution of this Agreement or the consummation of the Transactions.

(g) Each present or past employee, officer, consultant or any other Person who developed any Owned Intellectual Property (including any software) has executed a valid and enforceable Contract with the Company or any of its Subsidiaries substantially in the form provided and made available to Parent prior to the date hereof that conveys to the Company or one or more of its Subsidiaries any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by the Company or one or more of its Subsidiaries.

(h) The Company and its Subsidiaries are not a party to any Contracts that, as a result of the Transactions, would require Parent or its Subsidiaries to assign, license, grant a non-assert or make available to any other Person any Company Intellectual Property or, except as set forth in Section 4.15(h) of the Company Disclosure Letter, restrict the use or license by Parent or any of its Subsidiaries of any such Intellectual Property, in each case in a manner that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

(i) The Company Intellectual Property and IT Assets are sufficient for Parent to carry on the business of the Company and its Subsidiaries from and after the Effective Time in all material respects as presently carried on by the Company, consistent with the past practice of the Company with respect to the business of the Company and its Subsidiaries. Upon the Closing, Parent or its Applicable Subsidiaries will continue to have the right to use all Company Intellectual Property on identical terms and conditions as the Company or such Subsidiaries enjoyed immediately prior to the Closing, except as set forth in Section 4.15(i) of the Company Disclosure Letter.

Section 4.16 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) Each income or franchise Tax Return and each other Tax Return required to be filed with any Governmental Authority by the Company or any of its Subsidiaries has been filed when due (taking into account extensions) and is true and complete;

(ii) the Company and each of its Subsidiaries has timely paid to the appropriate Governmental Authority all Taxes due and payable;

(iii) the Company and each of its Subsidiaries has complied with all applicable Law relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Balance Sheet;

(iv) there is no Proceeding or, to the Company’s Knowledge, investigation, pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and

(v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(b) During the two (2) year period ending on the date of this Agreement, none of the Subsidiaries of the Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) (i) Neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time, (ii) neither the Company nor any of its Subsidiaries has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), and (iii) neither the Company nor any of its Subsidiaries has any liability for the payment of any Tax imposed on any Person (other than the Company or any of its Subsidiaries) as a transferee or successor.

(d) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e) No jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns has made a claim in writing which has not been resolved that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

Section 4.17 Employees and Employee Benefit Plans.

(a) Section 4.17 of the Company Disclosure Letter contains a correct and complete list identifying each material Company Plan. For purposes of this Agreement, (i) “Company Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment agreement, severance agreement or plan, and each other plan, program, fund, or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), vacation, health or medical benefits, disability or sick leave payments, change of control payments, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any current or former employee, officer, director, or other service provider of the Company or any of its Affiliates, or with respect to which the Company or any of its Affiliates has any liability, other than a Multiemployer Plan; (ii) “Non-U.S. Company Plan” means each Company Plan that primarily covers current or former employees, officers, directors or other service providers of the Company or any of its Affiliates based outside of the United States and/or which is governed by the Law of any jurisdiction outside of the United States (other than any plan or program maintained by a Governmental Authority to which the Company or any of its Affiliates is required to contribute pursuant to applicable Law); and (iii) “U.S. Company Plan” means each Company Plan that is not a Non-U.S. Company Plan. The Company has made available to Parent with respect to each material U.S. Company Plan: (A) copies of all material documents embodying and relating to each such U.S. Company Plan, including the plan document, all amendments thereto and all related trust documents, (B) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990), if any, required under ERISA or the Code in connection therewith or its related trust, (C) the most recent actuarial report (if applicable), (D) the most recent summary plan description, if any, required under ERISA, and (E) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such U.S. Company Plan intended to be qualified under Section 401(a) of the Code.

(b) Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored, a (i) single employer plan or other pension plan that is subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code or (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code.

(c) Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) With respect to each of the U.S. Company Plans, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each U.S. Company Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code and to the Company’s Knowledge no event has occurred that has caused or could reasonably be expected to cause the loss of such qualification, (ii) all payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a U.S. Company Plan, any Collective Bargaining Agreement, or by applicable Law (including, without limitation, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such U.S. Company Plan, Collective Bargaining Agreement or applicable Law, (iii) no proceeding has been threatened, instituted or, to the Knowledge of the Company, is anticipated against any of the U.S. Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, or any of the assets of any trust of any of the U.S. Company Plans, (iv) each U.S. Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code, (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the U.S. Company Plans, (vi) no U.S. Company Plan is under, and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or any other Governmental Authority, and (vii) no U.S. Company Plan provides any employer premium subsidies with respect to post-retirement health and welfare benefits for any current or former employee of the Company or its Subsidiaries. Except as set forth on the Company Balance Sheet, none of the Company or its Subsidiaries or any ERISA Affiliate has any material current or projected liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of any of the Company or its Subsidiaries or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.

(e) The consummation of the Transactions will not (either alone or together with any other event) (i) entitle any employee, officer, director, or other independent contractor of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries to severance pay under a material Company Plan (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any material Company Plan, (iii) increase the amount payable or trigger any other financial obligation pursuant to any material Company Plan, or (iv) except as set forth in Section 4.17(e) of the Company Disclosure Letter, result in any material amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Except as set forth in Section 4.17(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(f) The Company has made available to Parent copies of all material documents embodying and relating to each material Non-U.S. Company Plan, including, but not limited to, the Non-U.S. Company Plan document, all amendments thereto and all related trust documents, the most recent summary plan description, the most recent actuarial valuation report, and the most recent Tax Return filing, in each case, to the extent applicable. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Non-U.S. Company Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been maintained in compliance with all applicable Law.

(g) Each U.S. Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Section 4.17(h) of the Company Disclosure Letter contains a true and complete list identifying each Collective Bargaining Agreement.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement and there are no grievances or arbitrations outstanding thereunder; (ii) there are no labor organizational campaigns, corporate campaigns, petitions, demands for recognition or, to the Knowledge of the Company, other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries; (iii) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union matters before the National Labor Relations Board or other labor board of Governmental Authority that would reasonably be expected to affect the employees of the Company and its Subsidiaries; (iv) there are no current or, to the Knowledge of the Company, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred within the two (2) years preceding the date of this Agreement; (v) the execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any Collective Bargaining Agreement; (vi) the execution of this Agreement will not result in any breach or other violation of any notice, information or consultation obligations under applicable labor Law; (vii) the Company and its Subsidiaries are in compliance in all respects with (x) the Worker Adjustment and Retraining Notification Act of 1988, or any similar applicable Law relating to plant closings and layoffs and (y) applicable Law respecting labor, employment, immigration, fair employment practices (including equal employment opportunity Law), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours.

Section 4.18 Environmental Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or, to the Knowledge of the Company, against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and, since December 31, 2011, have been in compliance with all Environmental Law and all Environmental Permits.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Substance, which would be reasonably likely to form the basis of any Environmental Claim against the Company, any of its Subsidiaries, or to the Knowledge of the Company, against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the Transactions requires no filings to be made or actions to be taken pursuant to any Environmental Law that is triggered by a corporate acquisition, divestiture, reorganization, merger, change in ownership, control or operation, or any other type of transaction of similar nature.

Section 4.19 Material Contracts. (a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement:

(i) (A) contains any exclusivity or similar provision that is binding on the Company or any of its Subsidiaries or (B) otherwise limits or restricts the Company or any of its Subsidiaries from (1) engaging or competing in any line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person, in each case of clause (A) and clauses (1), (2) and (3) of clause (B), that is material to the Company and its Subsidiaries, taken as a whole;

(ii) includes (A) any “most favored nation” terms and conditions (including with respect to pricing) granted by the Company to a Third Party, (B) any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to a Third Party, (C) an arrangement whereby the Company or one of its Subsidiaries is obligated to lease real property that would be material to the Company and its Subsidiaries, or (D) any arrangement between the Company and a Third Party that limits or purports to limit in any respect the ability of the Company or its Subsidiaries to own, operate, sell, license, transfer, pledge or otherwise dispose of any assets or business, in each case of clauses (A), (B), (C) and (D) that is material to the Company and its Subsidiaries, taken as a whole;

(iii) is a joint venture, alliance or partnership agreement that either (A) is material to the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $1 million in the aggregate during the 12-month period following the date of this Agreement;

(iv) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $1 million individually;

(v) is a Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $1 million;

(vi) is a material Contract with respect to any Company Intellectual Property (other than commercially available “off-the-shelf” software or hardware);

(vii) is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale or purchase agreement or other similar agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date of this Agreement to be in excess of $1 million, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $1 million or (C) any other Person has the right to acquire any interests in the Company or any of its Subsidiaries, excluding, in the case of clauses (A) and (B), acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(viii) is a settlement or similar agreement with any Governmental Authority (including any corporate integrity agreement, monitoring agreement or deferred prosecution agreement) or order or consent of a Governmental Authority (including any consent decree or settlement order) to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries;

(ix) any Contract (or series of related Contracts) pursuant to which the Company or any Subsidiary has continuing “earn-out” or similar obligations that could result in payments in excess of $1 million in the aggregate;

(x) any Contract (or series of related Contracts) that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $1 million in the aggregate after the date of this Agreement;

(xi) any customer, distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing or assembly Contract that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xii) any Contract containing change in control provisions that would reasonably be expected to involve aggregate payments by the Company and its Subsidiaries in excess of (or a loss of revenues with an aggregate value in excess of) $1 million in connection with the consummation of the Transactions;

(xiii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member, but not including any Company Plans;

(xiv) any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xv) any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of Parent or any of its Subsidiaries, in each case (x) which payments after the date hereof would reasonably be expected to be more than $1 million in the twelve (12) month period following the date hereof and (y) that cannot be terminated by the Company or such Subsidiary without more than sixty (60) days’ notice without material payment or penalty;

(xvi) any material collective bargaining agreement or other material Contract with any labor union;

(xvii) any Contract (including any option agreement) to purchase or sell any interest in real property; or

(xviii) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company under Item 1.01 on a Current Report on Form 8-K.

Each Contract of the type described in clauses (i) through (xviii) is referred to herein as a “Company Material Contract.”

(b) Except for this Agreement or as set forth in Section 4.19(a) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that is to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in a Company SEC Document.

(c) Each Company Material Contract that has not terminated or expired pursuant to its express terms is valid and binding and in full force and effect and, to the Company’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Since December 31, 2013, the Company and/or its Subsidiaries party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, has performed its obligations required to be performed by it in all material respects, as and when required, under each Company Material Contract. Since December 31, 2013, (i) except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and (ii) neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent.

Section 4.20 Finders’ Fees, etc.. Except for Morgan Stanley & Co. LLC and except as set forth on Section 4.20 of the Company Disclosure Letter, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions. Set forth on Section 4.20 of the Company Disclosure Letter is a good faith estimate, as of the date of this Agreement, of all financial, legal, accounting or other advisory fees and expenses incurred or payable, or to be incurred or payable, by the Company or its Subsidiaries in connection with this Agreement and the consummation of the Transactions.

Section 4.21 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the aggregate Offer Price and Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair to such holders from a financial point of view, and a copy of such opinion will be delivered to Parent promptly following the date of this Agreement (and in any event, within one (1) Business Day) solely for informational purposes.

Section 4.22 Anti-Takeover Law. Subject to the accuracy of the representations in Section 5.15, the Company Board has taken all action necessary to exempt the Transactions from the restrictions applicable to business combinations included in Section 203 of the DGCL and the restrictions applicable to business combinations contained in Section 203(a) of the DGCL are not applicable to the execution, delivery or performance of this Agreement or the Offer or to the consummation of the Transactions. No Anti-Takeover Law is applicable to the Company or the Transactions.

Section 4.23 Customers and Suppliers. Section 4.23 of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest customers and ten (10) largest direct suppliers (in dollar volume) of the business of the Company and its Subsidiaries during the 2014 fiscal year and the revenue attributed to such customers or spent with such suppliers.

Section 4.24 Anti-Corruption; Sanctions; Anti-Money Laundering. In the last five (5) years, the Company and its Subsidiaries have been and are in compliance with all applicable anti-corruption Law, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.) (the “FCPA”) and the U.K. Bribery Act 2010, and neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any employee, agent or representative of the Company or any of its Subsidiaries has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (a) which would violate any applicable anti-corruption Law; or (b) to or for a Public Official with the intention of: (i) improperly influencing any official act or decision of such Public Official; (ii) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (iii) securing any improper advantage. For the purposes of this Agreement, “Public Official” includes any Person holding, representing or acting on behalf of a Person holding a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Authority or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office. In the last five (5) years, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any agent, representative or employee of the Company or any of its Subsidiaries has, directly or indirectly, violated any, been subject to actual, pending, or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or made any voluntary disclosures to any Governmental Authority in any way relating to anti-corruption, sanctions, export control, anti-boycott, customs or anti-money laundering Law or Law related to terrorism financing. The Company has instituted policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries, directors, officers, employees, agents and representatives with applicable anti-corruption, sanctions, export control, anti-boycott, customs and anti-money laundering Law and applicable Law related to terrorism financing.

Section 4.25 Insurance. Each of the insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of the Company is in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid. As of the date of this Agreement, since December 31, 2011, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not constitute a Company Material Adverse Effect; or (b) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid would constitute a Company Material Adverse Effect. With respect to each Proceeding that has been filed or investigation initiated against the Company or any of its Subsidiaries since December 31, 2011, no insurance carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding or investigation, or informed any of the Company nor any of its Subsidiaries of its intent to do so, other than such denial or reservation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.26 Security Clearance; Export Controls. Neither the Company nor any of its Subsidiaries holds a U.S. security clearance or has such a clearance in process. Neither the Company nor any of its Subsidiaries (a) is registered under the ITAR, (b) generates, possesses, or sells any equipment, products, software, systems, or technical data that are controlled under the ITAR, or (c) has any such equipment, software, systems, or technical data in the pipeline or under development. Except as set forth on Section 4.26 of the Company Disclosure Letter, and except for items properly classified under EAR99, neither the Company nor any of its Subsidiaries (i) generates, possesses, or sells any equipment, products, software, systems, or technical data that are controlled under the EAR, or (ii) has any such equipment, software, systems, or technical data in the pipeline or under development.

Section 4.27 No Additional Representations. Except for the representations and warranties expressly made by the Company in this ARTICLE 4, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any Representative of the Company makes any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except (a) as set forth in the Parent Disclosure Letter (subject to the first sentence of Section 1.02(e)) or (b) as disclosed in the Parent SEC Documents filed or furnished with the SEC at least one (1) Business Day prior to the date hereof and the Parent 10-K (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC after one (1) Business Day prior to the date hereof; (ii) excluding any disclosures contained under the heading “Risk Factors” that are not historical facts and any disclosure of risks included in any general “forward-looking statements” disclaimer or other statements that are historical facts to the extent that they are general, cautionary, predictive or forward-looking in nature; and (iii) not in respect of Section 5.10(b)), but only to the extent (A) such Parent SEC Documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System and (B) the relevance of the applicable disclosure as an exception to the applicable representations and warranties would be reasonably apparent to an individual who has read that disclosure and such representations and warranties, Parent and Merger Sub represent and warrant to the Company that:

Section 5.01 Corporate Existence and Power. Parent is a corporation duly incorporated and validly existing under the Law of Canada. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Law of the State of Delaware. Each of Parent and Merger Sub has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent the concept of good standing or its equivalent is applicable under the Laws of such jurisdiction) where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, (i) to have a Parent Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Transactions. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the organizational documents of Parent and Merger Sub as in effect on the date of this Agreement. Neither Parent nor Merger Sub is in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.

Section 5.02 Corporate Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate power and authority of Parent and Merger Sub and, except for the required approval of Merger Sub Parent as the sole stockholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) As of the date of this Agreement, (i) the respective board of directors of each of Parent and Merger Sub have unanimously approved and declared advisable this Agreement and the Transactions as required under applicable Law and (ii) Merger Sub Parent, as the sole stockholder of Merger Sub, has adopted this agreement in accordance with the DGCL.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Law, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities Law, (d) compliance with any applicable requirements of the NASDAQ and the TSX and (e) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (x) have a Parent Material Adverse Effect, or (y) have an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (a) assuming the authorizations, consents and approvals referred to in Section 5.03 are obtained, contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming the authorizations, consents and approvals referred to in Section 5.03 are obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (c) assuming the authorizations, consents and approvals referred to in Section 5.03 are obtained, require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any governmental license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), which have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.

Section 5.05 Capitalization.

(a) The authorized capital stock of Parent consists of an unlimited number of Parent Common Shares, without par value, and an unlimited number of preferred shares, without par value. As of the close of business on February 26, 2015, there were (i) 100,105,016 Parent Common Shares issued and outstanding; (ii) no preferred shares of Parent issued or outstanding; (iii) 6,646,303 compensatory options to purchase Parent Common Shares (“Parent Stock Options”) issued and outstanding, each of which is or will be exercisable for one (1) Parent Common Share; and (iv) 682,400 restricted stock units (“Parent RSUs”) issued and outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations that give the holders thereof the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of Parent on any matter.

(b) All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights.

(c) The Parent Common Shares to be issued pursuant to this Agreement in connection with the Offer and the Merger, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and non-assessable and free of preemptive rights.

(d) Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(e) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, 100 of which have been validly issued, are fully paid and non-assessable and are owned indirectly by Parent free and clear of any Lien.

Section 5.06 SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Parent since December 31, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e) Parent has heretofore furnished or made available to the Company complete and correct copies of all comment letters from the SEC since December 31, 2013 through the date of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Parent SEC Documents, and, to the Knowledge of Parent, none of the Parent SEC Documents are under SEC review as of the date of this Agreement.

(f) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure of such information in Parent’s periodic and current reports required under the Exchange Act. The management of Parent has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures as of December 31, 2014, and such assessment concluded that such controls were effective as of such date.

(g) Parent has established and maintains a system of internal controls that has been designed to provide reasonable assurance regarding the reliability of Parent’s consolidated financial reporting and the preparation of Parent’s consolidated financial statements for external purposes in accordance with GAAP and applicable Law. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. As of December 31, 2014, there were no significant deficiencies or material weaknesses in Parent’s internal controls and, as of the date of this Agreement, nothing has come to the attention of Parent that has caused Parent to believe that there are any material weaknesses or significant deficiencies in such internal controls. To the Knowledge of Parent, since December 31, 2014, no complaints from any source regarding accounting, internal controls or auditing matters have been received by Parent and Parent has not received any complaints through Parent’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law.

(h) Neither Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent in violation of Section 402 of the Sarbanes-Oxley Act.

(i) Parent is in compliance, and has complied since December 31, 2013, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(j) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct in all material respects.

(k) Since the Parent Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been disclosed in the Parent SEC Documents publicly filed or furnished with the SEC following the Parent Balance Sheet Date.

Section 5.07 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) (a) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act).

Section 5.08 Disclosure Documents. None of the documents required to be filed by Parent with the SEC after the date hereof in connection with the Transactions will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, and subject to the last sentence of this Section 5.08, none of the information in the Offer Documents will, at the time the Offer Documents are filed with the SEC, at any time they are amended or supplemented, or at the time they are first distributed or otherwise disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 5.08, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Offer Documents which were not supplied by or on behalf of Parent or Merger Sub.

Section 5.09 Financing.

(a) Assuming the Financing has been received, at or prior to the time at which payment for validly tendered Shares is required to be made hereunder, Parent and Merger Sub shall have available cash resources and/or financing in an aggregate amount sufficient to enable Parent and Merger Sub to consummate the Transactions. Parent has delivered to the Company an accurate and complete copy of a fully executed debt commitment letter (together with all annexes, schedules and exhibits thereto) from the financial institutions party thereto (collectively, the “Lenders”) (such letter, the “Commitment Letter”), pursuant to the terms, but subject to the conditions expressly set forth therein, of which certain of the Lenders have committed to provide Parent and Merger Sub with debt financing in the amounts set forth therein for purposes of partially financing the Transactions (such debt financing, the “Debt Financing”). Parent and Merger Sub acknowledge that their obligations under this Agreement, including their obligations to consummate the Transactions, are not contingent or conditioned in any manner on obtaining any funds or financing.

(b) The Commitment Letter is, and each definitive agreement with respect to the Debt Financing (which definitive agreements are referred to collectively in this Agreement as the “Definitive Financing Agreements”) entered into after the date of this Agreement but prior to the Acceptance Time (if any), will be, in each case, a legal, valid, binding and enforceable obligation of Parent (to the extent party thereto) and Merger Sub (to the extent party thereto) and, to the Knowledge of Parent, the other parties thereto in accordance with their respective terms and subject to: (i) the respective conditions expressly set forth therein; (ii) any Law of general application relating to bankruptcy, insolvency and the relief of debtors; and (iii) rules of Law governing specific performance, injunctive relief and other equitable remedies. As of the date of this Agreement, the Commitment Letter has not been withdrawn, modified, terminated or rescinded in any respect, amended, restated or otherwise modified or waived. There are no conditions precedent or contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in or expressly contemplated by the Commitment Letter and this Agreement, and, assuming the truth and accuracy of the Company’s representations and warranties and compliance by the Company with its covenants and agreements herein, Parent does not have any reason to believe that the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent at or prior to the time at which payment for validly tendered Shares is required to be made hereunder. As of the date hereof, there are no, and there are not contemplated to be any, side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Debt Financing, other than any customary engagement letters, fee letters and non-disclosure agreements that do not impact the conditionality for the Debt Financing to occur or amount of the Debt Financing.

(c) As of the date of this Agreement, no event has occurred which (i) would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent under the Commitment Letter or (ii) would, individually or in the aggregate, permit the Lenders to terminate, or to not immediately fund the facilities to be established thereunder upon satisfaction of all conditions thereto. As of the date of this Agreement, neither Parent nor Merger Sub is aware of any material inaccuracies in any of the representations or warranties (if any) of Parent or Merger Sub in the Commitment Letter. To the extent required, Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

Section 5.10 Absence of Certain Changes.

(a) From the Parent Balance Sheet Date through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects.

(b) Since the Parent Balance Sheet Date, there has not been any effect, change, condition, fact, development, occurrence or event that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date;

(c) liabilities or obligations arising out of, in connection with this Agreement or the Transactions;

(d) liabilities or obligations that have been discharged or paid in full prior to the date of this Agreement; and

(e) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Compliance with Law and Court Orders; Governmental Authorization.

(a) Parent and each of its Subsidiaries is and since December 31, 2011 has been in compliance with all applicable Law and Orders in all material respects, and to the Knowledge of Parent, is not under investigation by a Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority outstanding against Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

(b) Parent and each of its Subsidiaries has all material Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect. Parent and each of its Subsidiaries is and since December 31, 2011, has been in material compliance with the terms of all material Governmental Authorizations necessary for the ownership and operation of its businesses and since December 31, 2011, neither Parent nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

Section 5.13 Litigation. There is no Proceeding or, to the Knowledge of Parent, investigation, pending against, or, to the Knowledge of Parent, threatened by or against Parent, Merger Sub or any of Parent’s other Subsidiaries, nor is Parent or any of its Subsidiaries subject to any Order of, settlement agreement or other similar written agreement by any Governmental Authority that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.14 No Stockholder Vote Required. No vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the articles of amalgamation or bylaws of Parent or the applicable rules of the NASDAQ or the TSX in order for Parent to issue Parent Common Shares pursuant to the terms of this Agreement or to consummate the Merger or the Offer.

Section 5.15 Ownership of Company Shares; Anti-Takeover Law. None of Parent, Merger Sub nor any of their respective Affiliates “beneficially owns” (as defined in Rule 13d-3 of the Exchange Act) any Shares, nor have any of them during the past three years “owned” any Shares within the meaning of Section 203 of the DGCL.

Section 5.16 No Additional Representations. Except for the representations and warranties expressly made by Parent and Merger Sub in this ARTICLE 5, the Company acknowledges that none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, Merger Sub or any of their Representatives makes any representation or warranty with respect to (a) Parent or its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Parent or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01 Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 10 (the “Pre-Closing Period”), except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or as required by applicable Law or Order, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use reasonable best efforts to (i) preserve intact its business organization, goodwill and reputation, (ii) preserve in all material respects its business relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with it and with Governmental Authorities with jurisdiction over the Company’s operations and (iii) keep available its current officers and key employees. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), in each case, of the Company or any Subsidiary of the Company;

(b) directly or indirectly split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) the declaration, setting aside or payment of any dividends or other distributions by any of its wholly owned Subsidiaries or (ii) acquisitions, or deemed acquisitions, of Shares in connection with (A) the payment of the exercise price of Company Stock Options with Company Stock Options or Shares (including in connection with “net exercises”) and (B) required Tax withholding in connection with the exercise of Company Stock Options, in each case to the extent such Company Stock Options are outstanding on the date of this Agreement and in accordance with their applicable terms on the date of this Agreement;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities or any securities convertible into or exchangeable or exercisable for Company Securities or Company Subsidiary Securities, other than (x) the issuance of any Shares upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with their applicable terms thereof on the date of this Agreement and (y) the issuance, delivery or sale of any shares of Company Subsidiary Securities to the Company or any of its wholly owned Subsidiaries or (ii) amend any term of any Company Security or Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur or commit to any capital expenditures, except for those as may be contemplated by the Company’s fiscal 2015 budget and capital expenditure plan made available to Parent prior to the date of this Agreement (whether or not such capital expenditures are made during the 2015 fiscal year);

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies and materials in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (ii) pursuant to Contracts in effect on the date of this Agreement or (iii) assets, securities, properties, interests or businesses of the Company or any of its wholly owned Subsidiaries;

(f) sell, license, lease or otherwise transfer, exchange, swap dispose of or abandon or create or incur any Lien on, directly or indirectly, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests, leases or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales, leases or transfers that are pursuant to Contracts in effect on the date of this Agreement, which Contracts are set forth on Section 6.01(f) of the Company Disclosure Letter, (iii) Permitted Liens, or (iv) sales, licenses, leases or other transfers to, or Liens in favor of, the Company or any of its wholly owned Subsidiaries in the ordinary course of business and consistent with past practice;

(g) other than in connection with actions permitted by Sections 6.01(d) or (e), make any loans, advances or capital contributions to, or investments in, any other Person, or form or acquire any Subsidiary that is not wholly owned by the Company or any of its wholly owned Subsidiaries, other than loans, advances or capital contributions to, or investments in, the Company or any of its wholly owned Subsidiaries in the ordinary course of business and consistent with past practice;

(h) redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or guarantees thereof in a manner that increases the aggregate liability (including any contingent liability) of the Company or any Subsidiary thereunder, or issue or sell any debt securities, except for indebtedness or guarantees between or among the Company and any of its wholly owned Subsidiaries in the ordinary course of business and consistent with past practice;

(i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person, or would purport to limit, after the Effective Time, Parent or any of its Subsidiaries in any material respect;

(j) enter into any new line of business outside of the existing business of the Company and its Subsidiaries;

(k) (i) other than (x) in the ordinary course of business (including renewals consistent with the terms thereof) or (y) in a manner not material to the Company and its Subsidiaries, taken as a whole, amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or Real Property Lease or waive, release or assign any material rights, claims or benefits under any Company Material Contract or Real Property Lease, or (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or enter into any new Real Property Lease;

(l) (i) recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or (ii) negotiate, enter into, amend, modify or terminate any Collective Bargaining Agreement;

(m) grant any equity or equity-based awards (including Company Stock Options or restricted shares of Company Stock);

(n) except (x) as required pursuant to a Company Plan or a Contract in effect prior to the date of this Agreement, (y) as otherwise required by applicable Law, or (z) as otherwise contemplated by this Agreement or as set forth on the Company Disclosure Letter, (i) grant or provide any severance or termination payments or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, (iii) increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, other than (A) increases in base salaries or hourly base wage rates, as applicable, to employees in the ordinary course of business consistent with past practice and (B) awards of bonuses in the ordinary course of business consistent with past practice, (iv) establish, adopt, terminate or amend any material Company Plan or any plan, program, arrangement, policy or agreement that would be a material Company Plan if it were in existence on the date of this Agreement, (v) hire any employee of the Company or any of its Subsidiaries or engage any other individual to provide services to the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice; (vi) terminate the employment of any current employee with a title of Vice President or above or the engagement of any individual independent contractor of the Company or any of its Subsidiaries other than for cause or for performance-related reasons or (vii) promote any employee of the Company or any of its Subsidiaries to a position that reports directly to the Chief Executive Officer of the Company;

(o) waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries in a manner that would reasonably be expected to adversely affect the business of the Company and its Subsidiaries, taken as a whole;

(p) change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(q) (i) make or change any material election with respect to Taxes, (ii) adopt or change any method of Tax accounting, (iii) amend any material Tax Return, (iv) agree or settle any material claim or assessment in respect of Taxes, (v) agree to an extension or waiver of the limitation period for any material claim or assessment in respect of Taxes, or (vi) take or omit to take any other action with respect to Taxes, in each case, if any such action or omission would have the effect of materially increasing the Tax liability or accrual of Tax liability under FASB Interpretation No. 48 or materially reducing any Tax asset or accrual of Tax asset under FASB Interpretation No. 48 of the Company or any of its Subsidiaries;

(r) (i) compromise or settle any Proceeding, in each case made or pending by or against the Company or any of its Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of Proceedings that: (x) are for an amount (in excess of insurance proceeds), individually or in the aggregate, equal to $250,000, (y) do not involve an admission of guilt or impose any injunctive relief or a material restriction on the Company or its Subsidiaries and (z) do not involve material Intellectual Property Rights of the Company or any of its Subsidiaries or (ii) commence any Proceeding, other than in the ordinary course of business consistent with past practice;

(s) take any actions or intentionally omit to take any actions required to be taken hereunder, in each case that would or would be reasonably likely to (i) result in any of the conditions set forth in ARTICLE 10 or any of the Offer Conditions not being satisfied, (ii) result in new or additional required approvals from any Governmental Authority in connection with the Transactions that would materially delay the consummation of the Transactions or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement or materially delay such consummation;

(t) fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, loss or impairment of any Intellectual Property Rights owned or licensed by the Company or any of its Subsidiaries that are material to the conduct of the Company’s business;

(u) authorize, apply for or cause to be approved the listing of Shares on any stock exchange;

(v) cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage, other than in the ordinary course of business or if the Company, in its reasonable judgment, determines that such cancellation, termination or failure to keep in place would not result in the Company and its Subsidiaries having inadequate coverage, including after giving effect to any insured self-retention or co-insurance feature;

(w) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any material Subsidiary of the Company;

(x) acquire any interest in real property;

(y) enter into any material interest rate swaps, non-U.S. exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

(z) agree, resolve or commit to do any of the foregoing.

Section 6.02 No Solicitation.

(a) The Company shall, shall cause its Subsidiaries to and shall request that its Representatives, immediately cease (i) any communications, discussions or negotiations with any Person that may be ongoing with respect to an Acquisition Proposal, (ii) furnishing to any Person (other than Parent, Merger Sub, their respective Representatives and the Company’s Representatives) any information with respect to an Acquisition Proposal and (iii) cooperating with, assisting in, participating in, facilitating or encouraging an Acquisition Proposal and, if applicable, shall use reasonable best efforts to have returned to the Company or destroyed any confidential information that has been provided to any Person during any such communications, discussions or negotiations occurring in the six (6) months prior to the date of this Agreement. From and after the date of this Agreement until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with ARTICLE 10, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its Representatives to (and shall use reasonable best efforts to cause such Persons not to), directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiry or the making or submission of any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) subject to Section 6.02(b), approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, (C) subject to Section 6.02(b), approve or recommend, or publicly propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding, in each case relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or a Superior Proposal (each an “Alternative Acquisition Agreement”), (D) enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or (E) agree to do any of the foregoing; provided, however, if, prior to the Acceptance Time, following the receipt of a bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Superior Proposal and that was unsolicited and made after the date of this Agreement in circumstances not otherwise involving a breach of this Agreement, the Company may, in response to such Acquisition Proposal, and subject to compliance with Section 6.02(b), furnish information with respect to the Company to the Person making such Acquisition Proposal and engage in discussions or negotiations with such Person regarding such Acquisition Proposal; provided, that (1) prior to furnishing, or causing to be furnished, any such nonpublic information relating to the Company to such Person, the Company enters into a confidentiality agreement with the Person making such Acquisition Proposal (an “Acceptable Confidentiality Agreement”) that (x) does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to this Section 6.02 and (y) contains provisions that in the aggregate are no less restrictive on such Person (including with respect to any “standstill” terms; provided, that such “standstill” terms need not restrict a Person from making proposals to the Company (including the Company Board) in respect of an Acquisition Proposal) than those contained in the Non-Disclosure Agreement as in effect immediately prior to the execution of this Agreement, and (2) promptly (but in any event within 24 hours) following furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives).

(b) Notwithstanding anything to the contrary in this Agreement, prior to the Acceptance Time, the Company Board may effect a Company Adverse Recommendation Change if (and only if): (I) (A) a written Acquisition Proposal that was not solicited in violation of this Agreement is made to the Company by a Third Party and such Acquisition Proposal is not withdrawn or (B) there has been an Intervening Event; (II) in the case of an Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; and (III) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, however, none of the Company, the Company Board or any committee thereof shall make a Company Adverse Recommendation Change and/or authorize the Company to enter into any Alternative Acquisition Agreement unless:

(i) the Company Board provides Parent at least four (4) Business Days’ prior written notice of its intention to take such action (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Company Adverse Recommendation Change), which notice shall include, as applicable, (A) the information with respect to the Superior Proposal that is specified in Section 6.02(b), as well as a copy of such Acquisition Proposal and any related Alternative Acquisition Agreement, or (B) the facts and circumstances in reasonable detail of the Intervening Event;

(ii) during the four (4) Business Days following such written notice described in the foregoing clause (i) (or such shorter period as is specified in this Section 6.02(b) below), the Company Board and its Representatives have negotiated in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of this Agreement that may, at Parent’s sole discretion, be proposed by Parent in response to such Superior Proposal or Intervening Event, as applicable; provided, that, for the sake of clarity, nothing in this clause (ii) shall in any way obligate the Company Board to refrain from making a Company Adverse Recommendation Change and, if applicable, authorizing the Company to enter into any Alternative Acquisition Agreement, in accordance with the terms of this Agreement; and

(iii) at the end of the four (4) Business Day period described in the foregoing clause (i), the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed and irrevocably committed to in writing by Parent), that, as applicable (A) the Acquisition Proposal continues to be a Superior Proposal or (B) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that the failure to make such Company Adverse Recommendation Change would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law.

Any material amendment or modification to any Superior Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.02, and the Company shall promptly (but in any event within 24 hours of occurrence) notify Parent of any such new Acquisition Proposal and the Parties shall comply with the provisions of this Section 6.02(b) with respect thereto; provided, however, that the “matching period” set forth above shall in such circumstance expire on the later of two (2) Business Days after the Company Board provides written notice of such new Acquisition Proposal to Parent and the end of the original four (4) Business Day period described in clause (ii) above; provided, further, in the event there is a Company Adverse Recommendation Change made in compliance with this Section 6.02(b) with respect to a Superior Proposal, the Company shall only enter into an Alternative Acquisition Agreement with respect thereto by terminating this Agreement in accordance with Section 10.01(g).

(c) In addition to the obligations of the Company and Parent set forth in Section 6.02(a) and Section 6.02(b), the Company shall promptly (and in any event within 24 hours) advise Parent writing of any inquiries, proposals or offers with respect to an Acquisition Proposal that are received by, or any non-public information with regard to such Acquisition Proposal is requested from, or any discussions or negotiations are sought to be initiated regarding such Acquisition Proposal with, the Company (or any of its Representatives), indicating, in connection with such notice, the identity of the Person or group of Persons making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers (and providing copies of all related written inquiries, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours) of the status of any discussions or negotiations with respect to any such inquiries, proposal or offers and the details of any material changes to the status and material terms of any such inquiries, proposals or offers (including any material amendments thereto or any change to the scope or material terms or conditions thereof, and including copies of any written inquiries, proposals or offers, including proposed agreements and modifications thereto).

Section 6.03 Compensation Arrangements and ESPP.

(a) As soon as reasonably practicable following the date of this Agreement and prior to the Acceptance Time, the Compensation Committee of the Company Board (the “Compensation Committee”) shall cause each Company Plan pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act, all of which shall be memorialized in resolutions of the Compensation Committee, with a copy of such resolutions being promptly delivered to Parent.

(b) As soon as reasonably practicable following the date of this Agreement, but not later than the day immediately prior to the date on which the first offering period that is regularly scheduled to commence under the Company ESPP after the date of this Agreement, the Company shall take such actions as are necessary to suspend the Company ESPP so that no further offering periods shall commence after the date of this Agreement. With respect to the offering period that is in effect on the date of this Agreement, each outstanding purchase right under the Company ESPP shall be exercised in accordance with the terms of the Company ESPP on the regularly scheduled purchase date for such offering period; provided, that if the Closing occurs prior to such purchase date, then the purchase right for such offering period shall be exercised on the Business Day immediately prior to the Closing Date. The Company shall use reasonable best efforts to provide at least ten (10) calendar days’ prior written notice to each participant in the Company ESPP of such purchase.

(c) As soon as practicable following the date of this Agreement and prior to the Acceptance Time, the Company and the Company Board (or an appropriate committee of non-employee directors thereof) shall take such actions (including adopting a resolution consistent with the interpretive guidance of the SEC) as are required to cause the disposition of Shares and Company Stock Options in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be, to the greatest extent reasonably possible under applicable Law and interpretations of the SEC, exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Section 6.04 Payoff Letters. The Company shall use reasonable best efforts to obtain and deliver to Parent no later than five (5) Business Days prior to the Closing Date customary payoff letters with respect to (i) the satisfaction and release of all of the Company and its Subsidiaries’ liabilities and obligations (including all indebtedness for borrowed money, if any, of the Company and its Subsidiaries outstanding as of the Closing, but excluding any Company Bonds and indemnification obligations that survive termination) under the Contracts set forth in Section 6.04 of the Company Disclosure Letter (the “Loan Documents”), (ii) the termination of the Loan Documents and any guarantees provided thereunder and (iii) the release of all Liens held pursuant to or otherwise related to the Loan Documents, except to the extent of any cash collateral required to be posted in connection with any outstanding Company Bonds.

ARTICLE 7

COVENANTS OF PARENT AND MERGER SUB

Section 7.01 Conduct of Parent. During the Pre-Closing Period, except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use reasonable best efforts to (i) preserve intact its business organization and (ii) maintain generally its business relationships with its customers, lenders, suppliers and others having business relationships with it and with Governmental Authorities with jurisdiction over Parent’s operations. In addition, without limiting the generality of the foregoing, during the Pre-Closing Period, except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the articles of amalgamation or bylaws of Parent in a manner that would have a material and adverse impact on the value of Parent Common Shares;

(b) adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(c) (i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other Person or business or (ii) make investments in any other Person, in each case that would reasonably be expected to prevent, or materially impede or materially delay, the consummation of the Merger or the other Transactions;

(d) authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (i) dividends and distributions paid or made on a pro rata basis by Subsidiaries of Parent or (ii) by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent; or

(e) agree, resolve or commit to do any of the foregoing.

Section 7.02 Obligations of Merger Sub. Parent shall cause to be provided to Merger Sub all of the funds and Parent Common Shares necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger, the Offer and the other Transactions pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 7.03 Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the Parties hereto, Merger Sub Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, the Offer and the other Transactions, in accordance with the DGCL, by written consent.

Section 7.04 Director and Officer Indemnification.

(a) From and after the Effective Time, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation of each former and present director, officer, employee or agent of the Company or any of its Subsidiaries and each person who served as a director, officer, employee, agent, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding or investigation with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect on the date of this Agreement or in any agreement to which the Company or any of its Subsidiaries is a party, shall be assumed by the Surviving Corporation and shall survive the Merger and continue in full force and effect in accordance with their terms. For a period of no less than six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or such documents of any successor to the business of the Surviving Corporation) to contain provisions regarding exculpation, indemnification and advancement of expenses that are at least as favorable as the exculpation, indemnification and advancement of expenses provisions contained in the certificate of incorporation, bylaws and comparable organizational documents of the Company and each of its Subsidiaries in effect as of immediately prior to the Effective Time, and during such six-year period shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately prior the Effective Time was a Company Indemnified Party; provided, however, all rights to indemnification in respect of any actual or threatened Proceeding made within such period shall continue until the disposition of such Proceeding or resolution of such Proceeding.

(b) For a period of no less than six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless (and advance funds in respect of the foregoing to the fullest extent permitted under applicable Law) each Company Indemnified Party to the fullest extent permitted under applicable Law against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another Person (including, without limitation, any claim arising out of or pertaining to this Agreement or the Transactions), whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, the Company Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by the Surviving Corporation and Parent, promptly after statements therefor are received. The Surviving Corporation shall use reasonable best efforts to assist in the defense of such matter with the Company Indemnified Party in the defense of any such Proceeding; provided, however, the Surviving Corporation shall only be required to indemnify and hold harmless, or advance expenses to, a Company Indemnified Party if and to the same extent such Company Indemnified Party is entitled to indemnification as of the date of this Agreement by the Company or its Subsidiaries pursuant to (i) the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or the applicable Subsidiary of the Company or (ii) any indemnification agreement between the Company or any of its Subsidiaries and such Company Indemnified Party.

(c) Prior to the Effective Time, the Company shall obtain and fully pay the premiums for a non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of up to six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from the Company’s current D&O Insurance carriers or one or more insurance carriers with the same or better credit rating as the Company’s current D&O Insurance carriers with respect to directors’ and officers’ insurance policies in an amount and scope at least as favorable as the D&O Insurance; provided, however, in no event shall the Company pay aggregate premiums for such “tail” insurance policies in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.04(c) of the Company Disclosure Letter; provided further, if the aggregate premiums payable for such “tail” insurance policies exceed such amount, the Company shall obtain “tail” insurance policies with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. Neither Parent nor the Surviving Corporation shall take any action to discontinue the benefits of such policy.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall use reasonable best efforts to cause the successors and assigns of the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 7.04.

(e) The provisions of this Section 7.04 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each indemnified or insured person hereunder (including the Company Indemnified Parties), his or her heirs and his or her representatives (who shall, for the avoidance of doubt, be deemed third-party beneficiaries of this Agreement for purposes of this Section 7.04) and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 7.05 Stock Exchange Listing. Parent shall use reasonable best efforts to cause the Parent Common Shares to be issued pursuant to this Agreement to be approved for listing on the NASDAQ and the TSX, in each case subject to official notice of issuance, prior to the Acceptance Time or the Effective Time, as applicable.

Section 7.06 Employee Matters. (a) For a period of at least one (1) year following the Closing Date, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including, for the avoidance of doubt the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (individually a “Continuing Employee” and collectively the “Continuing Employees”) with (i) base salary (or wages) and cash bonus opportunities (excluding any equity compensation) that are no less favorable than the base salaries and cash bonus opportunities (excluding any equity compensation) provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) pension and welfare benefits that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those provided by the Company and its Subsidiaries immediately prior to the Effective Time.

(b) Parent further agrees that, from and after the Closing Date, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, grant all of the Continuing Employees credit for any service with the Company or its Subsidiaries earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by Parent or the Surviving Corporation or any of its Subsidiaries on or after the Closing Date (collectively, the “Parent Plans”); provided, however, such service shall not be recognized or credited to the extent that such recognition would result in a duplication of benefits provided to the Company Employee or to the extent that such service was not recognized under any similar Company Plan.

(c) Notwithstanding anything contained herein to the contrary, with respect to any Continuing Employees who (i) are based outside of the United States, Parent’s obligations under this Section 7.06 shall be in addition to, but not in contravention of, any obligations under the Law of the non-U.S. countries and political subdivisions thereof in which such Continuing Employees are based, and (ii) are covered by a Collective Bargaining Agreement, Parent’s obligations under this Section 7.06 shall (A) be in addition to, but not in contravention of, the terms and conditions of employment for such Continuing Employees as set forth in such Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms and applicable Law and (B) apply only to the extent permitted by applicable labor Law.

(d) Nothing contained in this Section 7.06, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or Parent Plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan (subject to any contractual restrictions therein) or Parent Plan, (ii) give any current or former employee, director or other independent contractor of the Company and its Subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative body, any third-party beneficiary or other rights under this Agreement or otherwise or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan (subject to any contractual restrictions therein) or Parent Plan or (B) retain the employment or services of any current or former employee, director or other independent contractor of the Company and its Subsidiaries.

Section 7.07 Unvested Company Stock Options. Parent shall take such actions as are necessary for the conversion of the Unvested Company Stock Options and Vested Company Stock Options for which the Cash Consideration is less than or equal to the exercise price per share of Company Stock underlying such Vested Company Stock Options to Adjusted Options pursuant to Section 3.10(a) and (b), including the reservation, issuance and listing of Parent Common Shares as is necessary. Within ten (10) Business Days after the Closing Date, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or similar successor form), or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the Parent Common Shares subject to the Adjusted Options. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall take such actions (including having its Board of Directors and independent committee thereof adopt a resolution consistent with the interpretive guidance of the SEC) as are required to cause the acquisition of the Shares and the Adjusted Options in connection with the Transactions to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and shall use reasonable best efforts to administer any Adjusted Option in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 8

ADDITIONAL COVENANTS

Section 8.01 Efforts. (a) Subject to the terms and conditions of this Agreement (including Section 8.02), each of the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable Law or Order to consummate and make effective the Transactions as promptly as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Transactions (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are Offer Conditions or conditions to the consummation of the Merger pursuant to ARTICLE 9).

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, as promptly as reasonably practicable (and in any event within ten (10) Business Days of the date of this Agreement in the case of the following clause (i) (unless counsel to the Parties have previously agreed to extend such ten (10) Business Day period)), (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and (ii) an appropriate filing of a Notification of the Transactions with the German Federal Cartel Office (“Bundeskartellamt”) as prescribed by the German Act Against Restraints of Competition of 1958 (the “ARC”). Each of the Company and Parent shall use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing, and use reasonable best efforts to take all other actions necessary to cause the expiration or termination of (and not to extend) the applicable waiting periods regarding the foregoing as soon as reasonably practicable.

(c) Except as prohibited by applicable Law or Order, each of Parent and the Company shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any communication (other than any ministerial communications) received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) consult with each other prior to taking any material position in discussions with or filings to be submitted to any Governmental Authority regarding any of the Transactions, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation to be submitted to any Governmental Authority regarding any of the Transactions, and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the Transactions. Notwithstanding anything to the contrary herein, Parent shall, on behalf of the Parties, have control over and lead all communications and strategy, including all analyses, presentations, memoranda, briefs, arguments, opinions, proposals and litigation relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority in connection with consummating the Transactions, except for stockholder litigation as set forth in Section 8.08. The Parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 8.01 in a manner so as to preserve the applicable privilege.

(d) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company and Parent shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation (other than ministerial conversations) with any Governmental Authority in respect of the Transactions (including with respect to any of the actions referred to in Section 8.01(a)) without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such non-participating Party reasonably apprised with respect thereto.

(e) Subject to Section 8.01(f), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Transactions. Without limiting the generality of the foregoing, but subject to Section 8.01(f), each Party: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transactions; (ii) shall use reasonable best efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Law or Contract, request by a Governmental Authority, or otherwise) by such Party in connection with the Transactions; and (iii) shall use reasonable best efforts to lift or caused to be overturned any restraint, injunction or other legal bar to the Transactions.

(f) Notwithstanding anything to the contrary contained in this Section 8.01 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective businesses, product lines or assets; or (ii) to take any action, or commit to take any action, or agree to any condition or limitation contemplated in this Section 8.01, that would, or would reasonably be expected to, have a Parent Material Adverse Effect.

Section 8.02 Financing Cooperation.

(a) Parent and Merger Sub shall, and shall cause their Affiliates to, use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and to do or cause to be done all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on the terms and conditions described in the Commitment Letter; provided, however, Parent may (x) amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement or (y) otherwise replace or amend the Commitment Letter so long as such action is not material and would not reasonably be expected to delay, hinder or prevent the consummation of the Offer or the Closing and the terms are not materially less beneficial to Parent, with respect to conditionality, than those in the Commitment Letter as in effect on the date of this Agreement. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letter without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, modification or waiver:

(i) reduces the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to such fees and original issue discount contemplated by the Commitment Letter and related fee letters (including pursuant to any “flex” provisions thereof) in effect on the date hereof unless the Debt Financing is increased by such amount);

(ii) (A) imposes new or additional conditions or (B) otherwise adversely expands, amends or modifies any of the conditions precedent to the Debt Financing, or otherwise expands, amends or modifies any other provision of the Commitment Letter, in each case of this subsection (ii), in a manner that would reasonably be expected to prevent or materially delay, hinder or prevent the ability of Parent to consummate the Offer or the Closing; or

(iii) would otherwise materially adversely impact the ability of Parent to enforce its rights against other parties to the Commitment Letter or otherwise to timely consummate the Transactions.

Parent shall promptly deliver to the Company copies of any such amendment, modification, waiver or replacement. For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Commitment Letter as permitted to be amended, modified or replaced by this Section 8.02(a) or Section 8.02(c) and references to “Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 8.02(a) or Section 8.02(c).

(b) Parent and Merger Sub shall, and shall cause their Affiliates to, use reasonable best efforts to take all actions and to do or cause to be done all things necessary, proper or advisable to:

(i) maintain in effect the Commitment Letter;

(ii) negotiate and enter into Definitive Financing Agreements on the terms and conditions contained in the Commitment Letter (including the “flex” provisions contained in any related fee letter) or on other terms in the aggregate materially no less favorable to Parent, as to conditionality, than the terms and conditions in the Commitment Letter; provided, however, in no event shall any such Definitive Financing Agreement contain terms (other than those included in the Commitment Letter) that would reasonably be expected to prevent or materially delay, hinder or prevent the consummation of the Offer or the Closing;

(iii) satisfy (or, if deemed advisable by Parent, seek the waiver of) on a timely basis all conditions applicable to Parent that are within its control as set forth in the Commitment Letter and to comply with all of its material obligations pursuant to the Commitment Letter;

(iv) upon satisfaction of such conditions, cause the funding of the Debt Financing at or prior to the time at which payment for validly tendered Shares is required to be made hereunder (together with other sources of funds, with respect to amounts required to pay the aggregate Cash Consideration and the cash portion of the aggregate Merger Consideration and to consummate the Transactions);

(v) take each of the actions required of the Company and its Subsidiaries in Section 8.02(d) below with respect to itself and its Affiliates as necessary; and

(vi) give the Company prompt notice of any material breach by any party to the Commitment Letter of which Parent has become aware or any termination of the Commitment Letter. Without limiting the foregoing, Parent agrees to notify the Company promptly if at any time any Lender notifies Parent that such source no longer intends to provide or arrange (as applicable) financing on the terms set forth therein.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 8.02 shall require Parent or any Affiliate thereof to pay any fees materially in excess of those contemplated by the Commitment Letter and any related fee letter (including pursuant to the “flex” provisions contained in any fee letter relating to the Debt Financing).

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Commitment Letter is terminated or modified in a manner materially adverse to Parent for any reason, Parent shall promptly notify the Company in writing and shall use reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable following such event on terms no less favorable to Parent in any material respect as those contained in the Commitment Letter and in an amount sufficient, together with any other form of Financing and cash on hand of Parent and Merger Sub, if any, to fund the aggregate Cash Consideration and the cash portion of the aggregate Merger Consideration and to consummate the Transactions (the “Alternate Financing”) and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as provided under the Commitment Letter originally issued, to the extent needed to fund the aggregate Cash Consideration and the cash portion of the aggregate Merger Consideration and to consummate the Transactions, and on terms and conditions (including all terms, termination rights, flex provisions and funding conditions) not materially less favorable in the aggregate to Parent than those included in the Commitment Letter (an “Alternate Commitment Letter”). Parent and Merger Sub shall, and shall cause their Affiliates to, use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and things necessary, proper or advisable to comply with the terms of Section 8.02(a) as though the references therein to Commitment Letter and Debt Financing were instead references to the Alternate Commitment Letter and the Alternate Financing, respectively. Parent and Merger Sub shall, and shall cause their Affiliates to, use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any Alternate Commitment Letter, including by complying with its obligations under Section 8.02(b) as though the references therein to Commitment Letter and Debt Financing were instead references to the Alternate Commitment Letter and the Alternate Financing, respectively.

(d) Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to provide, and shall use reasonable best efforts to cause its respective Representatives to use reasonable best efforts to provide, Parent such cooperation as may be reasonably requested by Parent. Such cooperation shall include, to the extent not inconsistent with the level of effort described in the foregoing sentence:

(i) as promptly as reasonably practical, (x) furnishing Parent and the Lenders and their respective Representatives with the Required Information and (y) informing Parent if the Company or its Subsidiaries shall have Knowledge of any facts that would likely require the restatement of such financial statements for such financial statements to comply with GAAP;

(ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing and assisting Parent in obtaining ratings as contemplated by the Debt Financing;

(iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (confidential and public), prospectuses and similar documents required in connection with the Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda to be included in offering documents contemplated by the Debt Financing;

(iv) using reasonable best efforts to cause its independent auditors to provide, consistent with customary practice, (A) consent to offering documents, private placement memorandum, bank information memorandum, prospectuses and similar marketing documents that include or incorporate the Company’s consolidated financial information and their reports thereon, in each case, to the extent such consent is required, (B) reasonable assistance in the preparation of pro forma financial statements by Parent, (C) customary comfort letters (including “negative assurance” comfort) upon completion of customary procedures, and (D) reasonable assistance and cooperation to Parent, including attending accounting due diligence sessions;

(v) using reasonable best efforts to assist Parent in connection with its preparation of pro forma financial information and financial statements to the extent necessary (or reasonably required by the Lenders) to be included in any offering documents; provided, that Parent shall have provided the Company with information relating to the proposed debt and equity capitalization that is required for such pro forma financial information in financial reports;

(vi) using reasonable best efforts to (x) provide monthly financial statements (excluding footnotes) within fifteen (15) Business Days of the end of each month prior to the Closing and (y) providing quarterly financial statements within forty-five (45) days of the end of each fiscal quarter prior to the Closing;

(vii) executing and delivering as of the Closing any guarantees, pledge and security documents, other Definitive Financing Agreements, or other certificates, legal opinions or documents as may be reasonably requested by Parent and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interests and guarantees);

(viii) using reasonable best efforts to assist Parent in obtaining waivers, consents, estoppels and approvals from other parties to material Real Property Leases, rights of way and other encumbrances and the Company Material Contracts and to arrange discussions among Parent and the Lenders and their respective Representatives with other parties to material Real Property Leases, rights of way and other encumbrances and the Company Material Contracts as of the Acceptance Time;

(ix) using reasonable best efforts to (A) permit the Lenders involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date and to assist with other reasonable and customary collateral audits and due diligence examinations) and (B) establish bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing;

(x) taking all corporate actions, subject to the consummation of the Offer, reasonably requested by Parent that are necessary or customary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and each of its Subsidiaries, if any (not needed for other purposes), to be made available at the Closing to consummate the Transactions; and

(xi) providing all documentation and other information about the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) to the extent reasonably requested at least five (5) Business Days prior to the anticipated Acceptance Time;

provided, however, no obligation of the Company or any of its Subsidiaries, or any Lien on any of their respective assets, in connection with the Financing shall be effective until the Effective Time; none of the Company or any of its Subsidiaries or any Representatives of any of the foregoing shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing prior to the Effective Time; and no director or officer of the Company or any of its Subsidiaries shall be required to execute any agreement, certificate, document or instrument with respect to the Financing that would be effective prior to the Effective Time.

(e) The Company shall use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require (subject to the qualifications included in Section 8.02(d)) the cooperation of the Company under Section 8.02(d) at any time, and from time to time and on multiple occasions, between the date hereof and the Closing.

(f) the Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company and its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries.

(g) Parent shall promptly, upon request by the Company following any termination of this Agreement pursuant to Section 10.01, reimburse the Company or any of its Affiliates, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees) incurred by such Person in connection with its cooperation contemplated by this Section 8.02. Parent shall indemnify and hold harmless the Company, its Affiliates and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including, but not limited to, any action taken in accordance with Section 8.02(d)) and any information utilized in connection therewith.

Section 8.03 Company Bonds. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, provide reasonable cooperation to Parent in connection with Parent’s efforts to (a) replace, concurrently with or after Closing, any Company Bonds, (b) obtain a “back-to-back” letter of credit, bond or other security interest for any Company Bonds, or (c) otherwise collateralize, concurrently with or after Closing, the obligations of the parties who are the current issuers of any Company Bonds or have provided a letter of credit or other credit support in connection with any Company Bonds; provided, however, that (x) the Company shall have no obligation to take any activities which affect the Company Credit Facility prior to Closing, (y) neither the Company nor its Subsidiaries shall be required to incur any material expenses in connection with the foregoing and (z) any of the actions contemplated by this Section 8.03 are to take effect as of or following, and conditional upon, the Closing.

Section 8.04 Public Announcements. The initial press release with respect to the execution of this Agreement and the Transactions shall be a joint press release in a form reasonably acceptable to Parent and the Company. Thereafter, Parent and the Company (unless the Company Board has made a Company Adverse Recommendation Change) will use their respective reasonable best efforts to consult with the other Party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts, institutional investors or other similar Persons or (c) providing any statements (including press releases) which are public or are reasonably likely to become public, in any such case to the extent relating to the Transactions and excluding any routine employee communications (a “Public Statement”). In addition, Parent and the Company (unless the Company Board has made a Company Adverse Recommendation Change) agree to cause their respective directors and executive officers to refrain from taking any position in any such Public Statement that is, without limiting the obligations set forth in Section 6.02, (x) contrary to the positions previously taken by Parent and the Company with respect to this Agreement and the Transactions, including the Merger and the Offer, or (y) reasonably likely to have a significant, adverse impact on the ability of the Parties to consummate the Transactions. None of the limitations set forth in this Section 8.04 shall apply to any disclosure of any information concerning this Agreement or the Transactions (i) required by applicable Law or Order; or (ii) in connection with any dispute among the Parties regarding this Agreement or the Transactions.

Section 8.05 Notice of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of:

(a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Transactions;

(b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Transactions;

(c) any Proceeding or investigation commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such Party’s representations or warranties, as the case may be, or that relate to the consummation of the Transactions; and

(d) the occurrence of any event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Transactions or (B) result in the failure of any Offer Condition or any condition to the Merger set forth in ARTICLE 9 to be satisfied; provided, that the delivery of any notice pursuant to this Section 8.05 shall not (i) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or (ii) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 8.06 Access to Information.

(a) Subject to Section 8.06(b), during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries and Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the personnel and assets of the Company and its Subsidiaries and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request. All information exchanged pursuant to this Section 8.06 shall be subject to the provisions of the Non-Disclosure Agreement. Without limiting the generality of any of the foregoing and subject to Section 8.06(b), during the Pre-Closing Period, the Company shall promptly provide Parent upon its reasonable request with copies of:

(i) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company’s senior management, including: (A) copies of the unaudited monthly consolidated balance sheets of the Company and its Subsidiaries and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(ii) any written materials or communications distributed by or on behalf of the Company to its stockholders;

(iii) any material notice, correspondence, document or other communication sent by or on behalf of any of the Company or its Subsidiaries to any party to any Company Material Contract or sent to any of the Company or its Subsidiaries by any party to any Company Material Contract (other than any communication that relates solely to routine commercial transactions between the Company or any of its Subsidiaries and the other party to any such Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

(iv) any notice, report or other document filed with or sent to any Governmental Authority on behalf of any of the Company or its Subsidiaries in connection with the Offer or the Merger or any of the other Transactions; and

(v) any material notice, report or other document received by any of the Company or its Subsidiaries from any Governmental Authority.

(b) Notwithstanding the foregoing provisions in Section 8.06(a), the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would waive any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or would result in the disclosure of any trade secrets of any third party; (iii) access to a Contract to which any of the Company or its Subsidiaries is a party as of the date of this Agreement or otherwise bound as of the date of this Agreement if such access would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; or (iv) unless otherwise required to be provided pursuant to Section 6.02, such documents or information relate directly to any Acquisition Proposal; provided, that, in the case of each of clauses (i) , (ii) and (iii), the Company shall: (A) give reasonable notice to Parent of the fact that it is restricting or otherwise prohibiting access to such documents or information pursuant to this Section 8.06(b); (B) inform Parent with sufficient detail of the reason for such restriction or prohibition; and (C) use, and cause its Subsidiaries to use, reasonable best efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition. All requests for information pursuant to this Section 8.06(b) shall be directed to an executive officer of the Company or other Person that an executive officer may designate.

(c) Any investigation conducted pursuant to the access contemplated by this Section 8.06 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a material risk of damage or destruction to any material property or material assets of the Company or its Subsidiaries.

Section 8.07 Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 8.08 Stockholder Litigation. Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it or any of its Subsidiaries or Representatives arising out of or relating to this Agreement, the Offer, the Merger or the other Transactions and shall keep the other reasonably informed regarding any such stockholder litigation. Each of Parent and the Company shall give the other reasonable opportunity to consult with it regarding the defense or settlement of any such stockholder litigation and shall give due consideration to the other party’s views with respect to such stockholder litigation. Notwithstanding anything to the contrary contained herein, the Company shall not settle or enter into any negotiations or settlement of any such litigation without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed).

Section 8.09 Anti-Takeover Law. If any Anti-Takeover Law is or may become applicable to the Offer, the Merger or any of the other Transactions, the Company, the Company Board and the board of directors of Parent shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Anti-Takeover Law on the Transactions to the greatest extent permissible under such Anti-Takeover Law.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company):

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval (if required by applicable Law).

(b) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits, restrains, or makes illegal the consummation of the Merger.

(c) Consummation of Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment Shares validly tendered (and not validly withdrawn) pursuant to the Offer (including during any “subsequent offering period” provided by Merger Sub pursuant to this Agreement).

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (other than in the case of Section 10.01(a)), by written notice of the terminating Party (acting through such Party’s board of directors or its designee) to the other Parties:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval, if required by applicable Law);

(b) by either Parent or the Company at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval, if required by applicable Law) if a court or other Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of: (i) permanently restraining, enjoining or otherwise prohibiting: (A) the acquisition or acceptance for payment of, or payment for, Shares pursuant to the Offer; or (B) the Merger; or (ii) making the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger, illegal;

(c) by either Parent or the Company if the Offer shall have expired without the acceptance for payment of the Shares pursuant to the Offer; provided, however, the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to any Party whose breach of any provision of this Agreement (including the requirement in Section 2.01(m) to irrevocably accept for payment the Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date (as the same may be extended or required to be extended, in each case in accordance with the terms of Section 2.01(l)) in accordance with applicable Law) results in the failure of the acceptance for payment of and payment for the Shares pursuant to the Offer;

(d) by either Parent or the Company if the Acceptance Time shall not have occurred on or prior to the date that is five (5) months after the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Acceptance Time to have occurred by such time;

(e) by the Company if (i) the Marketing Period has ended, (ii) the Company has irrevocably notified Parent in writing that (A) all of the conditions set forth in Annex I have been satisfied (other than those conditions that by their nature are to be satisfied immediately prior to the consummation of the Offer, but provided that such conditions would be satisfied if the time of the consummation of the Offer were the time of such termination) or irrevocably waived (to the extent permitted by this Agreement) and the conditions set forth in ARTICLE 9 are capable of being satisfied following the consummation of the Offer and (B) the Company is ready, willing and able to consummate the Offer, and (iii) Merger Sub fails to irrevocably accept for payment and pay for the Shares in accordance with Section 2.01 within three (3) Business Days following delivery of such written notice from the Company;

(f) by Parent, prior to the Acceptance Time, if the Company, the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change;

(g) by the Company prior to the Acceptance Time if (i) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the terms of Section 6.02(b) that did not result from a breach of this Agreement, (ii) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a breach of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 10.03(b);

(h) by Parent at any time prior to the Acceptance Time if: (i) any of the Company’s representations or warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that any of the conditions set forth in clause (a) of Annex I would not be satisfied; or (ii) the Company shall have failed to comply with or perform its covenants or agreements contained in this Agreement, such that the condition set forth in clause (b) of Annex I would not be satisfied; provided, however, if: (A) any inaccuracy in any of the Company’s representations or warranties or failure to comply with or perform the Company’s covenants or agreements is curable by the Company prior to the earlier of the Outside Date or 30 days after the date on which the Company is notified by Parent in writing of such inaccuracy or failure to comply with or perform; and (B) the Company is continuing to exercise reasonable best efforts to cure such inaccuracy or failure to comply with or perform, then Parent may not terminate this Agreement under this Section 10.01(h) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been fully cured; provided, further, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or;

(i) by the Company at any time prior to the Acceptance Time if: (i) any of Parent’s representations or warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded) and such inaccuracy materially impairs or delays Parent’s or Merger Sub’s ability to purchase and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer; (ii) Parent shall have failed to comply with or perform its covenants or agreements contained in this Agreement and such failure materially impairs or delays Parent’s or Merger Sub’s ability to purchase and pay for the Shares validly tendered (and not withdrawn) pursuant to the Offer; or (iii) there shall have been since the date of this Agreement a Parent Material Adverse Effect the effect of which is continuing; provided, however, if: (A) any inaccuracy of any of Parent’s representations or warranties or failure to comply with or perform Parent’s covenants or agreements is curable by Parent prior to the earlier of the Outside Date or 30 days after the date on which Parent is notified by the Company in writing of such breach or failure to comply with or perform; and (B) Parent is continuing to exercise reasonable best efforts to cure such inaccuracy or failure to comply with or perform, then the Company may not terminate this Agreement under this Section 10.01(i) on account of such inaccuracy or failure to perform: (1) during such 30-day (or shorter) period; or (2) after such 30-day period, if such inaccuracy or failure to comply with or perform shall have been fully cured; provided, further, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall be of no further force or effect; provided, however, (i) Section 8.02(g), the second sentence of Section 8.06(a), Section 8.08, this Section 10.02, Section 10.03, ARTICLE 11 and the Non-Disclosure Agreement shall survive the termination of this Agreement and shall remain in full force and effect; provided, further, however, that Section 8.02(g) shall not survive the termination of this Agreement pursuant to Sections 10.01(f), (g) or (h); (ii) the termination of this Agreement shall not relieve any Party from any liability for any intentional fraud or willful and material breach of any representation, warranty or covenant contained in this Agreement; and (iii) no termination of this Agreement shall in any way affect any of the Parties’ rights or obligations with respect to any validly tendered (and not validly withdrawn) Shares accepted for payment pursuant to the Offer prior to such termination.

Section 10.03 Termination Fees.

(a) If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(d) and: (i) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (ii) within 12 months after the date of any such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated (regardless of whether it is the same Acquisition Proposal), then the Company shall pay, or cause to be paid, to Parent, in cash at the earlier of the time such transaction is consummated or the time such definitive agreement is executed, a non-refundable fee in the amount of $20,625,000 (the “Termination Fee”); provided, however, for purposes of clause (ii) above, all references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(b) If this Agreement is terminated by: (i) Parent pursuant to Section 10.01(f); (ii) by the Company pursuant to Section 10.01(g); or (iii) by the Company pursuant to Section 10.01(d) and the Company Board or any committee thereof made a Company Adverse Recommendation Change, then in each case, the Company shall pay to Parent the Termination Fee. In the case of termination of this Agreement in the manner set forth in clauses (i) or (iii) of this Section 10.03(b), the Termination Fee shall be paid by or on behalf of the Company within two (2) Business Days after such termination; and in the case of termination of this Agreement in the manner set forth in clause (ii) of this Section 10.03(b), the Termination Fee shall be paid by the Company immediately prior to or concurrently with such termination.

(c) If this Agreement is terminated by:

(i) Parent pursuant to Section 10.01(d) and: (A) at the time of such termination, each of the Offer Conditions has been satisfied or waived in accordance with the terms of this Agreement (other than (1) those Offer Conditions that by their nature are to be satisfied immediately prior to the consummation of the Offer, but provided that those Offer Conditions would be satisfied if the time of the consummation of the Offer were the time of such termination, and (2) the condition set forth in clause (i) and/or (k) of Annex I); (B) at the time of such termination, the Financing is not available to Parent and Merger Sub; and (C) the failure of Parent and Merger Sub to receive the Financing or the unavailability thereof is not attributable to a breach of any covenant or obligation of the Company contained in this Agreement; or

(ii) the Company pursuant to Section 10.01(e) and: (A) Merger Sub’s failure to accept for payment and pay for the Shares in accordance with Section 2.01 within three (3) Business Days following delivery of the written notice required by Section 10.01(e)(ii) is not attributable to a breach of any covenant or obligation of the Company contained in this Agreement; and (B) the Company shall have given Parent written notice at least three (3) Business Days prior to termination stating the Company’s intention to terminate this Agreement pursuant to Section 10.01(e) and its claims pursuant to this Section 10.03(c);

then Parent shall pay to the Company, a non-refundable fee in the amount of $35,750,000 (the “Reverse Termination Fee”) at the time of such termination (in the case of Section 10.03(c)(i)) or within two (2) Business Days after such termination if this Agreement is terminated by the Company.

(d) Each of the Company and Parent acknowledges and agrees that (i) the agreements contained in this Section 10.03, are an integral part of the Transactions, (ii) without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement and (iii) any amount payable pursuant to this Section 10.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, on the one hand, or the Company, on the other hand, in the circumstances in which such amount is payable. The Parties acknowledge and agree that in no event shall the Company or Parent be required to pay the Termination Fee or Reverse Termination Fee, respectively, on more than one occasion. If: (i) the Company fails to pay when due any amount payable under this Section 10.03, then: (A) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 10.03; and (B) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 300 basis points over the “prime rate” (as reported by Bloomberg L.P. on the date such overdue amount was originally required to be paid); and (ii) Parent fails to pay when due any amount payable under this Section 10.03, then: (A) Parent shall reimburse the Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 10.03; and (B) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to 300 basis points over the “prime rate” (as reported in by Bloomberg L.P. on the date such overdue amount was originally required to be paid).

(e) Notwithstanding anything to the contrary contained in this Agreement, except in the case of a willful and material breach by the Company, Parent or Merger Sub (and subject to Section 10.03(d)), (i) if this Agreement is terminated under circumstances where the Termination Fee or the Reverse Termination Fee would be payable pursuant to this Section 10.03, the payment by the Company or Parent of such Termination Fee or Reverse Termination Fee, as applicable, shall be the sole and exclusive remedy of Parent and its Related Persons, and the Company and its Related Persons, respectively, against the Company or Parent and their respective Representatives and Affiliates, as applicable, for (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement (including relating to the Financing), (ii) in no event will Parent or any other Person being paid the Termination Fee, or the Company or any other Person being paid the Reverse Termination Fee, seek to recover any other money damages or seek any other remedy (including any remedy for specific performance, except solely in compliance with Section 11.11) based on a claim in law or equity with respect to, (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger or the Offer to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement (including relating to the Financing), and (iii) upon payment of any Termination Fee or Reverse Termination Fee in accordance with this Section 10.03, none of the Company or any Affiliates or Representatives of the Company, in the case of the Termination Fee, and none of Parent or any Affiliates or Representatives of Parent, in the case of the Reverse Termination Fee, shall have any further liability or obligation to another Party relating to or arising out of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.01 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.01 shall not limit Section 10.02, Section 10.03 or any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 11.02 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the Parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, after the Acceptance Time there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under applicable Law without such approval having first been obtained; provided, further, no amendments or other modifications to or waivers of any FS Provision shall be effective without the prior written consent of the Financing Source Parties. A termination of this Agreement pursuant to Section 10.01 or a material amendment or waiver of this Agreement pursuant to this Section 11.02 or Section 11.03 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof), as applicable.

Section 11.03 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 11.02, waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the shareholders or stockholders, as applicable, of either Parent, Merger Sub or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 11.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company or any of its Subsidiaries in connection with the Merger (including any real property transfer Tax and any similar Tax) shall be borne and paid by the Company (or the applicable Subsidiary) when due, and the Company (or the applicable Subsidiary) shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, Parent (or the applicable Subsidiary) shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 11.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email (with confirmation) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11.05):

if to Parent or Merger Sub, to:

Mitel Networks Corporation

350 Legget Drive

Kanata, Ontario, Canada K2K 2W7

Attention:  Greg Hiscock

Facsimile:  613-592-7802

Email:        greg.hiscock@mitel.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:  Adam M. Givertz

Facsimile:  212-757-3990

Email:        agivertz@paulweiss.com

if to the Company, to:

Mavenir Systems, Inc.

1700 International Parkway, Suite 200

Richardson, Texas 75081

Attention:  Pardeep Kohli and Terry Hungle

Facsimile:  214-276-7725

Email:        pardeep@mavenir.com; terry@mavenir.com

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, TX 78701

Attention:  Alan Bickerstaff

Facsimile:  512-542-5219

Email:        abickerstaff@andrewskurth.com

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:  William H. Aaronson

Facsimile:  212-701-5397

Email:        william.aaronson@davispolk.com

Section 11.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.07 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Non-Disclosure Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; provided, however, (x) any provisions of the Non-Disclosure Agreement conflicting with this Agreement shall be superseded by this Agreement and (y) all standstill or similar provisions set forth in the Non-Disclosure Agreement shall terminate and no longer be in effect upon execution and delivery hereof and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and permitted assigns; provided, however, notwithstanding the foregoing clause (b), following the Effective Time, the provisions of Section 7.04 shall be enforceable by each Party entitled to indemnification hereunder and his or her heirs and his or her representatives; provided, further, that the Lenders and each of their respective Affiliates and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, officers, directors, employees, advisors, attorneys or representatives, and each of their respective successors and assigns (each, a “Financing Source Party”, collectively, the “Financing Source Parties”), shall be express third party beneficiaries with respect to the second proviso set forth in Section 11.02, this proviso to this Section 11.07, Section 11.10, Section 11.12 and Section 11.13 (collectively, the “FS Provisions”).

Section 11.08 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided, however, Parent may designate, prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided, further, such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other Party or due to Parent or such other Subsidiary. Any purported assignment without such consent shall be void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.10 Governing Law; Exclusive Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction, except that, notwithstanding the foregoing, except as otherwise set forth in the Commitment Letter as in effect as of the date of this Agreement, any legal suit, action, litigation, proceeding or claim (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Source Parties, shall be exclusively governed by, and construed in accordance with, the Law of the State of New York; provided, however, with respect to the Commitment Letter: (i) the interpretation of the definition of Company Material Adverse Effect and Parent Material Adverse Effect and whether or not a Company Material Adverse Effect or a Parent Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Specified Purchase Agreement Representations (as defined in the Commitment Letter) and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective Affiliates have the right to terminate its obligations under this Agreement, or to decline to consummate the Transactions and (iii) the determination of whether such transactions have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the Law of the State of Delaware without giving effect to conflicts of law principles that would result in the application of the Law of any other jurisdiction.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.05 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party in any way relating to this Agreement, the Debt Financing or any of the Transactions, including any dispute arising out of or relating in any way to the Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.

Section 11.11 Remedies; Enforcement.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, subject to Section 11.11(b), in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including, subject to Section 10.03, monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Notwithstanding anything to the contrary contained herein, the Parties hereby acknowledge and agree that the Company shall be entitled to specific performance or any other equitable remedy to cause Parent to draw down any portion of the Debt Financing pursuant to the terms and conditions of the Commitment Letter and/or consummate the Offer only if (i) all Offer Conditions have been satisfied or waived (other than those Offer Conditions that by their nature are to be satisfied immediately prior to the consummation of the Offer, but provided that such conditions would be satisfied if the time of the consummation of the Offer were such date) and Parent has failed to consummate the Offer when required to hereunder, (ii) the Debt Financing or any Alternate Financing that has been obtained as described in Section 8.02(c) has been funded or would be funded following the delivery of a drawdown notice by Parent and/or notice from Parent that the Debt Financing (or any such Alternate Financing) will be funded (and so long as no Lender has asserted any failure of any condition precedent to funding under the Commitment Letter (other than delivery of such drawdown notice) to be satisfied) (iii) the Company has irrevocably confirmed in writing to Parent and the Lenders that if specific performance is granted and the Debt Financing is funded, then the consummation of the Offer would occur in accordance with ARTICLE 2. Without limiting the generality of Section 11.11(a), but subject to the limitations set forth in the first sentence of this Section 11.11(b), following the consummation of the Offer the Parties agree and acknowledge that the Company shall be entitled to specific performance to enforce the observance and performance of the terms and provisions hereof, including with respect to the obligation of Parent and Merger Sub to consummate the Merger.

(c) Each Party further agrees that, subject to Section 11.11(b), (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.12 No Recourse; Waiver of Claims. Notwithstanding anything herein to the contrary, the Company (on behalf of itself and its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives) hereby waives any rights or claims against any Financing Source Party in connection with this Agreement, the Commitment Letter or the Financing, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives) agrees not to commence a Proceeding against any Financing Source Party in connection with this Agreement or the Transactions (including any Proceeding relating to the Financing or the Commitment Letter or the transactions contemplated thereby). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source Party shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Company or any of its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives in connection with this Agreement or the Transactions (including the Financing or the Commitment Letter or the transactions contemplated thereby). Nothing in this Section 11.12 shall in any way (a) expand the circumstances in which Parent may be liable under this Agreement or as a result of the Transactions (including as a result of the Financing) or (b) limit or qualify the obligations and liabilities of the parties to the Commitment Letter to each other thereunder or in connection therewith.

Section 11.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING ANY LEGAL PROCEEDING AGAINST THE FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS, THE COMMITMENT LETTER, THE FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO).

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MAVENIR SYSTEMS, INC.

By:	/s/ Terry Hungle
	Name:	Terry Hungle
	Title:	Chief Financial Officer

MITEL NETWORKS CORPORATION

By:	/s/ Steve Spooner
	Name:	Steve Spooner
	Title:	Chief Financial Officer

ROADSTER SUBSIDIARY CORPORATION

By:	/s/ Greg Hiscock
	Name:	Greg Hiscock
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

Annex I

Offer Conditions

The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses (a) through (k) below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares if: (A) the Minimum Condition shall not be satisfied as of the applicable Expiration Date; or (B) any of the following additional conditions shall not be satisfied or waived in writing (to the extent applicable) by Parent and Merger Sub as of the applicable Expiration Date:

(a) (i) each of the representations and warranties of the Company contained in this Agreement, other than the representations and warranties contained in Section 4.01 (Corporate Existence and Power) (only with respect to the first sentence thereof), Section 4.02 (Corporate Authorization), Section 4.05(a) (Capitalization), Section 4.06(b) (Subsidiaries) (only with respect to the first three sentences thereof), Section 4.20 (Finder’s Fees, etc.) (only with respect to the first sentence thereof), Section 4.21 (Opinion of Financial Advisor) and Section 4.22 (Anti-Takeover Law) shall be accurate in all respects as of the date of this Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, and would not reasonably be expected to have or result in, a Company Material Adverse Effect; provided, however, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded; (ii) each of the representations and warranties contained in Section 4.01 (Corporate Existence and Power) (only with respect to the first sentence thereof), Section 4.02 (Corporate Authorization), Section 4.06(b) (Subsidiaries) (only with respect to the first three sentences thereof), Section 4.20 (Finder’s Fees, etc.) (only with respect to the first sentence thereof), Section 4.21 (Opinion of Financial Advisor) and Section 4.22 (Anti-Takeover Law) shall have been accurate in all material respects as of the date of this Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than such representations and warranties made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded; and (iii) the representation and warranty contained in Section 4.05(a) (Capitalization) shall have been accurate in all respects as of the date of this Agreement and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are de minimis in nature will be disregarded (it being understood that any inaccuracies shall be deemed to be “de minimis” if and only if the Company’s fully diluted capitalization as of the applicable determination date does not exceed the Company’s fully diluted capitalization set forth in Section 4.05(a) by more than 100,000 Shares);

(b) the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Expiration Date;

(c) since the date hereof, there shall not have been any Company Material Adverse Effect the effect of which is continuing;

(d) the waiting period (or any extension thereof) applicable to the Offer or the Merger under the HSR Act shall have expired or been terminated;

(e) (i) evidence of clearance of the Transactions from the Bundeskartellamt in the manner prescribed by the ARC shall have been received or the waiting periods under the ARC shall have expired or been terminated, and (ii) any waiting period applicable to the Offer or the Merger under any other applicable non-U.S. Competition Law shall have expired or been terminated, and any consent required under any other applicable non-U.S. Competition Law in connection with the Offer or the Merger shall have been obtained and shall be in full force and effect;

(f) Parent shall have received a certificate on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (a) and (b) of this Annex I have been duly satisfied;

(g) no Order (whether temporary, preliminary or permanent) preventing the acquisition of or payment for Shares pursuant to the Offer or preventing consummation of the Merger or any of the other Transactions or the Stockholder Agreements shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law enacted or applicable to the Offer or the Merger that makes the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger, illegal or violative of any Law;

(h) the Registration Statement shall be effective and no “stop order” proceedings shall have been threatened or initiated against Parent with respect to the Offer;

(i) the Marketing Period shall have been completed;

(j) the Parent Common Shares to be issued in the Offer and the Merger shall have been approved for listing on the NASDAQ and the TSX, subject to official notice of issuance; and

(k) this Agreement shall not have been validly terminated in accordance with its terms (the “Termination Condition”).

Except for the Minimum Condition, clauses (d), (e), (g), (h) and (j) and as otherwise set forth in Section 2.01(d), the foregoing conditions may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exhibit A

Form of Certificate of Incorporation

[Attached]

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

MAVENIR SYSTEMS, INC.

1. Name. The name of the corporation is MAVENIR SYSTEMS, INC. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 2711 Centerville Road Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of common stock with the par value of $0.001 per share.

5. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability.

6.1 To the maximum extent permitted by the DGCL or any other law of the State of Delaware, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

6.2 If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article 6 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware as so amended.

7.	Indemnification.

7.1 Indemnification of Directors and Officers. To the maximum extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, any person (a “Covered Person”) made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that the person, the person’s testator or intestate, is or was a director, officer, employee or agent of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

7.2 Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.

7.3 Claims. If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

7.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

7.6 Amendment or Repeal. Any repeal or modification of this Article 7, by amendment of such section or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent of the Corporation existing at the time of, or increase the liability of any such person with respect to any acts or omissions in their capacity as a director, officer, employee, or other agent of the Corporation occurring prior to, such repeal or modification.

7.7 Other Indemnification and Prepayment of Expenses. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

8. Adoption, Amendment or Repeal of By-Laws. The board of directors of the Corporation is authorized to adopt, amend or repeal the By-laws.

9. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

AMENDMENT NO.1 TO THE

AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”) is made as of April 10, 2015 by and among Mavenir Systems, Inc., a Delaware corporation (the “Company”), Mitel Networks Corporation, a Canadian corporation (“Parent”), and Roadster Subsidiary Corporation, a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”) to amend that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of February 28, 2015, by and among the Company, Parent and Merger Sub. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Merger Agreement.

WHEREAS, pursuant to Section 11.02 of the Merger Agreement, the Merger Agreement may be amended, modified and supplemented in any and all respects by written agreement of the Parties at any time prior to the Closing Date with respect to any of the terms contained therein (subject to certain limitations as set forth therein); and

WHEREAS, each of the Company, Parent and Merger Sub believes that it is in their mutual best interests to amend the Merger Agreement as described below.

NOW, THEREFORE, in consideration of the mutual agreements and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Merger Sub hereby amend the Merger Agreement as follows:

1. Amendment to Section 2.01(g)(iv). Section 2.01(g)(iv) of the Merger Agreement shall be amended and restated in its entirety as follows:

“ “Parent Average Closing Price” means an amount equal to the average of the volume weighted average price per Parent Common Share on the NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten (10) consecutive trading days ending on and including the second trading day prior to the Expiration Date.”

2. Effectiveness. This Amendment shall be effective and binding and the Merger Agreement shall be deemed amended upon its execution by all of the Parties. Except as expressly amended by Section 1 of this Amendment, all terms and provisions of the Merger Agreement shall be unmodified and remain in full force and effect. On and after the date hereof, each reference to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby, and this Amendment and the Merger Agreement shall be read together and construed as a single instrument.

3. Miscellaneous. The following provisions of the Merger Agreement are hereby incorporated by reference herein, mutatis mutandis: Section 11.05 (Notices); Section 11.06 (Counterparts; Effectiveness); Section 11.08 (Severability); Section 11.10 (Governing Law; Exclusive Jurisdiction); Section 11.11 (Remedies; Enforcement); and Section 11.13 (Waiver of Jury Trial).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

MAVENIR SYSTEMS, INC.

By:	/S/ Terry Hungle
Name: Terry Hungle
Title: Chief Financial Officer

MITEL NETWORKS CORPORATION

By:	/S/ Steven E. Spooner
Name: Steven E. Spooner
Title: Chief Financial Officer

ROADSTER SUBSIDIARY CORPORATION

By:	/S/ Greg Hiscock
Name: Greg Hiscock
Title: Secretary

[Signature Page to Amendment to the Agreement and Plan of Merger]

Annex B

TENDER SUPPORT AGREEMENT

This TENDER SUPPORT AGREEMENT (this “Agreement”), dated as of February 28, 2015, is entered into by and among MITEL NETWORKS CORPORATION, a Canadian corporation (“Parent”), ROADSTER SUBSIDIARY CORPORATION, a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), and the Person set forth on Schedule A (“Stockholder”).

WHEREAS, as of the date hereof, Stockholder is the holder of the number of shares of common stock, par value $0.001 per share (“Company Stock”), of MAVENIR SYSTEMS, INC., a Delaware corporation (the “Company”), set forth opposite Stockholder’s name on Schedule A (all such shares of Company Stock set forth on Schedule A, together with any shares of Company Stock that are hereafter issued to or otherwise acquired by Stockholder, or for which Stockholder otherwise becomes the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer for all of the issued and outstanding shares of Company Stock (the “Offer”) and for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholder, and as an inducement and in consideration therefor, Stockholder (in Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1. Agreement to Tender. Unless this Agreement shall have terminated pursuant to Section 5.2, Stockholder shall validly tender or cause to be tendered in the Offer all of the Subject Shares pursuant to and in accordance with the terms of the Offer as promptly as practicable after receipt by Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer (but in any event no later than the tenth (10th) Business Day following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer). Stockholder agrees that, once the Subject Shares are tendered, Stockholder will not withdraw any of the Subject Shares from the Offer, unless and until (A) the Offer shall have been withdrawn or terminated by Merger Sub in accordance with the terms of the Merger Agreement or (B) this Agreement shall have terminated pursuant to Section 5.2, and in either case Parent and Merger Sub shall cause any depositary acting on their behalf to promptly return all tendered Subject Shares.

1.2. Non-Solicitation. Unless this Agreement shall have terminated pursuant to Section 5.2, Stockholder shall not, and shall cause its Affiliates not to, take any action (or refrain from taking any action) that would be inconsistent with Section 6.02 of the Merger Agreement. For the avoidance of doubt, nothing in this Article I shall restrict Stockholder or any of its Affiliates from engaging, in coordination with the Board of Directors of the Company, in discussions or negotiations regarding an Acquisition Proposal with any Person, solely to the extent to which the Company is permitted to engage (and is engaging) in such discussions or negotiations with such Person pursuant to Section 6.02 of the Merger Agreement.

ARTICLE II

VOTING AGREEMENT

2.1. Voting of Subject Shares. Unless this Agreement shall have terminated pursuant to Section 5.2, at every meeting of the holders of Company Stock (the “Company Stockholders”), however called, and at every adjournment or postponement thereof, Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote Stockholder’s Subject Shares (to the extent not purchased in the Offer) (a) in favor of (i) adoption of the Merger Agreement, (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held or (iii) any other matter considered at any such meeting of the Company Stockholders which the Company Board has (A) determined is necessary for the consummation of the Merger, (B) disclosed such determination in the Schedule 14D-9 or other written materials distributed to all stockholders of the Company and (C) recommended that the stockholders of the Company adopt; and (b) against (i) any amendment to the Company’s certificate of incorporation or bylaws or any other proposal which would in any material respect impede, interfere with or prevent the consummation of the Offer or the Merger, (ii) any Acquisition Proposal or (iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement.

2.2. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, unless this Agreement shall have terminated pursuant to Section 5.2, Stockholder shall not, directly or indirectly, (a) create or permit to exist any Lien on any Subject Shares, other than restrictions imposed by applicable Law or pursuant to this Agreement or any risk of forfeiture with respect to any shares of Company Stock granted to Stockholder under an employee benefit plan of the Company, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Subject Shares, (e) tender the Subject Shares to any tender offer other than the Offer or (f) otherwise take any action with respect to any of the Subject Shares that would restrict, limit or interfere with the performance of any of Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make Transfers of Subject Shares (i) by will, (ii) by operation of Law, (iii) for estate planning purposes, (iv) for charitable purposes or as charitable gifts or donations or (v) to any of its Affiliates, in which case the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement. For the avoidance of doubt, if Stockholder is not an individual, nothing in this Agreement shall restrict any direct or indirect Transfers of any equity interests in Stockholder.

2.3. No Exercise of Appraisal Rights. Stockholder hereby agrees not to exercise any appraisal rights in respect of Stockholder’s Subject Shares that may arise with respect to the Merger (under Section 262 of the DGCL or otherwise).

2.4. Documentation and Information. Until the Agreement shall have terminated in accordance with Section 5.2, Stockholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document in connection with the Offer or the Merger and any transactions contemplated by the Merger Agreement, a copy of this Agreement, Stockholder’s identity and ownership of the Subject Shares and the nature of Stockholder’s commitments and obligations under this Agreement.

2.5. Stop Transfer Order; Legends. Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does, authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the termination of this Agreement pursuant to Section 5.2.

2.6. Intervening Event. Notwithstanding anything to the contrary in this Agreement, if prior to the Acceptance Time, (a) the Company Board effects a Company Adverse Recommendation Change in the case of an Intervening Event and (b) the Merger Agreement has not been terminated in accordance with its terms, then as long as the Company Adverse Recommendation Change continues, only 50% of the Subject Shares (rounded up to the nearest whole Subject Share) then held by Stockholder shall be subject to the terms of this Agreement and Stockholder may take (or refrain from taking) action consistent with the terms of this Agreement with respect to the remaining 50% of the Subject Shares then held by Stockholder at Stockholder’s option; provided, however, if the Company Board withdraws the Company Adverse Recommendation Change, Stockholder shall comply with the terms of this Agreement with respect to all of the Subject Shares then held.

2.7. Lock-Up. Stockholder hereby agrees that from the Effective Time until the end of the period ending six (6) months after the Effective Time, Stockholder shall not without the prior written consent of Parent (which consent may be withheld at Parent’s sole discretion):

(a) Transfer any of the Parent Common Shares that Stockholder receives as consideration in connection with the Offer or Merger (the “Consideration Shares”), (b) enter into any contract with respect to any Transfer of the Consideration Shares or any interest therein (including any short sale), or grant any option to purchase or otherwise dispose of or enter into any Hedging Transaction (as defined below) relating to the Consideration Shares, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Consideration Shares except to the extent consistent with this Agreement or (d) deposit or permit the deposit of the Consideration Shares into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Consideration Shares. The foregoing restrictions are expressly intended to preclude Stockholder from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Transfer of any Consideration Shares, even if the Consideration Shares would be Transferred by someone other than Stockholder. For purposes of this Agreement, “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Consideration Shares. Notwithstanding the foregoing, Stockholder may Transfer (i) up to one-third of the Consideration Shares (rounded up to the nearest whole Consideration Share); (ii) Consideration Shares (A) with the written consent of Parent, (B) by will, (C) by operation of Law, (D) for estate planning purposes, (E) for charitable purposes or as charitable gifts or donations or (F) to any of its Affiliates or by distributions of Consideration Shares to any of its limited partners, members, stockholders or Affiliates, in which case the Consideration Shares shall continue to be bound by this Section 2.7 and provided that each transferee agrees in writing to be bound by the terms and conditions of this Section 2.7; and (iii) Consideration Shares pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent Common Shares involving a change of control of Parent or other similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent and Merger Sub that:

3.1. Authorization; Binding Agreement. Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder, and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).

3.2. Non-Contravention. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not (a) violate any Law applicable to Stockholder or the Subject Shares, or (b) except as may be set forth in the Merger Agreement and any filing required by the Securities Act, the Exchange Act or other applicable securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien (except pursuant to this Agreement itself) on any of the Subject Shares pursuant to, any Contract or other instrument binding on Stockholder or the Subject Shares or any applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by Stockholder of the transactions contemplated by this Agreement.

3.3. Ownership of Subject Shares; Total Shares. Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and has good title to the Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise transfer the Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act and (c) subject to any risk of forfeiture with respect to any shares of Company Stock granted to Stockholder under an employee benefit plan of the Company. The Subject Shares listed on Schedule A opposite Stockholder’s name constitute all of the shares of Company Stock owned by Stockholder as of the date hereof (and, for the sake of clarity, does not include unexercised Company Stock Options or the Shares underlying Company Stock Options). Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

3.4. Voting Power. Stockholder has full voting power, with respect to the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Subject Shares. None of Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except to the extent consistent with this Agreement.

3.5. Reliance. Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

3.6. Absence of Litigation. With respect to Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Stockholder, threatened against, Stockholder or any of Stockholder’s properties or assets (including the Subject Shares) that would reasonably be expected to materially prevent, delay or impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Each of Parent and Merger Sub represents and warrants to Stockholder that:

4.1. Organization; Authorization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and, where such concept is recognized, in good standing under the Law of the jurisdiction of its incorporation. The consummation of the transactions contemplated hereby are within Parent’s and Merger Sub’s respective corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Merger Sub. Each of Parent and Merger Sub has full power and authority to execute, deliver and perform this Agreement.

4.2. Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not (a) violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties is bound, (b) except as set forth in the Merger Agreement, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien on Parent or Merger Sub or any of their respective properties, pursuant to any Contract or other instrument binding on Parent or Merger Sub or by which they or their respective properties is bound, or any applicable Law or (c) violate any provision of Parent’s or Merger Sub’s respective organizational or formation documents, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

4.3. Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE V

MISCELLANEOUS

5.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email or sent by a nationally recognized overnight courier service, such as Federal Express, in each case, addressed as follows: (a) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement, and (b) if to Stockholder, to Stockholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as Stockholder may hereafter specify in writing to Parent and Merger Sub by like notice made pursuant to this Section 5.1.

5.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the date of any amendment to the Merger Agreement that reduces the amount, or changes the form, of consideration payable to stockholders of the Company pursuant to the Merger Agreement and (d) the withdrawal or termination of the Offer by Merger Sub or expiration of the Offer without acceptance for payment of the Subject Shares. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any fraud or willful and material breach of this Agreement prior to termination hereof, and (y) the provisions of this Article V shall survive any termination of this Agreement, and Section 2.7 hereof shall survive the termination of this Agreement pursuant to clause (b) of the preceding sentence only. The representations and warranties herein shall not survive the termination of this Agreement.

5.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, however, such transfer or assignment shall not relieve Parent or Merger Sub of any of its respective obligations hereunder. Any purported assignment in violation of this Section 5.4 shall be void.

5.5. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction. Each of the parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 5.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB, STOCKHOLDER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

5.7. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

5.8. Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.9. Specific Performance. The parties hereto agree that Parent and Merger Sub would be irreparably damaged if for any reason Stockholder fails to perform any of its obligations under this Agreement and that Parent may not have an adequate remedy at Law for money damages in such event. Accordingly, Parent and Merger Sub shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

5.10. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.11. No Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

5.12. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

5.13. Interpretation. Each capitalized term that is used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement. Unless the context otherwise requires, as used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the use of the word “or” shall not be exclusive unless expressly indicated otherwise; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (d) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, (e) words denoting either gender shall include both genders as the context requires; (f) where a word or phrase is defined herein or in the Merger Agreement, each of its other grammatical forms shall have a corresponding meaning; (g) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement; (h) time is of the essence with respect to the performance of this Agreement; (i) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; (j) a reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; and (k) the word “will” shall be construed to have the same meaning and effect as the word “shall.”

5.14. Capacity as Stockholder. Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries. Nothing herein shall in any way restrict a director or officer of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) in the exercise of his or her fiduciary duties as a director or officer of the Company or prevent or be construed to create any obligation on the part of any director or officer of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) from taking any action in his or her capacity as such director or officer of the Company.

5.15. Company Stock Options. Nothing in this Agreement shall be construed to obligate Stockholder to exercise, or take any (or refrain from taking any) other action with respect to, any Company Stock Options.

5.16. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

MITEL NETWORKS CORPORATION

By:
Name:
Title:

ROADSTER SUBSIDIARY CORPORATION

By:
Name:
Title:

[Signature Page to Tender Support Agreement]

[STOCKHOLDER]

By:
Name:
Title:

Address:

Facsimile No.

Email:

[Signature Page to Tender Support Agreement]

Schedule A

Name of Stockholder	Number of Shares of Company Stock

[Schedule A to Tender Support Agreement]

Annex C

SHAREHOLDER LOCK-UP AGREEMENT

This SHAREHOLDER LOCK-UP AGREEMENT (this “Agreement”), dated as of February 28, 2015, is entered into by and between MITEL NETWORKS CORPORATION, a Canadian corporation (“Parent”), and the Person set forth on Schedule A (“Shareholder”).

WHEREAS, as of the date hereof, Shareholder is the holder of the number of common shares in the capital of Parent (“Common Shares”), set forth opposite Shareholder’s name on Schedule A (all such Common Shares set forth on Schedule A, together with any Common Shares that are hereafter issued to or otherwise acquired by Shareholder, or for which Shareholder otherwise becomes the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Parent, ROADSTER SUBSIDIARY CORPORATION, a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), and MAVENIR SYSTEMS, INC., a Delaware corporation (the “Company”), intend to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer for all of the issued and outstanding shares of common stock of the Company and for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that Shareholder, and as an inducement and in consideration therefor, Shareholder (in Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

LOCK-UP

1.1. Lock-Up. Shareholder hereby agrees that from the date hereof until six (6) months after the Effective Time, Shareholder shall not without the prior written consent of Parent (which consent may be withheld at Parent’s sole discretion): (a) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (collectively, “Transfer”) any of the Subject Shares, (b) enter into any contract with respect to any Transfer of the Subject Shares or any interest therein (including any short sale), or grant any option to purchase or otherwise dispose of or enter into any Hedging Transaction (as defined below) relating to the Subject Shares, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares except to the extent consistent with this Agreement or (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Subject Shares. The foregoing restrictions are expressly intended to preclude Shareholder from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Transfer of any Subject Shares, even if the Subject Shares would be Transferred by someone other than Shareholder. For purposes of this Agreement, “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Subject Shares. Notwithstanding the foregoing, Shareholder may (i) as of or at any time after the Effective Time, Transfer up to one-third of the Subject Shares (rounded up to the nearest whole Subject Share); (ii) Transfer Subject Shares: (A) with the written consent of Parent, (B) by will, (C) by operation of Law, (D) for estate planning purposes, (E) for charitable purposes or as charitable gifts or donations or (F) to any of its Affiliates or by distributions of Subject Shares to any of its limited partners, members, shareholders or Affiliates, in which case the Subject Shares shall continue to be bound by this Section 1.1 and provided that each transferee agrees in writing to be bound by the terms and conditions of this Section 1.1; and (iii) Transfer Subject Shares pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent Common Shares involving a change of control of Parent or other similar transaction. Prior to the Effective Time, any modification or waiver of this Section 1.1 shall require the written consent of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Parent that:

2.1. Authorization; Binding Agreement. Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder, and constitutes a valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).

2.2. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of Shareholder’s obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not (a) violate any Law applicable to Shareholder or the Subject Shares, or (b) except as may be set forth in the Merger Agreement and any filing required by the Securities Act, the Exchange Act or other applicable securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien (except pursuant to this Agreement itself) on any of the Subject Shares pursuant to, any Contract or other instrument binding on Shareholder or the Subject Shares or any applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by Shareholder of the transactions contemplated by this Agreement.

2.3. Ownership of Subject Shares; Total Shares. Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and has good title to the Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise transfer the Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act and (c) subject to any risk of forfeiture with respect to any Common Shares granted to Shareholder under an employee benefit plan of Parent. The Subject Shares listed on Schedule A opposite Shareholder’s name constitute all of the Common Shares owned by Shareholder as of the date hereof. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

2.4. Reliance. Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Shareholder’s own choosing. Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

2.5. Absence of Litigation. With respect to Shareholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Shareholder, threatened against, Shareholder or any of Shareholder’s properties or assets (including the Subject Shares) that would reasonably be expected to materially prevent, delay or impair the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Shareholder that:

3.1. Organization; Authorization. Parent is a corporation duly incorporated, validly existing and, where such concept is recognized, in good standing under the Law of the jurisdiction of its incorporation. The consummation of the transactions contemplated hereby is within Parent’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent. Parent has full power and authority to execute, deliver and perform this Agreement.

3.2. Non-Contravention. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby will not (a) violate any Law applicable to Parent or by which Parent or any of its properties is bound, (b) except as set forth in the Merger Agreement, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien on Parent or any of its properties, pursuant to any Contract or other instrument binding on Parent or by which its or its properties is bound, or any applicable Law or (c) violate any provision of Parent’s organizational or formation documents, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by Parent of the transactions contemplated by this Agreement.

3.3. Binding Agreement. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email or sent by a nationally recognized overnight courier service, such as Federal Express, in each case, addressed as follows: (a) if to Parent, in accordance with the provisions of the Merger Agreement, and (b) if to Shareholder, to Shareholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as Shareholder may hereafter specify in writing to Parent by like notice made pursuant to this Section 4.1.

4.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms and (b) the date of any amendment to the Merger Agreement that has an adverse effect on Shareholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Company shall be a third-party beneficiary to Section 1.1 but no other provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

4.5. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction. Each of the parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 4.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

4.6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

4.7. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

4.8. Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9. Specific Performance. The parties hereto agree that Parent would be irreparably damaged if for any reason Shareholder fails to perform any of its obligations under this Agreement and that Parent may not have an adequate remedy at Law for money damages in such event. Accordingly, Parent shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11. No Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

4.12. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13. Interpretation. Each capitalized term that is used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement. Unless the context otherwise requires, as used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the use of the word “or” shall not be exclusive unless expressly indicated otherwise; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (d) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, (e) words denoting either gender shall include both genders as the context requires; (f) where a word or phrase is defined herein or in the Merger Agreement, each of its other grammatical forms shall have a corresponding meaning; (g) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement; (h) time is of the essence with respect to the performance of this Agreement; (i) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; (j) a reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; and (k) the word “will” shall be construed to have the same meaning and effect as the word “shall.”

4.14. Capacity as Shareholder. Shareholder signs this Agreement solely in Shareholder’s capacity as a shareholder of Parent. Nothing herein shall in any way restrict a director or officer of Parent (including, for the avoidance of doubt, any director nominated by Shareholder) in the exercise of his or her fiduciary duties as a director or officer of Parent or prevent or be construed to create any obligation on the part of any director or officer of Parent (including, for the avoidance of doubt, any director nominated by Shareholder) from taking any action in his or her capacity as such director or officer of Parent.

4.15. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

MITEL NETWORKS CORPORATION

By:
Name:
Title:

[Signature Page to Shareholder Lock-Up Agreement]

[SHAREHOLDER]

By:
Name:
Title:

Address:

Facsimile No.

Email:

[Signature Page to Shareholder Lock-Up Agreement]

Schedule A

Name of Shareholder	Number of Common Shares

[Signature Page to Shareholder Lock-Up Agreement]

ANNEX D

SECTION 262 OF THE GENERAL CORPORATE LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §

251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF MITEL NETWORKS CORPORATION AND ROADSTER SUBSIDIARY CORPORATION

The following tables set forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Mitel Networks Corporation, or “Mitel,” and Roadster Subsidiary Corporation, or “Purchaser.” The business address and telephone number of each director or executive officer is: Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7 (613) 592-2122, which address and telephone number is Mitel’s business address and telephone number. Each such person is a citizen of the United States, with the exception of Peter D. Charbonneau, Greg Hiscock, Terence H. Matthews, Douglas McCarthy, Anthony Shen, Francis Shen, Steven E. Spooner, Ronald G. Wellard and David Williams, who are citizens of Canada, and Graham Bevington, who is a citizen of the United Kingdom.

During the last five years, none of Mitel, Purchaser, or, to the best knowledge of Mitel and Purchaser, any of the persons listed in this Annex E (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Except as described in this offer to exchange, none of Mitel, Purchaser or, to the knowledge of Mitel and Purchaser, any of the persons listed in this Annex E or any associate or majority-owned subsidiary of Mitel, Purchaser or any of the persons listed in this Annex E, beneficially owns any equity security of Mavenir, and none of Mitel, Purchaser or, to the knowledge of Mitel and Purchaser, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Mavenir during the past 60 days.

Except as described in this offer to exchange or the Tender Offer Statement on Schedule TO filed by Mitel with the SEC to which this offer to exchange is filed as an exhibit, (i) there have not been any material contacts, transactions or negotiations between Mitel, Purchaser, any of their respective subsidiaries or, to the knowledge of Mitel and Purchaser, any of the persons listed in this Annex E, on the one hand, and Mavenir or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (ii) none of Mitel, Purchaser, or, to the knowledge of Mitel and Purchaser, any of the persons listed on this Annex E, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Mavenir.

Directors and Executive Officers of Mitel

Name	Age	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
Dr. Terence H. Matthews	71	Chairman of the Board	Dr. Matthews has been a member of Mitel’s board of directors since February 16, 2001 and has been involved with Mitel and previously with Mitel Corporation (re-named Zarlink Semiconductor Inc. and acquired by Microsemi Corporation), for over 25 years. In 1972, he co-founded Mitel Corporation and served as its President until 1985 when British Telecommunications plc bought a controlling interest in the company. In 2001, companies controlled by Dr. Matthews purchased a controlling interest in Mitel Corporation’s communications systems division and the “Mitel” trademarks to form Mitel. Between 1986 and 2000, Dr. Matthews founded Newbridge Networks Corporation and served as its Chief Executive Officer and Chairman. Dr. Matthews is also the founder and Chairman of Wesley Clover International Corporation, an investment group with offices in the United Kingdom and Canada with investments in a broad range of next-generation technology companies, real estate and hotels and resorts. In addition, Dr. Matthews is currently Chairman, or serves on the board of directors, of a number of high technology companies including CounterPath Corporation, ProntoForms Corporation and Magor Communications Corporation. Dr. Matthews holds an honors degree in electronics from the University of Wales, Swansea and is a Fellow of the Institute of Electrical Engineers and of the Royal Academy of Engineering.

Richard D. McBee	51	President and Chief Executive Officer and Director	Mr. McBee was appointed to the role of President and Chief Executive Officer in January 2011. Prior to joining Mitel, Mr. McBee served as President of the Communications & Enterprise Group of Danaher Corporation. In this role, he was responsible for annual sales derived from carrier, enterprise, and SMB markets via both direct sales and channel partners. Mr. McBee joined Danaher in 2007 as President, Tektronix Communications, following the acquisition by Danaher of Tektronix. During his 15 years with Tektronix, he held a variety of positions including Senior Vice President and General Manager, Communications Business Unit; Senior Vice President of Worldwide Sales, Service and Marketing; and Vice President of Marketing & Strategic Initiatives. Mr. McBee holds a Master’s

Name	Age	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History

			Degree in Business Administration from the Chapman School of Business and Economics and graduated from the United States Air Force Academy with a Bachelor of Science in 1986. Mr. McBee serves on the board of the Metroplex Technology Business Council in Texas.

Peter D. Charbonneau	61	Lead Director	Mr. Charbonneau served as General Partner at Skypoint Capital Corporation, an early-stage technology venture capital firm, a position he held from January 2001 to March 2015. From June 2000 to December 2000, Mr. Charbonneau was an Executive Vice President of March Networks Corporation. Mr. Charbonneau was appointed to Mitel’s board of directors on February 16, 2001. Prior to his involvement with March Networks Corporation, Mr. Charbonneau spent 13 years at Newbridge Networks Corporation acting in numerous capacities including as Chief Financial Officer, Executive Vice President, President and Chief Operating Officer and Vice Chairman. He also served as a member of Newbridge Networks Corporation’s board of directors between 1996 and 2000. Mr. Charbonneau currently serves on the board of directors of Teradici Corporation. Mr. Charbonneau holds a Bachelor of Science degree from the University of Ottawa and an MBA from University of Western Ontario. He has been a member of the Chartered Professional Accountants of Ontario (and its predecessor, the Institute of Chartered Accountants of Ontario) since 1979 and in June 2003 was elected by the Institute as a Fellow of the Institute in recognition of outstanding career achievements and leadership contributions to the community and to the profession. Mr. Charbonneau also holds the ICD.D certification, having completed the Directors’ Education Program of the Institute of Corporate Directors of Canada.

Benjamin H. Ball	49	Director	Mr. Ball is a founding partner of Francisco Partners Management, LLC, a private equity firm focused exclusively on investing in the information technology market. Mr. Ball focuses primarily on investments in the communications and hardware systems sectors. Mr. Ball was appointed to Mitel’s board of directors on October 23, 2007. He also serves on the board of directors of Electrical Components International, WatchGuard Technologies, Inc., Metaswitch Networks, Inc., and WebTrends, Inc. Prior to founding Francisco Partners, Mr. Ball was a Vice President with TA

Name	Age	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History

			Associates where he led private equity investments in the software, semiconductor and communications segments. Earlier in his career, Mr. Ball worked for AEA Investors, a New York-based private equity firm, and also for the consulting firm of Bain & Company. Mr. Ball holds a Bachelor of Arts degree from Harvard College and an MBA from Stanford Graduate School of Business.

Andrew J. Kowal	37	Director	Mr. Kowal was appointed to Mitel’s board of directors on July 2, 2009. Mr. Kowal is a Partner with Francisco Partners Management, LLC and has been with the firm since 2001. Mr. Kowal currently serves on the board of directors of Corsair Components, Ichor Holdings and Source Photonics and previously served on the board of directors of ADERANT Holdings, Inc., Magnachip Semiconductor LLC and Metrologic Instruments, Inc. Prior to joining Francisco Partners in 2001, Mr. Kowal was a member of Princes Gate Investors, the private equity arm of the Institutional Securities Division of Morgan Stanley, where he was responsible for the identification, evaluation and execution of private equity transactions in a variety of industries, including information technology and hardware. Mr. Kowal holds a Bachelor of Science in Economics degree, summa cum laude, from The Wharton School, University of Pennsylvania.

John P. McHugh	54	Director	Mr. McHugh was appointed to Mitel’s board of directors on March 12, 2010. Mr. McHugh is an enterprise networking industry veteran with over 30 years of related experience. Since July, 2013, Mr. McHugh has been the Senior Vice President of NETGEAR Inc., a company providing networking, storage and media solutions to consumers, small businesses and service providers. Mr. McHugh is the General Manager of the Commercial Business Unit responsible for sales, channels, marketing, R&D, strategic planning and business development. Prior to this role, Mr. McHugh was the Chief Marketing Officer for Brocade Communications Systems, Inc., a public company which offers data center networking and end-to-end enterprise and service provider networking solutions. Previously, Mr. McHugh was Vice President and General Manager of Nortel Networks Limited’s Enterprise Network Solutions Business Unit and oversaw the restructuring and divestiture of that organization from Nortel. He also served briefly as a consultative

Name	Age	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History

			executive at Silver Lake Management, L.L.C. where he worked on technology and company evaluations. Mr. McHugh also had a 26-year career at Hewlett-Packard Co., where he held a variety of executive management positions including Vice President and Worldwide General Manager of HP ProCurve. Mr. McHugh was responsible for global operations, sales, channels, marketing, R&D, strategic planning and business development. Mr. McHugh holds a Bachelor of Science in Electrical Engineering and Computer Science from the Rose-Hulman Institute of Technology.

Anthony Shen	58	Director	Mr. Shen was appointed to Mitel’s board of directors and to the role of Chief Operating Officer upon Mitel’s acquisition of Aastra in January 2014. He served as Chief Operating Officer until January 2015. Mr. Anthony Shen brings more than 20 years of experience in telecommunications, most recently as President and co-Chief Executive Officer of Aastra, a role he held from 2005. He co-founded Aastra with Francis Shen and, prior to 2005, held leadership roles at Aastra including Chief Operating Officer and Vice President of Aastra Telecom Inc., a wholly owned subsidiary of Aastra. Prior to his leadership roles at Aastra, Mr. Anthony Shen spent nine years at Owens Corning Fiberglass Corporation in a variety of positions that spanned engineering and product development to marketing. He holds a Bachelor of Applied Science (Engineering Physics) granted in 1980 from the University of Toronto.

Francis Shen	56	Director	Mr. Shen was appointed to Mitel’s board of directors upon Mitel’s acquisition of Aastra in January 2014 and assumed the role of Chief Strategy Officer, a position he held until July 2014. Mr. Francis Shen brings more than 20 years of experience in the telecommunication industry. He is a co-founding shareholder of Aastra and led the company and its predecessor aerospace and defense business since its inception in 1983. In 1996, when Aastra became a public company, Mr. Francis Shen served as Chairman and Chief Executive Officer, a position he held until 2005, when he became co-Chief Executive Officer, leading the company with Mr. Anthony Shen. He holds a Master of Applied Science (Aerospace Engineering) granted in 1983 and a Bachelor of Applied Science (Engineering Science) granted in 1981, both from the University of Toronto, Canada.

David Williams	73	Director	Mr. Williams was appointed to the board of directors upon Mitel’s acquisition of Aastra on

Name	Age	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History

			January 31, 2014. He was previously Aastra’s Lead Independent Director and Chair of Aastra’s Compensation Committee. Mr. Williams served as Interim President and Chief Executive Officer of Shoppers Drug Mart Corporation from February 2011 to November 2011. Prior to this, he served as President and Chief Executive Officer of the Ontario Workplace Safety and Insurance Board and held senior executive and finance roles with George Weston Limited and Loblaw Companies Limited, including a term as Chief Financial Officer of Loblaw Companies Limited. Mr. Williams is a director of President’s Choice Bank, Mattamy Homes Corporation and the Chair of the board of directors of Toronto Hydro Corp. and Morrison Lamothe Inc. Mr. Williams is a graduate of the ICD Corporate Governance College and is a member of the Chartered Professional Accountants of Ontario.

Steven E. Spooner	56	Chief Financial Officer	Mr. Spooner joined us in June 2003 as Chief Financial Officer. Mr. Spooner has more than 34 years of financial, administrative and operational experience with companies in the high technology and telecommunications sectors. Between April 2002 and June 2003, he was an independent management consultant for various technology companies. From February 2000 to March 2002, Mr. Spooner was President and Chief Executive Officer of Stream Intelligent Networks Corp., a competitive access provider and supplier of point-to-point high speed managed bandwidth. From February 1995 to February 2000, Mr. Spooner served as Vice President and Chief Financial Officer of CrossKeys Systems Corporation, a publicly traded company between 1997 and 2001. Prior to that, Mr. Spooner was Vice President Finance and Corporate Controller of SHL Systemhouse Inc., also a publicly traded company. He held progressively senior financial management responsibilities at Digital Equipment of Canada Ltd. from 1984 to 1990 and at Wang Canada Ltd. from 1990 to 1992. Mr. Spooner currently serves on the board of Magor Communications Corporation and The Ottawa Hospital Foundation. Mr. Spooner is an honours Commerce graduate of Carleton University. He is a member of the Chartered Professional Accountants of Ontario (successor of the Institute of Chartered Accountants of Ontario) and in 2011 was elected by the Institute as a Fellow of the Institute in recognition of outstanding career achievements and leadership contributions to the community and to the

Name	Age	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History

			profession and received his FCPA in 2013. Mr. Spooner also holds the ICD.D certification, having completed the Directors’ Education Program of the Institute of Corporate Directors of Canada.

Graham Bevington	55	Executive Vice President and Regional President	Mr. Bevington is Mitel’s Executive Vice President and President EMEA responsible for all sales and field-service-related activities for Europe, Middle East and Africa. Mr. Bevington has more than 25 years of experience in the high-technology industry in sales and management positions. He was previously Mitel’s Executive Vice President for International Markets, a position he held since 2011,
			where he was responsible for overseeing the growth and success of Mitel in all non-North American regions. Mr. Bevington joined us in 2000 as Managing Director for EMEA. From 1997 until December 1999, he was Managing Director at DeTeWe Limited and prior to that, Mr. Bevington was Sales Director at Shipton DeTeWe Limited from 1986 to 1997.

Joseph A. Vitalone	53	Executive Vice President and President Americas	Mr. Vitalone joined us in April 2013 as Executive Vice President and President of the Americas, which encompasses the U.S., Canada, and the Caribbean/Latin America. In this role, he is responsible for both the sales and service components of the business for the Americas. Mr. Vitalone has more than 25 years of sales and business development experience in the telecom and technology industries. Prior to joining Mitel, he held the position of Vice President Channel Management at ShoreTel Inc. since 2012 and also served as Vice President of Sales and Business Development for the Americas during ShoreTel’s IPO. Mr. Vitalone also held senior sales management positions at LifeSize Communications (now Logitech), Polycom, and CoVi Technologies, as well as PictureTel, AT&T Wireless and a previous role at Mitel, where he began his sales career. Mr. Vitalone holds a Bachelor of Arts degree (Public Relations) from Western Kentucky University in Bowling Green, Kentucky.

Ronald G. Wellard	57	Executive Vice President, General Manager Mitel Products and Solutions	Mr. Wellard is Chief Products and Solutions. He is responsible for Mitel’s product operations across all portfolios and platforms, encompassing product management, product marketing, product operations, supply chain, and logistics. He also leads Mitel’s technical support organization and guides Mitel’s technology innovation initiatives through the Office of the Chief Technology Officer and the research and development organization. Mr. Wellard joined us in December 2003 as Vice President, R&D, then held

Name	Age	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History

			the position of Executive Vice-President of Product Development and Operations, Executive Vice President and General Manager Mitel Communications Solutions and Executive Vice President and General Manager Mitel Products and Solutions. Mr. Wellard brings more than 30 years of experience in the telecommunications industry. Prior to joining Mitel, Mr. Wellard was a Vice President at Nortel Networks Corporation and held the position of Product Development Director for Meridian Norstar from 1994 to 1999. Mr. Wellard has a Bachelor of Applied Science, Systems Design Engineering degree from the University of Waterloo, Ontario, Canada.

Jon D. Brinton	50	Executive Vice President and General Manager Mitel Cloud Services

Mr. Brinton is Executive Vice President and General Manager Mitel Cloud Solutions responsible for leading Mitel’s global cloud initiatives and Mitel’s

U.S.-based communications services provider, Mitel NetSolutions. Mr. Brinton joined Mitel in 1999 through the acquisition of his own corporation, Network Services Agency, Inc. by Inter-Tel Technologies, Inc. (now known as Mitel Technologies, Inc.). Mr. Brinton has held various positions within Mitel including: General Manager, Mitel Networks Solutions, Vice President of Networks Services, and President of Mitel NetSolutions, Inc. Mr. Brinton holds a Bachelor of Science degree from Grand Canyon University.

Thomas Lokar	48	Chief Human Resources Officer	Mr. Lokar joined us in February 2014 as Chief Human Resources Officer. Mr. Lokar has more than 18 years of experience in the technology sector and brings deep expertise in organization effectiveness, talent management, and employee development from his previous time at several Fortune 500 companies. Prior to joining Mitel, Mr. Lokar worked for Hewlett-Packard as Vice President of Human Resources for Enterprise Services, Global Outsourcing, and Application Services. Prior to that, he spent six years at AOL as Senior Vice President of HR Products, Platforms, and Technology Development, before leaving to become president and co-founder of an online career management and talent management start-up. Mr. Lokar has also worked at Bristol Myers Squibb in leadership development, as well as spent seven years in management consulting. He holds a PhD in Industrial and Organizational Psychology from Kansas State University. He earned his BA from the University of Detroit.

Directors and Executive Officers of Purchaser

Name	Age	Office(s)	Present Principal Occupation or Employment and Five-Year Employment History
Steven E. Spooner	56	Chairman of the Board and President	Mr. Spooner has served as Chairman of the Board and President of Purchaser since February 2015. See above under “Directors and Executive Officers of Mitel” for additional information.

Douglas McCarthy	58	Director, Treasurer	Mr. McCarthy has served as Director and Treasurer of Purchaser since February 2015. He has served as Vice President of Finance and Treasurer of Mitel since 2003.

Greg Hiscock	47	Director, Secretary	Mr. Hiscock has served as Director and Secretary of Purchaser since February 2015. He has served as Vice President, General Counsel and Corporate Secretary and Director, Global Ethics and Compliance, of Mitel since July 2010. Prior to this role, he served as General Counsel and Corporate Secretary of Mitel since 2007.

The Exchange Agent for the Offer is:

By Mail: Computershare Trust Company N.A. c/o Voluntary Corporate Actions P.O, Box 43011 Providence, RI 02940-3011	By Overnight Mail: Computershare Trust Company N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this offer to exchange may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Banks, Brokers and Shareholders

Call Toll-Free: (866) 628-6021

PART II

INFORMATION NOT REQUIRED IN OFFER TO EXCHANGE

Item 20.	Indemnification of Directors and Officers.

Under the CBCA, the undersigned registrant may indemnify its current or former directors or officers or another individual who acts or acted at the registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the registrant or another entity. The CBCA also provides that the registrant may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless:

•	the individual acted honestly and in good faith with a view to the registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the registrant’s request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The undersigned registrant’s by-law requires it to indemnify each current or former director or officer or other individual who acts or acted at the registrant’s request as a director or officer or in a similar capacity of the registrant or another entity at the registrant’s request. The registrant will indemnify such individual against all costs, charges and expenses reasonably incurred in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of his or her association with the registrant or such other entity. However, the registrant shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the registrant’s, or other such entity’s, best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual did not have reasonable grounds for believing that his or her conduct was lawful. The by-law also requires the registrant to advance moneys to such individuals for the costs, charges and expenses of such proceedings, provided that the individual agrees in advance, in writing, to repay the moneys if the conditions above are not satisfied.

The undersigned registrant’s by-law authorizes it to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the registrant’s request as a director or officer, or an individual acting in a similar capacity, of the registrant or another entity. The registrant has purchased director and officer liability insurance.

The undersigned registrant has entered into indemnity agreements with its directors and certain officers which provide, among other things, that the registrant will indemnify him or her to the fullest extent permitted by law from and against all losses that a director or officer may reasonably suffer, sustain or incur by reason of such individual being or having been a director or officer, provided that the registrant shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the registrant’s best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual did not have reasonable grounds for believing that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits listed in the exhibits index, which appears below in this registration statement, have been filed as part of this registration statement unless otherwise indicated.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any offer to exchange required by Section 10(a)(3) of the Securities Act;

ii.	to reflect in the offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of offer to exchange filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each offer to exchange filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than offers to exchange filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or offer to exchange that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or offer to exchange that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or offer to exchange that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the offer to exchange, to each person to whom the offer to exchange is sent or given, the latest annual report to security holders that is incorporated by reference in the offer to exchange and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the offer to exchange, to deliver, or cause to be delivered to each person to whom the offer to exchange is sent or given, the latest quarterly report that is specifically incorporated by reference in the offer to exchange to provide such interim financial information.

(d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of an offer to exchange which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering offer to exchange will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2) the registrant undertakes that every offer to exchange: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the offer to exchange pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Canada, on the 10th day of April, 2015.

MITEL NETWORKS CORPORATION

By:	/s/ Greg Hiscock
Name:	Greg Hiscock
Title:	Vice President, General Counsel & Corporate
Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities and on the date indicated below.

Signature	Title	Date

* Richard D. McBee	Chief Executive Officer, President and Director (Principal Executive Officer)	April 10, 2015

* Steven E. Spooner	Chief Financial Officer (Principal Financial and Accounting Officer)	April 10, 2015

* Dr. Terence H. Matthews	Chairman of the Board	April 10, 2015

* Peter D. Charbonneau	Director	April 10, 2015

* Benjamin H. Ball	Director	April 10, 2015

* Anthony Shen	Director	April 10, 2015

* Andrew J. Kowal	Director	April 10, 2015

* Francis Shen	Director	April 10, 2015

* John P. McHugh	Director	April 10, 2015

* David Williams	Director	April 10, 2015

*By:	/s/ Greg Hiscock
	Name:	Greg Hiscock
	Title:	Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 28, 2015, and amendment thereto, dated April 10, 2015, among Mitel Networks Corporation, Roadster Subsidiary Corporation and Mavenir Systems, Inc. (included as Annex A to the offer to exchange included in this registration statement).

2.2	Form of Tender Support Agreement (included as Annex B to the offer to exchange included in this registration statement).

2.3	Form of Shareholder Lock-Up Agreement (included as Annex C to the offer to exchange included in this registration statement).

3.1	Articles of Amalgamation of Mitel Networks Corporation (incorporated by reference to Exhibit 10.4 of Mitel Networks Corporation’s Current Report on Form 8-K/A, filed with the SEC on December 5, 2014).

3.2	By-law No. 1A of Mitel Networks Corporation (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to Mitel Networks Corporation’s Registration Statement on Form F-1, filed with the SEC on March 30, 2010).

4.1	Form of Common Share Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 4 to Mitel Networks Corporation’s Registration Statement on Form F-1, filed with the SEC on April 16, 2010).

5.1*	Opinion of Osler Hoskin & Harcourt LLP as to the legality of the securities being registered.

21.1	Subsidiaries of Mitel Networks Corporation (incorporated by reference to Exhibit 21.1 of Mitel Networks Corporation’s Annual Report on Form 10-K for the Year Ended December 31, 2014, filed on February 26, 2015).

23.1*	Consent of Deloitte LLP, independent registered public accounting firm to Mitel Networks Corporation.

23.2*	Consent of BDO (USA) LLP, independent registered public accounting firm to Mavenir Systems, Inc.

23.3*	Consent of KPMG, LLP, Chartered Professional Accountants, Licensed Public Accountants to Aastra Technologies Limited

23.4*	Consent of Osler Hoskin & Harcourt LLP (set forth in Exhibit 5.1).

23.5	Consent of Ernst & Young, Independent Auditors of Utah Holding Corporation (incorporated by reference to Exhibit 23.1 of Mavenir Systems, Inc.’s Current Report on Form 8-K/A filed on April 1, 2015)

24.1	Power of Attorney (see the signature pages to the initial filing of this registration statement).

99.1*	Form of Letter of Election and Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Notice of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

Exhibit Number	Description

99.5	Joint Press Release issued by Mavenir Systems, Inc. and Mitel Networks Corporation, dated as of March 2, 2015 announcing the execution of the Agreement and Plan of Merger among Mitel Networks Corporation, Mavenir Systems, Inc. and Purchaser (incorporated by reference to Exhibit 99.1 to Mitel Networks Corporation’s Current Report on Form 8-K filed on March 2, 2015).

99.6	Commitment Letter, dated as of February 28, 2015, by and among Mitel Networks Corporation, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 10.3 of Mitel Networks Corporation’s Current Report on Form 8-K filed on March 3, 2015).

99.7*	Non-Disclosure Agreement, dated as of November 25, 2015, between Mitel Networks Corporation and Mavenir Systems, Inc.

99.8*	Complaint filed in connection with Bryce Nakoa, individually and on behalf of all others similarly situated v. Pardeep Kohli et al, Case No. 10757-VCP, filed in the Court of Chancery of The State of Delaware on March 5, 2015.

99.9*	Complaint filed in connection with Tom Turberg, individually and on behalf of all others similarly situated v. Pardeep Kohli et al, Case No. 10779-VCP, filed in the Court of Chancery of The State of Delaware on March 11, 2015.

99.10*	Consolidated financial statements of Aastra Technologies Limited as at December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013 and 2012, and the independent auditors’ report thereon.

99.11**	Amended Complaint filed in connection with In re Mavenir Systems, Inc. Stockholders Litigation, Consol. Case No. 10757-VCP, filed in the Court of Chancery of The State of Delaware on April 7, 2015.

*	Previously filed
**	Filed herewith